As filed with the Securities and Exchange Commission on April 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Artisan Partners Asset Management Inc.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	6282	45-0969585
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

875 E. Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

(414) 390-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

JANET D. OLSEN

General Counsel

Artisan Partners Asset Management Inc.

875 E. Wisconsin Ave., Suite 800

Milwaukee, WI 53202

(414) 390-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

MARK J. MENTING CATHERINE M. CLARKIN Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	VINCENT PAGANO JR. JOSHUA FORD BONNIE Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Class A common stock, par value $0.01 per share	$250,000,000	$29,025

(1)	Includes additional shares of Class A common stock that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 6, 2011.

Shares

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Artisan Partners Asset Management Inc. All of the shares of Class A common stock included in this offering are being sold by Artisan Partners Asset Management Inc.

Prior to this offering, there has been no public market for our Class A common stock. We expect the initial public offering price per share to be between $         and $        . We will apply to list our Class A common stock on the                      under the symbol “            ”.

Upon completion of this offering,     % of the aggregate voting power of our capital stock will be voted in accordance with the decision of Andrew A. Ziegler, our Executive Chairman, on all matters submitted to a vote of the holders of our common stock as described in this prospectus.

See “Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$

Proceeds, before expenses, to Artisan Partners Asset Management Inc.	$	$

To the extent that the underwriters sell more than              shares of Class A common stock, the underwriters have the option to purchase up to an additional              shares from Artisan Partners Asset Management Inc. at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on                     , 2011.

Citi	Goldman, Sachs & Co.

BofA Merrill Lynch		Morgan Stanley

Scotia Capital

Prospectus dated                     , 2011.

DIVERSIFIED BUSINESS BY INVESTMENT TEAM AND DISTRIBUTION CHANNEL

(1)

The allocation of AUM by distribution channel involves the use of estimates and the exercise of judgment. See “Performance and Assets Under Management Information Used in this Prospectus” for more information.

WITH STRONG LONG-TERM PERFORMANCE ACROSS ALL STRATEGIES

Note:	Our average annual returns presented above are gross and net of our advisory fees, for the period from composite inception to December 31, 2010. Each MSCI and Russell index presented above is the index we use in assessing the returns of our composites. Historical returns are not necessarily indicative of future performance of our current or future investment strategies. For additional details on investment performance, please see pages 117 to 129 of this prospectus. See also “Performance and Assets Under Management Information Used in this Prospectus”.

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

We are responsible for the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Except where the context requires otherwise, in this prospectus:

•

“Artisan Partners Asset Management Inc.”, “Artisan”, “Artisan Partners Asset Management”, the “company”, “we”, “us” and “our” refer to Artisan Partners Asset Management Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries;

•

“Artisan Partners Holdings” refers to Artisan Partners Holdings LP, a limited partnership organized under the laws of the State of Delaware, and, unless the context otherwise requires, its direct and indirect subsidiaries;

•

“client” and “clients” refer to investors who access our investment management services by engaging us to manage a separate account in one of our investment strategies or by investing in mutual funds, including the funds of Artisan Funds, Inc. or Artisan Global Funds Public Limited Company, collective investment trusts (which are pools of retirement plan assets maintained by a bank or trust company that we manage on a separate account basis), or other pooled investment vehicles for which we are investment adviser; and

•	“employee” includes members of Artisan Partners UK LLP and limited partners of Artisan Partners Holdings whose full-time professional efforts are devoted to providing services to us.

Performance and Assets Under Management Information Used in this Prospectus

We manage investments primarily through mutual funds and separate accounts. We serve as investment adviser to Artisan Funds, Inc., or Artisan Funds, a family of Securities and Exchange Commission, or the SEC, registered mutual funds, and as investment manager and promoter of Artisan Global Funds Public Limited Company, or Artisan Global Funds, a family of Ireland-domiciled funds organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities, or UCITS. We refer to funds and other accounts that are managed by us with a broadly common investment objective and substantially in accordance with a single model account as being part of the same “strategy”. We measure the results both of our individual funds and of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy, except those accounts with respect to which we believe client-imposed socially-based restrictions may have a material impact on portfolio construction (the results of these accounts, which represented less than 6% of our assets under management at December 31, 2010, are maintained in separate composites, which are not presented in this prospectus).

Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including: different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.

Throughout this prospectus, we present the average annual returns and annual returns of our composites on a “gross” and “net” basis, which represent average annual returns and annual returns before and after payment of the highest fee payable to us by any portfolio in the composite, respectively, and in each case are net of commissions and transaction costs. In this prospectus, we also present the average annual returns and annual returns of certain market indices or “benchmarks” for the comparable period. Indices that are used for these performance comparisons are broad-based market indices that we believe are appropriate comparisons of our investment performance over a full market cycle and, for some of our strategies, style-based indices that we believe may be useful in evaluating our performance over shorter periods. The indices are unmanaged and have differing volatility, credit and other characteristics. You should not assume that there is any material overlap between the securities included in the portfolios of our investment strategies during these periods and those that comprise any MSCI Index or any Russell Index referred to in this prospectus. It is not possible to invest directly in any of the indices described above or listed below. The returns of these indices, as presented in this prospectus, have not been reduced by fees and expenses associated with investing in securities, but do include the reinvestment of dividends. In this prospectus, we refer to the date on which we began tracking the performance of an investment strategy as that strategy’s “inception date”.

The MSCI EAFE® Index, the MSCI EAFE® Growth Index, the MSCI EAFE® Small Cap Index, the MSCI EAFE® Value Index, the MSCI ACWI® Index and the MSCI Emerging Markets IndexSM are trademarks of MSCI Inc. MSCI Inc. is the owner of all copyrights relating to these indices and is the source of the performance statistics of these indices that are referred to in this prospectus.

The Russell 2000® Index, the Russell 2000® Value Index, the Russell Midcap® Index, the Russell Midcap® Value Index, the Russell 1000® Index, the Russell 1000® Value Index, the Russell Midcap® Growth Index, the Russell 1000® Growth Index and the Russell 2000® Growth Index are trademarks of Russell Investment Group. Russell Investment Group is the owner of all copyrights relating to these indices and is the source of the performance statistics that are referred to in this prospectus.

ii

In this prospectus, we present Morningstar, Inc., or Morningstar, ratings for series of Artisan Funds. The Morningstar ratings refer to the ratings by Morningstar of the Investor Class and Adviser Class shares of the series of Artisan Funds and are based on a 5-star scale. Morningstar data © 2010 Morningstar, Inc.; all rights reserved. Morningstar data contained herein (1) is proprietary to Morningstar and/or its content providers, (2) may not be copied or distributed and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ which is based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance, including the effects of sales charges, loads, and redemption fees, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star.

We also present Lipper rankings for series of Artisan Funds. Lipper rankings are based on total return, are historical and do not represent future results. The number of funds in a category may include multiple share classes of the same fund, which may have a material impact on a fund’s ranking within a category. Lipper, a Thomson Reuters company, is the owner of all trademarks and copyrights relating to Lipper rankings.

Throughout this prospectus, we present historical information about our assets under management, including information about changes in our assets under management due to gross client cash inflows and outflows, market appreciation and depreciation and transfers between investment vehicles (i.e., Artisan Funds and separate accounts). Gross client cash inflows and outflows represent client fundings, terminations and client initiated contributions and withdrawals (which could be in cash or in securities). Market appreciation (depreciation) represents realized gains and losses, the change in unrealized gains and losses, net income and certain miscellaneous items, immaterial in the aggregate, which may include payment of Artisan’s management fees or payment of custody expenses to the extent a client causes these fees to be paid from the account we manage. We also present information about our average assets under management for certain periods. We use our information management systems to track our assets under management, the components of market appreciation and depreciation, and client inflows and outflows, and we believe the information set forth in this prospectus regarding our assets under management, market appreciation and depreciation, and client inflows and outflows is accurate in all material respects. We also present in this prospectus information regarding the amount of our assets under management and client inflows and outflows sourced through particular investment vehicles and distribution channels. The allocation of assets under management and client flows sourced through particular distribution channels involves estimates because precise information on the sourcing of assets invested in Artisan Funds through intermediaries is not available on a complete or timely basis and involves the exercise of judgment because the same assets, in some cases, might fairly be said to have been sourced from more than one distribution channel. We have presented the information on our assets under management and client inflows and outflows sourced by distribution channel in the way in which we prepare and use that information in the management of our business. Data on our assets under management sourced by distribution channel and client inflows and outflows are not subject to our internal controls over financial reporting.

Any discrepancies included in this prospectus between totals and the sums of the amounts listed are due to rounding.

None of the information in this prospectus or the registration statement constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this prospectus.

Our Business

Founded in 1994, we are an independent investment management firm that provides a broad range of U.S., non-U.S. and global equity investment strategies. We have established a record of investment excellence with attractive and consistent investment performance across multiple strategies and products. Through December 31, 2010, all 12 of our investment strategies had outperformed their benchmarks, on a gross basis, since inception and 11 of 12 of our strategies had outperformed their benchmarks, on a net basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Our superior investment performance has enabled us to attract and retain a diverse base of clients and to increase our assets under management over time. Our assets under management have increased from $11.0 billion as of December 31, 2000 to $57.5 billion as of December 31, 2010, representing a compound annual growth rate, or CAGR, of 18.0%. We derive essentially all of our revenues from investment management fees, which primarily are based on a specified percentage of clients’ average assets under management. Our growth in assets under management has resulted in an increase in our revenues from $101.5 million for the year ended December 31, 2001 to $382.3 million for the year ended December 31, 2010. We believe our talent-focused business model, attractive range of high value-added equity investment strategies and track record of investment excellence position us well for future growth.

Throughout our history, we have expanded our investment management capabilities in a disciplined manner that we believe is consistent with our overall philosophy of offering high value-added investment strategies in growing asset classes. We currently offer our clients 12 equity investment strategies spanning different market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is designed to have a clearly articulated and replicable investment process that is well understood by clients and managed to achieve consistent performance that is superior over time. We have successfully expanded the range of strategies that we offer by launching new strategies managed by our existing investment teams, as well as by launching new strategies managed by new investment teams recruited to join Artisan.

To achieve consistent and attractive investment returns, we are focused on attracting, developing and retaining talented investment professionals, and believe we have been successful in doing so. Our strategies are actively managed by five autonomous investment teams, each of which is led by one or more experienced portfolio managers with a track record of investing success. Each team is devoted to identifying long-term investment opportunities for its strategies. We believe an autonomous structure promotes independent analysis and accountability among our investment professionals, which we believe promotes superior investment results.

In addition to our investment teams, we have a strong and seasoned management team that is focused on our business objectives of achieving profitable growth, expanding our investment capabilities, diversifying the source of our assets under management and delivering superior client service. Our management team supports our investment management capabilities and manages a centralized infrastructure, which allows our investment professionals to focus primarily on making investment decisions and generating attractive returns.

We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, by means of separate accounts and mutual funds. As of December 31, 2010, we managed separate accounts representing $26.1 billion, or 45%, of our assets under management in 155 accounts spanning 115 client relationships, including pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities and private and non-U.S. investment companies, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. We serve as the investment adviser to Artisan Funds, an SEC-registered family of mutual funds that offers shares in multiple classes designed to meet the needs of a range of institutional and other investors, and as investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations in the first quarter of 2011 and offer shares to non-U.S., primarily institutional, investors. Artisan Funds comprised $31.4 billion, or 55%, of our assets under management as of December 31, 2010.

We access traditional institutional clients primarily through relationships with investment consultants and access institutional-like investors primarily through alliances with major defined contribution/401(k) platforms and relationships with fee-based financial advisors and broker-dealers.

As of December 31, 2010, we had 237 employees, including 46 employee-partners. Immediately following the completion of this offering, our investment professionals, senior management and other employees will collectively own approximately     % of our company. Our culture of employee ownership strongly aligns our management’s and clients’ interests in our delivery of strong investment performance and growth.

We conduct all of our business activities through operating subsidiaries of our direct subsidiary Artisan Partners Holdings, an intermediate holding company of which we are the general partner. Net profits and net losses of Artisan Partners Holdings will be allocated, and distributions of profits will be made (subject to the H&F preference, as described below), approximately     % to us and     % in the aggregate to Artisan Partners Holdings’ limited partners (or     % and     %, respectively, if the underwriters exercise their option to purchase additional shares in full), immediately after giving effect to the transactions described herein. See “Our Structure and Reorganization”.

Competitive Strengths

We believe that our success as an investment manager is based on the following competitive strengths:

Talent-Focused Business Model. From the founding of Artisan in 1994, our management has recognized that the success of an investment management firm depends on the talent of its professionals. As a result, we have implemented a business model that is designed to attract, develop and retain talented investment professionals by allowing them to focus on portfolio management in an environment conducive to producing their best work on a consistent, long-term basis. We have a strong philosophical belief in investment team autonomy and provide each investment team with ample resources and support, without imposing a centralized research function. We have experienced business leadership that manages a team of dedicated client service professionals and a centralized infrastructure. We work to reduce the demands on our investment professionals from responsibilities not directly related to managing their portfolios. Senior management spends a significant amount of time working with our investment teams on their continued development and identifying and evaluating investment professionals who might be the right fit for our strategy and business model. Our rigorous standards are evidenced by the select number of senior investment professionals we have added over the years. Over our 16-year history, we have had no significant turnover among our portfolio managers.

Attractive Range of Diverse, High Value-Added Equity Investment Strategies. We have five distinct investment teams that currently manage a diverse array of 12 equity investment strategies. Our strategies focus is on asset classes that we believe provide greater opportunities to generate returns in excess of the relevant benchmarks. Each of our investment teams has its own dedicated research personnel and works independently from our other investment teams, which we believe increases the degree to which the investment performance of our strategies is generated by independent ideas. Our U.S., non-U.S. and global equity investment strategies are diversified by market capitalization and investment style. As of December 31, 2010, our largest strategy accounted for less than 32% of our total assets under management and our three largest strategies accounted for less than 67% of our total assets under management. We think that growth in assets under management in an investment strategy requires investment capacity in the strategy (which is driven by the availability of attractive investment opportunities relative to the amount of assets under management in such strategy) at a time when the strategy has a competitive performance track record and there is stable or growing client demand for the strategy or asset class. When we believe that each of these factors is present with respect to an investment strategy, we say we have “realizable capacity” in that strategy. We believe that we currently have realizable capacity particularly in our non-U.S. and global strategies, where we believe we are well-positioned to take advantage of increasing client demand. We have focused on our strength in these areas by launching new products from our Global Value team, which launched our Global Value strategy in March 2009, from our Growth Team, which launched our Growth Opportunities Strategy in February 2007, and from our most recently added investment team, Emerging Markets. We also believe that we have realizable capacity in our Value Equity strategy which is designed to appeal to stable to growing client demand for strategies with greater investment flexibility.

Track Record of Investment Excellence. Through December 31, 2010, each of our 12 investment strategies had outperformed its corresponding benchmark, on a gross basis, since inception and 11 of 12 of our strategies had outperformed their benchmarks, on a net basis, since inception (with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy). All 10 of the 10 series of Artisan Funds eligible for Morningstar ratings, representing 99.6% of the assets of Artisan Funds and managed in strategies representing 99.8% of our total assets under management, were rated 3, 4 or 5 stars by Morningstar as of December 31, 2010. Five of those funds, representing 61% of our total mutual fund assets under management and managed in strategies representing 60% of our total assets under management, were rated 4 or 5 stars as of that date. Investment performance highlights of our three largest strategies include:

•

Non-U.S. Growth is our largest strategy and accounted for approximately 32% of our assets under management as of December 31, 2010. It is managed by our Global Equity investment team. Our Non-U.S. Growth composite has outperformed its benchmark by an average of 675 basis points annually from inception in 1996 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan International Fund, which is managed in our Non-U.S. Growth strategy, is ranked as of December 31, 2010 #51 of 96 funds over the trailing 10 years, and #3 of 47 funds from inception (December 1995) in Lipper’s international large-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Growth accounted for approximately 19% of our assets under management as of December 31, 2010. It is managed by our Growth investment team. Our U.S. Mid-Cap Growth composite has outperformed its benchmark by an average of 707 basis points annually from inception in 1997 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Fund, which is managed in our U.S. Mid-Cap Growth strategy, is ranked as of December 31, 2010 #6 of 202 funds over the trailing 10 years, and #1 of 105 funds from inception (June 1997) in Lipper’s multi-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Value accounted for approximately 16% of our assets under management as of December 31, 2010. It is managed by our U.S. Value investment team. Our U.S. Mid-Cap Value composite has outperformed its benchmark by an average of 667 basis points annually from inception in 1999 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Value Fund, which is managed in our U.S. Mid-Cap Value strategy, is ranked as of December 31, 2010 #18 of 117 funds over the trailing five years, and #3 of 50 funds from inception (March 2001) in Lipper’s mid-cap value category. See “Performance and Assets Under Management Information Used in this Prospectus”.

Disciplined Growth—Balancing Investment Integrity, Investment Performance and Sustainable Demand. We take a long-term view on how best to grow our business. We launch a new strategy only when we are confident that our investment processes give us the potential to achieve superior investment performance in a strategy that we believe will have sustained client demand at attractive fee rates over the long term. We strive to maintain the integrity of the investment process followed in each of our strategies by rigorous adherence to the investment parameters we have communicated to our clients. We also carefully monitor our investment capacity in each investment strategy. We believe that management of our investment capacity protects our ability to manage assets successfully, which protects the interests of our clients and, in the long term, protects our ability to retain client assets and maintain our fee schedules and profit margins. In order to better achieve our long-term goals, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth when appropriate, even though our short-term results may be impacted. Currently, we have closed our Non-U.S. Small-Cap Growth, Non-U.S. Value, U.S. Mid-Cap Growth, U.S. Small-Cap Value and U.S. Mid-Cap Value strategies to most new investors and client relationships. Each of the strategies that we have launched to clients during our history continues in operation today.

Institutionally Oriented Client Base. We target discrete market segments that we believe offer attractive growth opportunities, that contain institutions and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, and where we believe we have a well-recognized brand. Our original focus was on traditional institutional investors, including corporate and public pension plans, foundations and endowments, which we found to be more focused on the integrity of the investment process and consistency of long-term investment performance than some other types of investors, offering the potential for relationships of longer duration. As other market segments have evolved to have more institutional-like decision-making processes and longer-term investment horizons, we have expanded our distribution efforts into those areas, including defined contribution/401(k) administrators, broker-dealer fee-based programs and fee-based financial advisors. We have a particular focus on attracting client assets from the defined contribution/401(k) market, which comprised approximately 23% of our assets under management as of December 31, 2010. We believe that defined contribution/401(k) plan assets are particularly attractive both because of the continuing regular contributions to individual participant accounts by participants and plan sponsors and because of the long-term nature of the defined contribution/401(k) savings vehicle.

As of December 31, 2010, we managed 155 accounts spanning 115 client relationships, including pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities and private and non-U.S. investment companies, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. Our largest client relationship, other than Artisan Funds, represented less than 5% of our assets under management and no single consulting firm represented clients (including investors in Artisan Funds) having more than 6% of our assets under management. No single 401(k) platform, broker-dealer or financial advisor relationship represented more than 6%, 2% or 1%, respectively, of our assets under management.

Attractive Financial Model. We focus on high value-added strategies in asset classes that support fee rates that are above average for the asset management industry generally. We also have designed our expense structure to be flexible. The majority of our operating expenses, including incentive compensation and mutual fund intermediary fees, vary directly with our revenues and the amount of our assets under management. We believe that our model of relatively low fixed costs and relatively high variable costs is efficient and flexible, and historically has generated attractive adjusted operating margins and strong cash flow, even during challenging market conditions.

Ownership Culture That Aligns Interests. We believe that broad equity ownership of our business by our employees is critical in aligning the interests of our clients, shareholders, management and investment professionals. Broad employee ownership helps us to attract talented investment professionals with the ability to achieve attractive long-term investment performance. Attractive long-term investment performance benefits our clients and generally leads to growth in our assets under management. Growth in our assets under management enhances our financial results. Strong financial results drive the value of our equity, thereby helping us to attract and retain investment talent. Immediately following the completion of this offering, our portfolio managers and senior members of our management team will own     % of the outstanding equity interests in us and our other employees will own an additional     %. Following our transition to a public company, we intend to continue to promote broad and substantial equity ownership by our employees through grants of equity interests and inclusion of equity interests as an element of compensation.

Strategy

Our strategy for continued success and future growth is guided by the following principles:

Execute Proven Business Model. The cornerstone of our strategy is to continue to promote our business model of attracting, developing and retaining talented investment professionals. We remain committed to investment team autonomy, to ensuring that our teams are able to focus on portfolio management and to fostering an environment that is attractive for our teams because they are able to do their best work on a consistent, long-term basis. We actively seek to identify new investment talent and teams both within and outside Artisan. We are committed to the development of our existing investment teams and we are open to the possibility of adding new investment teams, through hiring or acquisitions, when our rigorous standards have been met.

Continue Disciplined Approach to Growth. We will continue to take a long-term view on how best to grow our business. We launch a new strategy only when we are confident that our investment processes give us the potential to achieve superior investment performance in a strategy that we believe will have sustained client demand at attractive fee rates over the long term. We currently have investment capacity in existing investment strategies that have attractive performance records in areas in which we believe there is growing investor interest, such as our Global Value, Global Equity, Value Equity, Growth Opportunities and Emerging Markets strategies. We intend to focus on attracting additional assets under management in those strategies from our current client base and through our existing intermediary relationships, as well as from the continued expansion of our distribution efforts. We will continue to actively manage our investment capacity to protect our ability to manage client assets successfully, which protects the interests of our clients and our own long-term interests, and we will seek to continue to diversify our client mix to enhance the stability of our assets under management.

Align Distribution and Investment Strategies. We will remain focused on institutional clients and institutional-like intermediaries and will continue to offer high value-added investment strategies with market demand that we believe is sustainable, avoiding fad and niche products with limited long-term growth prospects. We expect to see growing interest among institutional investors in strategies focused on non-U.S. and global investments. We seek to further penetrate the defined contribution/401(k) market and the broker-dealer and the fee-based financial advisor markets with our investment style-oriented strategies, including our Value Equity strategy, which has an attractive performance track record and significant investment capacity. We are also expanding our distribution effort into non-U.S. markets, including Canada, the United Kingdom and Australia, where we believe there is growing institutional demand for global and non-U.S. investment strategies, such as our Global Value, Global Equity, Emerging Markets and Growth Opportunities strategies. As part of those efforts, we organized Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations during the first quarter of 2011, and offer shares to non-U.S., primarily institutional, investors.

Deliver Profitable and Sustainable Financial Results. As a public company, we will continue to focus on delivering profitable and sustainable financial results. We are committed to managing high value-added strategies capable of supporting above-average fees. We will also maintain our flexible financial profile through our highly variable expense structure with centralized infrastructure and investment team support. The principal use of the proceeds to us from this offering will be to establish an appropriate long-term capital structure by reducing our outstanding debt.

Continue to Develop Artisan Leadership. We will continue to develop additional leaders for the company and for each investment team. We will also continue to work with each of our investment teams to develop their talent so that each team’s investment capabilities are expanded and natural internal succession continues to be developed. We believe that our culture of equity ownership has been instrumental in supporting the development of seasoned investment and business leaders. We intend to continue to promote broad and substantial equity ownership of our company by our employees.

Why We Are Going Public

We believe that becoming a public company is important to the evolution of our business for three principal reasons:

•

to preserve our independence by putting in place a process for existing owners to realize the value of their equity over a structured time frame (see “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale”);

•	to allow us to maintain our equity ownership culture and support our talent-focused business model by establishing a simple mechanism for sharing ownership among value producing employees; and

•	to create additional financial flexibility, which we believe will allow us to continue to manage and grow our business in a disciplined way.

Risk Factors

An investment in our Class A common stock involves substantial risks and uncertainties. These risks and uncertainties include, among others, the following:

•

The loss of key members of our investment teams and senior management could have a material adverse effect on our business. Our ability to attract and retain qualified investment, management and marketing and client service professionals is critical to our success.

•

If our investment strategies perform poorly for any reason, including due to a declining stock market, general economic downturn or otherwise, clients could withdraw their funds and we could suffer a decline in our assets under management and/or become subject to litigation, which would reduce our earnings.

•	The historical returns of our existing investment strategies may not be indicative of their future results or of the results of investment strategies we may develop in the future.

•

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

•	Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

•	We derive a substantial portion of our revenues from a limited number of our investment strategies.

•	We may be unable to maintain our fee structure at current rates.

•	Control by Artisan Investment Corporation and our employee shareholders of % of the combined voting power of our capital stock may give rise to conflicts of interest.

The foregoing is not a comprehensive list of the risks and uncertainties we face. Investors should carefully consider all of the information in this prospectus, including information under “Risk Factors”, prior to making an investment in our Class A common stock.

Our Structure and Reorganization

The diagram below depicts our organizational structure immediately after this offering and related transactions.

Artisan Employees and AIC(1)
Public and Other Class A Common Shareholders(1)(2)
H&F
Initial Outside Investors
Class B common stock
% voting rights
no economic rights
Class A common stock
% voting rights
% economic rights(3)
Class C common stock
% voting rights
no economic rights
Convertible preferred stock
% voting rights
% economic rights
Class C common stock
% voting rights
no economic rights
Artisan Partners Asset Management Inc.
General partnership units
% economic rights(3)
Common units
Limited class voting rights
% economic rights(3)
Preferred units
Limited class voting rights
% economic rights
Preferred units
Limited class voting rights
% economic rights
Common units
Limited class voting rights
% economic rights(3)
Artisan Partners Holdings LP

(1)

Our Class B shareholders and our employees who are granted restricted shares of our Class A common stock will enter into a shareholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future in accordance with the decision of a shareholders committee as described under “Our Structure and Reorganization—Shareholders Agreement”.

(2)

Includes              restricted shares of our Class A common stock, representing     % of the voting rights in Artisan Partners Asset Management Inc., that we intend to grant to certain of our employees and directors in connection with this offering.

(3)

Economic rights of the Class A common stock, the common units and the general partnership units are subject, in the case of a partial capital event or dissolution of Artisan Partners Holdings, to the H&F preference as described under “Our Structure and Reorganization—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Following the transactions described below, we will conduct all of our business activities through operating subsidiaries of our direct subsidiary Artisan Partners Holdings, an intermediate holding company of which we are the general partner. Net profits and net losses of Artisan Partners Holdings will be allocated, and distributions of profits will be made (subject to the H&F preference, as described below), approximately     % to us and     % in the aggregate to Artisan Partners Holdings’ limited partners (or     % and     %, respectively, if the underwriters exercise their option to purchase additional shares in full), immediately after giving effect to the transactions described herein. See “Our Structure and Reorganization”.

Reorganization Transactions

We were incorporated in Wisconsin on March 21, 2011. We will enter into a series of transactions to reorganize our capital structure in connection with this offering. We refer throughout this prospectus to the transactions described below as the reorganization transactions or the reorganization.

Revisions to our Organization and Capitalization Structure. The issued and outstanding partnership interests in Artisan Partners Holdings currently consist of a general partnership interest and Class A, Class B and Class C limited partnership interests. Artisan Investment Corporation, or AIC, an entity controlled by Andrew A. Ziegler and Carlene M. Ziegler and through which Mr. Ziegler and Ms. Ziegler maintain their ownership interests in Artisan Partners Holdings, holds the general partnership interest. Thirty investors hold the Class A limited partnership interests. The Class A investors, who were the initial outside investors in Artisan Partners Holdings, include current and former members of Hellman & Friedman LLC, or H&F, a private equity investment firm, investing in their individual capacities, and a venture capital fund managed by Sutter Hill Ventures, a venture capital firm, and related individuals. Forty-six Artisan employees hold the Class B limited partnership interests. The holders of Class C limited partnership interests are private equity funds controlled by their sole general partner, Hellman & Friedman Investors V, L.P., or H&F Investors, which is, in turn, controlled by H&F.

Partnership Units. Immediately prior to the consummation of this offering, the limited partnership agreement of Artisan Partners Holdings will be amended and restated to reclassify the Class A, Class B and Class C limited partnership interests as Class A common units, Class B common units and preferred units of Artisan Partners Holdings, respectively, and AIC’s general partnership interest as Class D common units of Artisan Partners Holdings. Following the first anniversary of the consummation of this offering, the common units will be exchangeable for shares of our Class A common stock, and the preferred units will be exchangeable for shares of our convertible preferred stock, in each case on a one-for-one basis, subject to certain restrictions, as described under “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”. We will become the sole general partner of Artisan Partners Holdings in connection with the amendment and restatement of the limited partnership agreement, and will control Artisan Partners Holdings’ management, subject to certain voting rights of the limited partners. Upon the consummation of this offering, Artisan Partners Asset Management will contribute all of the net proceeds it receives to Artisan Partners Holdings, and Artisan Partners Holdings will issue to Artisan Partners Asset Management a number of general partnership units equal to the number of shares of Class A common stock that Artisan Partners Asset Management issues in this offering. Artisan Partners Holdings will apply the net proceeds it receives as described under “Use of Proceeds”. We describe the terms of the amended and restated limited partnership agreement of Artisan Partners Holdings under “Our Structure and Reorganization—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings”. We refer in this prospectus to the holders of the preferred units of Artisan Partners Holdings and our convertible preferred stock upon completion of this offering as the H&F holders.

Capital Stock. Immediately prior to the consummation of this offering, we also will amend and restate our articles of incorporation to authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock, as well as preferred stock, including a series of convertible preferred stock. Our common stock and convertible preferred stock will have the terms described below and, in more detail, under “Description of Capital Stock”:

•

Class A Common Stock. We will issue shares of our Class A common stock to the public in this offering. Each share of Class A common stock will entitle its holder to one vote and economic rights in Artisan (including rights to dividends or distributions upon liquidation), subject, in the case of a partial capital event or dissolution of Artisan Partners Holdings, to the H&F preference. See “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

•	Class B Common Stock. Immediately prior to the consummation of this offering, we will issue shares of our Class B common stock to AIC and to our employee-partners, in amounts equal to the number of common units that AIC and such Class B holders, respectively, hold at such time. Each share of our Class B common stock will initially entitle its holder to five votes per share but will have no economic rights in Artisan (including no rights to dividends or distributions upon liquidation). If and when our employees who are granted restricted shares of our Class A common stock and the holders of Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to only one vote per share. In connection with this offering, we plan to adopt the 2011 Omnibus Incentive Compensation Plan, pursuant to which we expect to grant equity awards of or with respect to shares of our Class A common stock or common units of Artisan Partners Holdings. To the extent that we cause Artisan Partners Holdings to issue additional common units to our employees, those employees would be entitled to receive a corresponding number of shares of our Class B common stock (including if the common units awarded are subject to vesting).

•

Class C Common Stock. Immediately prior to the consummation of this offering, we will issue shares of our Class C common stock to our initial outside investors and H&F in amounts equal to the number of common units or preferred units, respectively, that such holders hold at such time. Each share of Class C common stock will entitle its holder to one vote per share but will have no economic rights (including no rights to dividends or distributions upon liquidation).

•

Convertible Preferred Stock. One of the H&F private investment funds that was an indirect holder of Class C limited partnership interests in Artisan Partners Holdings before the reorganization transactions holds its investment in Artisan Partners Holdings through a corporation, which we refer to as H&F Corp. Immediately prior to the consummation of this offering, H&F Corp will merge with and into us and the H&F private investment fund that was the sole shareholder of H&F Corp will receive shares of our convertible preferred stock in exchange for its shares of H&F Corp. We will be the surviving corporation in the merger, which we refer to as the H&F Corp Merger. Each share of our convertible preferred stock will entitle its holder to one vote and economic rights equal to the economic rights of one share of our Class A common stock, except that in the case of a partial capital event or dissolution of Artisan Partners Holdings, each share of convertible preferred stock will entitle its holder to preferential distributions as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”. We are issuing the convertible preferred stock in order to provide the initial holders of such stock with economic and voting rights similar to, though not the same as, the economic and voting rights such holders currently possess with respect to Artisan Partners Holdings.

Beginning on the first anniversary of the consummation of this offering, shares of our convertible preferred stock are convertible at the election of the holder into shares of our Class A common stock at the conversion rate, which will initially be one-for-one subject to adjustment to reflect the payment of any preferential distributions to the holders of our convertible preferred stock. In no event will a share of convertible preferred stock be convertible into more than a single share of our Class A common stock. See “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferred Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. When the holders of our convertible preferred stock are no longer entitled to preferential distributions, each share of convertible preferred stock will automatically convert into shares of our Class A common stock at the then-applicable conversion rate.

Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock. In the case of a partial capital event or upon dissolution of Artisan Partners Holdings, preferential distributions will be made to the holders of the preferred units and the convertible preferred stock, in each case in proportion to their respective number of units or shares, as applicable. A “partial capital event” would include a sale or disposition of greater than 1% of our consolidated assets. We refer to those preference rights as the H&F preference. See

“Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Shareholders Agreement. Our employees who are granted restricted shares of our Class A common stock and the holders of our Class B common stock will enter into a shareholders agreement with respect to all shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future, pursuant to which they will agree to vote such shares in accordance with the decision of a shareholders committee consisting initially of (i) a designee of AIC, who initially will be Andrew A. Ziegler, our Executive Chairman, (ii) Eric R. Colson, our President and Chief Executive Officer, and (iii) James C. Kieffer, a portfolio manager of our U.S. Value strategies. The members of the shareholders committee other than the AIC designee must be Artisan employees.

The AIC designee will have the sole right, in consultation with the other members of the shareholders committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge, or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. AIC will have the right to withdraw from the shareholders agreement when Mr. Ziegler is no longer a member of the shareholders committee. Although AIC may replace Mr. Ziegler as its shareholders committee designee, Mr. Ziegler indirectly holds 50% of the voting stock of AIC and therefore could not be replaced without his consent. We describe the terms of the shareholders agreement in more detail under “Our Structure and Reorganization—Shareholders Agreement”.

Exchange Agreement. Immediately prior to the consummation of this offering, we will enter into an exchange agreement with the holders of units of Artisan Partners Holdings. Subject to certain restrictions, following the first anniversary of the consummation of this offering, each holder (other than us) and certain permitted transferees will have the right to exchange their units, together with the corresponding shares of our Class B or Class C common stock, for shares of our Class A common stock (in the case of the common units) or convertible preferred stock (in the case of the preferred units) on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Following the automatic conversion of the convertible preferred stock, each Class C unit will be exchangeable for a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferred Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. Holders who exchange common units that are unvested will receive restricted shares of our Class A common stock that are subject to the same vesting and other requirements that applied to the common units exchanged. As the holders of common units exchange their units, we will receive a number of general partnership units of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and a corresponding number of common units, and shares of our Class B or Class C common stock, as applicable, will be cancelled. We will retain any preferred units exchanged for shares of convertible preferred stock until the subsequent conversion of such shares for shares of our Class A common stock, although the corresponding shares of our Class C common stock will be cancelled. Upon conversion of shares of convertible preferred stock for shares of our Class A common stock, we will exchange the corresponding number of preferred units we hold for general partnership units. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”.

Transfer Restrictions Applicable to AIC and our Employee-Partners. Subject to certain restrictions, substantially all of the common units of Artisan Partners Holdings held by AIC and our employee-partners, including all of our executive officers, will be exchangeable for shares of our Class A common stock (or restricted shares of our Class A common stock, in the case of exchange of unvested common units) following the first anniversary of the consummation of this offering. Shares of our Class A common stock received by AIC and our employee-partners upon exchange of their common units will be subject to significant limitations on resale that are described in “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale”.

Resale and Registration Rights Agreement. In connection with this offering, we will enter into a resale and registration rights agreement with the holders of common units of Artisan Partners Holdings and shares of our convertible preferred stock, pursuant to which the shares of our Class A common stock issued upon exchange of their common units or conversion of their shares of convertible preferred stock will be eligible for resale. See “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale” for a description of the timing and manner limitations on resales of these shares.

Contingent Value Rights. Immediately prior to the consummation of this offering, Artisan Partners Holdings and Artisan Partners Asset Management Inc. will issue contingent value rights, or CVRs, to the H&F holders. The CVRs may require us to make a cash payment to the holders thereof on July 11, 2016, or, if earlier, five business days after the effective date of a change of control of Artisan, unless such rights are earlier terminated by satisfaction of the H&F preference condition, as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock— Termination of H&F Preference”. The amount of any payment we are required to make will depend on the average of the daily volume-weighted average price, or VWAP, of our Class A common stock over the 30 trading days prior to July 3, 2016, or the effective date of an earlier change of control, and any proceeds realized by the H&F holders with respect to their equity interests in us, subject to a maximum aggregate payment of $             million. We are issuing the CVRs in order to provide the current holders of Class C interests in Artisan Partners Holdings with economic rights similar to, though not the same as, the economic rights such holders currently possess with respect to Artisan Partners Holdings. See “Our Structure and Reorganization—Offering Transactions—Contingent Value Rights”.

Tax Receivable Agreements. The H&F Corp Merger will result in favorable tax attributes for us. In addition, future exchanges of limited partnership units of Artisan Partners Holdings for cash or shares of our Class A common stock or convertible preferred stock are expected to produce additional favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions. Upon the closing of this offering, we will enter into two tax receivable agreements. Under the first of those agreements we generally will be required to pay to the holders of convertible preferred stock issued as consideration for the H&F Corp Merger (or our Class A common stock issued upon conversion of that convertible preferred stock) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) the tax attributes of the units we acquire in the merger, (ii) net operating losses available as a result of the H&F Corp Merger and (iii) tax benefits related to imputed interest. Under the second tax receivable agreement we generally will be required to pay to the holders of limited partnership units of Artisan Partners Holdings 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes of their units exchanged and that are created as a result of the exchanges of their units for shares of our Class A common stock or convertible preferred stock and payments under the tax receivable agreements and (ii) tax benefits related to imputed interest. Under both agreements, we generally will retain the benefit of the remaining 15% of the applicable tax savings. See “Our Structure and Reorganization—Tax Receivable Agreements”.

Our Corporate Information

Our principal executive offices are located at 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Our telephone number at this address is (414) 390-6100 and our website address is www.artisanpartners.com. Information contained on our website is not part of this prospectus. The company was incorporated in Wisconsin on March 21, 2011.

THE OFFERING

Class A common stock offered by us	shares of Class A common stock.

Class A common stock to be outstanding immediately after this offering(1)	shares of Class A common stock. If all limited partnership units of Artisan Partners Holdings (other than those held by us) were exchanged for shares of our Class A common stock or convertible preferred stock, as applicable, and all shares of our convertible preferred stock were converted for shares of our Class A common stock immediately after the reorganization, shares of Class A common stock would be outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering	shares of Class B common stock. Shares of our Class B common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and will be issued to AIC and our employee-partners in an amount equal to the number of common units of Artisan Partners Holdings that AIC and our employee-partners hold following the reorganization. When a common unit is exchanged by AIC or an employee-partner for a share of Class A common stock, the corresponding share of Class B common stock will be cancelled. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”.

Class C common stock to be outstanding immediately after this offering and the application of the net proceeds as described under “—Use of proceeds”	shares of Class C common stock. Shares of our Class C common stock have voting but no economic rights (including no rights to dividends or distributions upon liquidation) and will be issued to our initial outside investors and H&F in an amount equal to the number of common units and preferred units, respectively, of Artisan Partners Holdings that each of them holds following the reorganization. When a common unit or a preferred unit, as the case may be, is exchanged by its holder for a share of Class A common stock or convertible preferred stock, as applicable, the corresponding share of Class C common stock will be cancelled. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”.(2)

(1)	Includes restricted shares of our Class A common stock that we expect to grant to certain of our employees and directors in connection with this offering.
(2)	Reflects the transfer of preferred units to us in connection with the H&F Corp Merger immediately prior to the consummation of this offering and our redemption of shares of Class C common stock using a portion of the net proceeds of this offering.

Convertible preferred stock to be outstanding immediately after this offering	shares of our convertible preferred stock, each share of which, at the election of the holder and beginning on the first anniversary of the consummation of this offering, is convertible for a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”.

Shares of convertible preferred stock have voting and economic rights equal to the economic rights of the Class A common stock, except that in the case of a partial capital event or dissolution of Artisan Partners Holdings, each share of convertible preferred stock will entitle its holder to preferential distributions as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”. Shares of convertible preferred stock will be issued in the H&F Corp Merger and, from time to time in the future, upon exchange of preferred units.

Voting rights and shareholders agreement

One vote per share of Class A common stock, Class C common stock and convertible preferred stock. Shares of Class B common stock initially entitle the holder to five votes per share. Our employees (including directors who are employees) who are granted restricted shares of our Class A common stock, or who receive restricted or unrestricted shares of our Class A common stock in exchange for their Class B partnership units, and the Class B shareholders will enter into a shareholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future, in accordance with the decision of a shareholders committee consisting initially of a designee of AIC, who initially will be Andrew A. Ziegler, Eric R. Colson and James C. Kieffer, a portfolio manager of our U.S. Value strategies. The AIC designee will have the sole right, in consultation with the other members of the committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. If and when AIC and our employees collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to one vote per share. See “Our Structure and Reorganization—Shareholders Agreement” for additional information about the shareholders agreement.

Use of proceeds	We will receive net proceeds from our sale of Class A common stock in this offering of approximately $ million (assuming a per share price equal to the midpoint of the price range set forth on the cover of this prospectus). Of these net proceeds, we intend to use $ million to repay a portion of outstanding indebtedness under our term loan, $ million to purchase an aggregate of common units from certain of our initial outside investors, $ million to make a distribution of retained profits of Artisan Partners Holdings to its pre-offering partners, and the balance for general corporate purposes, including working capital. Investors who purchase Class A common stock in this offering will not be entitled to a portion of the distribution of the retained profits.

Dividend policy	Upon the completion of this offering, we will have no material assets other than our ownership of partnership units of Artisan Partners Holdings. Accordingly, our ability to pay dividends will depend on distributions from Artisan Partners Holdings. We intend to cause Artisan Partners Holdings to make distributions to us with available cash generated from its subsidiaries’ operations in an amount sufficient to cover dividends. If Artisan Partners Holdings makes such distributions, the holders of its limited partnership units will be entitled to receive equivalent distributions on a pro rata basis.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and the amount of distributions to us from Artisan Partners Holdings.

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the quarter of (in respect of the quarter of ) and will be approximately $ per share of our Class A common stock. See “Dividend Policy and Dividends”.

Listing symbol	“ ”

Risk Factors	The “Risk Factors” section included in this prospectus contains a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.

Conflicts of Interest

An affiliate of Citigroup Global Markets Inc., an underwriter in this offering, is the administrative agent and a lender under our term loan agreement and may receive more than 5% of the net proceeds of this offering in connection with the partial repayment of our term loan. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. In accordance with this rule,                  has assumed the responsibilities of acting as a qualified independent underwriter. In its role as qualified independent underwriter,                  has participated in due diligence and the preparation of this prospectus and the registration statement of which this prospectus is a part.                  will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Citigroup Global Markets Inc. will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

The number of shares of our Class A common stock to be outstanding after the completion of this offering excludes:

•

            shares of Class A common stock reserved for issuance upon exchange of common units of Artisan Partners Holdings and conversion of shares of our convertible preferred stock (assuming a one-for-one conversion rate);

•

            shares of Class A common stock reserved for issuance under the 2011 Omnibus Incentive Compensation Plan that we plan to adopt in connection with this offering (but includes any restricted shares of Class A common stock granted to our directors and employees in connection with this offering); and

•	shares of Class A common stock issuable upon exchange of the corresponding number of common units reserved for issuance under the 2011 Omnibus Incentive Compensation Plan for common unit-based awards.

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriters’ option to purchase additional shares; and

•	that the shares of Class A common stock to be sold in this offering are sold at $ per share, which is the midpoint of the range set forth on the cover of this prospectus.

SUMMARY SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables set forth summary selected historical consolidated financial data of Artisan Partners Holdings as of the dates and for the periods indicated. The summary selected consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008, and the consolidated statements of financial condition data as of December 31, 2010 and 2009 have been derived from Artisan Partners Holdings’ audited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated financial data give effect to all of the transactions described under “Unaudited Pro Forma Consolidated Financial Information”, including the reorganization transactions and this offering.

You should read the following selected historical consolidated financial data of Artisan Partners Holdings and the unaudited pro forma financial information of Artisan Partners Asset Management Inc. together with “Our Structure and Reorganization”, “Unaudited Pro Forma Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

	Historical Artisan Partners Holdings Year Ended December 31,			Pro Forma Artisan Partners Asset Management Inc.
				Year Ended December 31,
	2010	2009	2008	2010
	(in millions except per share data)
Statement of Operations Data:
Revenues
Management fees—mutual funds	$261.6	$197.2	$249.8
Management fees—separate accounts	117.8	95.5	103.5
Performance fees	2.9	3.5	3.7

Total revenues	382.3	296.2	357.0
Operating Expenses
Compensation and benefits
Salaries, incentive compensation and benefits	166.6	132.9	147.0
Distributions on Class B liability awards	17.6	2.5	57.9
Change in value of Class B liability awards	79.1	41.8	(108.9)

Total compensation and benefits	263.3	177.2	96.0
Distribution and marketing	23.0	17.8	20.1
Occupancy	8.1	8.0	7.1
Communication and technology	9.9	10.1	14.3
General and administrative	12.8	10.0	10.6

Total operating expenses	317.1	223.1	148.1

Operating income	65.2	73.1	208.9
Non-operating income (loss)
Interest expense	(23.0)	(24.9)	(26.5)
Other income (loss)	1.6	0.0	0.9

Total non-operating income (loss)	(21.4)	(24.9)	(25.6)

Income before income taxes	43.8	48.2	183.3
Provision for income taxes	1.3	—	—

Net income	$42.5	$48.2	$183.3

Less: Net income attributable to noncontrolling interests

Net income attributable to Artisan Partners Asset Management Inc.

	Historical Artisan Partners Holdings Year Ended December 31,			Pro Forma Artisan Partners Asset Management Inc.
				Year Ended December 31,
	2010	2009	2008	2010
	(in millions except per share data)
Per Share Data:
Basic and diluted net income per share
Weighted average shares used in basic and diluted net income per share

	Historical Artisan Partners Holdings		Pro Forma Artisan Partners Asset Management Inc.
	As of December 31, 2010	As of December 31, 2009	As of December 31, 2010
	(in millions)
Statement of Financial Condition Data:
Cash and cash equivalents	$159.0	$101.8	$
Accounts receivable	36.7	31.7
Total assets	209.9	145.7
Accounts payable and accrued expenses	9.6	8.4
Interest rate swap	6.1	21.7
Notes payable(1)	380.0	400.0
Class B liability awards	168.8	106.5
Total liabilities	589.3	545.7
Temporary Equity—Redeemable Class C Interests	357.2	357.2
Total permanent equity (deficit)	$(736.6)	$(757.2)	$

(1)

In July 2006, we entered into a $400 million five-year term loan agreement. The proceeds of the borrowing were used to redeem partnership interests from certain partners. At the same time, a private equity fund and a private investment fund, both controlled by H&F, purchased partnership interests which were converted into Class C limited partnership interests. In November 2010, we amended our term loan agreement reducing the aggregate outstanding principal of the loan to $380 million and extending the maturity of $363 million of the loan, less amortization and other prepayments, to July 2013. The remaining $17 million of the loan will mature on July 1, 2011. Under the amended term loan agreement, we began making quarterly amortization payments of $10 million starting in the fiscal quarter ended March 31, 2011 and will continue such payments until such time as the aggregate outstanding principal amount of the loan is reduced to $250 million. The amended term loan agreement further requires that we repay the loan with a portion of the net proceeds of this offering and, under certain circumstances, requires that 50% of our excess cash flow for each fiscal quarter be utilized to repay the loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Our management uses adjusted operating margin as a financial measure to evaluate the profitability and efficiency of our business model. Adjusted operating margin is not presented in accordance with U.S. generally accepted accounting principles, or GAAP, because we exclude from operating income certain expenses related to equity-based compensation that are included in calculating operating margin under GAAP. Furthermore, adjusted operating margin may be different from non-GAAP measures used by other companies. We compute our adjusted operating margin by adding to operating income (thereby effectively excluding) the expenses we recognize for equity-based compensation, which includes distributions to the Class B partners of Artisan Partners Holdings, redemptions of Class B limited partnership interests and changes in the redemption value of Class B limited partnership interests, and then dividing that sum by total revenues for the applicable period. The following table shows our adjusted operating margin for the years ended December 31, 2010, 2009 and 2008 as well as a reconciliation of our adjusted operating margin with GAAP operating margin for the periods presented:

	For the Year Ended December 31,
	2010	2009	2008
	(dollars in millions)
GAAP operating income	$65.2	$73.1	$208.9
Distributions on Class B liability awards	17.6	2.5	57.9
Change in value of Class B liability awards	79.1	41.8	(108.9)

Adjusted operating income	$161.9	$117.4	$157.9
Total revenues	$382.3	$296.2	$357.0
GAAP operating margin	17.1%	24.7%	58.5%
Adjusted operating margin	42.3%	39.6%	44.2%

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions)
Selected Unaudited Operating Data:
Assets under management(1)	$57,459	$46,788	$30,577	$55,468	$50,903
Net client cash flows(2)	3,410	2,556	(1,783)	(2,875)	(2,599)
Market appreciation (depreciation)(3)	$7,260	$13,656	$(23,108)	$7,440	$8,748

(1)	Reflects the amount of money we managed for our clients in our strategies as of the last day of the period.
(2)

Reflects the amount of money our clients placed with us for management, and withdrew from our management, during the period, excluding appreciation (depreciation) due to market performance and fluctuations in exchange rates.

(3)

Represents the appreciation (depreciation) of the value of our assets under management during the period due to market performance and fluctuations in exchange rates, as well as income, such as dividends, earned on assets under management.

RISK FACTORS

You should carefully consider each of the risks below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our Class A common stock. If any of the following risks develops into an actual event, our business, financial condition or results of operations could be negatively affected, the market price of your shares could decline and you could lose all or part of your investment.

Risks Related to our Business

The loss of key investment professionals or members of our senior management team could have a material adverse effect on our business.

We depend on the skills and expertise of our investment professionals and our success depends on our ability to retain the key members of our investment teams, who possess substantial experience in investing and have been primarily responsible for the historically strong investment performance we have achieved. In particular, we depend on the portfolio managers. Each of our four largest investment strategies represented more than 10%, and in the aggregate those four strategies represented 64%, of our assets under management as of December 31, 2010. Each of those four strategies has been managed by its current portfolio manager or managers since the strategy’s inception at Artisan (with the exception of the U.S. Mid-Cap Value Strategy, which has been managed by James C. Kieffer and Scott C. Satterwhite since 2001, along with George O. Sertl, Jr. since 2006). Mark L. Yockey is the sole portfolio manager for our largest strategy, the Non-U.S. Growth Strategy, which represented $18.2 billion, or 32%, of our assets under management as of December 31, 2010. Andrew C. Stephens and James D. Hamel are portfolio co-managers of our second largest strategy, the U.S. Mid-Cap Growth Strategy, which represented $10.8 billion, or 19%, of our assets under management at December 31, 2010. The U.S. Mid-Cap Value Strategy, of which Messrs. Kieffer, Satterwhite and Sertl are co-managers, is our third largest strategy and represented $9.5 billion, or 16%, of our assets under management at December 31, 2010. Our Non-U.S. Value Strategy, which is our fourth largest strategy and represented $7.0 billion, or 12%, of our assets under management at December 31, 2010, is managed by co-managers N. David Samra (lead manager) and Daniel J. O’Keefe.

Because of the long tenure and stability of our portfolio managers, our clients generally attribute the investment performance we have achieved to these individuals. While we have generally experienced very few departures among our portfolio managers, there can be no assurance that this stability will continue in the future. The departure of a strategy’s portfolio manager, especially for strategies with only one portfolio manager, could cause clients to withdraw funds from the strategy which would reduce our assets under management, investment management fees and, if we were not able to reduce our expenses sufficiently, our net income, and these reductions could be material. The departure of a strategy’s portfolio manager also could cause clients to refrain from allocating additional funds to the strategy or delay such additional funds until a sufficient track record under a new portfolio manager or managers has been established. This would have a negative effect on the future growth of our assets under management.

We also depend on the contributions of our senior management team led by Eric R. Colson, our President and Chief Executive Officer, and Andrew A. Ziegler, our Executive Chairman, who co-founded our company and has been the primary architect of our business strategy, as well as other members of our senior management team. In addition, our senior marketing and client service personnel have direct contact with our institutional clients and consultants and other key individuals within each of our distribution channels. The loss of any of these key professionals could limit our ability to successfully execute our business strategy and may prevent us from sustaining the historically strong investment performance we have achieved or adversely affect our ability to retain existing and attract new client assets and related revenues.

Any of our investment or management professionals may resign at any time, join our competitors or form a competing company. Although each of Messrs. Colson and Ziegler and each of our portfolio managers will be subject to a non-compete obligation that extends for one year after his or her departure from Artisan, these non-competition provisions may not be enforceable or may not be enforceable to their full extent. We do not carry “key man” insurance that would provide us with proceeds in the event of the death or disability of any of the key members of our investment or management teams.

Competition for qualified investment, management and marketing and client service professionals is intense and we may fail to successfully attract and retain qualified personnel in the future. Our ability to attract and retain these personnel will depend heavily on the amount and structure of compensation and opportunities for equity ownership we offer. Historically we have offered key employees equity ownership through profits interests in Artisan Partners Holdings that entitle the holder to participate in profits and share in appreciation or depreciation from and after the date of grant. Those key employees who are currently limited partners of Artisan Partners Holdings will hold these interests in the form of common units immediately following this offering. In connection with our transition to a public company, we intend to implement a new compensation structure that uses a combination of cash and equity-based incentives as appropriate. Although we intend for overall compensation levels to remain commensurate with amounts paid to our key employees in the past, we may not be successful in designing and implementing an attractive compensation model. Any cost-reduction initiative or adjustments or reductions to compensation could negatively impact our ability to retain key personnel. In addition, changes to our management structure, corporate culture and corporate governance arrangements, including the changes associated with, and resulting from, our reorganization and this offering, could negatively impact our ability to retain key personnel.

If our investment strategies perform poorly, clients could withdraw their funds and we could suffer a decline in our assets under management and/or become subject to litigation, which would reduce our earnings.

The performance of our investment strategies is critical in retaining existing client assets as well as attracting new client assets. If our investment strategies perform poorly for any reason, our earnings could decline because:

•

our existing clients may withdraw funds from our investment strategies or terminate their relationships with us, which would cause the revenues that we generate from investment management fees to decline;

•	the Morningstar and Lipper ratings and rankings of mutual funds we manage may decline, which may adversely affect the ability of those funds to attract new or retain existing assets; or

•

third-party financial intermediaries, advisors or consultants may rate our investment products poorly, which may lead our existing clients to withdraw funds from our investment strategies or reduce asset inflows from these third parties or their clients.

Our investment strategies can perform poorly for a number of reasons, including general market conditions, investment decisions that we make and the performance of the companies in which our investment strategies invest. In addition, while we seek to deliver long-term value to our clients, volatility may lead to under-performance in the near term, which could adversely affect our results of operations. The global economic environment deteriorated sharply in 2008, particularly in the third and fourth quarters, and in the first quarter of 2009, with virtually every class of financial asset and geographic market experiencing significant price declines and volatility as a result of the global financial crisis. In the period from June 30, 2008 through March 31, 2009, our assets under management decreased by approximately 43%, primarily as a result of general market conditions.

In contrast, when our strategies experience strong results relative to the market, clients’ allocations to our strategies may increase relative to their other investments and we could suffer withdrawals as our clients rebalance their investments to fit their asset allocation preferences.

While clients do not have legal recourse against us solely on the basis of poor investment results, if our investment strategies perform poorly, we are more likely to become subject to litigation brought by dissatisfied clients. In addition, to the extent clients are successful in claiming that their losses resulted from fraud, negligence, willful misconduct, breach of contract or other similar misconduct, these clients may have remedies against us, our mutual funds and collective funds and/or our investment professionals under the federal securities laws and/or state law.

The historical returns of our existing investment strategies may not be indicative of their future results or of the investment strategies we may develop in the future.

We have presented the historical returns of our existing investment strategies under “Business—Investment Strategies and Performance”. The historical returns of our strategies and the ratings and rankings we or the mutual funds that we advise have received in the past should not be considered indicative of the future results of these strategies or of any other strategies that we may develop in the future. The investment performance we achieve for our clients varies over time and the variance can be wide. The ratings and rankings we or the mutual funds we advise have received are typically revised monthly. The historical performance and ratings and rankings presented herein are as of December 31, 2010 and for periods then ended. The performance we have achieved and the ratings and rankings received at subsequent dates and for subsequent periods may be higher or lower and the difference could be material. Our strategies’ returns have benefited during some periods from investment opportunities and positive economic and market conditions. In other periods, such as in 2008, the first quarter of 2009 and the second quarter of 2010, general economic and market conditions have negatively affected investment opportunities and our strategies’ returns. These negative conditions may occur again, and in the future we may not be able to identify and invest in profitable investment opportunities within our current or future strategies.

Difficult market conditions can adversely affect our business in many ways, including by reducing the value of our assets under management and causing clients to withdraw funds, each of which could materially reduce our revenues and adversely affect our financial condition.

The fees we earn under our investment management agreements are typically based on the market value of our assets under management, and to a much lesser extent based on investment performance. Investors in the mutual funds we advise can redeem their investments in those funds at any time without prior notice and our clients may reduce the aggregate amount of assets under management with us with minimal or no notice for any reason, including financial market conditions and the absolute or relative investment performance we achieve for our clients. In addition, the prices of the securities held in the portfolios we manage may decline due to any number of factors beyond our control, including, among others, a declining stock market, general economic downturn, political uncertainty or acts of terrorism. In connection with the severe market dislocations of 2008, early 2009 and the second quarter of 2010, the value of our assets under management declined substantially due primarily to the sizeable decline in stock prices worldwide. In future periods of difficult market conditions we may experience accelerated client redemptions or withdrawals if clients move assets to investments they perceive as offering greater opportunity or lower risk or our strategies underperform relative to benchmarks, which could further reduce our assets under management in addition to market depreciation. The economic outlook remains uncertain and we continue to operate in a challenging business environment. If any of these factors cause a decline in our assets under management, it would result in lower investment management fees. If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced and our business will be negatively affected.

Several of our investment strategies invest principally in the securities of non-U.S. companies, which involve foreign currency exchange, tax, political, social and economic uncertainties and risks.

As of December 31, 2010, we managed approximately 55% of our assets under management in strategies that primarily invest in securities of non-U.S. companies. In addition, some of our other strategies also invest on a more limited basis in securities of non-U.S. companies. Fluctuations in foreign currency exchange rates could negatively affect the returns of our clients who are invested in these strategies. In addition, an increase in the value of the U.S. dollar relative to non-U.S. currencies is likely to result in a decrease in the U.S. dollar value of our assets under management, which, in turn, could result in lower revenue since we report our financial results in U.S. dollars.

Investments in non-U.S. issuers may also be affected by tax positions taken in countries or regions in which we are invested as well as political, social and economic uncertainty, particularly as a result of the recent decline in economic conditions. Declining tax revenues may cause governments to assert their ability to tax the local gains and/or income of foreign investors (including our clients), which could adversely affect clients’ interests in investing outside their home markets. Many financial markets are not as developed, or as efficient, as the U.S. financial markets, and, as a result, those markets may have limited liquidity and higher price volatility. Liquidity may also be adversely affected by political or economic events within a particular country, and our ability to dispose of an investment may also be adversely affected if we increase the size of our investments in smaller non-U.S. issuers. Non-U.S. legal and regulatory environments, including financial accounting standards and practices, may also be different, and there may be less publicly available information about such companies. These risks could adversely affect the performance of our strategies that are invested in securities of non-U.S. issuers and may be particularly acute in the emerging or less developed markets in which we invest. In addition to our Emerging Markets strategy, a number of our other investment strategies are permitted to invest in emerging or less developed markets in amounts generally ranging up to 20% to 25% of the strategy’s assets under management.

We derive a substantial portion of our revenues from a limited number of our strategies.

As of December 31, 2010, $18.2 billion of our assets under management were concentrated in our Non-U.S. Growth strategy, representing approximately 34% of our investment management fees for the year ended December 31, 2010. Our next four largest strategies, U.S. Mid-Cap Growth, U.S. Mid-Cap Value, Non-U.S. Value and U.S. Small-Cap Value, represented an additional $10.8 billion, $9.5 billion, $7.0 billion and $4.6 billion of our assets under management, respectively, as of December 31, 2010, representing 18%, 18%, 11% and 9% of our investment management fees, respectively, for the year ended December 31, 2010. Two of those strategies, U.S. Mid-Cap Value and U.S. Small-Cap Value, are managed by the same investment team. As a result, a substantial portion of our operating results depends upon the performance of those strategies, and our ability to retain client assets in those strategies. Currently, we have closed our U.S. Mid-Cap Value, Non-U.S. Value, U.S. Small-Cap Value, U.S. Mid-Cap Growth and Non-U.S. Small-Cap Growth strategies to most new investors and client relationships. Our smaller strategies, such as our Growth Opportunities and Global Equity strategies, due to their size, may not be able to generate sufficient fees to cover their expenses. If a significant portion of the investors in our larger strategies decided to withdraw their investments or terminate their investment management agreements for any reason, including poor investment performance or adverse market conditions, our revenues from those strategies would decline, which would have a material adverse effect on our earnings and financial condition.

We may not be able to maintain our current fee structure as a result of poor investment performance, competitive pressures or as a result of changes in our business mix, which could have a material adverse effect on our profit margins and results of operations.

We may not be able to maintain our current fee structure for any number of reasons, including as a result of poor investment performance, competitive pressures or as a result of changes in our business mix. Although our investment management fees vary by client and investment strategy, we historically have been successful in charging premium fees due to the strength of our investment performance and our focus on high value-added investment strategies. In recent years, however, there has been a general trend toward lower fees in the investment management industry, and some of our more recent investment strategies, because they tend to invest in larger-capitalization companies and were designed to have larger capacity and to appeal to larger clients, have lower fee schedules. In order to maintain our fee structure in a competitive environment, we must be able to continue to provide clients with investment returns and service that our clients believe justify our fees. If our investment strategies perform poorly, we may be forced to lower our fees in order to retain current, and attract additional, assets to manage. We may not succeed in providing the investment returns and service that will allow us to maintain our current fee structure. Furthermore, over time, a larger part of our assets under management could be invested in our larger capacity, lower fee strategies, which could adversely affect our profitability. In addition, plan sponsors of 401(k) and other defined contribution assets that we manage may choose to invest plan assets in vehicles with lower cost structures than mutual funds and may choose to access our services through a collective trust (if available) or a separate account. We provide a lesser array of services to both collective trusts and separate accounts than we provide to Artisan Funds and we receive fees at lower rates.

The investment management agreements pursuant to which we advise mutual funds are terminable on short notice and, after an initial term, are subject to an annual process of review and renewal by the funds’ boards. As part of that annual review process, the fund board considers, among other things, the level of compensation that the fund has been paying us for our services, and that process may result in the renegotiation of our fee structure or increase the cost of our performance of our obligations. Any fee reductions on existing or future new business could have an adverse effect on our profit margins and results of operations. For more information about our fees see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business—Investment Management Fees”.

We derive substantially all of our revenues from contracts and relationships that may be terminated upon short or no notice.

We derive substantially all of our revenues from investment advisory and sub-advisory agreements, all of which are terminable by clients upon short notice or no notice. Our investment management agreements with mutual funds, as required by law, are generally terminable by the funds’ boards or a vote of the majority of the funds’ outstanding voting securities on not more than 60 days’ written notice. After an initial term, each fund’s investment management agreement must be approved and renewed annually by such fund’s board, including by its independent members. In addition, all of our separate account clients and some of the mutual funds that we sub-advise have the ability to re-allocate all or any portion of the assets that we manage away from us at any time with little or no notice. These investment management agreements and client relationships may be terminated or not renewed for any number of reasons. The decrease in revenues that could result from the termination of a material client relationship or group of client relationships could have a material adverse effect on our business.

Investors in the funds that we advise can redeem their investments in those funds at any time without prior notice, which could adversely affect our earnings.

Investors in the mutual funds and other pooled investment vehicles that we advise or sub-advise may redeem their investments in those funds at any time without prior notice and investors in other types of pooled vehicles we sub-advise may typically redeem their investments on fairly limited or no prior notice, thereby reducing the aggregate amount of our assets under management. These investors may redeem for any number of reasons, including general financial market conditions, the absolute or relative investment performance we have achieved, or their own financial condition and requirements. In a declining stock market, the pace of redemptions could accelerate. Poor investment performance relative to other funds tends to result in decreased purchases and increased redemptions of fund shares. For the year ended December 31, 2010, we generated over 78% of our revenues from advising mutual funds and other pooled vehicles, and the redemption of investments in those funds would adversely affect our revenues and could have a material adverse effect on our earnings.

We depend on third-party distribution sources to market our investment strategies and access our client base.

Our ability to attract additional assets to manage is highly dependent on our access to third-party intermediaries. We access institutional clients primarily through consultants. We gain access to investors in Artisan Funds primarily through consultants, 401(k) platforms, mutual fund platforms, broker-dealers and financial advisors through which shares of the funds are sold. As of December 31, 2010, the investment consultant advising the largest portion of our assets under management represented approximately 6% of our total assets under management, and our largest relationships with a 401(k) platform, broker-dealer and financial adviser represented approximately 6%, 2% and 1%, respectively, of our total assets under management. We compensate most of the intermediaries through which we gain access to investors in Artisan Funds by paying fees, most of which are based on a percentage of assets invested in Artisan Funds through that intermediary and with respect to which that intermediary provides services. These distribution sources and client bases may not continue to be accessible to us on terms we consider commercially reasonable, or at all. The absence of such access could have a material adverse effect on our results of operations. Our institutional business is highly dependent upon referrals from consultants. Many of these consultants review and evaluate our products and our firm from time to time. Poor reviews or evaluations of either a particular product, strategy, or us as an investment management firm may result in client withdrawals or may impair our ability to attract new assets through these intermediaries. In addition, the recent economic downturn and consolidation in the broker-dealer industry may lead to reduced distribution access and increases in fees we are required to pay to intermediaries. If such increased fees should be required, refusal to pay them could restrict our access to those clients bases while paying them could adversely affect our profitability.

The significant growth we have experienced over the past decade has been and may continue to be difficult to sustain.

Our assets under management have increased from $11.0 billion as of December 31, 2000 to $57.5 billion as of December 31, 2010. The absolute measure of our assets under management represents a significant rate of growth that has been and may continue to be difficult to sustain. The growth of our business will depend on, among other things, our ability to retain key investment professionals, to devote sufficient resources to maintaining existing investment strategies and to selectively develop new investment strategies. Our business growth will also depend on our success in achieving superior investment performance from our investment strategies, as well as our ability to maintain and extend our distribution capabilities, to deal with changing market conditions, to maintain adequate financial and business controls and to comply with new legal and regulatory requirements arising in response to both the increased sophistication of the investment management industry and the significant market and economic events of the last few years. In addition, the growth in our assets under management has benefited from a general depreciation of the U.S. dollar relative to many of the currencies in which we invest and such currency trends may not continue, as evidenced by recent volatility. If we believe that in order to continue to produce attractive returns from some or all of our investment strategies we should limit the growth of those strategies, we have in the past chosen, and in the future may choose, to limit or close access to those strategies to some or most categories of new investors or otherwise take action to slow the flow of assets into those strategies.

In addition, we expect there to be significant demand on our infrastructure and investment teams and we may not be able to manage our growing business effectively or be able to sustain the level of growth we have achieved historically, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Our efforts to establish new investment teams and strategies may be unsuccessful and could negatively impact our results of operations and our reputation.

As part of our growth strategy, we may seek to take advantage of opportunities to add new investment teams that invest in a way that is consistent with our philosophy of offering high value-added investment strategies. To the extent we are unable to recruit and retain investment teams that will complement our existing business model, we may not be successful in further diversifying our investment strategies and client assets, any of which could have a material adverse effect on our business and future prospects. In addition, the costs associated with establishing a new team and investment strategy initially will exceed the revenues they generate. If any such new strategies perform poorly and fail to attract sufficient assets to manage, our results of operations will be negatively impacted. In addition, a new strategy’s poor performance may negatively impact our reputation and the reputation of our other investment strategies within the investment community.

The long-only, equity investment focus of our strategies exposes us to greater risk than certain of our competitors whose investment strategies may also include non-equity securities or short positions.

Our investment strategies hold long positions in publicly-traded equity securities of companies across a wide range of market capitalizations, geographies and industries; investments by our strategies in non-equity securities have been immaterial. Accordingly, under market conditions in which there is a general decline in the value of equity securities, each of our strategies is likely to perform poorly on an absolute basis. Unlike some of our competitors, we do not have strategies that invest in privately-held companies or in non-equity securities or take short positions in equity securities, which could offset some of the poor performance of our long-only, equity strategies under such market conditions. Even if our investment performance remains strong during such market conditions relative to other long-only, equity strategies, investors may choose to withdraw assets from our management or allocate a larger portion of their assets to non-long-only or non-equity strategies, which we do not offer. In addition, the prices of equity securities may fluctuate more widely than the prices of other types of securities, making the level of our assets under management and related revenues more volatile.

The performance of our investment strategies or the growth of our assets under management may be constrained by unavailability of appropriate investment opportunities.

The ability of our investment teams to deliver strong investment performance depends in large part on their ability to identify appropriate investment opportunities in which to invest client assets. If the investment team for any of our strategies is unable to identify sufficient appropriate investment opportunities for existing and new client assets on a timely basis, the investment performance of the strategy could be adversely affected. In addition, if we determine that sufficient investment opportunities are not available for a strategy, we may choose to limit the growth of the strategy by limiting the rate at which we accept additional client assets for management under the strategy, closing the strategy to all or substantially all new investors or otherwise taking action to limit the flow of assets into the strategy. If we misjudge the point at which it would be optimal to limit access to or close a strategy, the investment performance of the strategy could be negatively impacted. The risk that sufficient appropriate investment opportunities may be unavailable is influenced by a number of factors, including general market conditions, but is particularly acute with respect to our strategies that focus on small-cap and emerging market investments, and is likely to increase as our assets under management increase, particularly if these increases occur very rapidly.

Our failure to comply with investment guidelines set by our clients, including the boards of mutual funds, and limitations imposed by applicable law, could result in damage awards against us and a loss of our assets under management, either of which could adversely affect our results of operations or financial condition.

When clients retain us to manage assets on their behalf, they generally specify certain guidelines regarding investment allocation and strategy that we are required to follow in managing their portfolios. The boards of mutual funds we manage generally establish similar guidelines regarding the investment of assets in those funds. We are also required to invest the mutual funds’ assets in accordance with limitations under the U.S. Investment Company Act of 1940, as amended, or the 1940 Act, and applicable provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Other clients, such as plans subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or non-U.S. funds, require us to invest their assets in accordance with applicable law. Our failure to comply with any of these guidelines and other limitations could result in losses to clients or investors in a fund which, depending on the circumstances, could result in our obligation to make clients or fund investors whole for such losses. If we believed that the circumstances did not justify a reimbursement, or clients and investors believed the reimbursement we offered was insufficient, they could seek to recover damages from us or could withdraw assets from our management or terminate their investment management agreement with us. Any of these events could harm our reputation and adversely affect our business.

A change of control of our company could result in termination of our investment advisory agreements.

Under the 1940 Act, each of the investment advisory agreements for SEC-registered mutual funds that our subsidiary, Artisan Partners Limited Partnership, advises automatically terminates in the event of its assignment, as defined under the 1940 Act. If such an assignment were to occur, our subsidiary could continue to act as adviser to any such fund only if that fund’s board and shareholders approved a new investment advisory agreement, except in the case of certain of the funds that we sub-advise for which only board approval would be necessary. In addition, under the U.S. Investment Advisers Act of 1940, as amended, or the Advisers Act, each of the investment advisory agreements for the separate accounts we manage may not be assigned without the consent of the client. An assignment may occur under the 1940 Act and the Advisers Act if, among other things, Artisan Partners Limited Partnership undergoes a change of control. AIC, by virtue of its right through its designee to determine how the shares of our common stock that are subject to the shareholders agreement are voted, currently is deemed to control Artisan Partners Limited Partnership for purposes of the 1940 Act and the Advisers Act. When AIC ceases to so control Artisan Partners Limited Partnership, or if there were a change of control at AIC or ZFIC Inc., which owns all of AIC, an assignment is likely to be deemed to have occurred and we will be required to seek the necessary approvals for new mutual fund investment advisory agreements and consents from our separate account clients. If an assignment occurs as a result of a change of control of Artisan Partners Limited Partnership or otherwise, we cannot be certain that Artisan Partners Limited Partnership will be able to obtain the necessary approvals from the boards and shareholders of the mutual funds that it advises or the necessary consents from separate account clients.

Operational risks may disrupt our business, result in losses or limit our growth.

We are heavily dependent on the capacity and reliability of the communications, information and technology systems supporting our operations, whether developed, owned and operated by us or by third parties. Operational risks such as trading or operational errors or interruption of our financial, accounting, trading, compliance and other data processing systems, whether caused by fire, other natural disaster or pandemic, power or telecommunications failure, act of terrorism or war or otherwise, could result in a disruption of our business, liability to clients, regulatory intervention or reputational damage, and thus materially adversely affect our business. Some types of operational risks, including, for example, trading errors, may be increased in periods of increased volatility, which can magnify the cost of an error. Although we have not suffered operational errors, including trading errors, of significant magnitude in the past, we may experience such errors in the future, which could be significant and the losses related to which we would be required to absorb. Insurance and other safeguards might not be available or might only partially reimburse us for our losses. Although we have back-up systems in place, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate, and the fact that we operate our business out of multiple physical locations may make such failures and interruptions difficult to address on a timely and adequate basis. As our client base, number of investment strategies and/or physical locations increase, developing and maintaining our operational systems and infrastructure may become increasingly challenging, which could constrain our ability to expand our businesses. Any upgrades or expansions to our operations and/or technology to accommodate increased volumes of transactions or otherwise may require significant expenditures and may increase the probability that we will suffer system degradations and failures. In addition, if we are unsuccessful in executing any such upgrades or expansions, we may instead have to hire additional employees, which could increase operational risk due to human error. We also depend substantially on our Milwaukee, Wisconsin office where a majority of our employees, administration and technology resources are located, for the continued operation of our business. Any significant disruption to that office could have a material adverse effect on us.

Employee misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm because we operate in an industry in which integrity and the confidence of our clients are of critical importance. Our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage in illegal or suspicious activities, we could be subject to regulatory sanctions and suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), financial position, client relationships and ability to attract new clients. Our business often requires that we deal with confidential information. If our employees were to improperly use or disclose this information, even if inadvertently, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not always be effective. In addition, the SEC recently has increased its scrutiny of the use of non-public information obtained from corporate insiders by professional investors. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.

Failure to properly address conflicts of interest could harm our reputation, business and results of operations.

As we expand the scope of our business and our client base, we must continue to monitor and address any conflicts between our interests and those of our clients. The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and we have implemented procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and if we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our results of operations.

If our techniques for managing risk are ineffective, we may be exposed to material unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation, or as a result of the lack of adequate, accurate or timely information or otherwise. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our financial condition or operating results. Additionally, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators. Our techniques for managing risks in client portfolios may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate.

Our indebtedness may expose us to substantial risks.

Even after giving effect to the application of a portion of the net proceeds of this offering to pay down outstanding indebtedness, we will continue to have substantial indebtedness outstanding, which exposes us to risks associated with the use of leverage. Our substantial indebtedness makes it more difficult for us to withstand or respond to adverse or changing business, regulatory and economic conditions or to take advantage of new business opportunities or make necessary capital expenditures. Our term loan agreement contains financial and operating covenants that may limit our ability to conduct our business. A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes. Any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. In November 2010, we amended our term loan agreement reducing the aggregate outstanding principal amount of our term loan to $380 million and extending the maturity of $363 million of the loan, less amortization and other prepayments, to July 1, 2013, at which time we will be obligated to repay the then outstanding principal amount of the borrowings. The remaining $17 million of the loan will mature on July 1, 2011. Under the amended term loan agreement, we began making quarterly amortization payments of $10 million starting in the fiscal quarter ended March 31, 2011 and are required to continue making such payments until such time as the aggregate outstanding principal amount of the loan is reduced to $250 million. Our ability to repay the principal amount of our term loan, to refinance our term loan or to obtain additional financing through debt or the sale of additional equity securities will depend on our performance, as well as financial, business and other general economic factors affecting the credit and equity markets generally or our business in particular, many of which are beyond our control. Any such alternatives may not be available to us on satisfactory terms or at all.

Our term loan agreement contains various covenants that may limit our business activities.

Our term loan agreement contains financial and operating covenants that may limit our business activities, including restrictions on our ability to incur additional indebtedness and make distributions to our shareholders. For example, the agreement includes financial covenants requiring Artisan Partners Holdings not to exceed specified ratios of indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (as defined in the agreement), or EBITDA, and consolidated EBITDA to interest expense, and restricts Artisan Partners Holdings from making distributions to its partners (including us), other than tax distributions, if its leverage ratio exceeds a limit specified in the term loan agreement. The failure to comply with any of these restrictions could result in an event of default under the agreement, giving our lenders the ability to accelerate repayment of our obligations. As of the date of this prospectus, we believe we are in compliance with all of the covenants and other requirements set forth in the term loan agreement.

We provide a broad range of services to Artisan Funds, Artisan Global Funds and sub-advised mutual funds which may expose us to liability.

We provide a broad range of administrative services to Artisan Funds, including providing personnel to Artisan Funds to serve as officers of Artisan Funds, preparation or supervision of the preparation of Artisan Funds’ regulatory filings, maintenance of board calendars and preparation or supervision of the preparation of board meeting materials, management of compliance and regulatory matters, provision of shareholder services and communications, accounting services including the supervision of the activities of Artisan Funds’ accounting services provider in the calculation of the funds’ net asset values, preparation of Artisan Funds’ financial statements and coordination of the audits of those financial statements, tax services including calculation of dividend and distribution amounts and supervision of tax return preparation, and supervision of the work of Artisan Funds’ other service providers. Although less extensive than the range of services we provide to Artisan Funds, we also provide a range of services, in addition to investment management services, to Artisan Global Funds, including providing personnel to serve as directors of Artisan Global Funds, various distribution, marketing and shareholder services, providing information to the custodian to assist in the calculation of Artisan Global Funds’ net asset values, supplying information that is used by Artisan Global Funds to meet its regulatory requirements and review of the various service providers to Artisan Global Funds. In addition, we from time to time provide information to the mutual funds for which we act as sub-adviser (or to a person or entity providing administrative services to such a fund) which is used by those funds in their efforts to comply with various regulatory requirements. If we make a mistake in the provision of those services, Artisan Funds, Artisan Global Funds or the sub-advised fund could incur costs for which we might be liable. In addition, if it were determined that Artisan Funds, Artisan Global Funds or the sub-advised fund failed to comply with applicable regulatory requirements as a result of action or failure to act by our employees, we could be responsible for losses suffered or penalties imposed. In addition, we could have penalties imposed on us, be required to pay fines or be subject to private litigation, any of which could decrease our future income, or negatively affect our current business or our future growth prospects.

The expansion of our business outside of the United States raises tax and regulatory risks, may adversely affect our profit margins and will place additional demands on our resources and employees.

We are expanding our distribution effort into non-U.S. markets, including Canada, the United Kingdom and Australia, and we have established a U.K. subsidiary which is authorized to provide investment management services by the Financial Services Authority in the United Kingdom. The portfolio manager for our Global Equity strategy is based in our U.K. office. This expansion has required and will continue to require us to incur a number of up-front expenses, including those associated with obtaining regulatory approvals and office space, as well as additional ongoing expenses, including those associated with leases, the employment of additional support staff in the United Kingdom and regulatory compliance. In addition, we have organized Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations during the first quarter of 2011, and for which we are investment manager and promoter. Our employees routinely travel outside the United States as a part of our investment research process or to market our services and may spend extended periods of time in one or more non-U.S. jurisdictions. Their activities outside the United States on our behalf may raise both tax and regulatory issues. If and to the extent we are incorrect in our analysis of the applicability or impact of non-U.S. tax or regulatory requirements, we could incur costs, penalties or be the subject of an enforcement or other action. We also expect that operating our business in non-U.S. markets generally will be more expensive than in the United States. Among other expenses, the effective tax rates applicable to our income allocated to some non-U.S. markets, which we are likely to earn through an entity that will pay corporate income tax, may be higher than the effective rates applicable to our income allocated to the United States, even though the effective tax rates are lower in many non-U.S. markets, because our U.S. operations are conducted through partnerships. To the extent that our revenues do not increase to the same degree our expenses increase in connection with our expansion outside the United States, our profitability could be adversely affected. Expanding our business into non-U.S. markets may also place significant demands on our existing infrastructure and employees.

The cost of insuring our business is substantial and may increase.

Our insurance costs are substantial and can fluctuate significantly from year to year and rate increases in the future are possible. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles and/or co-insurance liability and, to the extent our U.S. or Irish funds purchase separate director and officer and/or errors and omissions liability coverage, an increased risk of insurance companies disputing responsibility for joint claims. In addition, we intend to obtain additional liability insurance for our directors and officers in connection with this offering. Higher insurance costs and incurred deductibles would reduce our net income.

Fulfilling our public company financial reporting and other regulatory obligations will be expensive and time consuming and may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the related rules and regulations of the SEC, as well as the rules of the national securities exchange on which we list.

In accordance with Section 404 of Sarbanes-Oxley, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. In addition, we will be required to have our independent registered public accounting firm provide an opinion regarding the effectiveness of our internal controls. We are in the process of reviewing our internal control over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and controls within our organization. If we are not able to implement the requirements of Section 404 in a timely and capable manner, we may be subject to adverse regulatory consequences and there could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could have a material adverse effect on us and lead to a decline in the price of our Class A common stock.

The Exchange Act will require us to file annual, quarterly and current reports with respect to our business and financial condition. Compliance with these requirements will place significant additional demands on our legal, accounting and finance staff and on our accounting, financial and information systems and will increase our legal and accounting compliance costs as well as our compensation expense as we will be required to hire additional accounting, tax, finance and legal staff with the requisite technical knowledge.

As a public company we will also need to enhance our investor relations, legal and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Industry

We are subject to extensive regulation.

We are subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC under the 1940 Act and the Advisers Act, by the U.S. Department of Labor under ERISA, and by the Financial Industry Regulatory Authority, Inc., or FINRA. We are also subject to regulation in the United Kingdom by the Financial Services Authority, or U.K. FSA. The U.S. mutual funds we manage are registered with and regulated by the SEC as investment companies under the 1940 Act. The U.K. FSA imposes a comprehensive system of regulation that is primarily principles-based (compared to the primarily rules-based U.S. regulatory system) and with which we currently have only limited experience. The Advisers Act imposes numerous obligations on investment advisers including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The 1940 Act imposes similar obligations, as well as additional detailed operational requirements, on registered investment companies, which must be adhered to by their investment advisers. We are also expanding our distribution effort into non-U.S. markets, including Canada, the United Kingdom and Australia, and are subject to regulation as an investment funds promoter by the Irish Financial Institutions Regulatory Authority, which similarly imposes requirements on UCITS funds subject to regulation by it and with which we will be required to comply with respect to Artisan Global Funds. In the future, we may further expand our business outside of the United States in such a way or to such an extent that we may be required to register with additional foreign regulatory agencies or otherwise comply with additional non-U.S. laws and regulations that do not currently apply to us and with respect to which we do not have compliance experience. Our lack of experience in complying with any such non-U.S. laws and regulations may increase our risk of becoming party to litigation and subject to regulatory actions.

In addition, the U.S. mutual funds that we advise and our broker-dealer subsidiary are each subject to the USA PATRIOT Act of 2001, which requires them to know certain information about their clients and to monitor their transactions for suspicious financial activities, including money laundering. The U.S. Office of Foreign Assets Control, or OFAC, has issued regulations requiring that we refrain from doing business, or allowing our clients to do business through us, in certain countries or with certain organizations or individuals on a list maintained by the U.S. government. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of Artisan Partners Limited Partnership and Artisan Partners UK LLP as registered investment advisers.

Accordingly, we face the risk of significant intervention by regulatory authorities, including extended investigation and surveillance activity, adoption of costly or restrictive new regulations and judicial or administrative proceedings that may result in substantial penalties. Among other things, we could be fined or be prohibited from engaging in some of our business activities. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. See “Regulatory Environment and Compliance”.

In addition to the extensive regulation our investment management industry is subject to in the United States, the United Kingdom and Ireland, we are also subject to regulation by Canadian regulatory authorities in the Canadian provinces where we operate pursuant to exemptions from registration. Our business is also subject to the rules and regulations of the more than 38 countries in which we currently conduct investment activities. Failure to comply with applicable laws and regulations in the foreign countries where we invest could result in fines, suspensions of personnel or other sanctions. See “Regulatory Environment and Compliance”.

The regulatory environment in which we operate is subject to continual change, and regulatory developments designed to increase oversight may adversely affect our business.

The legislative and regulatory environment in which we operate has undergone significant changes in the recent past. We believe that significant regulatory changes in our industry are likely to continue on a scale that exceeds the historical pace of regulatory change, which is likely to subject industry participants to additional, more costly and generally more punitive regulation. The requirements imposed by our regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us, and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities and/or increase our costs, including through customer protection and market conduct requirements. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to us and our clients may adversely affect our business. Our ability to function in this environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes. There have been a number of highly publicized regulatory inquiries that have focused on the investment management industry. These inquiries already have resulted in increased scrutiny of the industry and new rules and regulations for mutual funds and investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our shareholders. See “Regulatory Environment and Compliance”.

In addition, as a result of the recent economic downturn, acts of serious fraud in the investment management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may increase regulatory oversight of our businesses. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations, as well as by U.S. courts. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

The investment management industry is intensely competitive.

The investment management industry is intensely competitive, with competition based on a variety of factors, including investment performance, investment management fee rates, continuity of investment professionals and client relationships, the quality of services provided to clients, corporate positioning and business reputation, continuity of selling arrangements with intermediaries and differentiated products. A number of factors, including the following, serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources, more comprehensive name recognition and more personnel than we do;

•	potential competitors have a relatively low cost of entering the investment management industry;

•	the recent trend toward consolidation in the investment management industry, and the securities business in general, has served to increase the size and strength of a number of our competitors;

•

some investors may prefer to invest with an investment manager that is not publicly traded based on the perception that a publicly traded asset manager may focus on the manager’s own growth to the detriment of investment performance for clients;

•	some competitors may invest according to different investment styles or in alternative asset classes that the markets may perceive as more attractive than the investment strategies we offer;

•	other industry participants, hedge funds and alternative asset managers may seek to recruit our investment professionals; and

•	some competitors charge lower fees for their investment services than we do.

If we are unable to compete effectively, our earnings would be reduced and our business could be materially adversely affected.

The investment management industry faces substantial litigation risks which could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

We depend to a large extent on our network of relationships and on our reputation in order to attract and retain client assets. If a client is not satisfied with our services, its dissatisfaction may be more damaging to our business than client dissatisfaction would be to other types of businesses. We make investment decisions on behalf of our clients that could result in substantial losses to them. If our clients suffer significant losses, or are otherwise dissatisfied with our services, we could be subject to the risk of legal liabilities or actions alleging negligent misconduct, breach of fiduciary duty, breach of contract, unjust enrichment and/or fraud. These risks are often difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time, even after an action has been commenced. We may incur significant legal expenses in defending against litigation whether or not we engaged in conduct as a result of which we might be subject to legal liability. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us.

Risks Related to Our Structure

Control by AIC and our employee shareholders of     % of the combined voting power of our capital stock and the rights of holders of limited partnership units of Artisan Partners Holdings may give rise to conflicts of interest.

Immediately after the completion of this offering, AIC will hold approximately     % of the combined voting power of our capital stock and our employee shareholders will collectively hold approximately     % of the combined voting power of our capital stock (or approximately     % and     %, respectively, if the underwriters exercise in full their option to purchase additional shares). Concurrently with the completion of this offering, AIC and each of our employees (including directors who are employees) who holds shares of our common stock will enter into a shareholders agreement with respect to all shares of our Class A common stock and Class B common stock then held by them and any shares of our Class A common stock and Class B common stock they may acquire in the future, pursuant to which such holders will agree to vote such shares in accordance with the decision of a shareholders committee. In connection with this offering, we plan to adopt the 2011 Omnibus Incentive Compensation Plan, pursuant to which we intend to grant equity awards of or with respect to shares of our Class A common stock or common units of Artisan Partners Holdings. To the extent that we cause Artisan Partners Holdings to issue additional common units to our employees, these employees would be entitled to receive a corresponding number of shares of our Class B common stock (including if the common units awarded are subject to vesting). All of the shares of our common stock issued to employees under this plan will be subject to the shareholders agreement. Each share of our Class B common stock initially will entitle its holder to five votes per share. If and when AIC and our employees collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, shares of Class B common stock will entitle the holder to only one vote per share.

For so long as AIC and our employees collectively hold at least 20% of the number of outstanding shares of our common stock and our convertible preferred stock, the parties to the shareholders agreement will be able to elect all of the members of our board of directors (subject to the obligation of the members of the shareholders committee under the terms of the shareholders agreement to vote in support of a nominee designated by the holders (other than us) of a majority in interest of the preferred units and convertible preferred stock, a nominee who is an employee-partner, a nominee who is a holder of Class A common units and a nominee of AIC) and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of securities, and the declaration and payment of dividends. In addition, subject to the class approval rights of each class of Artisan Partners Holdings unit holders, the parties to the shareholders agreement will be able to determine the outcome of all matters requiring approval of shareholders, and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. The parties to the shareholders agreement will have the ability to prevent the consummation of mergers, takeovers or other transactions that may be in the best interests of our Class A shareholders. In particular, this concentration of voting power could deprive Class A shareholders of an opportunity to receive a premium for their shares of Class A common stock as part of a sale of our company, and could ultimately affect the market price of our Class A common stock.

A designee of AIC, who initially will be Mr. Ziegler, will have the sole right, in consultation with the other members of the shareholders committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. AIC will have the right to withdraw from the shareholders agreement when Mr. Ziegler is no longer a member of the shareholders committee. Upon such withdrawal AIC will have sole voting control over its shares. Shares held by an employee will cease to be subject to the shareholders agreement upon termination of employment. See “Our Structure and Reorganization—Shareholders Agreement” for additional information about the shareholders agreement.

Even if AIC were to withdraw from the shareholders agreement, based on its ownership of our outstanding capital stock immediately after the completion of this offering, our employees would still have the ability to determine the outcome of any matter requiring the approval of a simple majority of our outstanding voting stock and prevent the approval of any matter requiring the approval of 66 2/3% of our outstanding voting stock.

Our employees (through their ownership of Class B common units), AIC (through its ownership of Class D common units), the holders of Class A common units and the holders of preferred units will have the right, each voting as a single and separate class, to approve or disapprove certain transactions and matters, including material corporate transactions, such as a merger, consolidation, dissolution or sale of all or substantially all of Artisan Partners Holdings’ assets, and the issuance or redemption of certain additional equity interests. See “Our Structure and Reorganization—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Voting and Class Approval Rights”. These voting and class approval rights may enable our employees, AIC, the holders of Class A units or the holders of preferred units to prevent the consummation of transactions that may be in the best interests of holders of our Class A common stock.

In addition, because our existing owners will hold all or a portion of their ownership interests in our business through Artisan Partners Holdings, rather than through Artisan Partners Asset Management Inc., these existing owners may have other conflicting interests with holders of our Class A common stock. For example, our existing owners may have different tax positions from us which could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreements that we have entered into in connection with this offering, and whether and when Artisan Partners Asset Management Inc. should terminate the tax receivable agreements and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these existing owners’ tax or other considerations even where no similar benefit would accrue to us. See “Our Structure and Reorganization—Tax Receivable Agreements”.

Our ability to pay regular dividends to our shareholders is subject to the discretion of our board of directors and may be limited by our structure and applicable provisions of Delaware and Wisconsin law.

Following completion of this offering, we intend to declare cash dividends on our Class A common stock as described in “Dividend Policy and Dividends”. However, our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In addition, because of our structure, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay dividends to our shareholders. We expect to cause Artisan Partners Holdings, which is a Delaware limited partnership, to make distributions to its partners, including us, in an amount sufficient for us to pay dividends. However, its ability to make such distributions will be subject to its and its subsidiaries’ operating results, cash requirements and financial condition, the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its partners, its compliance with covenants and financial ratios related to existing or future indebtedness, including under our term loan agreement, its other agreements with third parties, as well as its obligation to make tax distributions under its partnership agreement (which distributions would reduce the cash available for distributions by Artisan Partners Holdings to us). As a Wisconsin corporation, our ability to pay cash dividends to our Class A shareholders with the distributions received by us as general partner of Artisan Partners Holdings also will be subject to the applicable provisions of Wisconsin law. See “Dividend Policy and Dividends”. In addition, each of the companies in the corporate chain must manage its assets, liabilities and working capital in order to meet all of its cash obligations, including the payment of dividends or distributions. As a consequence of these various limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our Class A common stock. Any change in the level of our dividends or the suspension of the payment thereof could adversely affect the market price of our Class A common stock.

Our ability to pay taxes and expenses, including payments under the tax receivable agreements, may be limited by our structure.

Upon the consummation of this offering, we will have no material assets other than our ownership of general partnership units of Artisan Partners Holdings and will have no independent means of generating revenue. Artisan Partners Holdings will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of its partnership units, including us. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of Artisan Partners Holdings and will also incur expenses related to our operations. Under the terms of its amended and restated limited partnership agreement, Artisan Partners Holdings will be obligated to make tax distributions to holders of its partnership units, including us. In addition to tax expenses, we also will incur expenses related to our operations, including expenses under the tax receivable agreements, which we expect will be significant. We intend to cause Artisan Partners Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including any payments due under the tax receivable agreements. However, its ability to make such distributions will be subject to various limitations and restrictions as set forth in the preceding risk factor. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities to fund our operations, we may have to borrow funds and thus our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at                          until paid.

We will be required to pay holders of our convertible preferred stock and holders of limited partnership units of Artisan Partners Holdings for certain tax benefits we may claim, and the amounts we may pay could be significant.

The H&F Corp Merger described under “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure” will result in favorable tax attributes for us. In addition, future exchanges of limited partnership units of Artisan Partners Holdings for cash or shares of our Class A common stock or convertible preferred stock are expected to produce additional favorable tax attributes for us. When we acquire partnership units from existing partners, both the existing basis and the anticipated basis adjustments are likely to increase (for tax purposes) depreciation and amortization deductions allocable to us from Artisan Partners Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets.

We intend to enter into two tax receivable agreements. One tax receivable agreement, which we will enter into with the holders of convertible preferred stock issued as consideration for the H&F Corp Merger, will generally provide for the payment by us to such shareholders of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after this offering as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to the preferred units acquired by us in the merger that arose from certain prior distributions by Artisan Partners Holdings and prior purchases of partnership interests by H&F Corp, (ii) any net operating losses available to us as a result of the H&F Corp Merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, which we will enter into with the holders of common and preferred units, will generally provide for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after this offering as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (a) the purchases or exchanges of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for cash or shares of our Class A common stock or convertible preferred stock and (b) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers or exchanges of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

We expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with the merger and future exchanges described above would aggregate approximately $         over 15 years from exchange based on an assumed price of $         per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) and assuming all exchanges or purchases, other than the exchanges, purchases and redemptions in connection with this offering, would occur one year after this offering. Under such scenario we would be required to pay the holders of limited partnership units 85% of such amount, or $        , over the 15-year period from such assumed year of exchange. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock and the prevailing tax rates at the time of exchange and will be dependent on us generating sufficient future taxable income to realize the benefit. See “Our Structure and Reorganization—Tax Receivable Agreements”.

The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by the holders of limited partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable as well as the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis.

Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we actually realize in respect of the attributes to which the tax receivable agreements relate.

In certain cases, payments under the tax receivable agreements to our existing owners may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements.

The tax receivable agreements provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivable agreements, our (or our successor’s) obligations under the tax receivable agreements (with respect to all units, whether or not units have been exchanged or acquired before or after such transaction) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreements. As a result, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements. If we were to elect to terminate the tax receivable agreements immediately after this offering, based on an assumed price of $         per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), we estimate that we would be required to pay $     in the aggregate under the tax receivable agreements. See “Our Structure and Reorganization—Tax Receivable Agreements”.

In connection with a partial capital event or dissolution of Artisan Partners Holdings, the rights of the holders of our Class A common stock to distributions will be subject to the H&F preference.

In connection with a partial capital event with respect to Artisan Partners Holdings, the intermediate holding company through which we own all of our operating subsidiaries, net proceeds will be distributed 60% to the holders of the preferred units and 40% to the holders of all other partnership units (including the general partnership units held by us that correspond to shares of our Class A common stock) until the aggregate amount distributed to the holders of preferred units in respect of all partial capital events equals the aggregate preference amount of approximately $357 million. A “partial capital event” means any sale, transfer, conveyance or disposition of consolidated assets of Artisan Partners Holdings for cash or other liquid consideration or the incurrence of indebtedness by Artisan Partners Holdings or its subsidiaries, the principal purpose of which is to distribute the proceeds to the partners or equity holders thereof. Notwithstanding the foregoing, a “partial capital event” does not include a transaction that (i) involves assets with a fair market value of less than or equal to 1% of the consolidated assets of Artisan Partners Holdings or (ii) is part of or would result in a dissolution of Artisan Partners Holdings. In the case of dissolution of Artisan Partners Holdings, the assets of Artisan Partners Holdings would be distributed (after satisfaction of its debts and liabilities and distribution of any accrued and undistributed profits) to the holders of preferred units until the aggregate amount distributed to the holders of the preferred units, taking into account any preferential distributions previously made in connection with a partial capital event, equals the aggregate preference amount. See “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

We may be required to make a cash payment to the H&F holders in 2016, or upon an earlier change of control.

We may be required to make a cash payment to the holders of CVRs on July 11, 2016, or upon an earlier change of control, unless such rights are earlier terminated by satisfaction of the H&F preference condition, as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—

Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Termination of H&F Preference”. The amount of any payment we are required to make will depend on the average of the daily VWAP of our Class A common stock over the 30 trading days prior to July 3, 2016, or the effective date of an earlier change of control, and any proceeds realized by the H&F holders with respect to their equity interests in us, subject to a maximum aggregate payment of $         million. See “Our Structure and Reorganization—Offering Transactions—Contingent Value Rights”.

The H&F preference and the CVRs may give rise to conflict of interests for one of our directors.

The holders (other than Artisan Partners Asset Management Inc.) of a majority in interest of the preferred units and our convertible preferred stock, who will also be the recipients of the CVRs, will be entitled to designate one director nominee as long as they directly or indirectly own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock. Given the economic benefits of the H&F preference and the CVRs, there may be circumstances in which the interests of the holders of the preferred units and our convertible preferred stock, and thus the interests of their director representative, are in conflict with the interests of our Class A shareholders.

If we were deemed an investment company under the 1940 Act as a result of our ownership of Artisan Partners Holdings applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

We do not believe that we are an “investment company” under the 1940 Act. Because we, as the sole general partner of Artisan Partners Holdings, control and operate Artisan Partners Holdings, we believe that our interest in Artisan Partners Holdings is not an “investment security” as that term is used in the 1940 Act. If we were to cease participation in the management of Artisan Partners Holdings, our interest in Artisan Partners Holdings could be deemed an “investment security” for purposes of the 1940 Act. A person may be an “investment company” if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items). Upon consummation of this offering, our sole asset will be our equity investment in Artisan Partners Holdings. A determination that such investment was an investment security could cause us to be deemed an investment company under the 1940 Act and to become subject to the registration and other requirements of the 1940 Act. In addition, we do not believe that we are an investment company under Section 3(b)(1) of the 1940 Act because we are not primarily engaged in a business that causes us to fall within the definition of “investment company”. We and Artisan Partners Holdings intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to this Offering

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the national securities exchange on which we list, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering and you may suffer a loss on your investment.

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to sell your shares of Class A common stock at or above your purchase price, if at all. The market price of our Class A common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of our Class A common stock, include:

•	variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our Class A common stock after this offering;

•	departures of any of our portfolio managers or members of our management team or additions or departures of other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	actual or anticipated poor performance in one or more of the investment strategies we offer;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the investment management industry generally, or particular scandals, specifically;

•	litigation and governmental investigations; and

•	general market and economic conditions.

Future sales of our Class A common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock available for sale after completion of this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

We will agree with the underwriters not to issue, sell, or otherwise dispose of or hedge any shares of our Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. Our officers and directors and our other shareholders will enter into similar lock-up agreements with the underwriters. Citigroup Global Markets Inc. and Goldman, Sachs & Co. may, at any time, release us and/or any of our officers and directors and/or our other shareholders from this lock-up agreement and allow us to sell shares of our Class A common stock within this 180-day period. See “Underwriting”. In addition, pursuant to the terms of an exchange agreement that we will enter into with the holders of limited partnership units of Artisan Partners Holdings, such limited partnership units will not be exchangeable for shares of our Class A common stock or, as the case may be, shares of our convertible preferred stock, which are convertible into Class A common stock, until the one-year anniversary of the consummation of this offering. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”.

Upon completion of this offering, there will be              shares of our Class A common stock outstanding (or shares if the underwriters’ option to purchase additional shares is exercised in full), of which              shares will be freely transferable without restriction or further registration under the Securities Act. Of the              remaining              shares of our Class A common stock outstanding, and              shares of our Class A common stock that will be issuable upon exchange of limited partnership units or conversion of shares of convertible preferred stock,              shares may not be sold until the sixth anniversary of the consummation of this offering, except in one or more underwritten public offerings, subject to certain exceptions described under “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale”. Until the expiration of the first and second anniversaries of this offering (unless otherwise approved by our board of directors),              shares and              shares, respectively, of our Class A common stock that will be issuable upon exchange of limited partnership units or conversion of shares of convertible preferred stock may not be sold, except in one or more underwritten public offerings, subject to certain exceptions described under “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale”.

So long as a holder of shares of our Class A common stock that were issued upon exchange of common units held by an employee-partner continues to be an employee, such holder generally will be able to sell (i) a number of vested shares of our Class A common stock up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that year (as well as the number of shares such holder could have sold in any previous year or years but did not sell in such year or years) or, (ii) if greater, vested shares of our Class A common stock having a then-current market value of up to $250,000. So long as Andrew A. Ziegler is employed by us, AIC will be permitted to sell a number of shares of our Class A common stock up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units owned by AIC on the first day of the year of sale (as well as the number of shares AIC could have sold in any previous year or years but did not sell in such year or years). If Mr. Ziegler’s employment is voluntarily terminated, AIC may, in each 12-month period following the first, second and third anniversary of the termination of his employment, sell a number of shares of our Class A common stock up to one-third of the difference between the aggregate number of common units and the number of shares of Class A common stock received upon exchange of common units held by AIC as of the date of Mr. Ziegler’s voluntary termination and the number of shares, if any, of Class A common stock AIC sold subsequent to Mr. Ziegler’s termination to cover taxes due on the exchange of common units. There is no limit on the number of shares of our Class A common stock AIC may sell if Mr. Ziegler’s employment with us is terminated involuntarily or he is constructively discharged. For these purposes, constructive discharge has been broadly defined to include, among other things, Mr. Ziegler’s loss of his Executive Chairman position, a substantial diminution of Mr. Ziegler’s duties or the election or removal of a Chief Executive Officer over Mr. Ziegler’s objection. See “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale” for a description of the resale and registration rights agreement we will enter into with the current limited partners in connection with this offering and additional details relating to restrictions on transfer.

After this offering, we intend initially to register              shares of our Class A common stock for issuance pursuant to, upon the exercise of options granted under, or upon exchange of common units granted under our 2011 Omnibus Incentive Compensation Plan that we are adopting in connection with this offering. We may increase the number of shares registered for this purpose from time to time. Once we register these shares, they will be able to be sold in the public market upon issuance.

We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline. See “Shares Eligible for Future Sale”.

The disparity in the voting rights among the classes of our capital stock may have a potential adverse effect on the price of our Class A common stock.

Each share of our Class A common stock, Class C common stock and convertible preferred stock will entitle its holder to one vote on all matters to be voted on by shareholders generally, while each share of our Class B common stock will initially entitle its holder to five votes on all matters to be voted on by shareholders generally for so long as AIC and our employees collectively hold at least 20% of the number of outstanding shares of our common stock and our convertible preferred stock. The difference in voting rights could adversely affect the value of our Class A common stock if, for example, investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value or to delay or deter a change of control.

You will suffer immediate and substantial dilution and may experience additional dilution in the future.

We expect that the initial public offering price per share of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering, and after giving effect to the exchange of all outstanding limited partnership units of Artisan Partners Holdings for shares of our Class A common stock or convertible preferred stock, as applicable, and the conversion of all shares of convertible preferred stock into shares of our Class A common stock. As a result, you will pay a price per share that substantially exceeds the per share book value of our assets after subtracting our liabilities. At an offering price of $             (the midpoint of the range set forth on the cover of this prospectus), you will incur immediate and substantial dilution in an amount of $             per share of our Class A common stock. See “Dilution”. In addition, you will experience further dilution upon the issuance of restricted common units or restricted shares of our Class A common stock, or upon the grant of options to purchase common units or shares of our Class A common stock, in each case under our 2011 Omnibus Incentive Compensation Plan.

Anti-takeover provisions in our amended and restated articles of incorporation and bylaws and in the Wisconsin Business Corporation Law could discourage a change of control that our shareholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated articles of incorporation and bylaws and in the Wisconsin Business Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our amended and restated articles of incorporation, which will be in effect at the time this offering is consummated, will authorize the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated articles of incorporation and bylaws discourage potential takeover attempts that our shareholders may favor. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our Class A common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, our anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors”.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Forward-looking statements include, but are not limited to, statements about:

•	our anticipated future results of operations and operating cash flows;

•	our business strategies and investment policies;

•	our intention to pay quarterly dividends;

•	our financing plans;

•	our competitive position and the effects of competition on our business;

•	potential growth opportunities available to us;

•	the recruitment and retention of our employees;

•	our expected levels of compensation of our employees and the impact of compensation on our ability to attract and retain employees;

•	our potential operating performance and efficiency;

•	our expected tax rate;

•	our expectation with respect to the economy, capital markets, the market for asset management services and other industry trends;

•	the benefits to our business resulting from the effects of the reorganization;

•	our belief as to the adequacy of our facilities; and

•	the impact of future legislation and regulation, and changes in existing legislation and regulation, on our business.

OUR STRUCTURE AND REORGANIZATION

Structure Prior to the Reorganization Transactions

Prior to the reorganization transactions described below, the partnership interests in Artisan Partners Holdings consisted of a general partnership interest and Class A, Class B and Class C limited partnership interests. AIC, an entity controlled by Andrew A. Ziegler and Carlene M. Ziegler through which Mr. Ziegler and Ms. Ziegler maintain their ownership interests in Artisan Partners Holdings, held the general partnership interest. Thirty investors held the Class A limited partnership interests. The Class A investors were the initial outside investors in our company and included current and former members of H&F, a private equity investment firm, investing in their individual capacities, and a venture capital fund managed by Sutter Hill Ventures, a venture capital firm, and related individuals. Forty-six Artisan employees held the Class B limited partnership interests. The holders of Class C limited partnership interests were private investment funds controlled by their sole general partner, H&F Investors, which is, in turn, controlled by H&F. Artisan Partners Holdings conducted its business primarily through its wholly-owned subsidiary, Artisan Partners Limited Partnership, our principal operating subsidiary. Under the terms of Artisan Partners Holdings’ limited partnership agreement prior to its reorganization transactions, the Class C limited partnership interests entitled their holders to preferential distributions upon certain events and to put those interests to the partnership on July 3, 2016 under certain circumstances. The preferred units of Artisan Partners Holdings, our convertible preferred stock and the CVRs, each as described below, are intended to provide the holders of Class C limited partnership interests prior to the reorganization with economic and voting rights similar to, but not the same as, the economic and voting rights they possessed as holders of Class C limited partnership interests.

Reorganization Transactions and Post-IPO Structure

The diagram below depicts our organizational structure immediately after the consummation of the reorganization transactions and this offering. Immediately prior to the consummation of this offering, each class of partnership interests in Artisan Partners Holdings will be reclassified as a class of partnership units, and holders of limited partnership units will have the right to exchange them, subject to certain restrictions, for shares of our capital stock as described under “—Artisan Partners Holdings” and “—Offering Transactions—Exchange Agreement”.

(1)

Our Class B shareholders and our employees who are granted restricted shares of our Class A common stock will enter into a shareholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future in accordance with the decision of a shareholders committee as described under “Our Structure and Reorganization—Shareholders Agreement”.

(2)

Includes              restricted shares of our Class A common stock, representing     % of the voting rights in Artisan Partners Asset Management Inc., that we intend to grant to certain of our employees and directors in connection with this offering.

(3)

Economic rights of the Class A common stock, the common units and the general partnership units are subject, in the case of a partial capital event or dissolution of Artisan Partners Holdings, to the H&F preference as described below under “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Following the transactions described below, we will conduct all of our business activities through our operating subsidiaries, which are wholly owned by our direct subsidiary Artisan Partners Holdings (an intermediate holding company of which we will be the general partner), with the exception of Artisan Partners UK LLP. Artisan Partners UK LLP is controlled by its founding member, Artisan Partners Limited, a wholly owned subsidiary of Artisan Partners Holdings. The only other member of Artisan Partners UK LLP is one of our portfolio managers who, as a member, has the right to receive regular payments from Artisan Partners UK LLP but does not share in the profits beyond those regular payments, and does not control Artisan Partners UK LLP. Net profits and net losses of Artisan Partners Holdings will be allocated, and distributions of profits will be made (subject to the H&F preference, as described below), approximately     % to us and     % in the aggregate to Artisan Partners Holdings’ limited partners (or     % and     %, respectively, if the underwriters exercise their option to purchase additional shares in full), immediately after giving effect to the transactions described below.

Artisan Partners Asset Management Inc.

We were incorporated in Wisconsin on March 21, 2011. Immediately prior to the consummation of this offering, we will amend and restate our articles of incorporation to authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock, as well as preferred stock, including a series of convertible preferred stock. Our common stock and convertible preferred stock will have the terms described below and, in more detail, under “Description of Capital Stock”:

Class A Common Stock. We will issue shares of our Class A common stock to the public in this offering. In addition, we intend to grant              restricted shares of our Class A common stock to certain of our employees and directors in connection with this offering. Each share of Class A common stock will entitle its holder to one vote and economic rights (including rights to dividends or distributions upon liquidation), subject, in the case of a partial capital event or dissolution of Artisan Partners Holdings, to the H&F preference. See “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Class B Common Stock. Immediately prior to the consummation of this offering, we will issue shares of our Class B common stock to AIC and to our employee-partners, in amounts equal to the number of common units that AIC and such employee-partners hold at such time. Each share of our Class B common stock will initially entitle its holder to five votes per share but will have no economic rights in Artisan (including no rights to dividends or distributions upon liquidation). If and when our employees who are granted restricted shares of Class A common stock and the holders of our Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to only one vote per share. A share of Class B common stock cannot be transferred except in connection with a transfer of the corresponding common unit.

Each time AIC or an employee-partner exchanges a common unit for a share of our Class A common stock, we will automatically cancel a corresponding share of our Class B common stock held by such exchanging holder. Holders who exchange common units that are unvested will receive restricted shares of our Class A common stock that are subject to the same vesting and other requirements that applied to the common units exchanged.

Class C Common Stock. Immediately prior to the consummation of this offering, we will issue shares of our Class C common stock to our initial outside investors and the H&F holders in amounts equal to the number of units that such holders hold at such time. Each share of Class C common stock will entitle its holder to one vote per share but will have no economic rights in Artisan (including no rights to dividends or distributions upon liquidation). A share of Class C common stock cannot be transferred except in connection with a transfer of the corresponding common unit or preferred unit.

Each time an initial outside investor or H&F holder exchanges a common unit or preferred unit for a share of our Class A common stock or convertible preferred stock, as applicable, we will automatically cancel a corresponding share of our Class C common stock held by such exchanging holder.

Convertible Preferred Stock. One of the H&F private investment funds that was an indirect holder of Class C limited partnership interests in Artisan Partners Holdings before the reorganization transactions holds its investment in Artisan Partners Holdings through a corporation, which we refer to as H&F Corp. Immediately prior to the consummation of this offering, H&F Corp will merge with and into us and the H&F private investment fund that was the sole shareholder of H&F Corp will receive shares of our convertible preferred stock in exchange for their shares of H&F Corp. We will be the surviving corporation in the merger, which we refer to as the H&F Corp Merger. Each share of convertible preferred stock will entitle its holder to one vote and economic rights equal to the economic rights of one share of our Class A common stock, except that in the case of a partial capital event or dissolution of Artisan Partners Holdings, each share of convertible preferred stock will entitle its holder to preferential distributions as described below under “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

Beginning on the first anniversary of the consummation of this offering, shares of our convertible preferred stock are convertible at the election of the holder into shares of our Class A common stock at the conversion rate, which will be one-for-one subject to adjustment to reflect the payment of any preferential distributions to the holders of our convertible preferred stock. See “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. When the holders of our convertible preferred stock are no longer entitled to preferential distributions, each share of convertible preferred stock will automatically convert into shares of our Class A common stock at the then-applicable conversion rate.

Shares of convertible preferred stock cannot be transferred except in distributions by the original H&F holder to any one or more of its partners or shareholders, as applicable, at any time after the completion of the first annual offering pursuant to the resale and registration rights agreement; provided that the H&F holders taken together may distribute shares of convertible preferred stock and preferred units (and shares of Class A common stock into which convertible preferred stock has converted or for which preferred units were exchanged) in an aggregate amount of (i) no more than 25% of the number of the shares of convertible preferred stock and the number of preferred units outstanding immediately prior to the consummation of this offering in any financial quarter, and (ii) no more than 50% of the number of the shares of convertible preferred stock and the number of preferred units outstanding immediately prior to the consummation of this offering in any period of four consecutive financial quarters.

Shareholders Agreement. Our employees (including directors who are employees) who are granted restricted shares of our Class A common stock and the holders of our Class B common stock will enter into a shareholders agreement with respect to all shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future, pursuant to which they will agree to vote such shares in accordance with the decision of a shareholders committee consisting initially of (i) a designee of AIC, who will initially be Andrew A. Ziegler, (ii) Eric R. Colson and (iii) James C. Kieffer, a portfolio manager of our U.S. Value strategies. The AIC designee initially will have the sole right, in consultation with the other members of the committee, to determine how to vote all shares held by the parties to the shareholders agreement. We describe the terms of the shareholders agreement in more detail under “—Shareholders Agreement”.

Artisan Partners Holdings

Upon consummation of this offering, we will conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary.

Immediately prior to the consummation of this offering, the limited partnership agreement of Artisan Partners Holdings will be amended and restated to reclassify the Class A, Class B and Class C limited partnership interests held by the limited partners as Class A common units, Class B common units and preferred units, respectively. The amended and restated limited partnership agreement will reclassify the general partnership interest of AIC, the current general partner, as Class D common units of Artisan Partners Holdings, and will appoint Artisan Partners Asset Management Inc. as the sole general partner.

Holders of Class A common units, Class B common units, Class D common units and preferred units will have certain voting rights as described under “—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Voting and Class Approval Rights”. Except as described below under “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”, net profits and net losses and distributions of profits of Artisan Partners Holdings generally will be allocated and made to its partners pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold. Distributions to partners upon a liquidation of Artisan Partners Holdings will be made to its partners pro rata in proportion to their capital account balances, subject to the claims of creditors, the rights of all partners to their proportionate shares of undistributed profits and the H&F preference. The balance of each partner’s capital account as a percentage of the aggregate capital account balances of all partners will generally correspond to that partner’s respective percentage interest in the profits of Artisan Partners Holdings, although initially some limited partners will have a lower (and we, as the general partner, and certain limited partners will each have a correspondingly higher) capital account balance. As described below under “—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Economic Rights of Partners”, the pro rata portion of deemed gain and deemed losses on revaluation events will be allocated to limited partnership units until the respective capital account balances of each limited partner are pro rata to their respective percentage interest in the profits of Artisan Partners Holdings.

Upon the consummation of this offering, Artisan Partners Asset Management will contribute all of the net proceeds it receives from this offering to Artisan Partners Holdings, and Artisan Partners Holdings will issue to Artisan Partners Asset Management a number of general partnership units equal to the number of shares of Class A common stock that Artisan Partners Asset Management has issued in this offering. As a result of the reorganization transactions described above, the consummation of this offering and the application of a portion of the net proceeds therefrom to purchase common units:

•

as the sole general partner of Artisan Partners Holdings, we will hold (i)              general partnership units representing approximately     % of the economic rights of Artisan Partners Holdings (or     % if the underwriters exercise in full their option to purchase additional shares), subject to the H&F preference, and (ii) sole control of its management (subject to certain voting rights of the limited partners as described under “—Offering Transactions —Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings—Voting and Class Approval Rights”). As a result, we will consolidate the financial results of Artisan Partners Holdings with our results and will record a noncontrolling interest on our balance sheet for the economic interest in it held by all the limited partners who have not exchanged their limited partnership units for shares of our Class A common stock or convertible preferred stock, as applicable;

•

we also will hold              preferred units of Artisan Partners Holdings received by us in the H&F Corp Merger representing approximately     % of the economic rights of Artisan Partners Holdings (or approximately     % if the underwriters exercise in full their option to purchase additional shares);

•

the Class A, Class B, Class C and Class D limited partners of Artisan Partners Holdings will hold             ,             ,             and              units representing approximately     %,     %,     % and     %, respectively, of the economic rights of Artisan Partners Holdings (or     %,     %,     % and     % if the underwriters exercise in full their option to purchase additional shares), subject to the H&F preference;

•

through their holdings of our Class A common stock, public shareholders will collectively have approximately     % of the voting power in Artisan Partners Asset Management Inc. (or approximately     % if the underwriters exercise in full their option to purchase additional shares);

•	the limited partners of Artisan Partners Holdings will initially hold shares of our Class B common stock and shares of our Class C common stock;

•

AIC and our employees will collectively have approximately     % of the voting power in Artisan Partners Asset Management Inc. (or approximately     % if the underwriters exercise in full their option to purchase additional shares), of which:

•	% (or approximately % if the underwriters exercise in full their option to purchase additional shares) will be held by AIC, the sole holder of the Class D common units of Artisan Partners Holdings, through its holdings of our Class B common stock, and

•

    % (or approximately     % if the underwriters exercise in full their option to purchase additional shares) will be held by our employees (excluding shares beneficially held by Andrew A. Ziegler through AIC) through their holdings of restricted Class A common stock that we intend to grant in connection with this offering and our Class B common stock;

•

through their holdings of our Class C common stock, the initial outside investors and certain of the H&F holders will have approximately     % of the voting power in Artisan Partners Asset Management Inc. (or approximately     % if the underwriters exercise in full their option to purchase additional shares); and

•

through their holdings of our convertible preferred stock received in the H&F Corp Merger, certain of the H&F holders will have approximately     % of the voting power in Artisan Partners Asset Management Inc. (or approximately     % if the underwriters exercise in full their option to purchase additional shares).

The number of outstanding limited partnership units of Artisan Partners Holdings (not including the preferred units we will hold upon the consummation of the H&F Corp Merger and the related exchange of preferred units for shares of our convertible preferred stock) will equal the number of outstanding shares of our Class B common stock and Class C common stock. Subject to certain restrictions, following the first anniversary of the consummation of this offering, the common units will be exchangeable for shares of our Class A common stock, and the preferred units will be exchangeable for shares of our convertible preferred stock, in each case on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. A limited partnership unit cannot be exchanged for a share of our Class A common stock or convertible preferred stock without the corresponding shares of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange, at which time we will automatically cancel such shares of Class B common stock or Class C common stock.

Under the terms of its amended and restated limited partnership agreement, Artisan Partners Holdings will be obligated to distribute to us and the holders of limited partnership units cash payments for the purposes of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us and the holders of limited partnership units, respectively, as partners of Artisan Partners Holdings. The amounts available to Artisan Partners Holdings for distributions to us for the payment of dividends will be determined after Artisan Partners Holdings has made distributions for purposes of funding any such tax obligations. The determination to pay dividends, if any, to our Class A shareholders out of any distributions that we receive from Artisan Partners Holdings with respect to our partnership units will be made by our board of directors. Because our board of directors may or may not determine to pay dividends to our Class A shareholders, our Class A shareholders may not necessarily receive dividend distributions relating to our pro rata share of the income earned by Artisan Partners Holdings, even if Artisan Partners Holdings makes such distributions to us. See “Dividend Policy and Dividends”.

Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock

In accordance with its amended and restated limited partnership agreement, taxable income and loss and distributions of profits of Artisan Partners Holdings will be allocated and made to its partners pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold, except in the case of a partial capital event or dissolution of Artisan Partners Holdings. We refer in this prospectus to the preferential distributions in the case of partial capital events or dissolution of Artisan Partners Holdings as the H&F preference. The H&F preference will terminate in accordance with the conditions described below under “—Termination of H&F Preference”.

Partial Capital Events. A “partial capital event” means any sale, transfer, conveyance or disposition of consolidated assets of Artisan Partners Holdings for cash or other liquid consideration (other than in a transaction that (i) involves assets with a fair market value of less than or equal to 1% of the consolidated assets of Artisan Partners Holdings or (ii) is part of or would result in a dissolution of Artisan Partners Holdings), or the incurrence of indebtedness by Artisan Partners Holdings or its subsidiaries, the principal purpose of which is to distribute the proceeds to the partners or equity holders thereof.

The net proceeds of any partial capital event will be distributed:

•

first, 60% to the holders of the preferred units and 40% to the holders of all of the other classes of units (including general partnership units), in each case in proportion to their respective number of units, until the aggregate amount distributed to the holders of the preferred units in respect of all partial capital events equals $357,194,316, which we refer to as the aggregate preference amount;

•

second, 100% to the holders of all of the classes of units (including general partnership units) other than the preferred units, in each case in proportion to their respective number of units, until the cumulative amount distributed on each such unit in respect of all partial capital events equals the cumulative amount distributed on each preferred unit in respect of all partial capital events; and

•	third, to the holders of all classes of units (including general partnership units) in proportion to their respective number of units.

Dissolution. The assets of Artisan Partners Holdings will be distributed upon its dissolution, after satisfaction of its debts and liabilities:

•

first, in the event Artisan Partners Holdings has accrued and undistributed profits, to the holders of all classes of partnership units (including general partnership units), in each case in proportion to their respective number of units, until Artisan Partners Holdings has distributed all such accrued and undistributed profits;

•

second, to the holders of the preferred units in proportion to their respective number of units, until the aggregate amount distributed to the holders of preferred units (including any preferential distributions previously made in connection with any partial capital event) equals the aggregate preference amount;

•

third, to the holders of all of the classes of partnership units (including the general partnership units) other than the preferred units, in each case in proportion to their respective number of units, until the cumulative amount distributed on each such unit (including distributions in respect of partial capital events) equals the cumulative amount distributed on each preferred unit (including distributions in respect of partial capital events); and

•	fourth, to the holders of all of the classes of partnership units (including the general partnership units) in proportion to their respective number of units.

Distributions on Convertible Preferred Stock. In connection with preferential distributions on the preferred units, each share of convertible preferred stock will entitle its holder to dividends equal to the amount distributed by Artisan Partners Holdings on each preferred unit, net of any taxes payable by us on such distributions, using as an assumed tax rate the maximum combined corporate federal, state and local income tax rate applicable to us. Until such dividends are declared and paid to holders of convertible preferred stock, we may not declare and pay a dividend on any other class of our capital stock.

Termination of H&F Preference. The H&F preference will terminate if either the H&F preference condition is satisfied or we are required to make a payment in settlement of either the partnership CVRs or the public company CVRs described below under “—Offering Transactions—Contingent Value Rights”. The H&F preference condition will be satisfied if the average daily VWAP of our Class A common stock for any period of 30 consecutive trading days is at least $             .

Upon termination of the H&F preference, distributions in the case of a partial capital event or dissolution of Artisan Partners Holdings will be made solely to the holders of partnership units (including general partnership units) other than the preferred units, in each case in proportion to their respective number of units, until the amount distributed per unit equals the amount that would have been allocated to such units had the preferential distributions in connection with prior partial capital events to the holders of preferred units not been made. After that, all holders of the partnership units, including the holders of the preferred units, will be entitled to distributions pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold, and Artisan Partners Holdings will no longer be required to make any distributions in connection with a partial capital event.

Convertible Preferred Stock Conversion Rate. Beginning on the first anniversary of the consummation of this offering, at the election of the holder, each share of our convertible preferred stock will be convertible into a number of shares of our Class A common stock equal to the conversion rate (as described below). When the holders of convertible preferred stock are no longer entitled to preferential distributions, as described above in “—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”, each share of convertible preferred stock will automatically convert into a number of shares of our Class A common stock equal to the conversion rate.

The conversion rate will equal the excess, if any, of (a) one over (b) a fraction equal to (x) the cumulative excess distributions per preferred unit (as described below) divided by (y) the average daily VWAP per share of our Class A common stock for the 30 trading days immediately preceding the conversion date. The cumulative excess distributions per preferred unit will equal the excess, if any, of (a) the cumulative amount of distributions upon partial capital events made per preferred unit over (b) the cumulative amount of distributions upon partial capital events made, on a per unit basis, to the holders of the classes of units other than the preferred units. The conversion rate will equal one when either (i) no partial capital events have occurred or (ii) when the amount distributed per all units in respect of all partial capital events equals the amount distributed per preferred unit in respect of all partial capital events.

Offering Transactions

Exchange Agreement

Immediately prior to the consummation of this offering, we will enter into an exchange agreement with the holders of limited partnership units of Artisan Partners Holdings. Subject to certain restrictions described below, following the one-year anniversary of the consummation of this offering, each holder (other than us) and certain permitted transferees will have the right to exchange their limited partnership units, together with the corresponding shares of our Class B or Class C common stock, for shares of our Class A common stock (in the case of the common units) or convertible preferred stock (in the case of the preferred units) on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications and other similar transactions. The exchange agreement generally provides that holders of limited partnership units will be permitted to exchange such units in accordance with the terms of the exchange agreement (i) in connection with an annual underwritten offering pursuant to the resale and registration rights agreement, (ii) on a specified date each fiscal quarter, (iii) in connection with such holder’s death, disability or mental incompetence or retirement or termination from employment by Artisan Partners Holdings, (iv) as part of one or more transactions by such holder and any related persons (within the meaning of section 267(b) or 707(b)(1) of the Internal Revenue Code, and treating H&F Brewer AIV, L.P. and H&F Capital Associates as related persons for this purpose) during any 30 calendar day period representing in the aggregate more than 2% of all outstanding partnership units of Artisan Partners Holdings, disregarding interests held by us, so long as we owned at least 10% of all outstanding partnership units at any point during the taxable year during which such exchange occurs or (v) all of the limited partnership units of Artisan Partners Holdings held by H&F Brewer AIV, L.P. and H&F Capital Associates in a single transaction in the event the aggregate amount of partnership units held by them is not greater than 2% of all outstanding partnership units as a result of issuances of partnership units by Artisan Partners Holdings. In addition, a holder of limited partnership units of Artisan Partners Holdings will be permitted to exchange units only to the extent such partner can transfer an amount of capital per unit that represents at least the same percentage of the aggregate capital account balances of all partners of Artisan Partners Holdings as the percentage interest in profits represented by such units.

Notwithstanding the foregoing, a holder may not exchange limited partnership units if we determine that such exchange would be prohibited by law or regulation. In addition, we may impose additional restrictions on exchange that we determine to be necessary or advisable so that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes (but, in the absence of a change of law, not in the circumstances described in clauses (ii), (iv) or (v) of the immediately preceding paragraph), and may permit exchanges in other circumstances if we determine that Artisan Partners Holdings would not be treated as a publicly traded partnership as a result of such exchanges.

Holders who exchange common units that are unvested will receive restricted shares of our Class A common stock that are subject to the same vesting and other requirements that applied to the common units exchanged. As the holders of common units exchange their units, we will receive a number of general partnership units of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and a corresponding number of common units, and shares of our Class B or Class C common stock, as applicable, will be cancelled. Following the automatic conversion of our convertible preferred stock, each preferred unit will be exchangeable for a number of shares of our Class A common stock equal to the conversion rate as described in “—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock —Convertible Preferred Stock Conversion Rate”. We will retain any preferred units exchanged for shares of convertible preferred stock at least until the subsequent conversion of such shares for shares of our Class A common stock, although the corresponding shares of our Class C common stock will be cancelled. Upon conversion of shares of our convertible preferred stock, we will exchange the corresponding number of preferred units we hold for general partnership units.

We will have the right to exchange preferred units we hold that do not correspond to shares of outstanding convertible preferred stock for general partnership units on or after the date the balance of each partner’s capital account becomes proportional to the number of partnership units held by such partner.

Resale and Registration Rights Agreement—Restrictions on Sale

In connection with this offering, we will enter into a resale and registration rights agreement with the holders of limited partnership units of Artisan Partners Holdings and holders of our convertible preferred stock, pursuant to which the shares of our Class A common stock issued upon exchange of their limited partnership units (and, if applicable, conversion of their convertible preferred stock) will be eligible for resale, subject to the resale timing and manner limitations described below.

Pursuant to the resale and registration rights agreement, we will commit to file, as soon as practicable after the first anniversary of the consummation of this offering, (i) an exchange shelf registration statement registering shares of our Class A common stock and convertible preferred stock for issuance upon exchange of limited partnership units and (ii) a shelf registration statement registering primary and secondary sales of Class A common stock. We will also commit to use our reasonable best efforts to cause the SEC to declare both shelf registration statements effective as soon as practicable thereafter.

Following the consummation of this offering,              shares of our Class A common stock issued upon exchange of limited partnership units of Artisan Partners Holdings or conversion of shares of our convertible preferred stock may be sold prior to the sixth anniversary of the consummation of this offering only in an annual underwritten offering, except as described below. We will determine the timing and manner of any such annual underwritten offering, but will be required to use our reasonable best efforts to provide for five annual underwritten offerings as follows: at least one underwritten offering as soon as practicable following the first anniversary of the consummation of this offering; and at least one underwritten offering in each of the four 12-month periods following the second anniversary of the consummation of this offering. Until the expiration of the first and second anniversaries of this offering (unless otherwise approved by our board of directors)              shares and              shares, respectively, of our Class A common stock that will be issuable upon exchange of limited partnership units or conversion of shares of convertible preferred stock also may be sold only in the annual underwritten offering, except as described below.

If we fail to provide for an underwritten offering before the end of any such 12-month period (including the 12-month period following the first anniversary of the consummation of this offering), each holder of our Class A common stock with the right to sell in such annual underwritten offering may sell their shares in any manner of sale permitted under the securities laws, subject to any other applicable restrictions on such sales, including as to amount, discussed below, until the next annual underwritten offering.

Notwithstanding the restrictions described above and below, (i) holders of shares of Class A common stock issued upon exchange of limited partnership units after the consummation of this offering may always sell a number of shares of Class A common stock sufficient to cover any taxes due on the exchange, using an assumed tax rate equal to the applicable prevailing capital gains rate at the time of the exchange, and (ii) the estate of any deceased holders or the beneficiaries thereof may sell shares of Class A common stock as necessary to pay all applicable estate and inheritance taxes relating thereto.

Except for sales to cover taxes due upon exchange, employee-partners may not resell shares of our Class A common stock that were issued upon exchange of common units before the fifth anniversary of the date such common units were originally granted, unless the holder’s employment is earlier terminated, in which case the holder may resell only as described in the next paragraph. For common units that are issued upon reclassification of Class B limited partnership interests, the original grant date is the date the Class B limited partnership interests were granted. In any annual underwritten offering after the fifth anniversary of the original date of grant, an employee-partner may sell (i) a number of vested shares of our Class A common stock up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that year (as well as the number of shares such holder could have sold in any previous year or years but did not sell in such year or years) or, (ii) if greater, vested shares of our Class A common stock having a then-current market value equal to $250,000.

Following the termination of an employee-partner’s employment, such employee-partner’s common units will (after the first anniversary of the consummation of this offering) be mandatorily exchanged, together with the corresponding shares of Class B common stock, for shares of our Class A common stock, provided that to the extent such employee-partner cannot transfer an amount of capital per unit that represents the same percentage of the aggregate capital account balances of all partners of Artisan Partners Holdings as the profits represented by all such units, the exchange of the remaining common units and corresponding shares of Class B common stock will be delayed until there is sufficient capital to make such transfer. Thereafter, if such employee-partner’s employment was terminated as a result of retirement, death or disability, such employee-partner or his or her estate may (i) at the time of termination of employment, sell a number of shares of Class A common stock sufficient to cover any taxes due on the exchange of common units, (ii) at the time of termination, in addition to shares sold pursuant to clause (i), sell a number of shares of our Class A common stock equal to up to the greater of (A) $1 million and (B) one-half of the difference between the aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment and the number of shares, if any, of Class A common stock such employee-partner sold pursuant to clause (i) above, and (iii) on the first anniversary of the termination, the employee-partner’s remaining shares of our Class A common stock. If such employee-partner resigned or was terminated involuntarily, such employee-partner may (i) at the time of termination of employment, sell a number of shares of Class A common stock sufficient to cover any taxes due on the exchange of common units, (ii) in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock equal to up to the greater of (A) $1 million and (B) one-fourth of the difference between the aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment and the number of shares, if any, of Class A common stock such employee-partner sold to cover taxes due on the exchange subsequent to the employee-partner’s termination. Such sales may be made in any manner of sale permitted under our shelf registration statement or otherwise permitted under the securities laws, but such employee-partners will not have the right to participate in our annual underwritten offerings, unless otherwise determined by our board of directors. Employee-partners may also transfer the shares of our Class A common stock that were issued upon exchange of common units (i) by will or the laws of descent and distribution, (ii) following their termination of employment, in compliance with Rule 144 but subject to the applicable restrictions on timing set forth above and (iii) in certain circumstances, to family members, estate planning vehicles and charitable organizations.

If the amount of income taxes that employee-partners are required to pay due to the exchange of their common units for shares of our Class A common stock (whether or not they are employees at the time that the tax payment obligation arises) exceeds the net proceeds they would receive upon the sale of all shares they are permitted to sell pursuant to the immediately preceding paragraph during the year with respect to which the tax is payable, then they will instead be entitled to sell a number of shares of our Class A common stock sufficient to provide net proceeds that would enable them to pay the taxes due. In addition, we may allow holders of common units to sell shares of our Class A common stock issued upon exchange of their units in amounts exceeding those described above at any time following the effective date of the shelf registration statement, which determination may be withheld, delayed, or granted on such terms and conditions as our board of directors may determine, in its sole discretion.

So long as Andrew A. Ziegler is employed by us, in any annual underwritten offering, AIC may sell a number of shares of our Class A common stock received upon exchange of common units up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units owned by AIC on the first day of the year of sale (as well as the number of shares AIC could have sold in any previous year or years but did not sell in such year or years). If Mr. Ziegler’s employment is voluntarily terminated, AIC may, in each 12-month period following the first, second and third anniversary of the termination of his employment, sell a number of shares of our Class A common stock equal to up to one-third of the difference between the aggregate number of common units and the number of shares of Class A common stock received upon exchange of common units held by AIC as of the date of Mr. Ziegler’s voluntary termination and the number of shares, if any, of Class A common stock AIC sold subsequent to Mr. Ziegler’s termination to cover taxes due on the exchange of common units. There is no limit on the number of shares of our Class A common stock AIC may sell if Mr. Ziegler’s employment with us is terminated involuntarily or he is constructively discharged. For these purposes, constructive discharge has been broadly defined to include, among other things, Mr. Ziegler’s loss of his Executive Chairman position, a substantial diminution of Mr. Ziegler’s duties or the election or removal of a Chief Executive Officer over Mr. Ziegler’s objection.

With the exception of former employees, the holders of all limited partnership units and our convertible preferred stock (and any Class A common stock issued upon exchange or conversion) will be entitled to participate in any offering, including the annual underwritten offering, subject to the limits on sales by AIC and by the employee-partners described above. AIC will continue to have the right to participate in each annual underwritten offering, even if Mr. Ziegler is no longer employed by us. In any such offering, all participating holders may sell, subject to customary underwriters’ cut-back rights, in proportion to the number of shares of capital stock they own, except that the H&F holders (which includes the holders of both the preferred units and the convertible preferred stock) shall be entitled to sell the greater of (i) 40% of the aggregate number of shares being offered and (ii) two and one-half times their proportionate interest. In the event of underwriter cut-backs in any annual underwritten offering, priority will be given to any and all shares of our Class A common stock that we propose to issue and sell in connection with the offering, and then to the participating holders on a pro rata basis (subject to the priority right of the H&F holders to sell the greater of 40% of the aggregate number of shares being offered or two and one-half times their proportionate interest).

Through the second anniversary of the consummation of this offering, unless approved by a two-thirds vote of our board of directors, the H&F holders may only sell shares of Class A common stock received upon exchange of preferred units or conversion of shares of convertible preferred stock in our annual underwritten offering. Following the second anniversary of the consummation of this offering, subject to certain restrictions, the H&F holders will have the right to use the shelf registration statement to sell shares of Class A common stock in (i) an unrestricted number of brokered transactions and (ii) so long as we are conducting annual underwritten offerings as described above, two underwritten shelf takedowns per year, or, if we are not conducting annual underwritten offerings as described above, three underwritten shelf takedowns per year, subject to the limitation of two demands for marketed underwritten shelf takedowns in the aggregate. There is no limitation on the aggregate number of unmarketed underwritten shelf takedowns the H&F holders may demand. A shelf takedown will be deemed “marketed” if it involves (i) one-on-one meetings or calls between investors and our management or (ii) a customary roadshow or other marketing activity that requires members of our management to be out of the office for two business days or more or group meetings or calls between investors and management or any other substantial marketing effort by the underwriters over a period of at least 48 hours. Notwithstanding these rights, the H&F holders may continue to participate in each of our annual underwritten offerings.

Through the sixth anniversary of the consummation of this offering, unless approved by a two-thirds vote of our board of directors, AIC may sell shares of Class A common stock received upon exchange of common units only in our annual underwritten offering, except as follows. Subject to certain restrictions, upon the earliest of (i) the involuntary termination or constructive discharge of Andrew A. Ziegler, (ii) the completion of the fifth annual underwritten offering discussed above or (iii) the sixth anniversary of the consummation of this offering, AIC will have the right to use the shelf registration statement to sell shares of Class A common stock in (i) an unrestricted number of brokered transactions and (ii) so long as we are conducting annual underwritten offerings as described above, two underwritten shelf takedowns per year, or, if we are not conducting annual underwritten offerings as described above, three underwritten shelf takedowns per year, subject to the limitation of two demands for marketed underwritten shelf takedowns in the aggregate. There is no limitation on the aggregate number of unmarketed underwritten shelf takedowns AIC may demand.

Each underwritten shelf takedown, whether or not marketed, demanded by the H&F holders or AIC must have anticipated aggregate net proceeds of at least the lesser of (i) $35 million or (ii) in the case of the H&F holders, the value of Class A common stock, including the value of any Class A common stock issuable upon exchange of preferred units or conversion of shares of convertible preferred stock, owned by it at the time of such demand, or, in the case of AIC, the value of Class A common stock, including the value of any Class A common stock issuable upon exchange of common units, owned by it at the time of such demand. In the event that either the H&F holders or AIC make a demand for an underwritten shelf takedown, the other (non-demanding) party will have the right, but not the obligation, to participate in such offering. In the event of underwriter cut-backs in registration, the demanding and non-demanding party will have the right to participate in the underwritten shelf takedown in proportion to their relative ownership of Class A common stock (including any shares of Class A common stock issuable upon exchange of limited partnership units or conversion of shares of convertible preferred stock); provided that, if (i) AIC is not the demanding party, the participation rights of all participants will be subject to the right of the H&F holders to sell, in the aggregate, the greater of 40% of the aggregate number of shares being offered or two and one-half times their proportionate interest, and (ii) if AIC is the demanding party, the participation rights of all participants other than AIC will be subject to the right of the H&F holders to sell the greater of 40% of the aggregate number of shares being offered or two and one-half times their proportionate interest. Without the consent of our board of directors, underwritten shelf takedowns requested by any party may not occur within 90 days of a prior underwritten shelf takedown or annual underwritten offering. Additionally, we will have the right to defer a demanded shelf takedown under certain circumstances when we are in possession of material non-public information.

If we offer shares of our Class A common stock in an underwritten offering other than an annual underwritten offering, holders of shares of our Class A common stock issued upon exchange of limited partnership units or conversion of convertible preferred stock will be entitled to participate, subject to the same priority rules as are applicable to annual underwritten offerings.

We have agreed in the resale and registration rights agreement to indemnify the participating holders, solely in their capacity as selling shareholders, against any losses or damages resulting from any untrue statement, or omission, of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their limited partnership units or conversion of shares of convertible preferred stock, except to the extent such liability arose from the selling shareholder’s misstatement or omission of a material fact, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the resale and registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of the H&F holders and AIC. The selling shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the resale and registration rights agreement.

Additionally, the original H&F holder will have the right to distribute preferred units or shares of convertible preferred stock to any one or more of its partners or shareholders, as applicable, at any time after the completion of the first annual offering, provided that the H&F holders taken together may distribute preferred units and shares of convertible preferred stock (and shares of Class A common stock for which the preferred units were exchanged or into which the convertible preferred stock was converted) in an aggregate amount of (i) no more than 25% of the number of preferred units and the number of shares of convertible preferred stock outstanding immediately prior to the consummation of this offering in any financial quarter and (ii) no more than 50% of the number of preferred units and the number of shares of convertible preferred stock outstanding immediately prior to the consummation of this offering in any period of four consecutive financial quarters. The transferees in any such distribution will not be subject to any resale restrictions and will not have any rights under the registration rights agreement. Certain of our original outside investors who will hold Class A common units upon the consummation of the reorganization will also have the right to distribute such units to any one or more of their partners, and the shares of Class A common stock for which such units may be exchanged will not be subject to any resale restrictions.

Contingent Value Rights

Immediately prior to the consummation of this offering, Artisan Partners Holdings will issue to each holder of preferred units of Artisan Partners Holdings (including Artisan Partners Asset Management) a number of CVRs, the partnership CVRs, equal to the number of preferred units held by such holder, and Artisan Partners Asset Management Inc. will issue to each holder of convertible preferred stock a number of CVRs, the public company CVRs, equal to the number of shares of convertible preferred stock held by such holder. Upon the exchange of a preferred unit of Artisan Partners Holdings for a share of our convertible preferred stock, the corresponding partnership CVR will be exchanged for a public company CVR, and Artisan Partners Asset Management Inc. will hold the partnership CVR. The CVRs may not be transferred except in a distribution by an H&F holder to its partners or shareholders, as applicable.

Settlement. On the settlement date, which will be July 11, 2016, or, if earlier, five business days after the effective date of a change of control, each of Artisan Partners Holdings and Artisan Partners Asset Management Inc. will pay to the holders of its respective CVRs an amount of cash per CVR equal to $             minus the greater of (i) the realized proceeds and (ii) the measured value, subject to a maximum payment per CVR of $        , or $         million in the aggregate. The “realized proceeds” with respect to any CVR is the gross proceeds to the holder from the sale of the preferred unit or share of convertible preferred stock with respect to which such CVR was issued, or of the share of Class A common stock for which such common unit was exchanged or into which such share of convertible preferred stock was converted, or of any security of Artisan Partners Asset Management Inc. that was purchased with the proceeds of the sale of such securities. The “measured value” is an amount equal to the average of the daily VWAP of a share of our Class A common stock over the 30 trading days prior to July 3, 2016 or the effective date of an earlier change of control.

Termination. The CVRs will terminate prior to the settlement date if the H&F preference condition (as described under “—Reorganization Transactions and Post-IPO Structure—Preferential Distributions on Preferred Units and Convertible Preferred Stock—Termination of H&F Preference”) is satisfied.

No other rights. The CVRs will have no voting rights or economic rights, other than the right to the payments on the settlement date described above.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a result of the reorganization, we will conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The operations of Artisan Partners Holdings, and the rights and obligations of its partners, will be set forth in an amended and restated limited partnership agreement of Artisan Partners Holdings, or the limited partnership agreement, a form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The following is a description of the material terms of this agreement.

Governance. We will serve as the general partner of Artisan Partners Holdings. As such, we will control its business and affairs and be responsible for the management of its business, subject to the approval rights of the limited partners as described under “—Voting and Class Approval Rights”. We will also have the power to delegate certain of our management responsibilities to officers, as determined by our board of directors. No limited partners of Artisan Partners Holdings, in their capacity as such, will have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Economic Rights of Partners. Artisan Partners Holdings will have general partnership units, common units (Class A, Class B and Class D) and preferred units. Net profits and net losses and distributions of profits of Artisan Partners Holdings generally will be allocated and made to its partners pro rata in accordance with the number of partnership units of Artisan Partners Holdings they hold (whether or not vested), except in the case of a partial capital event or dissolution of Artisan Partners Holdings as described above under “—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”. The pro rata portion of deemed gain on revaluation events otherwise allocable to the preferred units will be allocated to Class A, Class B and Class D common units and, after the H&F preference has terminated, the pro rata portion of deemed losses on revaluation events otherwise allocable to Class A, Class B and Class D common units will be allocated to the preferred units until the respective capital account balances of each limited partner are pro rata to their respective percentage interest in the profits of Artisan Partners Holdings.

Under the terms of its amended and restated limited partnership agreement, Artisan Partners Holdings will be obligated to distribute to us and the holders of limited partnership units cash payments for the purposes of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us and the holders of limited partnership units, respectively, as partners of Artisan Partners Holdings. See “—Tax Consequences”. In addition, Artisan Partners Holdings may make distributions to us without making pro rata distributions to other holders of its partnership units in order to pay (i) consideration, if any, in connection with the redemption, repurchase, acquisition, cancellation or termination of our Class A common stock, (ii) amounts payable under the tax receivable agreements as described in “—Tax Receivable Agreements” and (iii) payments in respect of operating expenses, overhead and other fees and expenses. Distributions to partners upon the liquidation of Artisan Partners Holdings will be made pro rata in proportion to the balances of their respective capital accounts, subject to the H&F preference.

Coordination of Artisan Partners Asset Management Inc. and Artisan Partners Holdings. Any time we issue a share of our Class A common stock for cash, we will promptly transfer the net proceeds we receive to Artisan Partners Holdings and Artisan Partners Holdings will issue to us a general partnership unit for each share so issued, or, alternatively, we may agree to transfer the net proceeds to a limited partner of Artisan Partners

Holdings in exchange for a limited partnership unit of Artisan Partners Holdings held by such limited partner for each share so issued, which limited partnership unit will be automatically converted into a general partnership unit, or in the case of a preferred unit, initially will be retained by us. Any time we issue a share of our Class A common stock pursuant to our 2011 Omnibus Incentive Compensation Plan, we will contribute to Artisan Partners Holdings all of the proceeds that we receive (if any) and Artisan Partners Holdings will issue to us a general partnership unit. Any time Artisan Partners Holdings issues a common unit pursuant to our 2011 Omnibus Incentive Compensation Plan, we will issue a corresponding share of Class B common stock in exchange for the payment of the par value. In the event that we issue other classes or series of our equity securities, Artisan Partners Holdings will issue, and limited partnership units (if any) transferred to us by its limited partners in exchange for our newly issued equity securities will be automatically converted into, an equal amount of equity securities of Artisan Partners Holdings with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we redeem, repurchase or otherwise acquire any shares of our Class A common stock (or our equity securities of other classes or series) for cash, Artisan Partners Holdings will, immediately prior to our transaction, redeem an equal number of general partnership units (or its equity securities of the corresponding classes or series) held by us, upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) are redeemed, repurchased or otherwise acquired. Upon the forfeiture of any common unit held by an employee-partner as a result of applicable vesting provisions, the breach of any restrictive covenants in grant agreements, or otherwise, a corresponding share of our Class B common stock will automatically be redeemed and cancelled by us.

We may, in the event of the consummation of a merger, consolidation or other business combination involving us (unless substantially all of the holders of our common stock continue to hold a majority of the voting stock of the surviving entity or its parent), require each holder of limited partnership units to exchange all such units (and corresponding shares of Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock, or for shares of our convertible preferred stock in the case of the preferred units, and to convert such shares into shares of our Class A common stock. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or by a third party and approved by our board of directors or is otherwise effected with the consent of our board of directors, each holder of limited partnership units (other than us) will be permitted to participate in such transaction by exchanging their units for shares of our Class A common stock or converting their shares of convertible stock received upon exchange of preferred units contingent upon the consummation of the transaction.

Pursuant to the amended and restated limited partnership agreement, we will agree, as general partner, that we will not conduct any business other than the management and ownership of Artisan Partners Holdings and its subsidiaries, or own any other assets (other than on a temporary basis), although we may incur indebtedness and may take other actions if we determine in good faith that such indebtedness or other actions are in the best interest of Artisan Partners Holdings. In addition, the limited partnership units of Artisan Partners Holdings, as well as our common stock, will be subject to equivalent stock splits, dividends and reclassifications and other similar transactions.

Issuances and Transfers of Limited Partnership Units. General partnership units of Artisan Partners Holdings may only be issued to us, its general partner, and are non-transferable. We do not intend to cause Artisan Partners Holdings to issue additional limited partnership units after the consummation of this offering other than common units under our 2011 Omnibus Incentive Compensation Plan that we plan to adopt in connection with this offering. Holders of the limited partnership units may not transfer any such limited partnership units to any person unless he or she transfers an equal number of shares of our Class B common stock or Class C common stock to the same transferee. In addition, except (i) in connection with exchanges into Class A common stock of Artisan Partners Asset Management Inc. in accordance with the exchange agreement, or to certain estate planning vehicles, or (ii) distributions by certain of our initial outside investors to any one or more of their partners, the common units in Artisan Partners Holdings will be transferable only with our consent.

Preferred units and shares of convertible preferred stock cannot be transferred except in distributions by the original H&F holder to any one or more of its partners or shareholders, as applicable, at any time after the completion of the first annual offering pursuant to the resale and registration rights agreement; provided that the H&F holders taken together may distribute preferred units and shares of convertible preferred stock (and shares of Class A common stock for which the preferred units were exchanged or into which the convertible preferred stock was converted) in an aggregate amount of (i) no more than 25% of the number of preferred units and the number of shares of convertible preferred stock outstanding immediately prior to the consummation of this offering in any financial quarter and (ii) no more than 50% of the number of preferred units and the number of shares of convertible preferred stock outstanding immediately prior to the consummation of this offering in any period of four consecutive financial quarters.

Voting and Class Approval Rights. As the general partner of Artisan Partners Holdings, we will hold all general partnership units and will control the business of Artisan Partners Holdings. In the event that Artisan Partners Holdings proposes to:

•	engage in a material corporate transaction, including a merger, consolidation, dissolution or sale of all or substantially all of its assets;

•	redeem or issue certain additional equity interests;

•	make any in-kind distributions;

•	voluntarily dissolve, wind up or liquidate;

•	admit a new general partner that is not a wholly-owned, direct or indirect, subsidiary of Artisan Partners Asset Management Inc. or any successor thereof;

•

take any action on tax matters that materially adversely affects the allocation of the step-up in basis of assets of Artisan Partners Holdings under certain tax laws with respect to the limited partners; or

•	make certain changes in the allocations, determinations and distributions;

our approval, acting in our capacity as the general partner, along with the approval of a majority in interest of the then-remaining Class A common units, Class B common units, Class D common units and preferred units, each voting as a single and separate class, will be required to approve such a transaction or issuance in accordance with the terms of the amended and restated limited partnership agreement, provided, however, that (i) if any of the foregoing affects only certain classes of limited partnership units, only the approval of the affected classes would be required to approve such a transaction or issuance in accordance with the terms of the amended and restated limited partnership agreement and (ii) each class of limited partnership units will have the power and authority to approve or disapprove such a transaction or issuance only so long as the holders of the respective class of limited partnership units directly or indirectly own limited partnership units constituting at least 5% of the outstanding partnership units of Artisan Partners Holdings.

Artisan Partners Asset Management Inc. has agreed that it will vote the preferred units that it holds pursuant to the instructions of the holders of the convertible preferred stock in connection with any class vote of the holders of the preferred units.

Non-Competition. Messrs. Ziegler and Colson and all of our portfolio managers will agree not to compete with us during the term of their employment with us and for a period of one year following termination of such employee’s employment with us. All of our other employees who currently are limited partners or who receive equity awards pursuant to our 2011 Omnibus Incentive Compensation Plan will, pursuant to the terms of the applicable grant agreements pursuant to which they have been issued equity awards, agree to refrain from competing with us during the term of their employment with us, but will not be prohibited from doing so after their employment with us.

In addition, Mr. Ziegler has entered into an employment agreement with us to serve as Executive Chairman, pursuant to which he has agreed he will not hold a 5% or greater participation interest in any other investment management business.

Non-Solicitation. Mr. Ziegler and each of our employee-partners and our other employees who receive equity awards pursuant to our 2011 Omnibus Incentive Compensation Plan will agree (i) not to solicit employees and certain customers depending on such employee’s position while employed by us, for a period of one year following termination of employment, and (ii) to protect the confidential information of Artisan Partners Asset Management Inc. and Artisan Partners Holdings, which obligation will survive the termination of his or her employment.

Indemnification and Exculpation. Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of AIC having been the general partner, us being the general partner or our directors and officers serving in their capacity as such to the maximum extent that AIC, we or such directors and officers could be indemnified if Artisan Partners Holdings were a Delaware corporation and AIC, we or such directors and officers were directors of such corporation.

Artisan Partners Holdings will also indemnify its employees against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or advisee), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

We, as the general partner, and our directors and officers will not be liable to Artisan Partners Holdings, us, as its general partner, or its limited partners for damages incurred by (i) any mistake in judgment or (ii) any action or inaction taken or omitted in the course of performing our or their duties under the amended and restated limited partnership agreement or in connection with the business of Artisan Partners Holdings. In addition, we, as the general partner, will not be liable to Artisan Partners Holdings or its limited partners for any loss due to the mistake, negligence, dishonesty, fraud or bad faith of any employee, broker or other agent of Artisan Partners Holdings selected by us without willful misconduct or gross negligence on our part.

Amendments. The amended and restated limited partnership agreement may be amended with the consent of the general partner and a majority in interest of the then-remaining Class A common units, Class B common units, Class D common units and preferred units, each voting as a single and separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partnership units, only a majority in interest of the affected classes will have the right to approve such amendment.

Notwithstanding the foregoing, no amendment increasing the personal liability of a limited partner, modifying the limited liability of a limited partner or requiring any additional capital contribution by a limited partner may be made without the consent of the affected limited partner.

Shareholders Agreement

Concurrently with the consummation of this offering, our employees (including our directors who are employees) who are granted restricted shares of our Class A common stock and the holders of our Class B common stock will enter into a shareholders agreement with respect to all Class A and Class B common stock they hold at such time and any shares of our Class A or Class B common stock they may acquire in the future, pursuant to which such holders will agree to vote such shares in accordance with the decision of, and grant an irrevocable proxy to, a shareholders committee consisting initially of a designee of AIC, who initially will be Mr. Ziegler, Eric R. Colson and James C. Kieffer, a portfolio manager of our U.S. Value strategies. The AIC designee will have the sole right, in consultation with the other members of the shareholders committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. The AIC designee will be required to consult with the other members of the shareholders committee. If Mr. Ziegler ceases to be a member of the shareholders committee or to have sole power to determine how the shares are voted, the shares will be voted in accordance with the majority decision of the three members of the shareholders committee. Although AIC may replace Mr. Ziegler as its shareholders committee designee, Mr. Ziegler indirectly holds 50% of the voting stock of AIC, and therefore could not be replaced without his consent.

Pursuant to the shareholders agreement, AIC will lose its right to designate one member of the shareholders committee upon (i) Mr. Ziegler’s death, disability or resignation from our company, (ii) the date on which he voluntarily terminates his employment with us, or (iii) the second anniversary of his involuntary termination or constructive discharge. AIC may withdraw from the shareholders agreement when Mr. Ziegler is no longer a member of the shareholders committee. Upon such withdrawal AIC will have sole voting control over its shares.

The members of the shareholders committee other than the AIC designee must be Artisan employees. Pursuant to the terms of the shareholders agreement, if a member of the shareholders committee ceases to act as a member of the shareholders committee, the chief executive officer of Artisan Partners Asset Management Inc., if he or she is a holder of shares subject to the shareholders agreement and is not already a member of the shareholders committee, will become a member of the shareholders committee. Otherwise, the remaining members of the shareholders committee will jointly select a third member of the shareholders committee. If the remaining members of the shareholders committee cannot agree on a third member of the shareholders committee or if there are fewer than two remaining members of the shareholders committee, then the members of the shareholders committee will be selected by the vote of the holders of the shares subject to the shareholders agreement from among candidates nominated by the five parties to the shareholders agreement, other than AIC, that hold the largest number of shares of our common stock, including shares of our common stock issuable upon exchange of common units, subject to the shareholders agreement.

The shareholders agreement will provide that members of the shareholders committee will agree to vote the shares subject to the shareholders agreement in support of (i) a director nominee designated by the holders (other than us) of a majority in interest of the preferred units and convertible preferred stock so long as the holders of preferred units (other than us) and convertible preferred stock directly or indirectly own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock, (ii) a director nominee who is a holder of Class A common units so long as the holders of the Class A common units own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; (iii) a director nominee designated by AIC so long as AIC owns shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; and (iv) a director nominee who is an employee-partner. The director who is a holder of Class A common units shall be entitled to designate his or her successor unless he or she is removed for cause.

Under the terms of the shareholders agreement, the members of the shareholders committee may in their discretion vote, or abstain from voting, all or any of the shares of our Class A and Class B common stock held by the parties to the shareholders agreement on any matter on which holders of shares of our Class A and Class B common stock are entitled to vote, including, but not limited to, the election of directors to our board of directors, amendments to our articles of incorporation or bylaws, changes to our capitalization, the declaration of dividends, a merger or consolidation, a sale of substantially all of our assets, and a liquidation, dissolution or winding up. The members of the shareholders committee are specifically authorized to vote for themselves as directors under the terms of the shareholders agreement.

Any transferee of shares of our Class B common stock that are subject to the agreement is required, as a condition to the transfer of such shares, to agree that such transferee and the transferred shares shall be bound by the shareholders agreement and to grant an irrevocable proxy to the shareholders committee.

The shareholders agreement will have an indefinite term, but at any time after the later of (i) the elimination of the Class B common stock’s super-voting rights and (ii) the fifth anniversary of the consummation of this offering, parties to the shareholders agreement holding at least two-thirds of the shares subject to the agreement may terminate it.

In connection with this offering, we plan to adopt the 2011 Omnibus Incentive Compensation Plan, pursuant to which we expect to grant equity awards of or with respect to shares of our Class A common stock or common units of Artisan Partners Holdings. To the extent that we cause Artisan Partners Holdings to issue additional common units to our employees, these employees would be entitled to receive a corresponding number of shares of our Class B common stock (including if the common units awarded are subject to vesting). All of the shares of our common stock issued to employees under this plan will be subject to the shareholders agreement. Shares held by an employee will cease to be subject to the shareholders agreement upon termination of employment.

Tax Consequences

As the general partner of Artisan Partners Holdings, we will incur U.S. federal, state and local income taxes on our allocable share of any of its net taxable income. Under the terms of its amended and restated limited partnership agreement, Artisan Partners Holdings will be obligated to distribute to us and the holders of limited partnership units cash payments for the purpose of funding tax obligations in respect of the taxable income and net capital gain that is allocated to us and the holders of limited partnership units, respectively, as partners of Artisan Partners Holdings. See “—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings”.

Tax Receivable Agreements

Pursuant to the exchange agreement described above, from time to time we may be required to acquire common or preferred units of Artisan Partners Holdings from their holders upon exchange for shares of our Class A common stock or shares of our convertible preferred stock and the cancellation of a corresponding number of shares of our Class B or Class C common stock, as the case may be. In addition, we will acquire preferred units as a result of the H&F Corp Merger. Artisan Partners Holdings had an election under Section 754 of the Internal Revenue Code in effect for prior taxable years in which (i) distributions from Artisan Partners Holdings were made; and (ii) transfers and exchanges of partnership interests occurred, and intends to have such election in effect for future taxable years in which exchanges of limited partnership units occur. Pursuant to the Section 754 election, certain prior distributions on, and transfers and exchanges of, partnership interests resulted in, and each future exchange of limited partnership units is expected to result in, an increase in the tax basis of tangible and intangible assets of Artisan Partners Holdings. When we acquire partnership units from existing partners, we expect that both the existing basis and the anticipated basis adjustments will increase (for tax purposes) depreciation and amortization deductions allocable to us from Artisan Partners Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

We intend to enter into two tax receivable agreements. One tax receivable agreement, which we will enter into with the holders of convertible preferred stock issued as consideration for the H&F Corp Merger, will generally provide for the payment by us to such shareholders of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after this offering as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to the limited partnership units acquired by us in the merger that arose from certain prior distributions by Artisan Partners Holdings and prior purchases of partnership interests by H&F Corp, (ii) any net operating losses available to us as a result of the H&F Corp Merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, which we will enter into with the holders of common and preferred units, will generally provide for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after this offering as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (a) the purchases or exchanges of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for cash or shares of our Class A common stock or convertible preferred stock and (b) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers or exchanges of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements, unless certain assumptions apply, as discussed herein. The term of the tax receivable agreements will commence upon the completion of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our rights to terminate the tax receivable agreements or payments under the agreements are accelerated in connection with a change of control (as described below). The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of exchanges by the holders of limited partnership units, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis.

We expect that the payments we will be required to make under the tax receivable agreements will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with the merger and future exchanges described above would aggregate approximately $                 over 15 years from exchange based on an assumed price of $                 per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus) and assuming all exchanges or purchases, other than the exchanges, purchases and redemptions in connection with this offering, would occur one year after this offering. Under such scenario we would be required to pay the holders of limited partnership units 85% of such amount, or $                , over the 15-year period from such assumed year of exchange. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of the shares and the prevailing tax rates at the time of exchange and will be dependent on us generating sufficient future taxable income to realize the benefit.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, the holders of convertible preferred stock issued as consideration for the H&F Corp Merger and the holders of limited partnership units will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, we could make payments under the tax receivable agreement that are greater than our actual cash tax savings.

The tax receivable agreements provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivable agreements, our (or our successor’s) obligations under the tax receivable agreements (with respect to all units, whether or not units have been exchanged or acquired before or after such transaction) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreements. As a result, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements and (ii) if we elect to terminate the tax receivable agreements early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivable agreements. If we were to elect to terminate the tax receivable agreements immediately after this offering, based on an assumed price of $                 per share of our Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), we estimate that we would be required to pay $         in the aggregate under the tax receivable agreements.

Payments under the tax receivable agreements, if any, will be made pro rata among all tax receivable agreement holders entitled to payments on an annual basis to the extent we have sufficient taxable income to utilize the increased depreciation and amortization charges. The availability of sufficient taxable income to utilize the increased depreciation and amortization expense will not be determined until such time as the financial results for the year in question are known and tax estimates prepared, which typically occurs within 90 days after the end of the applicable calendar year. We expect to make payments under the tax receivable agreements, to the extent they are required, within 145 days after the end of the calendar year in which the increased depreciation and amortization expense was utilized. Interest on such payments will begin to accrue at a rate of                          from the due date (without extensions) of such tax return.

The impact that the tax receivable agreements will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the exchanges of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for our Class A common stock or convertible preferred stock, representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the partnership units we receive as a result of the H&F Corp Merger and other exchanges by holders of limited partnership units. Because the amount and timing of any payments will vary based on a number of factors (including the timing of future exchanges, the price of our Class A common stock or the value of our convertible preferred stock, as the case may be, at the time of any exchange, the extent to which such exchanges are taxable and the amount and timing of our income), depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreements. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time.

Decisions made by our existing owners in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreements. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreements and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreements.

Because of our structure, our ability to make payments under the tax receivable agreements is dependent on the ability of Artisan Partners Holdings to make distributions to us. The ability of Artisan Partners Holdings to make such distributions will be subject to, among other things, the applicable provisions of Delaware law that may limit the amount of funds available for distribution to its partners. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock by us in this offering will be approximately $         million, or approximately $         million if the underwriters exercise in full their option to purchase additional shares of Class A common stock, based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), in each case after deducting assumed underwriting discounts and estimated offering expenses payable by us. We intend to use $         million of the net proceeds to repay a portion of outstanding indebtedness under our term loan, $         million of the net proceeds to purchase an aggregate of          common units from certain of our initial outside partners, $         million to make a distribution of retained profits of Artisan Partners Holdings to its pre-offering partners, and the balance for general corporate purposes, including working capital. Investors who purchase Class A common stock in this offering will not be entitled to a portion of the distribution of the retained profits. Pending the use of proceeds for general corporate purposes, we intend to invest that portion of the net proceeds in short-term money market and money-market equivalent securities.

For the year ended December 31, 2010, the weighted average interest rate, including the applicable spread, on borrowings under our term loan was 2.02%, and as of December 31, 2010 the interest rate, including the applicable spread, on such borrowings was 3.21%. On July 1, 2011, $17 million of the term loan will mature. The remaining $363 million of the term loan, less amortization and other prepayments, will mature in July 2013.

A $1.00 change in the assumed initial public offering price will increase or decrease the net proceeds we receive by $         million.

DIVIDEND POLICY AND DIVIDENDS

Dividend Policy

Following this offering, we intend to pay quarterly cash dividends. We expect that our first dividend will be paid in the          (in respect of the        ) and will be $         per share of our Class A common stock. We intend to fund our initial dividend, as well as any future dividends, from our portion of distributions made by Artisan Partners Holdings, from its available cash generated from operations. The holders of our Class B common stock and Class C common stock will not be entitled to any cash dividends in their capacity as shareholders, but will, in their capacity as holders of limited partnership units of Artisan Partners Holdings, generally participate on a pro rata basis in distributions by Artisan Partners Holdings.

The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors. In determining the amount of any future dividends, our board of directors will take into account: (i) the financial results of Artisan Partners Holdings, (ii) our available cash, as well as anticipated cash requirements (including debt servicing), (iii) our capital requirements and the capital requirements of our subsidiaries (including Artisan Partners Holdings), (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our shareholders or by our subsidiaries (including Artisan Partners Holdings) to us, including the obligation of Artisan Partners Holdings to make tax distributions to the holders of partnership units (including us) (v) general economic and business conditions and (vi) any other factors that our board of directors may deem relevant.

Upon consummation of this offering, we will have no material assets other than our ownership of partnership units of Artisan Partners Holdings and, accordingly, will depend on distributions from it to fund any dividends we may pay. We intend to cause Artisan Partners Holdings to distribute cash to its partners, including us, in an amount sufficient to cover dividends, if any, declared by us. If we do cause Artisan Partners Holdings to make such distributions, holders of Artisan Partners Holdings limited partnership units will be entitled to receive equivalent distributions on a pro rata basis.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, Artisan Partners Holdings is unable to make distributions to us as a result of its operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), its compliance with covenants and financial ratios related to indebtedness (including the term loan agreement) and its other agreements with third parties. Our term loan agreement contains covenants limiting Artisan Partners Holdings’ ability to make distributions if its consolidated leverage ratio (as defined in the term loan agreement) exceeds 2.75 to 1.00. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Under the Wisconsin Business Corporation Law, or the WBCL, we may only pay dividends if, after giving effect to the distribution, we are able to pay our debts as they become due in the usual course of business and our total assets are greater than or equal to the sum of our liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy any preferential rights of shareholders whose preferential rights are superior to those receiving the distribution. Under the WBCL, the board of directors may base this determination on financial statements and other financial data prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. To the extent we do not have sufficient cash to pay dividends, we may decide not to pay dividends. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures.

We are taxable as a corporation for U.S. federal income tax purposes and therefore holders of our Class A common stock will not be taxed directly on our earnings. Distributions of cash or other property that we pay to our shareholders will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax rules). If the amount of a distribution by us to our shareholders exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of a holder’s basis in the Class A common stock and thereafter as capital gain.

Artisan Partners Holdings’ Historical Distributions

Artisan Partners Holdings is currently owned by its general partner and limited partners. All decisions regarding the amount and timing of distributions (other than in connection with certain capital events specified in the limited partnership agreement) currently are made by Artisan Partners Holdings’ general partner, with the approval of Artisan Partners Holdings’ advisory committee, in accordance with the terms of the limited partnership agreement and applicable law. The advisory committee, the membership of which includes representatives of the Class A and C limited partners and AIC, will no longer exist following this offering.

Artisan Partners Holdings intends to distribute all of the retained profits of the partnership as of the date of the closing of this offering, which is expected to be approximately $         million, to its pre-offering partners. Approximately $         million of the distribution will be made immediately prior to the reorganization, and the other approximately $         million of the distribution will be made following the closing of this offering with a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2010:

•	on an actual basis for Artisan Partners Holdings; and

•

on a pro forma basis for Artisan Partners Asset Management Inc. after giving effect to the transactions described under “Unaudited Pro Forma Consolidated Financial Information”, including the reorganization transactions, the distribution of retained profits and the application of the net proceeds from this offering.

After the completion of the reorganization transactions, as the sole general partner of Artisan Partners Holdings, we will control its business and affairs and, therefore, consolidate its financial results with ours. In light of our employees’ and other investors’ collective     % limited partnership interest in Artisan Partners Holdings immediately after the reorganization and this offering, we will reflect their interests as a noncontrolling interest in our consolidated financial statements. As a result, our net income, after excluding a noncontrolling interest, will represent     % of Artisan Partners Holdings’ net income, and similarly, outstanding shares of our Class A common stock will represent     % of the outstanding partnership units of Artisan Partners Holdings. For more information on the pro forma impact of our reorganization, see “Unaudited Pro Forma Consolidated Financial Information”.

You should read the following table in conjunction with the consolidated financial statements and related notes, “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of December 31, 2010
	Actual Artisan Partners Holdings	Pro Forma Artisan Partners Asset Management Inc. (unaudited)
	(in millions except shares and per share amounts)
Cash and cash equivalents	$159.0	$

Long-term debt	380.0
Temporary Equity
Redeemable Class C Interest	357.2
Partners’ equity / shareholders’ permanent equity (deficit):
Class A common stock, $0.01 par value per share, none authorized and outstanding on an actual basis, shares authorized and outstanding on a pro forma basis	—
Class B common stock, $0.01 par value per share, none authorized and outstanding on an actual basis, shares authorized and outstanding on a pro forma basis	—
Class C common stock, $0.01 par value per share, none authorized and outstanding on an actual basis, shares authorized and outstanding on a pro forma basis	—
Convertible preferred stock, $0.01 par value per share, none authorized and outstanding on an actual basis, shares authorized and outstanding on a pro forma basis	—
Partners’ equity	(730.2)
Additional paid-in capital	—
Retained earnings (deficit)	—
Accumulated other comprehensive income (loss)	(6.4)

	As of December 31, 2010
	Actual Artisan Partners Holdings	Pro Forma Artisan Partners Asset Management Inc. (unaudited)
	(in millions except shares and per share amounts)
Treasury stock, at cost	—

Artisan Partners Asset Management Inc. shareholders’ permanent equity (deficit)	(736.6)
Noncontrolling interests	—

Total permanent equity (deficit)	(736.6)

Total capitalization	$(736.6)	$

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma, as adjusted net tangible book value (deficit) per share of our Class A common stock immediately after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the net tangible book value (deficit) per share attributable to the existing equity holders. Net tangible book value represents the amount of total tangible assets less total liabilities.

Our pro forma, as adjusted net tangible book value (deficit) as of December 31, 2010 was approximately $         million, or approximately $         per share of our Class A common stock. Pro forma, as adjusted net tangible book value represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization transactions and the distribution by Artisan Partners Holdings to its pre-offering partners of its retained profits as of the date of the closing of this offering. Pro forma, as adjusted net tangible book value (deficit) per share represents pro forma, as adjusted net tangible book value divided by the number of shares of Class A common stock outstanding after giving effect to the reorganization transactions and assuming that (1) the holders of common units of Artisan Partners Holdings have exchanged all of their units for shares of our Class A common stock on a one-for-one basis and we have benefited from the resulting increase in tax basis, (2) the holders of preferred units of Artisan Partners Holdings have exchanged all of their units for shares of our convertible preferred stock on a one-for-one basis and we have benefited from the resulting increase in tax basis, (3) the holders of all shares of our convertible preferred stock have converted all of their shares into Class A common stock on a one-for-one basis and (4) the              shares of restricted stock that we expect to issue to certain of our employees and directors in connection with this offering have vested.

After giving effect to the sale of          shares of Class A common stock that we are offering at an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), the deduction of assumed underwriting discounts and estimated offering expenses payable by us and the use of the estimated net proceeds as described under “Use of Proceeds”, our pro forma, as adjusted net tangible book value at December 31, 2010 was $        , or $         per share of Class A common stock.

The following table illustrates the immediate increase in pro forma net tangible book value of $         per share for existing equity holders and the immediate dilution of $         per share to new shareholders purchasing Class A common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares.

Assumed initial public offering price per share		$
Pro forma, as adjusted net tangible book value (deficit) per share as of December 31, 2010	$
Increase in pro forma, as adjusted net tangible book value per share attributable to new investors	$
Pro forma, as adjusted net tangible book value per share after this offering		$

Dilution in pro forma, as adjusted net tangible book value per share to new investors		$

The following table sets forth, on the same pro forma basis, as of December 31, 2010, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing equity holders and by the new investors, assuming that (1) the holders of common units of Artisan Partners Holdings have exchanged all of their units for shares of our Class A common stock on a one-for-one basis and we have benefited from the resulting increase in tax basis, (2) the holders of preferred units of Artisan Partners Holdings have exchanged all of their units for shares of our convertible preferred stock on a one-for-one basis and we have benefited from the resulting increase in tax basis and (3) the holders of all shares of our convertible preferred stock have converted all of their shares into Class A common stock on a one-for-one basis, before deducting estimated underwriting discounts payable by us:

	Shares Purchased			Total Consideration(1)				Average Price per Share
	Number	Percent		Amount		Percent
Existing equity holders			%		—	—			—
New investors			%	$			%	$
Total		100%		$		100%

(1)	Total consideration paid by existing equity holders has been set to zero, as our net tangible book value prior to this offering was a deficit.

The table above gives effect to the issuance of          shares of restricted stock that we expect to issue in connection with this offering to certain of our employees and directors.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

•

the pro forma percentage of shares of our Class A common stock held by existing equity holders will decrease to approximately     % of the total number of pro forma shares of our Class A common stock outstanding after this offering; and

•

the pro forma number of shares of our Class A common stock held by new investors will increase to approximately     % of the total pro forma shares of our Class A common stock outstanding after this offering.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, pro forma, as adjusted net tangible book value would be approximately $         per share, representing an increase to existing equity holders of approximately $         per share, and there would be an immediate dilution of approximately $         per share to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share of Class A common stock (the midpoint of the price range set forth on the cover of this prospectus), would increase (decrease) total consideration paid by new investors in this offering and by all investors by $         million, and would increase (decrease) the average price per share paid by new investors by $        , and would increase (decrease) pro forma, as adjusted net tangible book value per share by $        , assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts payable by us in connection with this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements present the consolidated statements of operations and financial position of Artisan Partners Asset Management Inc. and subsidiaries, assuming that all of the transactions described in the bullet points below had been completed as of: (i) January 1, 2010 with respect to the unaudited pro forma consolidated statements of operations and (ii) December 31, 2010 with respect to the unaudited pro forma consolidated statement of financial position. The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering on the historical financial information of Artisan Partners Holdings and subsidiaries, which is the accounting predecessor. These adjustments are described in the notes to the unaudited pro forma consolidated financial statements.

The pro forma adjustments principally give effect to the following transactions:

•	the reorganization transactions described in “Our Structure and Reorganization”;

•

the elimination of Artisan Partners Holdings’ obligation to redeem any of its Class B limited partnership interests upon the death, disability or termination of employment of the holders of such interests, which mandatory redemption feature had required all Class B limited partnership interests to be classified as liabilities of Artisan Partners Holdings;

•

the establishment of tax receivable agreements with (i) the holders of convertible preferred stock issued as consideration for the H&F Corp Merger and (ii) the holders of limited partnership units of Artisan Partners Holdings;

•

the distribution by Artisan Partners Holdings of its retained profits as of the date of the closing of this offering (which is expected to be approximately $         million), to its pre-offering partners, approximately $         million of which will be distributed immediately prior to the reorganization, and the other approximately $         million of which will be distributed following the closing of this offering with a portion of the net proceeds from this offering;

•

the issuance of              shares of restricted Class A common stock to certain of our employees and shares of restricted Class A common stock to our non-employee directors in connection with this offering, all of which generally vest over a five-year period;

•

the issuance of              shares of Class B common stock to holders of Class B common units and Class D common units of Artisan Partners Holdings, and the issuance of              shares of Class C common stock to holders of Class A common units and preferred units of Artisan Partners Holdings;

•

the issuance of              shares of convertible preferred stock in the H&F Corp Merger, and the receipt by us of              preferred units as consideration in such merger, and cancellation of              shares of Class C common stock;

•	the issuance by Artisan Partners Holdings and Artisan Partners Asset Management Inc. of contingent value rights to the H&F holders; and

•

the sale of              shares of our Class A common stock by us in this offering at an assumed offering price of $             per share (the midpoint of the price range set forth on the cover of this prospectus), and the application of $             million of the net proceeds to repay a portion of outstanding indebtedness under our term loan, $             million of the net proceeds to purchase an aggregate of              Class A common units from certain of the Class A limited partners and $             million of the net proceeds to make the distribution of retained profits described above.

We have not made any pro forma adjustments to our general and administrative expense, or any of our other expense items, relating to reporting, compliance or investor relations costs, or other incremental costs that we may incur as a public company, including costs relating to compliance with Section 404 of the Sarbanes-Oxley Act.

Pro forma basic net income per share for the year ended December 31, 2010 was computed by dividing the pro forma net income attributable to holders of shares of our Class A common stock by the sum of (i)              shares of Class A common stock that will be issued and outstanding immediately following the completion of this offering (assuming that the underwriters do not exercise their option to purchase an additional              shares of Class A common stock) and (ii)              restricted shares of our Class A common stock to be awarded to certain of our employees and our non-employee directors. Pro forma diluted net income per share for the year ended December 31, 2010 was computed by dividing pro forma net income attributable to holders of shares of our Class A common stock, as adjusted to reflect (a) the exchange of each common and preferred unit of Artisan Partners Holdings (and the corresponding shares of Class B or Class C common stock), to the extent such partner can transfer an amount of capital per unit that represents at least the same percentage of the aggregate capital account balances of all partners of Artisan Partners Holdings as the percentage interest in profits represented by such units, for shares of our Class A common stock, or, in the case of preferred units, for shares of our convertible preferred stock, which results in the reduction of the noncontrolling interest, and (b) the conversion of all shares of our convertible preferred stock for shares of our Class A common stock, by shares of our Class A common stock.

The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect our statement of operations or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial information should not be relied upon as being indicative of our statement of operations or financial position had the transactions contemplated in connection with the reorganization and this offering been completed on the dates assumed. The unaudited pro forma consolidated financial information also does not project the statement of operations or financial position for any future period or date.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

	Artisan Partners Holdings Historical		Adjustments		Artisan Partners Asset Management Inc. Pro Forma
	(in millions, except share and per share amounts)
Revenues
Management fees—mutual funds	$261.6				$
Management fees—separate accounts	117.8
Performance fees	2.9

Total revenues	382.3
Operating expenses
Compensation and benefits
Salaries, incentive compensation and benefits	166.6
Distributions on Class B liability awards	17.6			(b)		—
Change in value of Class B liability awards	79.1			(b)		—
Equity based compensation—Pre-IPO grants	—	(b)
Equity based compensation—Post-IPO grants	—	(a)

Total compensation and benefits	263.3
Distribution and marketing	23.0
Occupancy	8.1
Communication and technology	9.9
General and administrative	12.8

Total operating expenses	317.1

Operating income	65.2
Non-operating income (loss)
Interest expense	(23.0	)(c)
Other income	1.6	(d)

Total non-operating income (loss)	(21.4)

Income before income taxes	43.8
Provision for income taxes	1.3	(e)

Net income	$42.5

Less: Net income attributable to noncontrolling interests				(f)
Net income attributable to Artisan Partners Asset Management Inc.
Basic net income per share attributable to Artisan Partners Asset Management Inc. Class A common stockholders
Diluted net income per share attributable to Artisan Partners Asset Management Inc. Class A common stockholders
Weighted average shares used in basic net income per share		(g)
Weighted average shares used in diluted net income per share		(h)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2010

(a)

In connection with this offering, we intend to grant              shares of restricted Class A common stock to certain of our employees, with an approximate value of $         based on an assumed offering price of              per share (the midpoint of the price range set forth on the cover of this prospectus). All of these securities will vest pro rata, on an annual basis, over a five-year period from the date of grant. This adjustment represents the increase in compensation expense associated with the amortization of these awards of              in salaries, incentive compensation and benefits expense.

(b)

In connection with this offering, we will amend the grant agreements pursuant to which the Class B common units were issued, which will result in, among other things, the elimination of Artisan Partners Holdings’ obligation to redeem for cash any of its Class B limited partnership interests upon the death, disability or termination of employment of the holders of such interests. Accordingly, we will no longer record as a compensation expense distributions to the Class B partners of Artisan Partners Holdings, redemptions of Class B limited partnership interests or changes in the intrinsic value of Class B liability awards. Instead, we will record a noncontrolling interest allocation relating to the Class B limited partners’ share of Artisan Partners Holdings’ earnings, which following the completion of the reorganization transactions will be reflected through ownership of Class B common units. This noncontrolling interest attribution will also include the noncontrolling interest in Artisan Partners Holdings’ earnings of holders of Class A common, Class D common and preferred units. However, with respect to the portion of Class B common units that are unvested at the time of the completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering. For purposes of the pro forma statement of operations, we have included this expense, amounting to $         for the year ended December 31, 2010, in equity based compensation—pre-IPO grants.

In connection with the closing of this offering we will recognize a one-time expense in the amount of the difference between the carrying value of the liability associated with Class B limited partnership interests as calculated pursuant to the terms of the grant agreements and the carrying value of the liability associated with Class B limited partnership interests as calculated based on the offering price per share of Class A common stock in this offering. We have not included the impact of this charge in the pro forma consolidated statement of operations because the adjustment only occurs in the first year after this offering and not thereafter. The charge is reflected only in the unaudited pro forma statement of financial condition as a decrease to retained earnings.

(c)	Represents the reduction of interest expense due to our anticipated repayment of $ million of our term loan from the net proceeds of this offering.
(d)

We will earn reduced interest income as a result of significantly lower cash balances following the cash distribution by Artisan Partners Holdings of its retained profits to its pre-offering partners, which we intend to effect in connection with the closing of this offering. This adjustment represents the estimated decrease in other income of $         for the year ended December 31, 2010, calculated by adjusting other income to reflect a very low cash balance.

(e)

Represents the impact of foreign, federal and state income taxes that Artisan Partners Holdings will incur as a C-corporation. Our business was historically organized as a partnership and was not subject to U.S. federal and certain state income taxes. The effective rate of pro forma income tax is estimated to be approximately     %, and was determined by combining the projected federal, state and local income taxes.

(f)

The common and preferred units owned by the limited partners of Artisan Partners Holdings will be considered noncontrolling interests for financial accounting purposes. The amount allocated to noncontrolling interests represents the proportional interest in the pro forma income of Artisan Partners Holdings owned by the limited partners.

(g)	Reflects the issuance of an aggregate of shares of our Class A common stock in connection with this offering.

(h)	Assumes exchange, conversion and issuance of the following securities, which would have a dilutive impact on earnings per share:

•

the exchange by holders of common units of Artisan Partners Holdings of an aggregate of common units of Artisan Partners Holdings (and the corresponding shares of Class B or Class C common stock) for              shares of our Class A common stock;

•

the exchange by holders of preferred units of Artisan Partners Holdings of an aggregate of preferred units of Artisan Partners Holdings (and the corresponding shares of Class C common stock) for              shares of our convertible preferred stock;

•	the conversion of shares of our convertible preferred stock for shares of our Class A common stock; and

•

the issuance of              shares of restricted Class A common stock to certain of our employees and              shares of restricted Class A common stock to our non-employee directors in connection with this offering, all of which generally vest over a five-year period.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF

FINANCIAL CONDITION

As of December 31, 2010

	Artisan Partners Holdings Actual		Adjustments	Artisan Partners Asset Management Inc. Pro Forma
	(in millions, except shares and per share amounts)
Assets
Cash and cash equivalents	$159.0	(a),(b),(c)
Accounts receivable	36.7
Investment securities	1.2
Prepaid expenses	2.9
Debt issuance costs	1.8
Property and equipment, net	5.2
Deferred tax assets	—	(d)
Other	3.1

Total assets	$209.9

Liabilities and shareholders’ equity (deficit)
Accounts payable and accrued expenses	9.6
Accrued interest payable	5.6
Amounts payable under tax receivable agreements	—	(d)
Deferred lease obligations	1.7
Interest rate swap	6.1
Notes payable	380.0	(c)
Class B liability awards	168.8	(e)
Other liabilities	17.5

Total liabilities	589.3
Temporary Equity
Redeemable Class C Partners interest	357.2
Partners’/Shareholders’ permanent equity (deficit)
Partners’ equity	(730.2	)(b)
Common stock
Class A common stock	—	(a)
Class B common stock	—	(f)
Class C common stock	—	(f)
Convertible preferred stock	—	(f)
Additional paid-in capital	—	(a)
Retained earnings (deficit)	—	(a)
Accumulated other comprehensive income (loss)	(6.4)

Total partners’/shareholders’ permanent equity (deficit)	(736.6)

Noncontrolling interest	—	(e)

Total liabilities, temporary equity and permanent equity (deficit)	$209.9

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

As of December 31, 2010

(a)

Represents the net effect of an increase in shareholders’ equity due to the net proceeds received by us from the sale of              shares of Class A common stock in this offering, which we expect will be $         (reflecting a reduction of $         relating to the underwriting discount).

(b)

Represents a $         distribution by Artisan Partners Holdings of its retained profits to its pre-offering partners, approximately $         million of which will be distributed in connection with the reorganization, and the other approximately $         million of which will be distributed following the closing of this offering with a portion of the net proceeds from this offering.

(c)	Represents our anticipated repayment of $ million of indebtedness outstanding under our term loan with a portion of the net proceeds of this offering payable to us.
(d)

Reflects adjustments to record assets and liabilities associated with our tax receivable agreements. Under the first of those agreements we generally will be required to pay to the holders of convertible preferred stock issued as consideration for the H&F Corp Merger 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize as a result of the tax attributes of the units we generally acquire in the merger. Under the second tax receivable agreement we will be required to pay to the holders of limited partnership units of Artisan Partners Holdings 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize as a result of certain tax attributes of their units exchanged, or, that are created as a result of the exchanges of their units, for shares of our Class A common stock or convertible preferred stock. We will record 85% of the estimated tax benefit as an increase to amounts payable under tax receivable agreements, a liability.

The pro forma balance sheet reflects an asset and a liability only for the cash savings attributable to current tax attributes resulting from the H&F Corp Merger which occurred prior to the completion of this offering. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable payments from these tax attributes. Future deferred tax assets or amounts payable by us resulting from either of the tax receivable agreements discussed above would be in addition to amounts related to the reorganization transactions.

(e)

In connection with this offering, we will amend the limited partnership agreement of Artisan Partners Holdings and the grant agreements pursuant to which the Class B common units were issued, which will result in, among other things, the elimination of Artisan Partners Holdings’ obligation to redeem any of its Class B limited partnership interests upon the death or termination of employment of the holder of such interests. Instead, we will record a noncontrolling interest attribution relating to the Class B limited partners’ share of Artisan Partners Holdings’ earnings, which following the completion of the reorganization transactions will be reflected through ownership of Class B common units. This noncontrolling interest attribution will also include the noncontrolling interest in Artisan Partners Holdings’ earnings of holders of Class A common, Class D common and preferred units.

(f)

Represents the issuance of              shares of our Class B common stock to the holders of Class B and Class D common units of Artisan Partners Holdings,              shares of our Class C common stock to the holders of Class A common and preferred units of Artisan Partners Holdings, and              shares of our convertible preferred stock in the H&F Corp Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data of Artisan Partners Holdings as of the dates and for the periods indicated. The selected consolidated statements of operations data for the years ended December 31, 2010, 2009 and 2008, and the consolidated statements of financial condition data as of December 31, 2010 and 2009 have been derived from Artisan Partners Holdings’ audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2007 and 2006 and the consolidated statements of financial condition data as of December 31, 2008, 2007 and 2006 have been derived from Artisan Partners Holdings’ audited consolidated financial statements not included in this prospectus.

You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions)
Statements of Operations Data:
Revenues
Management fees—mutual funds	$261.6	$197.2	$249.8	$307.2	$260.1
Management fees—separate accounts	117.8	95.5	103.5	123.7	118.2
Performance fees	2.9	3.5	3.7	3.1	3.2

Total revenues	382.3	296.2	357.0	434.0	381.5
Operating expenses
Compensation and fringe benefits
Salaries, incentive compensation and benefits	166.6	132.9	147.0	171.7	148.7
Distributions on Class B liability awards	17.6	2.5	57.9	56.9	393.1 (1)
Change in value of Class B liability awards	79.1	41.8	(108.9)	34.5	(72.9)

Total compensation and benefits	263.3	177.2	96.0	263.1	468.9
Distribution and marketing	23.0	17.8	20.1	24.2	22.9
Occupancy	8.1	8.0	7.1	5.4	4.3
Communication and technology	9.9	10.1	14.3	10.5	7.2
General and administrative	12.8	10.0	10.6	10.4	23.0 (1)

Total operating expenses	317.1	223.1	148.1	313.6	526.3

Operating income (loss)	65.2	73.1	208.9	120.4	(144.8)
Non-operating income (loss)
Interest expense	(23.0)	(24.9)	(26.5)	(27.9)	(14.0)
Other income (loss)	1.6	0.0	0.9	2.8	2.6

Total non-operating income (loss)	(21.4)	(24.9)	(25.6)	(25.1)	(11.4)

Income (loss) before income taxes	43.8	48.2	183.3	95.3	(156.2)
Provision for income taxes	1.3	—	—	—	—

Net income (loss)	$42.5	$48.2	$183.3	$95.3	$(156.2)

(1)

In 2006, we entered into a $400 million five-year term loan agreement, the proceeds of which we used to redeem general partner and certain Class A and Class B limited partnership interests of Artisan Partners Holdings. Outside investors then purchased general partner and Class A and Class B limited partnership interests from certain partners and subsequently converted those purchased interests to Class C limited partnership interests. As required by the Financial Accounting Standards Board’s Accounting Standards Codification “Compensation—Stock Compensation” Topic, the outside investors’ purchase of Class B limited partnership interests was recorded as a contribution of capital and subsequent payment by us to the Class B partners in exchange for services rendered. Accordingly, in 2006, redemptions of Class B interests included $174.8 million in redemptions of Class B limited partnership interests and $156.1 million attributable to the outside investors’ purchase of Class B limited partnership interests. In connection with the recapitalization transactions described above, we incurred $13.1 million in expenses, which were included in general and administrative expenses. In November 2010, we amended our term loan agreement reducing the aggregate outstanding principal amount of the term loan to $380 million and extending the maturity of $363 million of the loan, less amortization and other prepayments, to July 1, 2013. The remaining $17 million of the loan will mature on July 1, 2011.

	As of December 31,
	2010	2009	2008	2007	2006
	(in millions)
Statement of Financial Condition Data:
Cash and cash equivalents	$159.0	$101.8	$35.9	$66.3	$55.0
Accounts receivable	36.7	31.7	22.1	37.2	30.7
Total assets	209.9	145.7	71.6	117.7	100.1
Accounts payable and accrued expenses	9.6	8.4	4.1	6.2	6.1
Interest rate swap	6.1	21.7	29.4	18.5	9.1
Notes payable	380.0	400.0	400.0	400.5	401.4
Class B liability awards	168.8	106.5	65.1	174.3	140.4
Total liabilities	589.3	545.7	509.0	610.6	568.9
Temporary Equity—Redeemable Class C Interest	357.2	357.2	357.2	357.2	357.2
Total permanent equity (deficit)	$(736.6)	$(757.2)	$(794.6)	$(850.1)	$(826.0)

Our management uses adjusted operating margin as a financial measure to evaluate the profitability and efficiency of our business model. Adjusted operating margin is not presented in accordance with GAAP because we exclude from operating income certain expenses related to equity-based compensation that are included in calculating operating margin under GAAP. Furthermore, adjusted operating margin may be different from non-GAAP measures used by other companies. We compute our adjusted operating margin by adding to operating income (thereby effectively excluding) the expenses we recognize for equity-based compensation, which includes distributions to the Class B partners of Artisan Partners Holdings, redemptions of Class B limited partnership interests and changes in the redemption value of Class B limited partnership interests, and then dividing that sum by total revenues for the applicable period. Subsequent to the completion of the reorganization, including the reclassification of the Class B limited partnership interests as Class B common units, the costs associated with distributions to our Class B partners, redemptions of Class B limited partnership interests and changes in the intrinsic value of Class B liability awards will no longer be recognized as compensation expense. However, for the portion of Class B common units that are unvested at the time of the completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering.

The following table shows our adjusted operating margin for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 as well as a reconciliation of our adjusted operating margin with GAAP operating margin for the periods presented:

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(dollars in millions)
GAAP operating income	$65.2	$73.1	$208.9	$120.4	$(144.8)
Distributions on Class B liability awards	17.6	2.5	57.9	56.9	393.1
Change in value of Class B liability awards	79.1	41.8	(108.9)	34.5	(72.9)

Adjusted operating income	$161.9	$117.4	$157.9	$211.8	$175.4
Total revenues	$382.3	$296.2	$357.0	$434.0	$381.5
GAAP operating margin	17.1%	24.7%	58.5%	27.7%	(38.0)%
Adjusted operating margin	42.3%	39.6%	44.2%	48.8%	46.0%

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(in millions)
Selected Unaudited Operating Data:
Assets under management(1)	$57,459	$46,788	$30,577	$55,468	$50,903
Net client cash flows(2)	3,410	2,556	(1,783)	(2,875)	(2,599)
Market appreciation (depreciation)(3)	$7,260	$13,656	$(23,108)	$7,440	$8,748

(1)	Reflects the amount of money we managed for our clients in our strategies as of the last day of the period.
(2)

Reflects the amount of money our clients placed with us for management, and withdrew from our management, during the period, excluding appreciation (depreciation) due to market performance and fluctuations in exchange rates.

(3)

Represents the appreciation (depreciation) of the value of our assets under management during the period due to market performance and fluctuations in exchange rates, as well as income, such as dividends, earned on assets under management.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described under the caption “Risk Factors” and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

The historical financial data discussed below reflect the historical results of operations and financial condition of Artisan Partners Holdings LP and its consolidated subsidiaries and do not give effect to our reorganization. See “Our Structure and Reorganization” and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus for a description of our reorganization and its effect on our historical results of operations.

Overview

We are an independent investment management firm that provides a broad range of 12 equity investment strategies spanning different market capitalization segments and investing styles in both U.S. and non-U.S. markets. We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons. We manage separate accounts for pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, governmental entities, investment companies and similar pooled investment vehicles, and also provide investment management and administrative services to Artisan Funds, an SEC-registered family of mutual funds. Our operations are based principally in the United States, but we are expanding our operations outside the United States.

As of December 31, 2010, we had $57.5 billion in assets under management. We derive essentially all of our revenues from investment management fees. Our fees are based on a specified percentage of clients’ average assets under management, except for a small number of institutional separate account clients with which we have a fee arrangement that has a component based on our investment performance for that client. We have a single operating segment.

The historical results of operations discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of Artisan Partners Holdings and its consolidated subsidiaries. After the completion of the reorganization, as the sole general partner of Artisan Partners Holdings, we will control its business and affairs and, therefore, consolidate its financial results with ours. In light of our employees’ and other investors’ collective     % equity interest in Artisan Partners Holdings immediately after the reorganization and this offering, we will reflect their interests as a noncontrolling interest in our consolidated financial statements. As a result, our net income, after excluding that noncontrolling interest, will represent     % of Artisan Partners Holdings’ net income and, similarly, outstanding shares of our Class A common stock will represent     % of the outstanding equity interests of Artisan Partners Holdings. For more information on the pro forma impact of our reorganization, see “Unaudited Pro Forma Consolidated Financial Information”.

A significant portion of our historical compensation and benefits expense relates to the Class B limited partnership interests granted to certain of our employees. The Class B limited partnership interests provide for an interest in future profits of Artisan Partners Holdings, as well as an interest in the overall appreciation or depreciation in the value of Artisan Partners Holdings from the date of grant. In connection with the reorganization transactions, the Class B limited partnership interests will be reclassified as Class B common units of Artisan Partners Holdings, which will be exchangeable for shares of our Class A common stock and will no longer be redeemable for cash upon termination of employment. As a result, subsequent to the reorganization, we will no longer record a liability for the redemption value of Class B limited partnership interests, and the costs associated with distributions to our employee-partners, redemptions of Class B limited partnership interests and changes in the redemption value of Class B limited partnership interests will no longer be recognized as compensation expense. However, for the portion of Class B common units that are unvested at the time of the completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering. At the completion of the offering, approximately     % of the Class B common units will be unvested.

Key Performance Indicators

When we review our performance we focus on the indicators described below:

	For the Year Ended December 31,
	2010	2009	2008
	(dollars in millions)
Assets under management at period end	$57,459	$46,788	$30,577
Average assets under management(1)	$48,724	$36,918	$45,294
Net client cash flows	$3,410	$2,556	$(1,783)
Investment management fees	$382	$296	$357
Weighted average fee(2)	79 bps	80 bps	79 bps
Adjusted operating margin(3)	42.3%	39.6%	44.2%

(1)

Prior to January 1, 2009, we computed average assets under management by averaging month-end assets under management for the applicable period. Beginning January 1, 2009, we have computed average assets under management by averaging day-end assets under management for the applicable period.

(2)	We compute our weighted average fee by dividing annualized investment management fees by average assets under management for the applicable period.
(3)

We compute our adjusted operating margin by adding to operating income (thereby effectively excluding) the expenses we recognize for equity-based compensation, which includes distributions to the Class B partners of Artisan Partners Holdings, redemptions of Class B limited partnership interests and changes in the intrinsic value of Class B liability awards, and then dividing that sum by total revenues for the applicable period. Subsequent to the completion of the reorganization, including the reclassification of the Class B limited partnership interests as Class B common units, the costs associated with distributions to our Class B partners, redemptions of Class B limited partnership interests and changes in the intrinsic value of Class B liability awards will no longer be recognized as compensation expense. However, for the portion of Class B common units that are unvested at the time of the completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering.

We review our weighted average fee and adjusted operating margin to monitor progress with internal forecasts, understand the underlying business and compare our firm with others in our industry. The weighted average fee represents annualized investment management fees as a percentage of average assets under management for the applicable period, i.e., the amount of investment management fees we earn for each dollar of assets we manage. We use this information to evaluate the contribution to investment management fees of our investment products. Our weighted average fee for the periods shown has remained relatively consistent. Historically, our fees generally have been higher than those of many of our competitors. Over time, industry-wide fee pressure could cause us to reduce our fees.

Our management uses adjusted operating margin as a financial measure to evaluate the profitability and efficiency of our business model. Adjusted operating margin is not presented in accordance with GAAP because we exclude from operating income certain expenses related to equity-based compensation that are included in calculating operating margin under GAAP. Furthermore, adjusted operating margin may be different from non-GAAP measures used by other companies. However, we believe that adjusted operating margin is helpful in more clearly highlighting trends in our business that may not otherwise be apparent when relying solely on GAAP operating margin because it excludes from our results specific financial items relating to equity compensation and our current partnership structure that have less bearing on our operating performance. The following table reconciles our adjusted operating margin with GAAP operating margin for the periods presented:

	For the Year Ended December 31,
	2010	2009	2008
	(dollars in millions)
GAAP operating income	$65.2	$73.1	$208.9
Distributions on Class B liability awards	17.6	2.5	57.9
Change in value of Class B liability awards	79.1	41.8	(108.9)

Adjusted operating income	$161.9	$117.4	$157.9
Total revenues	$382.3	$296.2	$357.0
GAAP operating margin	17.1%	24.7%	58.5%
Adjusted operating margin	42.3%	39.6%	44.2%

Financial Overview

Assets Under Management and Investment Management Fees

Changes to our operating results from one period to another are primarily caused by changes in the value of our assets under management, changes in the relative composition of our assets under management among our investment strategies and products, and the effective fee rates on our products.

Our assets under management increase or decrease with the net inflows or outflows of cash into our various investment strategies and with the investment performance of these strategies. In order to increase our assets under management and expand our business, we must continue to offer investment strategies that suit the investment needs of our clients and generate attractive returns over the long term. The amount and composition of our assets under management are, and will continue to be, influenced by a variety of factors including, among others:

•	investment performance, including fluctuations in both the financial markets and foreign currency exchange rates and the quality of our investment decisions;

•	client cash flows into and out of our investment products;

•	the composition of assets under management among our various strategies and investment vehicles;

•	our decision to close strategies or limit the growth of assets in a strategy when we believe it is in the best interests of our clients;

•	our ability to educate our target clients about our investment strategies and provide them with exceptional client service;

•	competitive conditions in the investment management and broader financial services sectors; and

•	investor sentiment and confidence.

We monitor the availability of attractive investment opportunities relative to the amount of assets we manage in each of our investment strategies. When appropriate, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth, even though our aggregate assets under management may be negatively impacted in the short term. We believe that our willingness to restrict the growth of assets under management in our strategies is important to protecting the interests of our clients and, in the long term, enables us to retain client assets and maintain our fee schedules and profit margins. When we close a strategy, we typically continue to allow additional investments in the strategy by existing clients and certain related entities, which means that during a given period we could have net client cash inflows even in a closed strategy. However, when a strategy is closed or its growth is restricted we expect there to be periods of net client cash outflows. We closed our U.S. Small-Cap Growth, U.S. Mid-Cap Value, U.S. Small-Cap Value, U.S. Mid-Cap Growth and Non-U.S. Small-Cap Growth strategies to most new investors and client relationships at various points in time prior to January 1, 2007. Since January 1, 2007, we have taken the following actions:

•	U.S. Small-Cap Growth: we reopened this strategy in October 2009.

•

U.S. Mid-Cap Value: we reopened this strategy to separate account clients for the period between January 2007 and October 2009 and to mutual fund clients in October 2009. In July 2009 we again closed this strategy to most new mutual fund clients, and in January 2010 we closed the strategy to all new mutual fund investors.

•

Non-U.S. Value: we closed this strategy to most new separate account clients in December 2010 and to most mutual fund clients in March 2011. The strategy has also been closed to new investors in the Investor Shares Class of International Value Fund from March 2007 to October 2008.

The primary drivers of our client cash inflows and outflows are our investment performance and the extent to which we have acted to slow the growth of our assets under management in a strategy, as described above. Our distribution efforts are targeted at institutional investors and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons. In our experience, those investors typically (although not always) require that an investment manager have a three-year performance track record placing the manager in the top quartile of the relevant comparative performance universe in that strategy as a minimum qualification to be considered for a new mandate. As a result, our experience has been that growth in our assets under management in a new strategy is typically modest during the first three years of the strategy’s operation but accelerates after that three-year mark is reached; provided that our investment performance is superior to the threshold level required for consideration. Following periods during which investment performance did not meet that standard, we have found that client cash flows have been stagnant or negative.

Although we have outperformed, on a gross basis, the relevant benchmarks in each of our investment strategies since their inception, we also have had periods in each strategy in which we have underperformed those relevant benchmarks and have suffered periods of stagnant or negative client cash flows following such periods of underperformance. One of the benefits of a diverse range of investment strategies is that periods of stagnant or negative cash flows in one strategy may be offset by periods of net cash inflows in other strategies. During each of 2006, 2007 and 2008, we had negative net client cash flows. However, during those periods, we had only two investment strategies that were open to all or most new investors and had at least a three-year performance track record. Our Non-U.S. Growth strategy was our only investment strategy that was open to new clients throughout that period, and our Non-U.S. Value strategy was open for six of the 12 quarters during that period. Our U.S. Small-Cap Value, U.S. Mid-Cap Growth and Non-U.S. Small-Cap Growth strategies were closed to most new investors throughout the period from 2006 to 2008; our Emerging Markets, Growth Opportunities and Global Value strategies were launched during that period but had not yet been in operation for three years; and our U.S. Mid-Cap Value and Value Equity strategies were open, with more than a three-year performance track record, for only two and three quarters, respectively, during that period. During 2009 and 2010, our Non-U.S. Growth, Global Value, Value Equity, Growth Opportunities and Emerging Markets strategies were open throughout the period, and our Non-U.S. Value and Global Equity strategies were open for parts of the period, and we enjoyed net client cash inflows of more than $2.5 billion and $3.4 billion, respectively.

Our clients access our investment strategies through mutual funds and separate accounts, which include mutual funds and non-U.S. funds we sub-advise, as well as collective investment trusts, which pool retirement plan assets together in a single portfolio maintained by a bank or trust company and are managed by us on a separate account basis. The following table sets forth the changes in our assets under management under our advisory agreements with Artisan Funds and in the separate accounts that we managed from December 31, 2006 to December 31, 2010:

				As % of Assets Under Management
Assets Under Management	Artisan Funds	Separate Accounts	Total	Artisan Funds	Separate Accounts
	(in millions)
As of December 31, 2006	$30,029	$20,875	$50,903	59%	41%
Gross client cash inflows	6,969	1,888	8,857
Gross client cash outflows	(7,810)	(3,923)	(11,733)
Net client cash flows	(841)	(2,035)	(2,875)
Appreciation (depreciation)	4,307	3,132	7,440
Transfers between investment vehicles	(100)	100	—

As of December 31, 2007	33,396	22,072	55,468	60%	40%
Gross client cash inflows	6,637	3,452	10,089
Gross client cash outflows	(8,620)	(3,253)	(11,873)
Net client cash flows	(1,982)	199	(1,783)
Appreciation (depreciation)	(13,925)	(9,183)	(23,108)
Transfers between investment vehicles	(279)	279	—

As of December 31, 2008	17,210	13,367	30,577	56%	44%
Gross client cash inflows	7,278	3,048	10,326
Gross client cash outflows	(5,216)	(2,555)	(7,770)
Net client cash flows	2,062	493	2,556
Appreciation (depreciation)	7,532	6,124	13,656
Transfers between investment vehicles	(160)	160	—

As of December 31, 2009	26,644	20,144	46,788	57%	43%
Gross client cash inflows	7,524	5,722	13,247
Gross client cash outflows	(6,719)	(3,118)	(9,837)
Net client cash flows	806	2,604	3,410
Appreciation (depreciation)	3,917	3,343	7,260
Transfers between investment vehicles	—	—	—

As of December 31, 2010	$31,367	$26,092	$57,459	55%	45%

The different fee structures associated with Artisan Funds and separate accounts and the different fee schedules of our investment strategies make the composition of our assets under management an important determinant of the investment management fees we earn. We typically charge higher effective rates of investment management fees on Artisan Funds than on our separate accounts, reflecting, among other things, the different array of services we provide to Artisan Funds. Our investment management fees also differ by investment strategy, with our newer, higher-capacity strategies having lower standard fee schedules than our older strategies which in some cases have or had more limited capacity.

Artisan Funds

We serve as the investment adviser to Artisan Funds, an SEC-registered family of 12 mutual funds that offers no load, open-end share classes designed to meet the needs of a range of institutional and other investors. Each of the 12 mutual funds corresponds to one of our 12 investment strategies. As of December 31, 2010, Artisan Funds comprised $31.4 billion, or 55%, of our assets under management. For the year ended December 31, 2010, fees from Artisan Funds represented $261.6 million, or 68%, of our revenues.

Artisan Funds shares are not listed on an exchange. These funds issue new shares for purchase and redeem shares from those shareholders who sell. The share price for purchases and redemptions of each of these funds’ shares is each fund’s net asset value per share, which is calculated at the end of each business day. The assets of each Artisan Fund, and therefore our assets under management, vary as a result of market appreciation and depreciation, the level of purchases or redemptions of fund shares and distributions, net of reinvestments, by each fund. We earn investment management fees, which are based on the average daily net assets of each Artisan Fund and paid monthly, for serving as investment adviser to these funds. Our fee rates for the Artisan Funds range from 0.76% to 1.25% of assets under management, depending on the strategy and other factors. Each Artisan Fund’s fee schedule includes breakpoints at which a lower rate of fee is applied to assets above the breakpoint level, except Artisan International Small Cap Fund, which was closed to most new investors at a relatively small asset level, and Artisan Emerging Markets Fund, which enjoys a fee schedule that we believe starts at a lower level than would be appropriate if there were breakpoints in its fee schedule.

Although retail investors can invest directly in the series of Artisan Funds that remain open to new investors, most of the investors in Artisan Funds are institutions or have invested in Artisan Funds through intermediaries that operate with institutional-like decision-making processes.

We also serve as the investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds, organized pursuant to the European Union’s Undertaking for Collective Investment in Transferable Securities (also referred to as UCITS), that began operations in the first quarter of 2011 and offer shares to non-U.S. investors, primarily institutional investors.

Separate Accounts

We manage separate accounts primarily for institutional clients, such as pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, governmental entities, investment companies and similar pooled investment vehicles. Separate accounts comprised $26.1 billion, or 45%, of our assets under management as of December 31, 2010. For the year ended December 31, 2010, fees from separate accounts, including U.S.-registered mutual funds, non-U.S. funds and collective investment trusts we sub-advise, represented $120.7 million, or 32%, of our revenues.

The fees we charge our separate accounts vary by client and investment strategy and are accrued monthly. Fees are billed in accordance with the provisions of the applicable investment advisory agreements, which is generally quarterly, based on the market value of the assets we manage for a particular separate account. Depending on the particular arrangement we have with a client, the fee generally is based on the average daily or average monthly market values of the assets we manage, the quarter-end value of the assets we manage or, less frequently, based on the performance of the client’s account relative to certain agreed-upon benchmarks. For separate account clients with less than $500 million in assets under management, we generally impose standard fee schedules that vary by investment strategy. We may accept a sub-advised relationship in a strategy at a lower rate of fee if doing so allows us to gain access to a market segment to which we otherwise would not have access. In addition, we currently charge the collective investment trusts for which we are sub-adviser and that are marketed under the Artisan name fees that subsume breakpoints and so generally are lower than would be charged in connection with other types of separate accounts, as otherwise the initial investors in these trusts would bear a disproportionate amount of expense until a sufficient number of plans were invested. Our fees for separate account clients with assets under management that exceed $500 million are individually negotiated based on a variety of factors. These factors include the value of the client’s assets under management, the number of accounts, investment strategies or investment teams across which those assets are invested and the nature of the client and relationship, including our expectations for the duration of the relationship and the size of the relationship over time. As a general matter, we strive to make the effective rate of fees paid equitable among clients whose relationships with us are generally comparable. A small number of our separate account clients pay us fees according to the performance of their accounts relative to certain agreed-upon benchmarks, which typically results in a lower base fee, but allows us to earn higher fees if the performance we achieve for that client is superior to the performance of an agreed-upon benchmark. Performance-based fees, if earned, are recognized on the contractually determined measurement date. Performance-based fees represented 0.8%, 1.2%, and 1.0% of our revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

Revenues

Our revenues consist of investment management fees earned from managing clients’ assets. Our investment management fees fluctuate based on the total value of our assets under management, composition of assets under management among both our investment vehicles and our investment strategies (which have different fee rates), changes in the investment management fee rates on our products and, for the few accounts on which we earn performance-based fees, the investment performance of those accounts relative to various benchmarks. Because we earn investment management fees based on the value of the assets we manage across a reporting period, we believe that average assets under management for a period is a better metric for understanding changes in our revenues than period end assets under management.

The following table sets forth revenues we earned under our investment management agreements with Artisan Funds and on the separate accounts that we managed as well as average assets under management for the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended December 31,
	2010	2009	2008
	(in millions)
Revenues
Management fees—mutual funds	$261.6	$197.2	$249.8
Management fees—separate accounts	117.8	95.5	103.5
Performance fees	2.9	3.5	3.7

Total revenues	$382.3	$296.2	$357.0

Average assets under management for period	$48,724	$36,918	$45,294

Operating Expenses

Our operating expenses consist primarily of compensation and benefits expenses, distribution and marketing fees, occupancy expenses, communication and technology expenses and general and administrative expenses. Our expenses may fluctuate due to a number of factors, including the following:

•

variations in the level of total compensation expense due to, among other things, incentive compensation, awards of equity to the employee-partners of Artisan Partners Holdings, changes in our employee count and mix and competitive factors; and

•	expenses, such as distribution fees, rent, professional service fees and data-related costs, incurred, as necessary, to run our business.

Our largest operating expenses are compensation and benefits and distribution fees. A significant portion of our operating expenses are variable and fluctuate in direct relation to our revenues or our assets under management. We monitor our expenses to ensure proper alignment with revenues and address expenses as necessary when we experience downward pressure on revenues. At the same time, even when we experience declining revenues, we are willing to make the expenditures necessary for us to manage client portfolios effectively and support and maintain our existing client relationships and franchise value.

Compensation and Benefits

Compensation and benefits includes salaries, incentive compensation, benefits costs, distributions of profits to Class B partners, redemptions of Class B limited partnership interests and changes in the intrinsic value of

Class B liability awards. A significant portion of our incentive compensation varies directly with revenues. Incentive compensation is one of the most significant parts of the total compensation of our senior employees. Incentive compensation paid to members of our portfolio management teams and senior members of our marketing and client service teams is based on a formula that is tied directly to revenues. Incentive compensation paid to other employees is discretionary and subjectively determined based on individual performance and our overall results during the applicable year. In connection with our transition to a public company, we intend to implement a new compensation structure that uses a combination of cash and equity-based incentives as appropriate. However, we expect that a significant part of our compensation will remain variable, using a formula tied directly to revenues to determine the aggregate variable compensation for members of each investment team and marketing and client service team. We expect that incentive compensation paid to other employees will continue to be discretionary and subjectively determined based on individual performance and our overall results. As we mature as a public company, we will periodically evaluate and may change our compensation programs.

Accounting for our Class B limited partnership interests will change as we transition from a private company to a public company. Historical financial statements presented for periods prior to the filing of this registration statement reflect the Class B limited partnership interests as liability awards with measurement at intrinsic value under ASC 718. As of the date of the initial filing of this registration statement, we are a public registrant. As a result, the Class B limited partnership interests will be reflected as liabilities measured at fair value. Upon effectiveness of the offering, the Class B limited partnership interests will be unitized into Class B common units exchangeable for public company common stock and modified to remove the cash redemption feature. As a result, the Class B common units are expected to be treated as equity awards and compensation cost will be measured based upon the fair value of the awards at the time of the offering.

The table below describes the components of our compensation and benefits expense for the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended December 31,
	2010	2009	2008
	(in millions)
Salaries, incentive compensation, and benefits	$166.6	$132.9	$147.0
Distributions on Class B liability awards	17.6	2.5	57.9
Change in value of Class B liability awards	79.1	41.8	(108.9)

Total compensation and benefits expense	$263.3	$177.2	$96.0

A significant portion of our compensation and benefits expense relates to our Class B limited partnership interests. Prior to this offering and the reorganization transactions, Class B limited partnership interests were granted to certain employees under the terms of Artisan Partners Holdings’ limited partnership agreement and pursuant to grant agreements. The Class B limited partnership interests provided for an interest in future profits of Artisan Partners Holdings as well as an interest in the overall appreciation or depreciation of Artisan Partners Holdings subsequent to the date of grant. Class B limited partnership interests generally vested ratably over a five-year period, beginning on the date of grant. Vesting could be accelerated upon the occurrence of certain events, including a change in control (as defined in the grant agreements). Holders of Class B limited partnership interests were entitled to fully participate in future profits from and after the date of grant. The distribution of profits associated with these interests was recorded as compensation and benefits expense. Generally, these profits were determined based on Artisan Partners Holdings’ net income before equity-based compensation charges.

All vested Class B limited partnership interests were subject to mandatory redemption on termination of employment for any reason. Unvested Class B limited partnership interests were forfeited on termination of employment. A terminated employee’s vested Class B limited partnership interests were redeemed, with payment in cash in annual installments over the five years following termination of employment, at an aggregate amount determined under a formula stated in the corresponding grant agreement. Due to this feature, the grants were considered liability awards. Compensation cost was measured at the grant date based on the intrinsic value of the interests granted, and was re-measured each period. Intrinsic value as measured each period was recognized as expense over the remaining vesting period, typically five years. Changes in the intrinsic value that occurred after the end of the vesting period were recorded as compensation cost of the period in which the changes occurred through settlement of the interests.

As of May 1, 2009, we modified the redemption formula for each Class B partner’s interest to be a percentage of the partner’s equity balance as defined in Artisan Partners Holdings’ limited partnership agreement. In addition, because of the significant decline in our assets under management and corresponding declines in revenues and profitability due to the market environment during 2008 and the first half of 2009, we reset to zero the equity balances attributable to each Class B grant, the equity balance of which was less than zero as of April 30, 2009.

After the completion of the reorganization, including the reclassification of the Class B limited partnership interests as Class B common units, the costs associated with distributions to our Class B partners and changes in the intrinsic value of Class B liability awards will no longer be recognized as a compensation expense. However, for the portion of Class B common units that are unvested at the time of the completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering.

As described in “Management—2011 Omnibus Incentive Compensation Plan”, we plan to adopt the Artisan Partners Asset Management Inc. 2011 Omnibus Incentive Compensation Plan, in connection with this offering. Pursuant to the 2011 Omnibus Incentive Compensation Plan, we expect to make equity-based compensation awards and ownership awards, and performance-based cash awards. Equity-based awards will be based on our Class A common stock or on Class B common units of Artisan Partners Holdings and will be subject to certain vesting restrictions. See “Management—2011 Omnibus Incentive Compensation Plan” for additional information about the 2011 Omnibus Incentive Compensation Plan.

In connection with this offering and pursuant to the 2011 Omnibus Incentive Compensation Plan, we intend to grant equity-based awards to all employees who are currently participants in our Equity Incentive Plan, a non-qualified profit-sharing plan in which participants are awarded units that vest on the last business day of the third year following the year of grant (subject to continued employment on that date), the value of which is determined by a formula based on the revenues and earnings (for periods ending on the vesting date) of Artisan Partners Holdings and its subsidiaries and paid to participants shortly after vesting. Upon consummation of this offering, our Equity Incentive Plan will cease to exist as a separate compensation plan. In addition, we intend to grant equity-based awards to certain employees in recognition of their contributions to our success and to our non-employee directors as a part of their compensation.

Distribution and Marketing

Distribution and marketing fees primarily represent payments we make to broker-dealers and other intermediaries for selling, servicing and administering accounts invested in shares of Artisan Funds. Artisan Funds authorizes intermediaries to accept purchase, exchange, and redemption orders for shares of Artisan Funds on behalf of Artisan Funds. Many authorized agents charge a fee for those services. Artisan Funds pays a portion of such fees, which are intended to compensate the authorized agent for its provision of services of the type that would be provided by Artisan Funds’ transfer agent or other service providers if the shares were registered directly on the books of Artisan Funds’ transfer agent. We pay the balance of those fees, including amounts attributable to distribution and marketing services performed with respect to Artisan Funds. Like the investment management fees we earn as adviser to Artisan Funds, distribution fees typically vary with the value of the assets invested in shares of Artisan Funds. A significant portion of Artisan Funds’ shares are held by investors through intermediaries, which is consistent with an industry-wide shift from direct retail sales of mutual fund shares to sales through intermediaries that provide advice, administrative convenience or both. As a result, distribution fees are likely to increase due to an increase in our assets under management that are sourced through intermediaries that charge these fees or an increase in the fee rates charged by intermediaries. In contrast to some mutual funds, investors in Artisan Funds pay no 12b-1 fees, which are fees charged to investors to pay for marketing, advertising and distribution services. See “Business—Distribution, Investment Products and Client Relationships” for additional information about 12b-1 fees.

Occupancy

Occupancy expenses include operating leases for facilities, furniture and office equipment, miscellaneous facility related costs and depreciation expense associated with furniture purchases and leasehold improvements.

Communication and technology

Communication and technology expenses include information and print subscriptions, telephone costs, information systems consulting fees, equipment and software maintenance expenses, operating leases for information technology equipment and depreciation and amortization expenses associated with computer hardware and software. Information and print subscriptions represent the costs we pay to obtain investment research and other data we need to operate our business, and such expenses generally increase or decrease in relative proportion to the number of our employees and the overall size and scale of our business operations.

On behalf of our mutual fund and separate account clients, we make decisions to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we may receive research products and services from broker-dealers in exchange for the business we conduct with such firms. Some of those research products and services could be acquired for cash and our receipt of those products and services through the use of client commissions, or soft dollars, reduces cash expenses we would otherwise incur. The reduction in our operating expenses through the use of soft dollars amounted to $3.3 million, $2.9 million, and $1.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. Our operating expenses will increase to the extent these soft dollars are reduced or eliminated. We believe that all research products and services we acquire through soft dollars are within the safe harbor provided by Section 28(e) of the Exchange Act.

General and Administrative

General and administrative expenses include professional fees, travel and entertainment, state and local taxes, and other miscellaneous expenses we incur in operating our business.

Following this offering, we expect that we will incur additional expenses as a result of becoming a public company, including expenses related to additional staffing, director and officer insurance, director fees, SEC reporting and compliance (including Sarbanes-Oxley compliance), transfer agent fees, professional fees and other similar expenses. These additional expenses will increase our general and administrative expenses and reduce our net income.

Non-Operating Income (Loss)

Interest Expense

Interest expense includes the interest we pay on our $400 million term loan, which we entered into in July 2006 and which originally was scheduled to mature in full in July 2011. In November 2010, we amended our term loan agreement, reducing the aggregate outstanding principal amount of the loan to $380 million and extending the maturity of $363 million of the loan, the Tranche B Loans, less amortization and other prepayments, to July 1, 2013. The remaining $17 million of the loan, the Tranche A Loans, will mature on July 1, 2011. The term loan bears interest at a rate equal to, at our election, (i) LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 0.75% to 1.75% for the Tranche A Loans and 2.00% to 3.50% for the Tranche B Loans, depending on Artisan Partners Holdings’ leverage ratio (as defined in the term loan agreement) or (ii) an alternate base rate equal to the highest of Citibank, N.A.’s prime rate, the federal funds effective rate plus 0.50% and the daily one-month LIBOR adjusted by a statutory reserve percentage plus 1.00%, plus an applicable margin ranging from 0% to 0.50% for the Tranche A Loans and 1.00% to 2.50% for the Tranche B Loans, depending on Artisan Partners Holdings’ leverage ratio (as defined in the term loan agreement).

To effectively convert a portion of the loan’s variable interest rate to a fixed rate, in July 2006, we executed with two counterparties five-year amortizing interest rate swap contracts that had a combined total notional value of $400 million at inception and have a final maturity date of July 1, 2011. The total notional amount of these swap contracts amortized to $350 million in April 2008, $300 million in April 2009, $250 million in April 2010 and is scheduled to amortize to $200 million on April 7, 2011. As of December 31, 2010, the total notional amount of these swap contracts was $250 million. The counterparties under these interest rate swap contracts pay Artisan Partners Holdings variable interest at three-month LIBOR, and Artisan Partners Holdings pays the counterparties a fixed interest rate of 5.689%. In November 2010, we entered into a forward start interest rate swap with a notional value of $200 million, an effective start date of July 1, 2011 and a final maturity date of July 1, 2013. The counterparty under this interest rate swap will pay Artisan Partners Holdings variable interest at three-month LIBOR, and Artisan Partners Holdings will pay the counterparty a fixed interest rate of 1.04%. The income and expense related to the interest rate swap contracts is accounted for under interest expense.

When Artisan Partners Holdings historically redeemed a Class B limited partnership interest, it generally paid the redemption price for the limited partnership interest over a period of five years and paid interest on the unpaid portion of the redemption price at rates comparable to those we received on money market instruments. These interest payments are included in our interest expense. In connection with the reorganization transactions, the Class B limited partnership interests will be reclassified as Class B common units of Artisan Partners Holdings, which will be exchangeable for shares of our Class A common stock, and will no longer be redeemable for cash upon termination of employment.

Other Income (Loss)

Other income (loss) includes income from our excess cash balances, dividends earned on available-for-sale securities, gains or losses we recognize on the ineffective portion of our interest rate swaps and capital gains or losses we recognize upon the sale of the securities we hold.

Provision for Income Taxes

Our business was historically organized as a partnership and was not subject to U.S. federal and certain state income taxes. Prior to the completion of this offering, as a result of the reorganization transactions, our business will become subject to taxes applicable to C-corporations. For more information on pro forma income taxes applicable to our business under C-corporation status, see “Unaudited Pro Forma Consolidated Financial Information”. Income tax expense is recognized for certain foreign subsidiaries that pay corporate income tax.

Results of Operations

Our investment management fees are driven by the amount and composition of our assets under management. As a result, our earnings and cash flows are heavily dependent upon prevailing conditions in the securities markets, particularly in the equity securities markets. Significant increases or decreases in the value of equity securities or significant changes in the level of client contributions or withdrawals can have a material impact on our results of operations. Client contributions and withdrawals are driven by the performance results of our investment strategies, the competitiveness of our fee rates, the success of our marketing and client service efforts, the state of the overall securities markets and clients’ individual investment philosophies and cash-flow requirements.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Assets Under Management

Our assets under management increased by $10.7 billion, or 23%, to $57.5 billion as of December 31, 2010 from $46.8 billion as of December 31, 2009. As of December 31, 2010, our assets under management consisted of 55% Artisan Funds and 45% separate accounts as compared to 57% Artisan Funds and 43% separate accounts as of December 31, 2009. The following table sets forth the changes in our assets under management for Artisan Funds and the separate accounts that we managed for the years ended December 31, 2010 and 2009, as well as our average assets under management for each period:

	Year Ended December 31,		Period-to-Period
	2010	2009	$ Change	% Change
	(dollars in millions)
Artisan Funds
Beginning assets under management	$26,644	$17,210	$9,434	55%
Gross client cash inflows	7,524	7,278	246	3
Gross client cash outflows	(6,719)	(5,216)	(1,503)	(29)

Net client cash flows	806	2,062	(1,256)	(61)
Appreciation (depreciation)	3,917	7,532	(3,615)	(48)
Transfers between investment vehicles	—	(160)	160	100

Ending assets under management	$31,367	$26,644	$4,723	18

Average assets under management	$27,646	$20,792	$6,855	33

Separate Accounts
Beginning assets under management	$20,144	$13,367	$6,777	51
Gross client cash inflows	5,722	3,048	2,674	88
Gross client cash outflows	(3,118)	(2,555)	(563)	(22)

Net client cash flows	2,604	493	2,111	428
Appreciation (depreciation)	3,343	6,124	(2,781)	(45)
Transfers between investment vehicles	—	160	(160)	(100)

Ending assets under management	$26,092	$20,144	$5,948	30

Average assets under management	$21,078	$16,126	$4,952	31

Total Assets Under Management
Beginning assets under management	$46,788	$30,577	$16,211	53
Gross client cash inflows	13,247	10,326	2,921	28
Gross client cash outflows	(9,837)	(7,770)	(2,066)	(27)

Net client cash flows	3,410	2,556	855	33
Appreciation (depreciation)	7,260	13,656	(6,395)	(47)
Transfers between investment vehicles	—	—	—	—

Ending assets under management	$57,459	$46,788	$10,671	23

Average assets under management	$48,724	$36,918	$11,806	32%

Revenues

Our investment management fees increased $86.1 million, or 29%, to $382.3 million for the year ended December 31, 2010 from $296.2 million for the year ended December 31, 2009. This increase was driven primarily by an $11.8 billion, or 32%, increase in our average assets under management to $48.7 billion for the year ended December 31, 2010 from $36.9 billion for the year ended December 31, 2009. The increase in our average assets under management was primarily attributable to the continued recovery of global equity markets during 2010, compared to the year ended December 31, 2009, during which period the global economic crisis caused a sharp decline in our assets under management. During the year ended December 31, 2010, our net client cash inflows were $3.4 million, which was an increase of $0.9 billion compared to the year ended December 31, 2009. Our weighted average investment management fee decreased slightly to 79 basis points for the year ended December 31, 2010 from 80 basis points for the year ended December 31, 2009 as a result of lower fee tiers in our advisory contract fee schedules, which were triggered by higher assets under management.

Operating Expenses

The following table sets forth our operating expenses for the years ended December 31, 2010 and 2009:

	Year Ended December 31, (unaudited)		Period-to-Period
	2010	2009	$ Change	% Change
	(dollars in millions)
Salaries, incentive compensation, and benefits	$166.6	$132.9	$33.7	25%
Distributions on Class B liability awards	17.6	2.5	15.1	604
Change in value of Class B liability awards	79.1	41.8	37.3	89

Total compensation and benefits expense	263.3	177.2	86.1	49
Distribution and marketing	23.0	17.8	5.2	29
Occupancy	8.1	8.0	0.1	1
Communication and technology	9.9	10.1	(0.2)	(2)
General and administrative	12.8	10.0	2.8	28

Total operating expenses	$317.1	$223.1	$94.0	42%

Total operating expenses increased by $94.0 million, or 42%, to $317.1 million for the year ended December, 2010 from $223.1 million for the year ended December 31, 2009. This increase was primarily attributable to increased compensation and benefits expense, which increased by $86.1 million, or 49%, to $263.3 million for the year ended December 31, 2010 from $177.2 million for the year ended December 31, 2009.

The increase in total compensation and benefits expense of $86.1 million was primarily a result of an increase in distributions to Class B partners, an increase in the value of our Class B liability awards and an increase in salaries, incentive compensation and benefits during the year ended December 31, 2010 as compared to the year ended December 31, 2009, as our assets under management and revenues improved along with the global equity markets. Distributions to Class B partners increased as a result of higher tax distribution payments which correspond to higher earnings in 2010 as compared to 2009. The increase in the value of our Class B liability awards primarily resulted from an increase in the value of the firm (as determined for this purpose under Artisan Partners Holdings’ limited partnership agreement). Incentive compensation paid to our investment and marketing professionals is directly linked to our revenues and consequently increased because of our higher investment management fee revenue during 2010 compared to 2009. In addition, we incurred non-recurring compensation costs associated with the hiring of our new portfolio manager for the Global Equity strategy.

Distribution and marketing fees increased by $5.2 million, or 29%, to $23.0 million for the year ended December 31, 2010 from $17.8 million for the year ended December 31, 2009, primarily as a result of the overall increase in our assets under management invested in Artisan Funds through certain intermediaries.

General and administrative expenses increased by $2.8 million, or 28%, to $12.8 million for the year ended December 31, 2010 from $10.0 million for the year ended December 31, 2009. This increase was primarily attributable to higher professional fees and travel and entertainment expenses. Professional fees increased in 2010 as compared to 2009 due to accounting fees associated with taxes and our capital structure and search and placement fees for newly hired employees. Travel and entertainment costs were higher as compared to the prior period because we significantly limited the amount of travel by our associates during 2009, commensurate with the decline in revenues caused by the global equity market crisis during the first six months of 2009.

Non-Operating Income (Loss)

The following table sets forth our non-operating income (loss) for the years ended December 31, 2010 and 2009:

	Year Ended December 31, (unaudited)		Period-to-Period
	2010	2009	$ Change	% Change
	(dollars in millions)
Interest expense	$(23.0)	$(24.9)	$1.9	8%
Other income (loss)	1.6	0.0	1.6	—

Total non-operating income (loss)	$(21.4)	$(24.9)	$3.5	14%

Interest expense for the year ended December 31, 2010 was $23.0 million, a decrease of $1.9 million, or 8%, from $24.9 million for the year ended December 31, 2009. This decrease resulted from the increase in the unhedged portion of our term loan, which allowed us to pay the lower stated interest rate on that unhedged portion rather than the higher fixed rate payable under our interest rate swap agreements. Other income of $1.6 million for the year ended December 31, 2010 relates mainly to a gain of $0.9 million on the change in fair value on our forward starting swap, which resulted from an increase in interest rates from the date we entered into the forward starting swap to the date the swap was designated as an effective cash flow hedge. In addition, we recognized a gain of $0.7 million on the gain on the sale of certain available-for-sale investments in March 2010. We sold certain of our investments in Artisan Funds, initially made as seed capital investments, to partially fund our seed investment in Artisan Global Equity Fund.

Net Income

The following table sets forth our income before income taxes, provision for income taxes, net income and adjusted operating margin for the years ended December 31, 2010 and 2009:

	Year Ended December 31, (unaudited)		Period-to-Period
	2010	2009	Net Change	% Change
	(dollars in millions)
Revenues	$382.3	$296.2	$86.1	29%
Total operating expenses	317.1	223.1	94.0	42

Operating income	65.2	73.1	(7.9)	(11)
Total non-operating income (loss)	(21.4)	(24.9)	3.5	14

Income before income taxes	43.8	48.2	(4.4)	(9)
Provision for income taxes	1.3	—	1.3	—

Net income	$42.5	$48.2	$(5.7)	(12)

Adjusted operating margin	42.3%	39.6%	2.7%	7%

Income before income taxes decreased by $4.4 million, or 9%, to $43.8 million for the year ended December 31, 2010 from $48.2 million for the year ended December 31, 2009. Provision for income taxes increased by $1.3 million as a result of corporate income tax incurred by our U.K. subsidiary which began operations in 2010. Net income decreased by $5.7 million, or 12%, to $42.5 million for the year ended December 31, 2010 from $48.2 million for the year ended December 31, 2009. This decrease is due primarily to the increase in operating expenses as a result of higher compensation and benefits expenses for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Our adjusted operating margin improved to 42.3% for the year ended December 31, 2010 from 39.6% for the year ended December 31, 2009 as the overall increase in our revenues outpaced the overall increase in our adjusted operating expenses (which exclude the expenses we recognize for equity-based compensation, including distributions to the Class B partners of Artisan Partners Holdings, redemptions of Class B limited partnership interests and changes in the redemption value of Class B limited partnership interests).

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Assets Under Management

Our assets under management increased by $16.2 billion, or 53.0%, to $46.8 billion as of December 31, 2009 from $30.6 billion as of December 31, 2008. As of December 31, 2009, our assets under management consisted of 57% Artisan Funds and 43% separate accounts, as compared to 56% Artisan Funds and 44% separate accounts as of December 31, 2008. The following table sets forth the changes in our assets under management for Artisan Funds and the separate accounts that we managed for the years ended December 31, 2009 and 2008, as well as our average assets under management for each period:

	Year Ended December 31,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in millions)
Artisan Funds
Beginning assets under management	$17,210	$33,396	$(16,186)	(48)%
Gross client cash inflows	7,278	6,637	641	10
Gross client cash outflows	(5,216)	(8,620)	3,404	39

Net client cash flows	2,062	(1,982)	4,045	204
Appreciation (depreciation)	7,532	(13,925)	21,456	154
Transfers between investment vehicles	(160)	(279)	119	43

Ending assets under management	$26,644	$17,210	$9,434	55

Average assets under management	$20,792	$26,643	$(5,851)	(22)

Separate Accounts
Beginning assets under management	$13,367	$22,072	$(8,705)	(39)
Gross client cash inflows	3,048	3,452	(404)	(12)
Gross client cash outflows	(2,555)	(3,253)	699	21

Net client cash flows	493	199	294	148
Appreciation (depreciation)	6,124	(9,183)	15,307	167
Transfers between investment vehicles	160	279	(119)	(43)

Ending assets under management	$20,144	$13,367	$6,777	51

Average assets under management	$16,126	$18,651	$(2,525)	(14)

Total Assets Under Management
Beginning assets under management	$30,577	$55,468	$(24,891)	(45)
Gross client cash inflows	10,326	10,089	237	2
Gross client cash outflows	(7,770)	(11,873)	4,102	35

Net client cash flows	2,556	(1,783)	4,339	243
Appreciation (depreciation)	13,656	(23,108)	36,763	159
Transfers between investment vehicles	—	—	—	—

Ending assets under management	$46,788	$30,577	$16,211	53

Average assets under management	$36,918	$45,294	$(8,376)	(18)%

Revenues

Our investment management fees decreased $60.8 million, or 17%, to $296.2 million for the year ended December 31, 2009 from $357.0 million for the year ended December 31, 2008. This decrease was driven primarily by an $8.4 billion, or 18%, decline in our average assets under management to $36.9 billion for the year ended December 31, 2009 from $45.3 billion for the year ended December 31, 2008. The decline in our average assets under management was primarily attributable to the continued deterioration of global equity markets during the first quarter of 2009, during which period our average assets under management declined to $27.9 billion. As markets recovered during the second, third and fourth quarters of 2009, our average assets under management during these periods increased to $33.7 billion, $40.5 billion and $45.3 billion, respectively. During the year ended December 31, 2009, our net client cash inflows were $2.6 billion, which was an increase of $4.3 billion compared to the prior period. Our weighted average investment management fee increased slightly to 80 basis points for the year ended December 31, 2009 from 79 basis points for the year ended December 31, 2008 as a result of higher fee tiers in our advisory contract fee schedules, which were triggered by lower assets under management.

Operating Expenses

The following table sets forth our operating expenses for the years ended December 31, 2009 and 2008:

	Year Ended December 31,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in millions)
Salaries, incentive compensation, and benefits	$132.9	$147.0	$(14.1)	(10)%
Distributions on Class B liability awards	2.5	57.9	(55.4)	(96)
Change in value of Class B liability awards	41.8	(108.9)	150.7	138

Total compensation and benefits expense	177.2	96.0	81.2	85
Distribution and marketing	17.8	20.1	(2.3)	(11)
Occupancy	8.0	7.1	0.9	13
Communication and technology	10.1	14.3	(4.2)	(29)
General and administrative	10.0	10.6	(0.6)	(6)

Total operating expenses	$223.1	$148.1	$75.0	51%

Total operating expenses increased by $75.0 million, or 51%, to $223.1 million for the year ended December 31, 2009 from $148.1 million for the year ended December 31, 2008. This increase was primarily attributable to increased compensation and benefits expense, which increased by $81.2 million, or 85%, to $177.2 million for the year ended December 31, 2009 from $96.0 million for the year ended December 31, 2008.

The increase in total compensation and benefits expense of $81.2 million was primarily a result of an increase in the redemption value of Class B limited partnership interests of $150.7 million, partially offset by lower distributions to Class B partners of $55.4 million and decreased salaries, incentive compensation and benefits of $14.1 million. The increase in the redemption value of Class B limited partnership interests primarily resulted from an increase in the value of the firm (as determined for these purposes under the limited partnership agreement), a part of which was allocable to the Class B partners because of the modification of the redemption formula for each Class B partner’s interest and the reset to zero of equity balances attributable to each Class B limited partnership interest the equity balance of which was less than zero as of April 30, 2009, as discussed under “—Financial Overview—Operating Expenses—Compensation and Benefits”.

Distributions to Class B partners declined during the year ended December 31, 2009 as we continued to retain all profits except those required to be distributed to permit partners to pay income taxes on their allocated share of the partnership’s taxable income, a practice we began in 2008 to increase our flexibility in managing and refinancing our term loan. As provided under our limited partnership agreement as then in effect, taxable income for 2009 was allocated disproportionately to profits interests. The overall result was that Class B partners received disproportionately low tax distributions and no other profits distributions for 2009. The decline in salaries, incentive compensation and benefits was primarily due to decreased incentive compensation paid to our investment teams and marketing and client service professionals. The incentive compensation of these professionals is directly linked to our revenues and consequently declined because of our lower investment management fees during 2009 compared to the previous year, which was a result of the 18% decline in our average assets under management for the year ended December 31, 2009 compared to the prior period.

Distribution and marketing fees decreased by $2.3 million, or 11%, to $17.8 million for the year ended December 31, 2009 from $20.1 million for the year ended December 31, 2008, primarily as a result of the overall decline in our assets under management invested in Artisan Funds through certain intermediaries. Occupancy expenses increased by $0.9 million, or 13%, to $8.0 million for the year ended December 31, 2009 from $7.1 million for the year ended December 31, 2008, primarily as a result of the acquisition of additional leased office space and additional expense associated with furniture and leasehold improvements.

Communication and technology expense decreased by $4.2 million, or 29%, to $10.1 million for the year ended December 31, 2009 from $14.3 million for the year ended December 31, 2008. This decrease was primarily attributable to a reduction in information and print subscription costs and information technology costs. Costs associated with information and print subscriptions were partially offset by our use of soft dollars totaling $2.9 million for the year ended December 31, 2009 compared to $1.4 million for the year ended December 31, 2008. Information technology consulting costs declined in 2009 compared to 2008, as we had incurred significant consulting costs in 2008 related to the implementation of a new portfolio accounting system and upgrades to other business software applications.

General and administrative expenses decreased by $0.6 million, or 6%, to $10.0 million for the year ended December 31, 2009 from $10.6 million for the year ended December 31, 2008. This decrease was primarily attributable to a reduction in travel and entertainment expenses and office administration expenses, partially offset by higher professional fees. Travel and entertainment and office administration costs declined as we managed overall expenses commensurate with the decline in revenues resulting from the continued volatility in equity markets. Compared to the prior period, professional fees increased in 2009 due to legal and accounting fees associated with the modification of Class B grant agreements, our establishment of a holding company structure, expenses associated with the establishment of our operating subsidiaries in the United Kingdom, and other consulting and advisory work regarding taxes and our capital structure.

Non-Operating Income (Loss)

The following table sets forth our non-operating income (loss) for the years ended December 31, 2009 and 2008:

	Year Ended December 31,		Period-to-Period
	2009	2008	$ Change	% Change
	(dollars in millions)
Interest expense	$(24.9)	$(26.5)	$1.6	6%
Other income (loss)	0.0	0.9	(0.9)	(100)

Total non-operating income (loss)	$(24.9)	$(25.6)	$0.7	3%

Our interest expense for the year ended December 31, 2009 was $24.9 million, a decrease of $1.6 million, or 6%, from $26.5 million for the year ended December 31, 2008. This decrease primarily resulted from the increase from $50 million to $100 million in the unhedged portion of our term loan, which allowed us to pay the lower stated interest rate on that unhedged portion rather than the higher fixed rate payable under our interest rate swap agreements. Other income for the years ended December 31, 2009 and December 31, 2008 was less than $0.1 million and $0.9 million, respectively. The decline in other income was primarily attributable to decreasing yields on investment of our cash balances.

Net Income

The following table sets forth our net income and adjusted operating margin for the years ended December 31, 2009 and 2008:

	Year Ended December 31,		Period-to-Period
	2009	2008	Net Change	% Change
	(dollars in millions)
Revenues	$296.2	$357.0	$(60.8)	(17)%
Total operating expenses	223.1	148.1	75.0	51

Operating income	73.1	208.9	(135.8)	(65)
Total non-operating income (loss)	(24.9)	(25.6)	0.7	3

Net income	$48.2	$183.3	$(135.1)	(74)%

Adjusted operating margin	39.6%	44.2%	(4.6)%	(10)%

Net income for the year ended December 31, 2009 declined by $135.1 million, or 74%, to $48.2 million from $183.3 million for the year ended December 31, 2008. Our adjusted operating margin decreased to 39.6% for the year ended December 31, 2009 from 44.2% for the year ended December 31, 2008 as our revenues declined and our operating expenses increased. Although the economic events of 2008 and early 2009 severely impacted our business, we continued to generate strong adjusted operating margins, which we believe reflects the strength of our business model and the variability of our expense base.

Quarterly Results

The following tables set forth selected unaudited consolidated quarterly results of operations data and selected consolidated operating data for the eight quarters ended December 31, 2010. This unaudited information has been prepared on substantially the same basis as our audited consolidated financial statements and includes all adjustments consisting only of normal recurring adjustments, necessary to a fair statement of the consolidated results of operations and selected consolidated operating data for the periods presented therein. The unaudited consolidated quarterly data should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period, and you should not rely on them as such.

	Three Months Ended
	December 31, 2010 (unaudited)	September 30, 2010 (unaudited)	June 30, 2010 (unaudited)	March 31, 2010 (unaudited)	December 31, 2009 (unaudited)	September 30, 2009 (unaudited)	June 30, 2009 (unaudited)	March 31, 2009 (unaudited)
Statements of Operations Data:
Revenues
Management fees – mutual funds	$71.7	$63.6	$64.0	$62.3	$61.2	$54.4	$44.6	$37.0
Management fees – separate accounts	33.1	28.6	27.6	28.5	28.4	26.5	22.4	18.2
Performance fees	2.1	0.3	0.3	0.2	2.6	0.4	0.3	0.2

Total revenue	106.9	92.5	91.9	91.0	92.2	81.3	67.3	55.4
Operating expenses
Salaries, incentive compensation, and benefits	45.7	39.7	39.0	42.2	42.1	33.2	29.7	27.9
Distributions on Class B liability awards	—	5.2	7.4	5.0	—	—	2.5	—
Change in value of Class B liability awards	48.0	4.2	19.8	7.1	10.1	41.2	31.1	(40.6)

Total compensation and benefits expense	93.7	49.1	66.2	54.3	52.2	74.4	63.3	(12.7)
Distribution and marketing	6.1	5.6	5.7	5.6	5.6	4.9	4.0	3.3
Occupancy	2.1	2.1	2.0	1.9	1.9	2.0	2.0	2.1
Communication and technology	2.9	2.4	2.4	2.2	2.3	2.5	2.4	2.9
General and administrative	3.8	2.7	3.0	3.3	4.1	1.9	2.4	1.6

Total operating expenses	108.6	61.9	79.3	67.3	66.1	85.7	74.1	(2.8)

Operating income (loss)	(1.7)	30.6	12.6	23.7	26.1	(4.4)	(6.8)	58.2
Interest expense	(6.2)	(5.3)	(5.3)	(6.2)	(6.4)	(6.2)	(6.0)	(6.3)
Other income (loss)	0.9	0.0	0.0	0.7	0.0	(0.0)	(0.0)	(0.0)

Total non-operating income (loss)	(5.3)	(5.3)	(5.3)	(5.5)	(6.4)	(6.2)	(6.0)	(6.3)

Income (loss) before income taxes	(7.0)	25.3	7.3	18.2	19.7	(10.6)	(12.8)	51.9
Provision for income taxes	1.3	—	—	—	—	—	—	—

Net income (loss)	$(8.3)	$25.3	$7.3	$18.2	$19.7	$(10.6)	$(12.8)	$51.9

	Three Months Ended
	December 31, 2010 (unaudited)	September 30, 2010 (unaudited)	June 30, 2010 (unaudited)	March 31, 2010 (unaudited)	December 31, 2009 (unaudited)	September 30, 2009 (unaudited)	June 30, 2009 (unaudited)	March 31, 2009 (unaudited)
	(dollars in millions)
Other Operating Data:
Assets under management at period end	$57,459	$49,785	$43,636	$48,569	$46,788	$44,387	$36,168	$28,008
Average assets under management	$54,611	$46,517	$47,040	$46,620	$45,330	$40,496	$33,719	$27,874
Investment management fees	$106.9	$92.5	$91.9	$91.0	$92.2	$81.3	$67.3	$55.4
Weighted average fee	78 bps	80 bps	78 bps	78 bps	81 bps	80 bps	80 bps	80 bps
Adjusted operating margin	43.3%	43.2%	43.3%	39.3%	39.3%	45.3%	39.8%	31.8%

The following table reconciles our adjusted operating margin with GAAP operating margin for the periods presented:

	Three Months Ended,
	December 31 2010, (unaudited)	September 30, 2010 (unaudited)	June 30, 2010 (unaudited)	March 31, 2010 (unaudited)	December 31, 2009 (unaudited)	September 30, 2009 (unaudited)	June 30, 2009 (unaudited)	March 31, 2009 (unaudited)
	(dollars in millions)
GAAP operating income	$(1.7)	$30.6	$12.6	$23.7	$26.1	$(4.4)	$(6.8)	$58.2
Distributions on Class B liability awards	—	5.2	7.4	5.0	—	—	2.5	—
Change in value of Class B liability awards	48.0	4.2	19.8	7.1	10.1	41.2	31.1	(40.6)

Adjusted operating income	$46.3	$40.0	$39.8	$35.8	$36.2	$36.8	$26.8	$17.6
Total revenues	$106.9	$92.5	$91.9	$91.0	$92.2	$81.3	$67.3	$55.4
GAAP operating margin	(1.6)%	33.1%	13.7%	26.0%	28.3%	(5.4)%	(10.1)%	105.1%
Adjusted operating margin	43.3%	43.2%	43.3%	39.3%	39.3%	45.3%	39.8%	31.8%

Liquidity and Capital Resources

Historically, the working capital needs of our business have been met primarily through cash generated by our operations. We expect that our cash and liquidity requirements in the 12 months following the consummation of this offering will be met primarily through cash generated by our operations and a portion of the net proceeds of this offering. The following table shows our cash and cash equivalents and accounts receivable as of December 31, 2010, 2009 and 2008:

	December 31,
	2010	2009	2008
	(in millions)
Cash and cash equivalents	$159.0	$101.8	$35.9
Accounts receivable	$36.7	$31.7	$22.1

We manage our cash balances in order to fund our day-to-day operations. In order to earn interest income, excess cash balances have historically been placed into money market mutual funds that primarily invest in U.S. Treasury obligations. Accounts receivable primarily represent investment management fees that have been, or will be, billed to our clients and other miscellaneous receivables. We perform a review of our receivables on a monthly basis.

Historically, we have distributed substantially all of our profits to our partners. In the third quarter of 2008 and continuing into 2009 and 2010, in order to build our cash balances, we voluntarily stopped distributions to partners, and beginning in the third quarter of 2009 through the end of the first quarter of 2010, under the terms of our term loan agreement, as in effect at that time, we were restricted from making distributions to our partners, in both cases except tax distributions paid to partners for the purpose of funding tax liabilities attributable to their interests. Our ability to distribute profits to partners ceased to be restricted during the second quarter of 2010 and we distributed $50 million of our retained profits on March 31, 2011. In connection with the reorganization, Artisan Partners Holdings intends to distribute to its pre-offering partners all of the retained profits as of the date of the closing of this offering.

In July 2006, we entered into a $400 million five-year term loan agreement with Citibank, N.A. as administrative agent and various lenders. The term loan was used to effect our leveraged recapitalization. In November 2010, we amended our term loan agreement. We reduced the aggregate outstanding principal amount of the loan to $380 million and extended the maturity of $363 million of the loan, the Tranche B Loans, less amortization and other prepayments, to July 1, 2013. The remaining $17 million, the Tranche A Loans, will mature on July 1, 2011. The term loan bears interest at a rate equal to, at our election: (i) LIBOR adjusted by a statutory reserve percentage plus an applicable margin ranging from 0.75% to 1.75% for the Tranche A Loans and 2.00% to 3.50% for the Tranche B Loans, depending on Artisan Partners Holdings’ leverage ratio (calculated as set forth below) or (ii) an alternate base rate equal to the highest of Citibank, N.A.’s prime rate, the federal funds effective rate plus 0.50% and the daily one-month LIBOR adjusted by a statutory reserve percentage plus 1.00%, plus an applicable margin ranging from 0% to 0.50% for the Tranche A Loans and 1.00% to 2.50% for the Tranche B Loans, depending on Artisan Partners Holdings’ leverage ratio (calculated as set forth below). Interest is payable (i) at our option, on a one-, two-, or three-month basis, if related to LIBOR borrowings or (ii) quarterly, if related to alternate base rate borrowings.

As required by our term loan agreement, we began making quarterly amortization payments of $10 million starting in the fiscal quarter ending March 31, 2011 and will continue such payments until such time as the aggregate outstanding principal amount of the loan is reduced to $250 million. The term loan also requires that we repay the term loan with a portion of the net proceeds of this offering equal to the amount needed to reduce the aggregate outstanding principal amount of the term loan to $250 million or less and to reduce Artisan Partners Holdings’ leverage ratio (calculated as set forth below) to 1.50 to 1.00 or less. The term loan further requires that, beginning with the fiscal quarter ending September 30, 2011, 50% of the excess cash flow (defined in the term loan agreement as consolidated net income plus depreciation, amortization and other noncash charges minus noncash gains, capital expenditures made in cash, certain repaid or prepaid indebtedness, termination fees associated with hedging arrangements, tax distributions and repurchases of equity interests in Artisan Partners Holdings in accordance with grant agreements) for each fiscal quarter be utilized to repay the aggregate outstanding principal amount of the loan until such time as the aggregate outstanding principal is $250 million or less and Artisan Partners Holdings’ leverage ratio (calculated as set forth below) is reduced to 1.50 to 1.00 or less.

The term loan contains certain customary covenants including limitations on Artisan Partners Holdings’ ability to: (i) incur additional indebtedness or liens, (ii) engage in mergers or other fundamental changes, (iii) sell or otherwise dispose of assets including equity interests, and (iv) make dividend payments or other distributions to Artisan Partners Holdings’ partners (other than, among others, tax distributions paid to partners for the purpose of funding tax liabilities attributable to their interests) when the partnership’s leverage ratio (calculated as set forth below) is in excess of 2.75 to 1.00. In addition, a change of control (as defined in the term loan agreement) of Artisan Partners Holdings and, after this offering, Artisan Partners Asset Management Inc., is an event of default under the term loan agreement.

In addition, covenants in the term loan agreement require compliance with the following financial ratios:

•

Artisan Partners Holdings’ leverage ratio (calculated as the ratio of consolidated total indebtedness on any date to consolidated EBITDA, as those terms are defined in the term loan agreement, for the period of four consecutive fiscal quarters ended on or prior to such date) cannot exceed (i) prior to the earlier of the completion of this offering and September 30, 2011, 3.50 to 1.00 on such date and (ii) on and following the earlier of the completion of this offering and September 30, 2011, 3.00 to 1.00 on such date; and

•

Artisan Partners Holdings’ interest coverage ratio (calculated as the ratio of consolidated EBITDA for any period of four consecutive fiscal quarters to consolidated interest expense, as those terms are defined in the term loan agreement, for such period) cannot be less than 4.00 to 1.00 for such period.

Our failure to comply with any of these covenants or restrictions could result in an event of default under the agreement, giving our lenders the ability to accelerate repayment of our obligations. For a discussion of swap contracts we have entered into relating to the term loan, see “—Critical Accounting Policies and Estimates—Interest Rate Swap”.

In connection with the closing of this offering, we will enter into two tax receivable agreements. Under the first of those agreements, we generally will be required to pay to the holders of convertible preferred stock issued as consideration for the H&F Corp Merger (or our Class A common stock issued upon conversion of that convertible preferred stock) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize as a result of the tax attributes of the units we acquire in the merger. Under the second tax receivable agreement we generally will be required to pay to the holders of limited partnership units of Artisan Partners Holdings 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we actually realize as a result of certain tax attributes attributable to their units exchanged, or, that are created as a result of the exchanges of their units, for shares of our Class A common stock or convertible preferred stock. Under both agreements, we will retain the benefit of the remaining 15% of the applicable tax savings. See “Our Structure and Reorganization—Tax Receivable Agreements”.

The impact that the tax receivable agreements will have on our consolidated financial statements will be the establishment of a liability, which will be increased upon the exchanges of limited partnership units (along with the corresponding shares of our Class B or Class C common stock) for our Class A common stock, representing 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the partnership units we receive as a result of the H&F Corp Merger and other exchanges by holders of limited partnership units. As the amount and timing of any payments will vary based on a number of factors (including the timing of future exchanges, the price of our Class A common stock at the time of any exchange, the extent to which such exchanges are taxable and the amount and timing of our income), depending upon the outcome of these factors, we may be obligated to make substantial payments pursuant to the tax receivable agreements. In light of the numerous factors affecting our obligation to make such payments, however, the timing and amount of any such actual payments are not certain at this time. For more information about the tax receivable agreements, see “Unaudited Pro Forma Consolidated Financial Information”.

As discussed under “Dividend Policy and Dividends”, we will fund any distribution pursuant to our dividend policy by causing Artisan Partners Holdings to distribute cash to its partners, including us, in an amount sufficient to cover dividends, if any, declared by us.

Cash Flows

The following table sets forth our cash flows for the years ended December 31, 2010, 2009 and 2008. Operating activities consist of net income subject to adjustments for equity-based compensation, accounts payable and accrued expenses, accounts receivable, depreciation and amortization and other items. Investing activities consist primarily of acquiring and selling property and equipment, leasehold improvements and the purchase and sale of available-for-sale securities. Financing activities consist primarily of partnership distributions, redemption of partners’ interests, payments on notes payable, proceeds from notes payable and debt issuance costs.

	For the Year Ended December 31,
	2010	2009	2008
	(in millions)
Cash flow data
Net cash provided by (used in) operating activities	$134.4	$89.9	$149.4
Net cash provided by (used in) investing activities	(0.3)	(1.2)	(4.3)
Net cash provided by (used in) financing activities	$(77.0)	$(22.8)	$(175.4)

Net increase (decrease) in cash and cash equivalents	$57.1	$65.9	$(30.3)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Operating activities provided $134.4 million and $89.9 million of net cash for the years ended December 31, 2010 and 2009, respectively. This increase in net cash flows from operating activities was driven primarily by an increase in our average assets under management to $48.7 billion for the year ended December 31, 2010 from $36.9 billion for the year ended December 31, 2009, which had a corresponding positive impact on our investment management fee revenue. This increase in net cash was partially offset by the increased variable cash incentive compensation paid to our investment and marketing and client service professionals as our investment management fees increased.

Investing activities used $0.3 million and $1.2 million of net cash for the years ended December 31, 2010 and 2009, respectively. The increased cash from investing activities was primarily due to the sale of certain available-for-sale investments in March 2010. We sold certain of our investments in Artisan Funds, initially made as seed capital investments, to partially fund our seed investment in Artisan Global Equity Fund.

Financing activities used $77.0 million and $22.8 million of net cash for the years ended December 31, 2010 and 2009, respectively. This increase in net cash used in financing activities was primarily the result of tax distributions to our partners during the year ended December 31, 2010 as compared to the year ended December 31, 2009. In addition, we paid $20.0 million in principal payments on our term loan during the year ended December 31, 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Operating activities provided $89.9 million and $149.4 million of net cash for the years ended December 31, 2009 and 2008, respectively. This decline in net cash flows from operating activities was driven primarily by a decrease in our average assets under management from $45.3 billion for the year ended December 31, 2008 to $36.9 billion for the year ended December 31, 2009, which had a corresponding negative impact on our investment management fee revenue. This decline in net cash was partially offset by the decline in variable cash incentive compensation paid to our investment and marketing and client service professionals as our investment management fee revenue declined.

Investing activities used $1.2 million and $4.3 million of net cash for the years ended December 31, 2009 and 2008, respectively. The greater use of cash during the year ended December 31, 2008 compared to the year ended December 31, 2009 was primarily due to greater cash expenditures for leasehold improvements, furniture and equipment related to our occupancy of new office space in 2008.

Financing activities used $22.8 million and $175.4 million of net cash for the years ended December 31, 2009 and 2008, respectively. This decrease in net cash used in financing activities was primarily the result of lower distributions to our partners during the year ended December 31, 2009 as we voluntarily stopped distributions to partners in late 2008 and 2009 and, beginning in the third quarter of 2009, were restricted from making profits distributions to our partners under the terms of our term loan agreement, as in effect at that time, excepting, in each case, tax distributions paid to partners for the purpose of funding tax liabilities attributable to their interests.

Certain Contractual Obligations

The following table sets forth our total obligations under certain contracts as of December 31, 2010.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Note payable principal payments(1)	$380.0	$55.2	$324.8	$—	$—
Interest payable(1)	35.5	18.4	17.1	—	—
Operating lease obligations	20.0	7.4	10.1	2.5	—
Class B liability awards	168.8	—	—	—	168.8
Other long-term liabilities reflected on our balance sheet under GAAP	19.1	4.3	7.8	7.0	—

Total	$623.4	$85.3	$359.8	$9.5	$168.8

(1)

Based on the terms of the amended term loan agreement and swap agreements in place as of December 31, 2010, and assuming interest rates in effect at December 31, 2010 do not change through the remaining term of the loan. Excess cash flow sweeps required in our term loan agreement beginning with the fiscal quarter ending September 30, 2011 are not included in the above table as the amount, if any, is not yet determinable.

Long-term debt obligations of $380 million represent the term loan agreement that our subsidiary, Artisan Partners Holdings, entered into in July 2006. In November 2010, we reduced the aggregate outstanding principal amount of our term loan to $380 million and amended our term loan agreement to, among other things, extend the maturity of $363 million of the loan, less amortization and other prepayments, to July 1, 2013. The remaining $17 million of the loan will mature on July 1, 2011. We anticipate repaying $         million in aggregate principal amount on our term loan with a portion of the net proceeds of this offering. Operating lease obligations represent commitments for non-cancelable operating lease payments for office space, furniture, and equipment.

The $168.8 million liability associated with the Class B liability awards is due to the accounting treatment of grants of Class B limited partnership interests. Because vested Class B limited partnership interests of a terminated employee are redeemed in cash with payment over the five years following termination of employment at an aggregate amount determined under a formula stated in the corresponding grant agreement, we have historically accounted for the aggregate redemption value of vested Class B limited partnership interests as a long-term liability. Other long-term liabilities include liabilities associated with Class B partner redemptions of $17.2 million associated with partners that have terminated as of December 31, 2010 and deferred lease obligations of $1.7 million. In connection with this offering, we intend to amend the grant agreements pursuant to which the Class B limited partnership interests were issued, which will result in, among other things, the elimination of Artisan Partners Holdings’ obligation to redeem any of its Class B limited partnership interests upon the death or termination of employment of the holders of such interests. Accordingly, we expect to no longer recognize a liability for the redemption value of Class B limited partnership interests, except for those partners that have already terminated.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2010 and 2009.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements were prepared in accordance with GAAP, and related rules and regulations of the SEC. The preparation of financial statements in conformity with GAAP requires management to make estimates or assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates or assumptions and may have a material effect on the consolidated financial statements.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial condition. Management believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions used.

Revenue Recognition

Investment management fees are computed as a percentage of assets under management and recognized as earned. Fees for providing investment management services are computed and billed in accordance with the provisions of the applicable investment management agreements. The investment management agreements for a small number of accounts provide for performance-based fees. Performance-based fees, if earned, are recognized on the contractually determined measurement date. Interest and dividend income is recognized when earned.

The investment management fees that we receive are calculated based on the values of the securities held in the accounts that we manage for our clients. For a majority of our clients, those values are determined by the client or its custodian or other service provider. Values of securities held by U.S.-registered mutual funds, including Artisan Funds, are generally determined using “fair values” determined under valuation procedures adopted by the fund’s board, which, in some cases (particularly for securities traded outside the United States), are likely to be different than they would be if only closing market prices were used. For some of our clients, we calculate our investment management fees based on securities valuations determined in accordance with valuation procedures established by us, which generally use closing market prices in the markets in which the securities trade. Because the fair value of a security sometimes differs from its closing price, the revenues we generate from Artisan Funds and other mutual funds for which we are sub-adviser, which are based on assets under management calculated using fair value (in accordance with those funds’ valuation policies and procedures), may be different than they would be if only closing prices were used in valuing portfolio securities.

Equity-Based Compensation

Class B limited partnership interests in Artisan Partners Holdings are granted to certain employees under the terms of Artisan Partners Holdings’ limited partnership agreement and pursuant to written grant agreements. The interests granted to the Class B partners provide for an interest in future profits of Artisan Partners Holdings as well as an interest in the overall appreciation or depreciation of Artisan Partners Holdings subsequent to the date of grant under the terms of the corresponding grant agreements. Class B limited partnership interests generally vest ratably over a five-year vesting period, beginning on the date of grant. Vesting is accelerated upon the occurrence of certain events, including a change in control. Class B partners are entitled to fully participate in future profits from and after the date of grant. The distribution of profits associated with these interests is recorded to compensation and benefits expense. Generally, these profits distributions are determined based on Artisan Partners Holdings’ net income before equity-based compensation charges.

All vested Class B limited partnership interests are subject to mandatory redemption on termination of employment for any reason. Unvested Class B limited partnership interests are forfeited on termination of employment. Vested interests of a terminated employee are redeemed in cash, with payment in annual installments over the five years following termination of employment, at an aggregate amount determined under a formula stated in the corresponding grant agreement. Due to this feature, the grants are considered liability awards. Compensation cost is measured at the grant date based on the intrinsic value of the interests granted, and is re-measured each period. Intrinsic value as measured each period is recognized as expense over the remaining vesting period, typically five years. Changes in the intrinsic value that occur after the end of the vesting period are recorded as compensation cost of the period in which the changes occur through settlement of the interests.

Accounting for our Class B limited partnership interests will change as we transition from a private company to a public company. Historical financial statements presented for periods prior to the filing of this registration statement reflect the Class B limited partnership interests as liability awards with measurement at intrinsic value under ASC 718. As of the date of the initial filing of this registration statement, we are a public registrant. As a result, the Class B limited partnership interests will be reflected as liabilities measured at fair value. Upon effectiveness of the offering, the Class B limited partnership interests will be unitized into Class B common units exchangeable for public company common stock and modified to remove the cash redemption feature. As a result, the Class B common units are expected to be treated as equity awards and compensation cost will be measured based upon the fair value of the awards at the time of the offering.

Subsequent to the completion of the reorganization, including the reclassification of the Class B limited partnership interests as Class B common units, the costs associated with distributions to our Class B partners and changes in the intrinsic value of Class B liability awards will no longer be recognized as compensation expense. However, for the portion of Class B common units that are unvested at the time of completion of this offering, we will continue to recognize compensation expense ratably over the remaining vesting period based on the offering price per share of Class A common stock in this offering.

In connection with this offering, we expect to make equity-based awards and performance-based cash awards. Equity-based awards will be based on our Class A common stock or on Class B common units of Artisan Partners Holdings and will be subject to certain vesting restrictions.

Income Taxes

Artisan Partners Holdings is a limited partnership that is not subject to federal or state income taxes. Each of Artisan Partners Holdings’ partners reports that partner’s proportionate share of Artisan Partners Holdings’ taxable income or loss. State and local taxes reported on our consolidated statement of operations consist of local taxes assessed in various jurisdictions in which Artisan Partners Holdings and its subsidiaries operate.

In accordance with current accounting standards, we account for uncertain income tax positions by recognizing the impact of a tax position in our consolidated financial statements when Artisan Partners Holdings believes it is more likely than not that the tax position would not be sustained upon examination by the appropriate tax authorities based on the technical merits of the position.

Interest and penalties relating to tax liabilities are recognized on actual tax liabilities and exposure items. Interest is accrued according to the provisions of the relevant tax law and is reported as interest expense. Penalties are accrued when we expect to take the related position in our tax return and are reported as other income (loss) within the Non-operating income (loss) section of our consolidated statements of operations. As of December 31, 2010 and December 31, 2009, liabilities recorded related to uncertain tax positions were immaterial.

Interest Rate Swaps

In July 2006, Artisan Partners Holdings entered into five-year amortizing interest rate swap contracts with two counterparties that had a combined total notional amount of $400 million at inception and have a final maturity date of July 1, 2011. The total notional amount of these swap contracts amortized to $350 million in April 2008, $300 million in April 2009, $250 million in April 2010 and is scheduled to amortize to $200 million on April 7, 2011. As of December 31, 2010, the total notional amount of these swap contracts was $250 million. The counterparties under these interest rate swap contracts pay Artisan Partners Holdings variable interest at three-month LIBOR, and Artisan Partners Holdings pays the counterparties a fixed interest rate of 5.689%. Based on the terms of the interest rate swap contracts and our term loan, these interest rate swap contracts were determined to be effective, and thus qualify as a cash flow hedge for accounting purposes. Any changes in the fair value of these interest rate swaps that relate to the effective portion of the cash flow hedge are recorded in total comprehensive income (loss) rather than in our consolidated statements of operations. At fair value, these interest rate swap contracts represented a liability of Artisan Partners Holdings of $6.1 million and $21.7 million at December 31, 2010 and December 31, 2009, respectively. Artisan has recorded this as interest rate swap in the accompanying consolidated statements of financial condition.

In November 2010, we entered into a forward start interest rate swap with a notional value of $200 million, an effective date of July 1, 2011 and a final maturity date of July 1, 2013. The counterparty under this interest rate swap will pay Artisan Partners Holdings variable interest at three-month LIBOR, and Artisan Partners Holdings will pay the counterparty a fixed interest rate of 1.04%. Based on the terms of this interest rate swap contract and the term loan, this interest rate swap contract was determined to be effective, and thus qualifies as a cash flow hedge for accounting purposes. Any changes in the fair value of this interest rate swap that relate to the effective portion of the cash flow hedge are recorded in total comprehensive income (loss) and changes in fair value that relate to the ineffective portion of the cash flow hedge are recorded as a component of other income (loss). At fair value, this interest rate swap contract represented an asset of Artisan Partners Holdings of $0.6 million at December 31, 2010. Artisan has recorded this as a component of Other assets in the accompanying consolidated statements of financial conditions.

Recently Issued Accounting Pronouncements

As of January 1, 2010, we adopted updated accounting guidance to the Fair Value Measurements and Disclosures Topic, or Topic 820, of the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, which provides guidance for the fair value measurement of liabilities in the absence of quoted prices in an active market for an identical liability at the measurement date. Companies may apply approaches that use the quoted price of an investment in the identical liability or similar liabilities traded as assets or other valuation techniques consistent with the fair-value measurement principles in ASC 820. Updated accounting guidance is also provided for the fair value measurement of investments in certain entities that calculate the net asset value per share (or its equivalent) determined as of the entity’s measurement date. The adoption of this updated accounting guidance did not have a material impact on our financial statements and related disclosures.

As of January 1, 2010, we adopted updated accounting guidance to the Transfers and Servicing Topic, or ASC Topic 860, which eliminates the concept of the special-purpose entity and associated guidance, and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. The adoption of this updated accounting guidance did not have an impact on our financial statements and related disclosures.

As of January 1, 2010, we adopted updated accounting guidance to the Consolidations Topic, ASC Topic 810. ASC Topic 810 replaces the quantitative approach previously required for determining which enterprise should consolidate a variable interest entity with a consolidation approach focused on which enterprise has both the power to direct the activities of the entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity. ASC Topic 810 also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The adoption of this updated accounting guidance did not have an impact on our financial statements and related disclosures.

In January 2010, the FASB issued ASU 2010-06 which updates the disclosure guidance in the Fair Value Measurements and Disclosures Topic, or ASC Topic 820. This update clarifies certain existing disclosure requirements and requires separate disclosures of significant transfers in and out of Level 1 and Level 2 of the fair value hierarchy along with descriptions of the reasons for the transfers. In addition, information about purchases, sales, issuances, and settlements should be presented separately for Level 3 disclosures. The updated guidance was effective beginning on January 1, 2010, except for the disclosures about purchases, sales, issuances and settlements of Level 3 fair value measurements. Those disclosures are effective beginning on January 1, 2011. The updated disclosure guidance did not have an impact on our financial statements and related disclosures.

Qualitative and Quantitative Disclosures Regarding Market Risk

Market Risk

Our exposure to market risk is directly related to the role of our operating company as an investment adviser for the mutual funds and separate accounts it manages. Substantially all of our revenues are derived from investment management agreements with these funds and accounts. Under these agreements, the investment management fees we receive are based on the value of our assets under management and our fee rates. Accordingly, our revenues and net income may decline as a result of our assets under management decreasing due to depreciation of our investment portfolios. In addition, such a decline could cause our clients to withdraw their funds in favor of investments offering higher returns or lower risk, which would cause our revenues to decline further.

The value of our assets under management was $57.5 billion as of December 31, 2010. Assuming a 10% increase or decrease in the value of our assets under management and the change being proportionally distributed over all our products, the value would increase or decrease by $5.7 billion, which would cause an annualized increase or decrease in revenues of approximately $45.4 million at our current weighted average fee rate of 0.79%.

We have not adopted a corporate-level risk management policy regarding client assets, nor have we attempted to hedge at the corporate level the market risks that would affect the value of our overall assets under management and related revenues. Some of these risks (e.g., sector risks and currency risks) are inherent in certain strategies, and clients may invest in particular strategies to gain exposure to these risks.

We also are subject to market risk from a decline in the prices of marketable securities that we own. These securities consist primarily of investments in series of Artisan Funds in an amount sufficient to cover the fund’s organizational expenses, for administrative convenience in securing initial shareholder approval of certain matters, or to ensure that a fund had sufficient assets at the commencement of its operations to build a viable investment portfolio. The value of these marketable securities was $1.2 million as of December 31, 2010. Management regularly monitors the value of these investments; however, given their nature and relative size, we have not adopted a specific risk management policy to manage the associated market risk. Assuming a 10% increase or decrease in the values of these marketable securities, the fair value would increase or decrease by $0.1 million at December 31, 2010.

Due to the nature of our business, we believe that we do not face any material risk from inflation.

Exchange Rate Risk

A substantial portion of the accounts that we advise, or sub-advise, hold investments that are denominated in currencies other than the U.S. dollar. Movements in the rate of exchange between the U.S. dollar and the underlying foreign currency affect the values of assets held in accounts we manage, thereby affecting the amount of revenues we earn. The value of the assets we manage was $57.5 billion as of December 31, 2010. As of December 31, 2010, approximately 55% of our assets under management across our investment strategies was invested in strategies that primarily invest in securities of non-U.S. companies and approximately 45% of our assets under management was invested in securities denominated in currencies other than the U.S. dollar. To the extent our assets under management are denominated in currencies other than the U.S. dollar, the value of those assets under management would decrease, with an increase in the value of the U.S. dollar, or increase, with a decrease in the value of the U.S. dollar. Each investment team monitors its own exposure to exchange rate risk and makes decisions on how to manage such risk accordingly, however, we have not adopted a corporate-level risk management policy to manage exchange rate risk. Assuming that 45% of our assets under management is invested in securities denominated in currencies other than the U.S. dollar and excluding the impact of any hedging arrangements, a 10% increase or decrease in the value of the U.S. dollar would decrease or increase the fair value of our assets under management by $2.6 billion, which would cause an annualized increase or decrease in revenues of approximately $20.4 million at our current weighted average fee rate of 0.79%.

Interest Rate Risk

We typically invest our excess cash balances in money market mutual funds that invest primarily in U.S. Treasury or agency-backed money market instruments. These funds attempt to maintain a stable net asset value but interest rate changes may affect the fair value of such investments and, if significant, could result in a loss of investment principal. Interest rate changes affect the income we earn from our excess cash balances.

Borrowings under our term loan bear interest as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”. As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Interest Rate Swaps”, we have entered into interest rate swaps to effectively convert a portion of our term loan into fixed rate debt and thereby manage interest rate risk on our term loan. Despite the interest rate swaps, interest rate changes may affect the amount of our interest payments, future earnings and cash flows, particularly as interest rates affect the portion of our term loan as to which our interest payment obligation is unhedged, which was $130 million at December 31, 2010. Assuming the aggregate outstanding principal of our term loan is reduced to $250 million upon completion of this offering and assuming interest rates and spreads in effect at December 31, 2010, we estimate that net interest expense related to the term loan would increase by $0.5 million on an annual basis in the event interest rates were to increase by one percentage point.

BUSINESS

Overview

Founded in 1994, we are an independent investment management firm that provides a broad range of U.S., non-U.S. and global equity investment strategies. We have established a record of investment excellence with attractive and consistent investment performance across multiple strategies and products. Through December 31, 2010, all 12 of our investment strategies had outperformed their benchmarks, on a gross basis, since inception and 11 of 12 of our strategies had outperformed their benchmarks, on a net basis, since inception, with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy. Our superior investment performance has enabled us to attract and retain a diverse base of clients and to increase our assets under management over time. Our assets under management have increased from $11.0 billion as of December 31, 2000 to $57.5 billion as of December 31, 2010, representing a compound annual growth rate, or CAGR, of 18.0%. We derive essentially all of our revenues from investment management fees, which primarily are based on a specified percentage of clients’ average assets under management. Our growth in assets under management has resulted in an increase in our revenues from $101.5 million for the year ended December 31, 2001 to $382.3 million for the year ended December 31, 2010. We believe our talent-focused business model, attractive range of high value-added equity investment strategies and track record of investment excellence position us well for future growth.

Throughout our history, we have expanded our investment management capabilities in a disciplined manner that we believe is consistent with our overall philosophy of offering high value-added investment strategies in growing asset classes. We currently offer our clients 12 equity investment strategies spanning different market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is designed to have a clearly articulated and replicable investment process that is well understood by clients and managed to achieve consistent performance that is superior over time. We have successfully expanded the range of strategies that we offer by launching new strategies managed by our existing investment teams, as well as by launching new strategies managed by new investment teams recruited to join Artisan.

To achieve consistent and attractive investment returns, we are focused on attracting, developing and retaining talented investment professionals, and believe we have been successful in doing so. Our strategies are actively managed by five autonomous investment teams, each of which is led by one or more experienced portfolio managers with a track record of investing success. Each team is devoted to identifying long-term investment opportunities for its strategies. We believe an autonomous structure promotes independent analysis and accountability among our investment professionals, which we believe promotes superior investment results.

In addition to our investment teams, we have a strong and seasoned management team that is focused on our business objectives of achieving profitable growth, expanding our investment capabilities, diversifying the source of our assets under management and delivering superior client service. Our management team supports our investment management capabilities and manages a centralized infrastructure, which allows our investment professionals to focus primarily on making investment decisions and generating attractive returns.

We offer our investment management capabilities primarily to institutions and through intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, by means of separate accounts and mutual funds. As of December 31, 2010, we managed separate accounts representing $26.1 billion, or 45%, of our assets under management in 155 accounts spanning 115 client relationships, including pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities and private and non-U.S. investment companies, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. We serve as the investment adviser to Artisan Funds, an SEC-registered family of mutual funds that offer shares in multiple classes designed to meet the needs of a range of institutional and other investors, and as investment manager and promoter of Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations in the first quarter of 2011 and offer shares to non-U.S., primarily institutional, investors. Artisan Funds comprised $31.4 billion, or 55%, of our assets under management as of December 31, 2010.

We access traditional institutional clients primarily through relationships with investment consultants and access institutional-like investors primarily through alliances with major defined contribution/401(k) platforms and relationships with fee-based financial advisors and broker-dealers.

As of December 31, 2010, we had 237 employees, including 46 employee-partners. Immediately following the completion of this offering, our investment professionals, senior management and other employees will collectively own approximately     % of our company. Our culture of employee ownership strongly aligns our management’s and clients’ interests in our delivery of strong investment performance and growth.

Our assets under management as of December 31, 2010 by investment team and distribution channel were as follows:

(1)

The allocation of AUM by distribution channel involves the use of estimates and the exercise of judgment. See “Performance and Assets Under Management Information Used in this Prospectus” for more information.

Competitive Strengths

We believe that our success as an investment manager is based on the following competitive strengths:

Talent-Focused Business Model

From the founding of Artisan in 1994, our management has recognized that the success of an investment management firm depends on the talent of its professionals. As a result, we have implemented a business model that is designed to attract, develop and retain talented investment professionals by allowing them to focus on portfolio management in an environment conducive to producing their best work on a consistent, long-term basis. We have a strong philosophical belief in investment team autonomy and provide each investment team with ample resources and support, without imposing a centralized research function. We have experienced business leadership that manages a team of dedicated client service professionals and a centralized infrastructure. We work to reduce the demands on our investment professionals from responsibilities not directly related to managing their portfolios. Senior management spends a significant amount of time working with our investment teams on their continued development and identifying and evaluating investment professionals who might be the right fit for our strategy and business model. Our rigorous standards are evidenced by the select number of senior investment professionals we have added over the years. Over our 16-year history, we have had no significant turnover among our portfolio managers.

Attractive Range of Diverse, High Value-Added Equity Investment Strategies

We have five distinct investment teams that currently manage a diverse array of 12 equity investment strategies. Our strategies focus is on asset classes that we believe provide greater opportunities to generate returns in excess of the relevant benchmarks. Each of our investment teams has its own dedicated research personnel and works independently from our other investment teams, which we believe increases the degree to which the investment performance of our strategies is generated by independent ideas. Our U.S., non-U.S. and global equity investment strategies are diversified by market capitalization and investment style. As of December 31, 2010, our largest strategy accounted for less than 32% of our total assets under management and our three largest strategies accounted for less than 67% of our total assets under management. We think that growth in assets under management in an investment strategy requires investment capacity in the strategy at a time when the strategy has a competitive performance track record and there is stable or growing client demand for the strategy or asset class. When we believe that each of these factors is present with respect to an investment strategy, we say we have “realizable capacity” in that strategy. We believe that we currently have realizable capacity particularly in our non-U.S. and global strategies, where we believe we are well-positioned to take advantage of increasing client demand. We have focused on our strength in these areas by launching new products from our Global Value team, which launched our Global Value strategy in March 2009, from our Growth Team, which launched our Growth Opportunities Strategy in February 2007, and from our most recently added investment team, Emerging Markets. We also believe that we have realizable capacity in our Value Equity strategy which is designed to appeal to stable to growing client demand for strategies with greater investment flexibility.

Track Record of Investment Excellence

Through December 31, 2010, each of our 12 investment strategies had outperformed its corresponding benchmark, on a gross basis, since inception and 11 of 12 of our strategies had outperformed their benchmarks, on a net basis, since inception (with inception dates ranging from April 1, 1995 for our U.S. Small-Cap Growth strategy to April 1, 2010 for our Global Equity strategy). All 10 of the 10 series of Artisan Funds eligible for Morningstar ratings, representing 99.6% of the assets of Artisan Funds and managed in strategies representing 99.8% of our total assets under management, were rated 3, 4 or 5 stars by Morningstar as of December 31, 2010. Five of those funds, representing 61% of our total mutual fund assets under management and managed in strategies representing 60% of our total assets under management, were rated 4 or 5 stars as of that date. Investment performance highlights of our three largest strategies include:

•

Non-U.S. Growth is our largest strategy and accounted for approximately 32% of our assets under management as of December 31, 2010. It is managed by our Global Equity investment team. Our Non-U.S. Growth composite has outperformed its benchmark by an average of 675 basis points annually from inception in 1996 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan International Fund, which is managed in our Non-U.S. Growth strategy, is ranked as of December 31, 2010 #51 of 96 funds over the trailing 10 years, and #3 of 47 funds from inception (December 1995) in Lipper’s international large-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•

U.S. Mid-Cap Growth accounted for approximately 19% of our assets under management as of December 31, 2010. It is managed by our Growth investment team. Our U.S. Mid-Cap Growth composite has outperformed its benchmark by an average of 707 basis points annually from inception in 1997 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Fund, which is managed in our U.S. Mid-Cap Growth strategy, is ranked as of December 31, 2010 #6 of 202 funds over the trailing 10 years, and #1 of 105 funds from inception (June 1997) in Lipper’s multi-cap growth category. See “Performance and Assets Under Management Information Used in this Prospectus”.

•	U.S. Mid-Cap Value accounted for approximately 16% of our assets under management as of December 31, 2010. It is managed by our U.S. Value investment team. Our U.S. Mid-Cap Value composite has outperformed its benchmark by an average of 667 basis points annually from inception in 1999 through December 31, 2010 (calculated on an average annual gross basis before payment of fees). Artisan Mid Cap Value Fund, which is managed in our U.S. Mid-Cap Value strategy, is ranked as of December 31, 2010 #18 of 117 funds over the trailing five years, and #3 of 50 funds from inception (March 2001) in Lipper’s mid-cap value category. See “Performance and Assets Under Management Information Used in this Prospectus”.

Disciplined Growth—Balancing Investment Integrity, Investment Performance and Sustainable Demand

We take a long-term view on how best to grow our business. We launch a new strategy only when we are confident that our investment processes give us the potential to achieve superior investment performance in a strategy that we believe will have sustained client demand at attractive fee rates over the long term. We strive to maintain the integrity of the investment process followed in each of our strategies by rigorous adherence to the investment parameters we have communicated to our clients. We also carefully monitor our investment capacity in each investment strategy. We believe that management of our investment capacity protects our ability to manage assets successfully, which protects the interests of our clients and, in the long term, protects our ability to retain client assets and maintain our fee schedules and profit margins. In order to better achieve our long-term goals, we are willing to close a strategy to new investors or otherwise take action to slow or restrict its growth when appropriate, even though our short-term results may be impacted. Currently, we have closed our Non-U.S. Small-Cap Growth, Non-U.S. Value, U.S. Mid-Cap Growth, U.S. Small-Cap Value and U.S. Mid-Cap Value strategies to most new investors and client relationships. Each of the strategies that we have launched to clients during our history continues in operation today.

Institutionally Oriented Client Base

We target discrete market segments that we believe offer attractive growth opportunities, that contain institutions and intermediaries that operate with institutional-like decision-making processes and have longer-term investment horizons, and where we believe we have a well-recognized brand. Our original focus was on traditional institutional investors, including corporate and public pension plans, foundations and endowments, which we found to be more focused on the integrity of the investment process and consistency of long-term investment performance than some other types of investors, offering the potential for relationships of longer duration. As other market segments have evolved to have more institutional-like decision-making processes and longer-term investment horizons, we have expanded our distribution efforts into those areas, including defined contribution/401(k) administrators, broker-dealer fee-based programs and fee-based financial advisors. We have a particular focus on attracting client assets from the defined contribution/401(k) market, which comprised approximately 23% of our assets under management as of December 31, 2010. We believe that defined contribution/401(k) plan assets are particularly attractive both because of the continuing regular contributions to individual participant accounts by participants and plan sponsors and because of the long-term nature of the defined contribution/401(k) savings vehicle.

As of December 31, 2010, we managed 155 accounts spanning 115 client relationships, including pension and profit sharing plans, trusts, endowments, foundations, charitable organizations, government entities and private and non-U.S. investment companies, as well as mutual funds, non-U.S. funds and collective trusts we sub-advise. Our largest client relationship, other than Artisan Funds, represented less than 5% of our assets under management and no single consulting firm represented clients (including investors in Artisan Funds) having more than 6% of our assets under management. No single 401(k) platform, broker-dealer or financial advisor relationship represented more than 6%, 2% or 1%, respectively, of our assets under management.

Attractive Financial Model

We focus on high value-added strategies in asset classes that support fee rates that are above average for the asset management industry generally. We also have designed our expense structure to be flexible. The majority of our operating expenses, including incentive compensation and mutual fund intermediary fees, vary directly with our revenues and the amount of our assets under management. We believe that our model of relatively low fixed costs and relatively high variable costs is efficient and flexible, and historically has generated attractive adjusted operating margins and strong cash flow, even during challenging market conditions.

Ownership Culture That Aligns Interests

We believe that broad equity ownership of our business by our employees is critical in aligning the interests of our clients, shareholders, management and investment professionals. Broad employee ownership helps us to attract talented investment professionals with the ability to achieve attractive long-term investment performance. Attractive long-term investment performance benefits our clients and generally leads to growth in our assets under management. Growth in our assets under management enhances our financial results. Strong financial results drive the value of our equity, thereby helping us to attract and retain investment talent. Immediately following the completion of this offering, our portfolio managers and senior members of our management team will own     % of the outstanding equity interests in us and our other employees will own an additional     %. Following our transition to a public company, we intend to continue to promote broad and substantial equity ownership by our employees through grants of equity interests and inclusion of equity interests as an element of compensation.

Strategy

Our strategy for continued success and future growth is guided by the following principles:

Execute Proven Business Model

The cornerstone of our strategy is to continue to promote our business model of attracting, developing and retaining talented investment professionals. We remain committed to investment team autonomy, to ensuring that our teams are able to focus on portfolio management and to fostering an environment that is attractive for our teams because they are able to do their best work on a consistent, long-term basis. We actively seek to identify new investment talent and teams both within and outside Artisan. We are committed to the development of our existing investment teams and we are open to the possibility of adding new investment teams, through hiring or acquisitions, when our rigorous standards have been met.

Continue Disciplined Approach to Growth

We will continue to take a long-term view on how best to grow our business. We launch a new strategy only when we are confident that our investment processes give us the potential to achieve superior investment performance in a strategy that we believe will have sustained client demand at attractive fee rates over the long term. We currently have investment capacity in existing investment strategies that have attractive performance records in areas in which we believe there is growing investor interest, such as our Global Value, Global Equity, Value Equity, Growth Opportunities and Emerging Markets strategies. We intend to focus on attracting additional assets under management in those strategies from our current client base and through our existing intermediary relationships, as well as from the continued expansion of our distribution efforts. We will continue to actively manage our investment capacity to protect our ability to manage client assets successfully, which protects the interests of our clients and our own long-term interests, and we will seek to continue to diversify our client mix to enhance the stability of our assets under management.

Align Distribution and Investment Strategies

We will remain focused on institutional clients and institutional-like intermediaries and will continue to offer high value-added investment strategies with market demand that we believe is sustainable, avoiding fad and niche products with limited long-term growth prospects. We expect to see growing interest among institutional investors in strategies focused on non-U.S. and global investments. We seek to further penetrate the defined contribution/401(k) market and the broker-dealer and the fee-based financial advisor markets with our investment style-oriented strategies, including our Value Equity strategy, which has an attractive performance track record and significant investment capacity. We are also expanding our distribution effort into non-U.S. markets, including Canada, the United Kingdom and Australia, where we believe there is growing institutional demand for global and non-U.S. investment strategies, such as our Global Value, Global Equity, Emerging Markets and Growth Opportunities strategies. As part of those efforts, we organized Artisan Global Funds, a family of Ireland-based UCITS funds, that began operations during the first quarter of 2011, and offer shares to non-U.S., primarily institutional, investors.

Deliver Profitable and Sustainable Financial Results

As a public company, we will continue to focus on delivering profitable and sustainable financial results. We are committed to managing high value-added strategies capable of supporting above-average fees. We will also maintain our flexible financial profile through our highly variable expense structure with centralized infrastructure and investment team support. The principal use of the proceeds to us from this offering will be to establish an appropriate long-term capital structure by reducing our outstanding debt.

Continue to Develop Artisan Leadership

We will continue to develop additional leaders for the company and for each investment team. We will also continue to work with each of our investment teams to develop their talent so that each team’s investment capabilities are expanded and natural internal succession continues to be developed. We believe that our culture of equity ownership has been instrumental in supporting the development of seasoned investment and business leaders. We intend to continue to promote broad and substantial equity ownership of our company by our employees.

Investment Strategies and Performance

Overview

We currently offer our clients 12 long-only, equity investment strategies spanning market capitalization segments and investing styles in both U.S. and non-U.S. markets. Each strategy is managed by one of our five autonomous investments teams: Global Equity (three investment strategies), U.S. Value (three investment strategies), Growth (three investment strategies), Global Value (two investment strategies) and Emerging Markets (one investment strategy). Each team operates autonomously to identify investment opportunities in order to generate strong, long-term investment performance.

The table below sets forth our total assets under management for each of our investment teams and strategies as of December 31, 2010, the inception date for each investment composite, the value-added for each strategy since inception date as of December 31, 2010, and the Overall Morningstar Rating™ for the series of Artisan Funds managed in that strategy.

Investment Team and Strategy	AUM as of December 31, 2010	Composite Inception Date	Value-Added Since Inception Date(1) (as of December 31, 2010)		Fund Rating(2) (as of December 31, 2010)
	(in millions)
Global Equity Team
Non-U.S. Growth Strategy	$18,244	January 1, 1996	675	bps	«««
Non-U.S. Small-Cap Growth Strategy	942	January 1, 2002	540		«««
Global Equity Strategy	24	April 1, 2010	391		Not yet rated

U.S. Value Team
U.S. Small-Cap Value Strategy	4,633	June 1, 1997	694		««««
U.S. Mid-Cap Value Strategy	9,465	April 1, 1999	667		««««
Value Equity Strategy	381	July 1, 2005	114		«««

Growth Team
U.S. Mid-Cap Growth Strategy	10,773	April 1, 1997	707		««««
Growth Opportunities Strategy	103	February 1, 2007	687		Not yet rated
U.S. Small-Cap Growth Strategy	708	April 1, 1995	9		«««

Global Value Team
Non-U.S. Value Strategy	7,013	July 1, 2002	750		««««
Global Value Strategy	2,620	July 1, 2007	541		«««««

Emerging Markets Team
Emerging Markets Strategy	2,554	July 1, 2006	141		«««

Total AUM as of December 31, 2010	$57,459

(1)

We present value-added since inception date as a measure of the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the market index most commonly used by our clients to compare the performance of the relevant strategy since its inception date. The market indices used to compute the value added since inception date for each of our strategies are as follows: Non-U.S. Growth Strategy—MSCI EAFE® Index; Non-U.S. Small-Cap Growth Strategy—MSCI EAFE® Small Cap Index; Global Equity Strategy—MSCI ACWI® Index; U.S. Small-Cap Value Strategy—Russell 2000® Index; U.S. Mid-Cap Value Strategy—Russell Midcap® Index; Value Equity Strategy—Russell 1000® Index; U.S. Mid-Cap Growth Strategy—Russell Midcap® Index; Growth Opportunities Strategy—MSCI ACWI® Index; U.S. Small-Cap Growth Strategy—Russell 2000® Index; Non-U.S. Value Strategy—MSCI EAFE® Index; Global Value Strategy—MSCI ACWI® Index; Emerging Markets Strategy—MSCI Emerging Markets IndexSM.

(2)

The Morningstar RatingTM compares the risk-adjusted performance of the Artisan Funds series to other funds in a category assigned by Morningstar based on its analysis of the funds’ portfolio holdings. The top 10% of funds receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM is derived from a weighted average of the performance figures associated with the rated fund’s three-, five- and 10-year Morningstar Rating metrics. The Artisan Funds, the ratings of which are reflected in the table above, and the categories in which they are rated are: Artisan International Fund—Foreign Large Blend Funds Category; Artisan International Small Cap Fund—Foreign Small/Mid Growth Funds Category; Artisan Global Equity Fund—not yet rated; Artisan Small Cap Value Fund—Small Value Funds Category; Artisan Mid Cap Value Fund—Mid-Cap Value Funds Category; Artisan Value Equity Fund—Large Value Funds Category; Artisan

Mid Cap Fund—Mid-Cap Growth Funds Category; Artisan Growth Opportunities Fund—not yet rated; Artisan Small Cap Fund—Small Growth Funds Category; Artisan International Value Fund—Foreign Small/Mid Funds Category; Artisan Global Value Fund—not yet rated; Artisan Emerging Markets Fund—Diversified Emerging Markets Funds Category. Morningstar ratings are initially given on a fund’s three-year track record and change monthly.

Each of our investment teams and strategies is described in greater detail below.

Global Equity Team

Our Global Equity team, which was formed in 1996 and is based in San Francisco, California, currently manages three investment strategies: Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity. Mark Yockey is the portfolio manager for our Non-U.S. Growth and Non U.S. Small-Cap Growth strategies and Mr. Yockey and Barry Dargan (who is based in our U.K. office) are the portfolio co-managers of the Global Equity strategy. The Global Equity strategy began operations on March 29, 2010. The Global Equity team consists of Mr. Yockey and Mr. Dargan, 10 investment analysts with an average of more than 14 years of investment experience, six research associates and a chief operating officer who manages administrative matters for the team, including the team’s research assistants and administrative staff. The team is supported by our seven-person non- U.S. trading desk. In addition, two senior marketing and client service professionals support institutional sales and client service for clients of the Global Equity team. As of December 31, 2010, the Global Equity team managed $19.2 billion of client assets.

The Global Equity team’s strategies employ a fundamental stock selection process focused on identifying long-term growth opportunities. The investment team works to identify catalysts for commercial and economic change. Demographic and technological changes, increased privatization of economic resources and outsourcing are among the long-term catalysts for change that currently form the basis of the Global Equity team’s investment themes. The team incorporates these catalysts, along with sector and regional fundamentals, into a long-term global framework for investment analysis and decision-making. Finally, the team uses multiple valuation metrics to establish price targets and assesses the relationship between the team’s estimate of a company’s sustainable growth prospects and the company’s stock price.

The Non-U.S. Growth strategy invests primarily in stocks of non-U.S. companies, diversified by country, industry and issuer. The Non-U.S. Small-Cap Growth strategy invests in a diversified portfolio primarily in smaller non-U.S. companies. The Global Equity strategy invests in a diversified portfolio of U.S. and non-U.S. companies of all market capitalizations. For these and our other strategies, we usually consider a company to be from the country designated by MSCI Inc.

As of December 31, 2010, the Non-U.S. Growth strategy had $18.2 billion of assets under management, or 32% of our total assets under management, comprised of $10.0 billion in Artisan International Fund and $8.2 billion in separate accounts. As of the same date, the Non-U.S. Small-Cap Growth strategy had $942.3 million of assets under management, or 2% of our total assets under management, comprised of $766.3 million in Artisan International Small Cap Fund and $176.0 million in separate accounts. We have closed the Non-U.S. Small-Cap Growth strategy to most new investors and client relationships. As of the same date, the Global Equity strategy had $23.9 million of assets under management, or less than 1% of our total assets under management, comprised of $12.6 million in Artisan Global Equity Fund and $11.3 million in separate accounts.

The following table sets forth the changes in our assets under management in the Non-U.S. Growth and Non-U.S. Small-Cap Growth strategies for the years ended December 31, 2010 and 2009, as well as the changes in our assets under management in the Global Equity strategy since its inception on April 1, 2010:

	Year Ended
	December 31, 2010	December 31, 2009
	(in millions)
Non-U.S. Growth Strategy
Beginning assets under management	$18,509	$14,059
Gross client cash inflows	2,819	2,335
Gross client cash outflows	(3,965)	(3,401)
Net client cash flows	(1,146)	(1,067)
Market appreciation (depreciation)	881	5,516

Ending assets under management	$18,244	$18,509

Non-U.S. Small-Cap Growth Strategy
Beginning assets under management	$807	$470
Gross client cash inflows	331	210
Gross client cash outflows	(303)	(163)
Net client cash flows	28	47
Market appreciation (depreciation)	107	289

Ending assets under management	$942	$807

Global Equity Strategy
Beginning assets under management (as of April 1, 2010)	$—	$—
Gross client cash inflows	21	—
Gross client cash outflows	—	—
Net client cash flows	21	—
Market appreciation (depreciation)	3	—

Ending assets under management	$24	$—

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of December 31, 2010, for our Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of December 31, 2010
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
Non-U.S. Growth (January 1, 1996)
Average Annual Gross Returns	6.70%	(6.45)%	4.64%	4.82%	11.44%
Average Annual Net Returns	5.73	(7.31)	3.68	3.86	10.41
MSCI EAFE® Index	7.75	(7.02)	2.46	3.50	4.70
MSCI EAFE® Growth Index	12.25	(5.94)	3.46	2.69	3.37

Non-U.S. Small-Cap Growth (January 1, 2002)
Average Annual Gross Returns	15.56%	(2.74)%	9.55%	—	17.61%
Average Annual Net Returns	14.14	(3.96)	8.19	—	16.16
MSCI EAFE® Small Cap Index	22.04	(1.72)	2.81	—	12.21

Global Equity (April 1, 2010)
Average Annual Gross Returns	—	—	—	—	13.16%
Average Annual Net Returns	—	—	—	—	12.31
MSCI ACWI® Index	—	—	—	—	9.25

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 for our Non-U.S. Growth and Non-U.S. Small-Cap Growth composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Non-U.S. Growth Strategy
Annual Gross Returns	6.70%	41.69%	(45.84)%	20.90%	26.71%
Annual Net Returns	5.73	40.44	(46.36)	19.82	25.56
MSCI EAFE® Index	7.75	31.78	(43.38)	11.17	26.34
MSCI EAFE® Growth Index	12.25	29.36	(42.70)	16.45	22.33

Non-U.S. Small-Cap Growth Strategy
Annual Gross Returns	15.56%	61.18%	(50.60)%	26.88%	35.15%
Annual Net Returns	14.14	59.25	(51.26)	25.33	33.51
MSCI EAFE® Small Cap Index	22.04	46.78	(47.01)	1.45	19.31

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Non-U.S. Growth, Non-U.S. Small-Cap Growth and Global Equity strategies, as applicable, for the periods indicated, except that with respect to the Non-U.S. Growth strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

U.S. Value Team

Our U.S. Value team, which was formed in 1997 and is based in Atlanta, Georgia, manages three investment strategies: U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity (named Opportunistic Value until December 2010). Scott C. Satterwhite, James C. Kieffer, and George O. Sertl, Jr. are the portfolio co-managers for each of these strategies, and their team consists of an analyst with more than 12 years of investment experience and a research associate. The team is supported by our five-person domestic trading desk, including two traders primarily focused on executing the team’s trades. Two senior marketing and client service professionals support institutional sales and client service for clients of the U.S. Value team. As of December 31, 2010, the U.S. Value team managed $14.5 billion of client assets.

The U.S. Value team’s strategies employ a fundamental investment process used to construct diversified portfolios of companies that the investment team believes are undervalued, are in solid financial condition and have attractive business economics. The U.S. Value team believes companies with these characteristics are less likely to experience eroding values over the long term compared to companies without such characteristics.

The U.S. Value team focuses on investment opportunities in companies that are in turnaround situations or otherwise in transition, that have undervalued assets, lack an investor following, or that have suffered earnings shortfalls. Once an investment candidate has been identified, the research process includes an in-depth analysis of the company’s financial statements, an examination of the company’s competitive position within its industry, a thorough analysis and review of the company’s resources, and a review of its business economics and cash flows. The team sets buy and sell targets for a company’s securities based on the team’s assessment of the company’s intrinsic value, which is determined using multiple valuation tools.

While the U.S. Small-Cap Value strategy and U.S. Mid-Cap Value strategy invest in small-cap U.S. companies and mid-cap U.S. companies, respectively, the Value Equity strategy invests in the equity securities of companies across a broad capitalization range and has the flexibility to invest a portion of its assets in non-U.S. securities which may include investments in both developed and in emerging and less developed markets.

As of December 31, 2010, the U.S. Small-Cap Value strategy had $4.6 billion of assets under management, or 8% of our total assets under management, comprised of $3.1 billion in Artisan Small Cap Value Fund and $1.6 billion in separate accounts. As of the same date, the U.S. Mid-Cap Value strategy had $9.5 billion of assets under management, or 16% of our total assets under management, comprised of $6.3 billion in Artisan Mid Cap Value Fund and $3.1 billion in separate accounts. Currently, we have closed both the U.S. Small-Cap Value and the U.S. Mid-Cap Value strategies to most new investors and client relationships. As of December 31, 2010, the Value Equity strategy had $380.6 million of assets under management, or less than 1% of our total assets under management, comprised of $303.5 million in Artisan Value Equity Fund and $77.1 million in separate accounts.

The following table sets forth the changes in assets under management in the U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity strategies for the years ended December 31, 2010 and 2009:

	Year Ended
	December 31, 2010	December 31, 2009
	(in millions)
U.S. Small-Cap Value Strategy
Beginning assets under management	$3,914	$2,439
Gross client cash inflows	918	829
Gross client cash outflows	(915)	(415)
Net client cash flows	2	414
Market appreciation (depreciation)	716	1,061

Ending assets under management	$4,633	$3,914

U.S. Mid-Cap Value Strategy
Beginning assets under management	$8,280	$3,809
Gross client cash inflows	1,787	3,508
Gross client cash outflows	(1,803)	(1,122)
Net client cash flows	(16)	2,385
Market appreciation (depreciation)	1,202	2,086

Ending assets under management	$9,465	$8,280

Value Equity Strategy
Beginning assets under management	$246	$197
Gross client cash inflows	173	77
Gross client cash outflows	(72)	(88)
Net client cash flows	101	(11)
Market appreciation (depreciation)	34	60

Ending assets under management	$381	$246

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of December 31, 2010, for our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of December 31, 2010
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
U.S. Small-Cap Value (June 1, 1997)
Average Annual Gross Returns	19.05%	9.03%	8.29%	12.73%	13.77%
Average Annual Net Returns	17.93	8.00	7.27	11.67	12.69
Russell 2000® Index	26.85	2.22	4.47	6.33	6.83
Russell 2000® Value Index	24.50	2.19	3.52	8.42	8.59

U.S. Mid-Cap Value (April 1, 1999)
Average Annual Gross Returns	15.75%	6.18%	7.31%	12.31%	14.49%
Average Annual Net Returns	14.68	5.19	6.31	11.24	13.40
Russell Midcap® Index	25.48	1.05	4.66	6.54	7.82
Russell Midcap® Value Index	24.75	1.01	4.08	8.07	8.72

Value Equity (July 1, 2005)
Average Annual Gross Returns	12.75%	(0.64)%	3.46%	—	4.61%
Average Annual Net Returns	11.75	(1.52)	2.54	—	3.68
Russell 1000® Index	16.10	(2.37)	2.59	—	3.47
Russell 1000® Value Index	15.51	(4.42)	1.28	—	2.10

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 for our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Year Ended December 31,
	2010	2009	2008	2007	2006
U.S. Small-Cap Value Strategy
Annual Gross Returns	19.05%	41.96%	(23.30)%	(4.70)%	20.56%
Annual Net Returns	17.93	40.64	(24.06)	(5.58)	19.44
Russell 2000® Index	26.85	27.17	(33.79)	(1.57)	18.37
Russell 2000® Value Index	24.50	20.58	(28.92)	(9.78)	23.48

U.S. Mid-Cap Value Strategy
Annual Gross Returns	15.75%	41.24%	(26.78)%	2.85%	15.57%
Annual Net Returns	14.68	39.96	(27.48)	1.91	14.49
Russell Midcap® Index	25.48	40.48	(41.46)	5.60	15.26
Russell Midcap® Value Index	24.75	34.21	(38.44)	(1.42)	20.22

Value Equity Strategy
Annual Gross Returns	12.75%	37.56%	(36.75)%	3.54%	16.71%
Annual Net Returns	11.75	36.38	(37.34)	2.61	15.68
Russell 1000® Index	16.10	28.43	(37.60)	5.77	15.46
Russell 1000® Value Index	15.51	19.69	(36.85)	(0.17)	22.25

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our U.S. Small-Cap Value, U.S. Mid-Cap Value and Value Equity strategies, as applicable, for the periods indicated.

Growth Team

Our Growth team, which was formed in 1997 and is based in Milwaukee, Wisconsin, manages three investment strategies: U.S. Mid-Cap Growth, Growth Opportunities (named Opportunistic Growth until December 2010) and U.S. Small-Cap Growth. Andrew C. Stephens and James D. Hamel are the portfolio co-managers for the U.S. Mid-Cap Growth and Growth Opportunities strategies, and Messrs. Stephens, Hamel and Craigh A. Cepukenas are the portfolio co-managers for the U.S. Small-Cap Growth strategy. Matthew A. Kamm and Jason L. White became associate portfolio managers of all three strategies in January 2010 and January 2011, respectively. Their team consists of Messrs. Stephens, Hamel, Cepukenas, Kamm and White, and six investment analysts, one of whom is dedicated to the U.S. Small-Cap Growth strategy, with an average of more than 10 years of investment experience. The team is supported by our five-person domestic trading desk, including three traders primarily focused on executing the team’s trades. In addition, three senior marketing and client service professionals support institutional sales and client service for clients of the Growth team. As of December 31, 2010, the Growth team managed $11.6 billion of client assets.

The Growth team’s strategies employ a fundamental investment process used to construct diversified portfolios of growth companies. The investment team looks for opportunities across the entire economy in order to find sustainable growth regardless of the sector or industry.

The Growth team’s investment process begins by identifying companies that possess franchise characteristics such as strong competitive positions, have attractive valuations relative to similar companies and benefit from an accelerating profit cycle; companies that it believes are well positioned for long-term growth, driven by demand for their products and services, and at an early enough stage in their profit cycles to benefit from the increased cash flows produced by the profit cycle.

Based on the investment team’s fundamental analysis of a company’s profit cycle, the investment team classifies each portfolio holding in one of three stages. GardenSM investments are small positions in the early part of their profit cycle that may warrant a larger allocation once their profit cycle accelerates. CropSM investments are positions that are being increased to or maintained at a full weight because they are moving through the strongest part of their profit cycle. HarvestSM investments are positions that are being reduced as they near the investment team’s estimate of full valuation or their profit cycle begins to decelerate.

While the U.S. Mid-Cap Growth and U.S. Small-Cap Growth strategies invest in U.S. mid-cap and U.S. small-cap growth companies, respectively, the Growth Opportunities strategy is a global strategy that invests across a broad capitalization range in U.S. and non-U.S. growth companies, including investments in both developed and in emerging and less developed markets.

As of December 31, 2010, the U.S. Mid-Cap Growth strategy had $10.8 billion of assets under management, or 19% of our total assets under management, comprised of $5.7 billion in Artisan Mid Cap Fund and $5.1 billion in separate accounts. We have closed the U.S. Mid-Cap Growth strategy to most new investors and client relationships.

As of December 31, 2010, the Growth Opportunities strategy had $103.2 million of assets under management, or less than 1% of our total assets under management, comprised entirely of Artisan Growth Opportunities Fund (named Artisan Opportunistic Growth Fund before January 28, 2011). As of the same date, the U.S. Small-Cap Growth strategy had $707.8 million of assets under management, or 1% of our total assets under management, comprised of $304.2 million in Artisan Small Cap Fund and $403.6 million in separate accounts.

Before October 1, 2009, our U.S. Small-Cap Growth strategy was managed by a separate team led by Mr. Cepukenas and Marina T. Carlson as the portfolio co-managers. The U.S. Small-Cap Growth team (except Ms. Carlson, who retired) was combined with the Growth team effective October 1, 2009, at which time Messrs. Stephens and Hamel joined Mr. Cepukenas as the portfolio co-managers of accounts managed in our U.S. Small-Cap Growth strategy.

The following table sets forth the changes in assets under management in the U.S. Mid-Cap Growth, Growth Opportunities and U.S. Small-Cap Growth strategies for the years ended December 31, 2010 and 2009:

	Year Ended
	December 31, 2010	December 31, 2009
	(in millions)
U.S. Mid-Cap Growth Strategy
Beginning assets under management	$8,311	$5,670
Gross client cash inflows	1,239	1,028
Gross client cash outflows	(1,381)	(1,192)
Net client cash flows	(142)	(164)
Market appreciation (depreciation)	2,604	2,805

Ending assets under management	$10,773	$8,311

Growth Opportunities Strategy
Beginning assets under management	$56	$73
Gross client cash inflows	45	43
Gross client cash outflows	(16)	(68)
Net client cash flows	29	(24)
Market appreciation (depreciation)	18	8

Ending assets under management	$103	$56

U.S. Small-Cap Growth Strategy
Beginning assets under management	$1,016	$1,028
Gross client cash inflows	116	188
Gross client cash outflows	(580)	(597)
Net client cash flows	(465)	(409)
Market appreciation (depreciation)	156	398

Ending assets under management	$708	$1,016

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of December 31, 2010, for our U.S. Mid-Cap Growth, Growth Opportunities and U.S. Small-Cap Growth composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of December 31, 2010
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	10 Years	Inception
U.S. Mid-Cap Growth (April 1, 1997)
Average Annual Gross Returns	33.17%	4.61%	9.23%	7.18%	16.50%
Average Annual Net Returns	31.95	3.64	8.22	6.19	15.41
Russell Midcap® Index	25.48	1.05	4.66	6.54	9.43
Russell Midcap® Growth Index	26.38	0.97	4.88	3.12	7.55

Growth Opportunities (February 1, 2007)
Average Annual Gross Returns	30.09%	2.95%	—	—	6.08%
Average Annual Net Returns	28.95	2.11	—	—	5.27
MSCI ACWI® Index	12.67	(4.29)	—	—	(0.79)

U.S. Small-Cap Growth (April 1, 1995)
Average Annual Gross Returns	22.01%	0.66%	2.88%	6.39%	8.77%
Average Annual Net Returns	20.84	(0.31)	1.90	5.36	7.71
Russell 2000® Index	26.85	2.22	4.47	6.33	8.67
Russell 2000® Growth Index	29.09	2.18	5.30	3.78	6.10

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 for our U.S. Mid-Cap Growth, Growth Opportunities and U.S. Small-Cap Growth composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Year Ended December 31,
	2010	2009	2008	2007		2006
U.S. Mid-Cap Growth Strategy
Annual Gross Returns	33.17%	51.86%	(43.40)%	22.49%		10.88%
Annual Net Returns	31.95	50.51	(43.94)	21.36		9.88
Russell Midcap® Index	25.48	40.48	(41.46)	5.60		15.26
Russell Midcap® Growth Index	26.38	46.29	(44.32)	11.43		10.66

Growth Opportunities Strategy
Annual Gross Returns	30.09%	49.83%	(44.02)%	15.48	%(1)	—
Annual Net Returns	28.95	48.52	(44.41)	14.88	(1)	—
MSCI ACWI® Index	12.67	34.63	(42.19)	10.56	(1)	—

U.S. Small-Cap Growth Strategy
Annual Gross Returns	22.01%	46.20%	(42.83)%	4.59%		8.08%
Annual Net Returns	20.84	44.83	(43.40)	3.61		7.06
Russell 2000® Index	26.85	27.17	(33.79)	(1.57)		18.37
Russell 2000® Growth Index	29.09	34.47	(38.54)	7.05		13.35

(1)	From inception (February 1, 2007) to December 31, 2007.

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our U.S. Mid-Cap Growth, Growth Opportunities and U.S. Small-Cap Growth strategies, as applicable, for the periods indicated, except that with respect to the U.S. Mid-Cap Growth strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

Global Value Team

Our Global Value team, which was formed in 2002 and is based in San Francisco, California, manages two investment strategies: Non-U.S. Value and Global Value. N. David Samra and Daniel J. O’Keefe are the portfolio co-managers of both strategies. Mr. Samra is the lead portfolio manager of the Non-U.S. Value strategy, and Mr. O’Keefe is the lead portfolio manager of the Global Value strategy. The Global Value team consists of Mr. Samra and Mr. O’Keefe, four investment analysts with an average of more than eight years of investment experience and one research associate. The team is supported by our seven-person non-U.S. trading desk. In addition, one senior marketing and client service professional supports institutional sales and client service for clients of the Global Value team. As of December 31, 2010, the Global Value team managed $9.6 billion of client assets.

The Global Value team’s strategies employ a fundamental investment process to construct diversified portfolios of stocks of undervalued U.S. and non-U.S. companies of all sizes. The team’s investment process focuses on identifying high quality, undervalued businesses that offer the potential for superior risk/reward outcomes.

The investment team seeks to invest in companies with strong competitive positions in their industries and histories of generating strong free cash flow and improving returns on capital, at a price that is a significant discount from the team’s estimate of the intrinsic value of the business. The investment team believes these criteria help rule out businesses that may appear undervalued based on certain financial ratios but whose intrinsic values are deteriorating over time. The investment team also believes that investing in companies with strong balance sheets reduces the potential for investment losses and provides company management the ability to create shareholder value when attractive opportunities are available. The investment team’s research process also attempts to identify management teams with a history of building value for their shareholders.

As of December 31, 2010, the Non-U.S. Value strategy had $7.0 billion of assets under management, or 12% of our total assets under management, comprised of $4.0 billion in Artisan International Value Fund and $3.0 billion in separate accounts. We closed this strategy to most new separate account relationships in November 2010 and to most new mutual fund investors in March 2011. As of December 31, 2010, the Global Value strategy had $2.6 billion of assets under management, or 5% of our total assets under management, comprised of $42.9 million in Artisan Global Value Fund and $2.6 billion in separate accounts.

The following table sets forth the changes in assets under management in the Non-U.S. Value and Global Value strategies for the years ended December 31, 2010 and 2009:

	Year Ended
	December 31, 2010	December 31, 2009
	(in millions)
Non-U.S. Value Strategy
Beginning assets under management	$4,020	$2,190
Gross client cash inflows	2,562	1,641
Gross client cash outflows	(610)	(603)
Net client cash flows	1,952	1,038
Market appreciation (depreciation)	1,040	793

Ending assets under management	$7,013	$4,020

Global Value Strategy
Beginning assets under management	$172	$24
Gross client cash inflows	2,363	128
Gross client cash outflows	(30)	(13)
Net client cash flows	2,333	115
Market appreciation (depreciation)	115	33

Ending assets under management	$2,620	$172

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of December 31, 2010, for our Non-U.S. Value and Global Value composites, along with the average annual returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	As of December 31, 2010
Investment Strategy (Inception Date)	1 Year	3 Years	5 Years	Inception
Non-U.S. Value (July 1, 2002)
Average Annual Gross Returns	20.18%	4.87%	9.40%	14.84%
Average Annual Net Returns	19.09	3.90	8.39	13.75
MSCI EAFE® Index	7.75	(7.02)	2.46	7.34
MSCI EAFE® Value Index	3.25	(8.15)	1.37	7.64

Global Value Strategy (July 1, 2007)
Average Annual Gross Returns	17.34%	4.26%	—	2.17%
Average Annual Net Returns	16.20	3.23	—	1.19
MSCI ACWI® Index	12.67	(4.29)	—	(3.24)

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 for our Non-U.S. Value and Global Value composites, along with the corresponding returns of the market indices that are most commonly used by our clients to compare the performance of the strategies:

	Year Ended December 31,
	2010	2009	2008	2007		2006
Non-U.S. Value Strategy
Annual Gross Returns	20.18%	35.29%	(29.06)%	0.31%		35.47%
Annual Net Returns	19.09	34.05	(29.74)	(0.62)		34.23
MSCI EAFE® Index	7.75	31.78	(43.38)	11.17		26.34
MSCI EAFE® Value Index	3.25	34.23	(44.09)	5.96		30.38

Global Value Strategy
Annual Gross Returns	17.34%	35.14%	(28.53)%	(4.89	)%(1)	—
Annual Net Returns	16.20	33.84	(29.26)	(5.27	)(1)	—
MSCI ACWI® Index	12.67	34.63	(42.19)	1.62	(1)	—

(1)	From inception (July 1, 2007) to December 31, 2007.

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Non-U.S. Value and Global Value strategies, as applicable, for the periods indicated, except that with respect to the Non-U.S. Value strategy, we exclude the returns of accounts imposing socially-based investment restrictions, which are included in a separate composite.

Emerging Markets Team

Our Emerging Markets team, which was formed in 2006 and is based in New York, New York, manages a single investment strategy. Maria Negrete-Gruson is the portfolio manager for the Emerging Markets strategy. Her team consists of three investment analysts with an average of over 18 years of investment experience. The team is supported by our seven-person non-U.S. trading desk. In addition, one senior marketing and client service professional supports institutional sales and client service for clients of the Emerging Markets team.

The Emerging Markets team believes that, over the long term, a company’s stock price is directly related to its ability to deliver sustainable earnings. Investment opportunities develop when businesses with sustainable earnings are undervalued relative to global peers and historical industry, country and regional valuations. Accordingly, the Emerging Markets strategy employs a fundamental research process focused on identifying companies that are priced at a discount relative to the investment team’s estimate of their sustainable earnings.

To estimate a company’s sustainable earnings, the investment team uses both financial and strategic analyses. The financial analysis focuses on a company’s balance sheet, income statement and statement of cash flows in order to identify historic drivers of return on equity. The business analysis examines a company’s competitive advantages and financial strength in order to assess sustainability. After conducting its strategic and financial analyses, the investment team incorporates company-specific and macroeconomic risks into its valuation analysis to develop a risk-adjusted target price. The risk assessment includes a review of currency, interest rate, monetary and fiscal policy and political risks to which a company is exposed. Using these methods, the investment team values a business and develops a price target which it uses to determine whether to make an investment.

As of December 31, 2010, the Emerging Markets strategy had $2.6 billion of client assets, or 4% of our total assets under management, comprised of $710.7 million in Artisan Emerging Markets Fund and $1.8 billion in separate accounts.

The following table sets forth the changes in assets under management in the Emerging Markets strategy for the years ended December 31, 2010 and 2009:

	Year Ended
	December 31, 2010	December 31, 2009
Emerging Markets Strategy
Beginning assets under management	$1,458	$619
Gross client cash inflows	876	339
Gross client cash outflows	(161)	(107)
Net client cash flows	714	232
Market appreciation (depreciation)	382	607

Ending assets under management	$2,554	$1,458

The following table sets forth the average annual returns, gross and net (which represent average annual returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively), as of December 31, 2010, for our Emerging Markets composite, along with the average annual returns of the market index that is most commonly used by our clients to compare the performance of the strategy:

	As of December 31, 2010
Investment Strategy (Inception Date)	1 Year	3 Years	Inception
Emerging Markets (July 1, 2006)
Average Annual Gross Returns	20.49%	1.59%	13.96%
Average Annual Net Returns	19.24	0.52	12.77
MSCI Emerging Markets IndexSM	18.88	(0.32)	12.55

The following table sets forth the gross and net returns (which represent returns prior to and after payment of the highest fee applicable to portfolios in the composite, respectively) for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 for our Emerging Markets composite, along with the corresponding returns of the market index that is most commonly used by our clients to compare the performance of the strategy:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Emerging Markets Strategy
Annual Gross Returns	20.49%	85.70%	(53.15)%	37.49%	24.91	%(1)
Annual Net Returns	19.24	83.87	(53.67)	36.07	24.27	(1)
MSCI Emerging Markets IndexSM	18.88	78.51	(53.33)	39.39	23.34	(1)

(1)	From inception (July 1, 2006) to December 31, 2006.

The composite returns shown in the tables above include the returns generated by all of the accounts invested in our Emerging Markets strategy for the periods indicated.

Distribution, Investment Products and Client Relationships

We focus our distribution and marketing efforts on institutions and on intermediaries that operate with institutional-like, centralized decision-making processes and longer-term investment horizons. This focus has enabled us to efficiently access and service large pools of capital and to develop a balanced and broadly diversified client base. We have designed our distribution strategies and structured our distribution teams to use knowledgeable, seasoned marketing and client service professionals in a way intended to limit the time our investment professionals are required to spend in marketing and client service activities. We believe that minimizing other demands allows our portfolio managers and other investment professionals to focus their energies and attention on the investment decision-making process, which we believe enhances the opportunity to achieve superior investment returns. Our distribution efforts are centrally managed by our Chief Operating Officer, who oversees and coordinates the efforts of our marketing and client service professionals. In our institutional channel, we have one or more senior marketing and client service professionals dedicated to marketing the services and serving the clients of each of our investment teams and our defined contribution/401(k) clients, across all of our investment teams. These professionals, who have an average of more than 19 years of industry experience, serve as the primary point of contact with us for our institutional clients, as well as for consultants and prospective clients. In our intermediary channel (broker-dealers and financial advisors), we have marketing and client service professionals who are dedicated to a particular channel and have responsibility for marketing and servicing clients across all our investment strategies. We are expanding our distribution efforts into non-U.S. markets, with our primary non-U.S. efforts focused currently on Canada, the United Kingdom and Australia, where we believe there is growing institutional demand for global and non-U.S. investment strategies. Our non-U.S. distribution efforts are overseen by a senior marketing and client service professional.

Institutional

Institutional Clients Sourced Directly and through Investment Consultants

As of December 31, 2010, we provided asset management services to approximately 155 separate accounts maintained by institutional clients, mutual funds and collective investment trusts, state and local governments, employee benefit plans including Taft-Hartley plans, foundations, endowments, hospital and healthcare systems and religious organizations. We offer our investment products to institutional clients directly and by marketing our services to the investment consultants that advise them. We have strong relationships with a number of investment consulting firms and believe that many of them rate our open investment strategies favorably. Institutional clients that do not use investment consultants typically operate in a similar fashion, but with employees performing the services often provided by consultants. As of December 31, 2010, approximately 35% of our assets under management were sourced through investment consultants, and the investment consultant advising the largest portion of our assets under management accounted for approximately 6% of our assets under management. Whenever possible, we seek to develop direct relationships with clients sourced through consultant-led searches by our ongoing client service efforts, as described above.

Defined Contribution/401(k) Plan Assets

We believe that defined contribution/401(k) plan assets are particularly attractive both because of the continuing regular contributions to individual participant accounts by participants and plan sponsors and because of the long-term nature of the defined contribution/401(k) vehicle.

In the first quarter of 2011, we folded our defined contribution/401(k) marketing team into our institutional group, reflecting the evolution of that marketplace from one in which platform providers filled the most important investment decision-making role to one in which the clients are increasingly advised by the same investment consultants who are active in the traditional institutional market. In recognition of the specialized needs of defined contribution/401(k) clients, we have two professionals with experience in both the institutional and defined contribution/401(k) markets dedicated to marketing all of our strategies to, and serving the needs of, our defined contribution/401(k) clients. Although we believe that the defined contribution/401(k) market is evolving, most defined contribution/401(k) assets under our management continue to be invested in Artisan Funds.

Artisan Funds are offered as an investment option on a number of 401(k) platforms, such as Schwab Plan and Fidelity Workplace Retirement Services, which provide investors in individual 401(k) and other defined contribution retirement plans with access to a range of mutual fund options from a variety of investment advisers. Many 401(k) plan providers include among the services they provide to their plan clients the evaluation and recommendation of investment alternatives. Although the decision as to which mutual funds will be offered as core options in a 401(k) plan is generally made by the plan fiduciary or plan sponsor, the decision to include a fund in a list of funds recommended by the plan provider is typically made by a small number of investment professionals, and therefore represents an efficient way for us to reach potential individual 401(k) investors. As of December 31, 2010, approximately 80% of our assets under management in the defined contribution/401(k) channel were invested through 401(k) platforms, approximately 19% of our total assets under management were sourced through 401(k) platforms, and our largest 401(k) plan provider relationship accounted for approximately 6% of our assets under management.

Broker-Dealers

We maintain relationships with a number of major brokerage firms. As more broker-dealers have moved to an open architecture model under which they strive to offer “best-in-breed” investment strategies to their clients, the process for identifying which funds to offer has been centralized to a relatively limited number of key decision-makers that exhibit institutional decision-making behavior, which we believe allows us to gain broad exposure to broker-dealer clients in a manner consistent with our marketing strategy. As of December 31, 2010, 14% of our assets under management were sourced through third-party broker-dealers, and our largest broker-dealer relationship represented approximately 2% of our assets under management.

Financial Advisors

We maintain relationships with a number of financial advisory firms that offer our investment products to their clients. These advisors range from relatively small firms to large organizations. We access high net worth individuals and other non-institutional or small institutional investors through these relationships. As of December 31, 2010, approximately 9% of our assets under management were sourced through financial advisors, and the financial advisor from whom we have received the largest portion of client assets accounted for less than 1% of our assets under management.

Retail

We primarily access retail investors indirectly through mutual fund supermarkets (including, for example, The Charles Schwab Mutual Fund MarketPlace® and Fidelity FundsNetwork®) through which investors have the ability to purchase and redeem shares without another intermediary. The providers of mutual fund supermarkets typically have recommended lists that are effective in promoting purchases of shares of mutual funds included in the list. We work with each of the supermarket providers to encourage the inclusion of series of Artisan Funds on such recommended lists where appropriate. Investors can also invest directly in the series of Artisan Funds that remain open to new investors. Our subsidiary, Artisan Distributors LLC, a registered broker-dealer, distributes shares of Artisan Funds. Publicity and reviews and rankings from Morningstar, Lipper and others are important in building the Artisan brand, which is important in attracting retail investors. As a result, we publicize the ratings and rankings received by the series of Artisan Funds and work to ensure that potential retail investors have appropriate information to evaluate a potential investment in Artisan Funds. We do not generally use direct marketing campaigns as we believe that their cost outweighs their potential benefits. As of December 31, 2010, approximately 6% of our assets under management were sourced from investors we categorize as retail investors.

Access Through a Range of Investment Products

Our clients access our investment strategies through a range of investment products, including separate accounts and mutual funds. As of December 31, 2010, approximately 45% of our assets under management were in separate accounts, including U.S.-registered mutual funds other than Artisan Funds, non-U.S. funds and collective investment trusts we sub-advise, and approximately 55% were in a series of Artisan Funds. As of December 31, 2010, we serviced approximately 155 institutional separate account clients and approximately 516 institutional shareholders of Artisan Funds.

We currently manage separate account assets within each of our investment strategies other than our Growth Opportunities strategy. A separately managed account is often necessary to meet the needs of our clients. We generally require a minimum account size of $20 million to $50 million, depending on the strategy, to manage a separate account. The separate accounts we manage include all or part of the portfolios of several U.S.-registered mutual funds, Canadian funds and Luxembourg-, UK- and Ireland-based funds pursuant to sub-advisory agreements with their primary advisers. The institutions with which we enter into sub-advisory relationships include financial services companies supplementing their own product offerings with products externally managed by managers in the investment strategies we provide. The U.S.-registered funds that we sub-advise are generally either multi-manager funds, in which we manage only a portion of the fund’s portfolio, or funds the shares of which are not generally offered broadly to the U.S. investing public. The non-U.S. funds that we sub-advise allow us to offer our strategies in markets to which we do not otherwise have access and may be multi-manager funds or we may be the only portfolio manager. In each case, the portfolio or sub-portfolio we manage is managed in accordance with one of our identified investment strategies. We also offer access to our Non-U.S. Growth and Value Equity strategies through collective investment trusts.

U.S. investors that do not meet our minimum account size for a separate account, or who otherwise prefer to invest through a mutual fund, can invest in our strategies through Artisan Funds. We serve as the investment adviser to each of the 12 series of Artisan Funds, SEC-registered mutual funds that offer no-load, open-end share classes designed to meet the needs of a range of institutional and other investors. Each series of Artisan Funds corresponds to one of our 12 investment strategies. In contrast to some mutual funds, investors in Artisan Funds pay no 12b-1 fees, which are fees charged to investors in addition to management fees to pay for marketing, advertising and distribution services associated with the mutual funds. Expenses for marketing, advertising and distribution services related to Artisan Funds, including payments to broker-dealers and other intermediaries for selling, servicing and administering accounts, are operating expenses that we pay out of the investment management fees we earn. As of December 31, 2010, four series of Artisan Funds offered institutional share classes, which are available for purchase only by institutional investors. As of that date, investors we categorized as institutional investors had investments representing 16% of Artisan Funds’ assets, including 14% through Artisan Funds’ institutional classes of shares.

We also serve as investment manager and promoter of Artisan Global Funds, a family of Ireland-based funds organized pursuant to the European Union’s UCITS, that began operations in the first quarter of 2011 and offer shares to non-U.S. investors, primarily institutional investors.

Investment Management Fees

We earn investment management fees under our investment management agreements with our clients including the mutual funds and collective investment trusts that we advise or sub-advise, as well as our separate account clients.

For serving as an investment adviser to Artisan Funds, we earn investment management fees based on the average daily net assets of each fund and paid monthly. Our fee rates for Artisan Funds range from 0.76% of assets under management to 1.25% of assets under management. The fee schedule of each fund other than Artisan International Small Cap Fund and Artisan Emerging Markets Fund includes breakpoints at which a lower rate of fee is applied to assets above the breakpoint level. As of December 31, 2010, Artisan Funds represented $31.4 billion of the $57.5 billion of our assets under management, and fees from Artisan Funds represented approximately 68% of our revenues for the year ended December 31, 2010.

Our separate account clients pay us fees that vary by investment strategy and, in some circumstances as described below, by client. For most of these accounts, the fee is calculated as a percentage of the assets we manage. In most cases the fee is calculated quarterly based on the market value of the account. For separate account clients with less than $500 million under our management, we generally impose standard fee schedules that vary by investment strategy, although we may accept a sub-advised relationship in a strategy at a lower rate of fee if doing so allows us to gain access to a market segment to which we believe our access would otherwise be limited. In addition, we currently charge the collective investment trusts for which we are sub-adviser and that are marketed under the Artisan name fees that subsume breakpoints and so generally are lower than would be charged in connection with other types of separate accounts, as otherwise the initial investors in any of these trusts would bear a disproportionate amount of expense until a sufficient number of plans were invested. In our Non-U.S. Growth strategy, we continue to have some clients who pay fees on a standard fee schedule that was in place before 2000 that is lower than our current standard fee schedule on assets in excess of $100 million. Our fees for separate account clients with assets under management that exceed $500 million are individually negotiated, based on a variety of factors (including the value of the client’s assets under our management, the number of accounts, investment strategies or investment teams across which those assets are divided, the nature of the client and relationship, including our expectations for the duration of the relationship and the size of the relationship over time). A small number of our separate account clients pay us fees according to the performance of their accounts relative to certain agreed-upon benchmarks, which typically results in a lower base fee, but allows for us to earn higher fees if the performance we achieve for that client is superior to the performance of an agreed-upon benchmark. Performance-based fees represented only 0.8%, 1.2% and 1.0% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, $26.1 billion of the $57.5 billion of our assets under management were invested through separate accounts, including accounts of U.S.-registered mutual funds other than Artisan Funds, non-U.S. funds and collective trusts for which we are sub-adviser, and fees from these separate accounts represented approximately 32% of our revenues (including performance-based fees) for the year ended December 31, 2010.

Trading

Our non-U.S. trading team, which has responsibility for trading for our Global Equity, Global Value and Emerging Markets investment teams, and for trading in non-U.S. securities for our other investment teams, is located in our San Francisco Pine St. office. The non-U.S. trading team consists of five traders and two trading assistants. This team trades during all of the hours during which the global markets in which we invest are open for trading. While each of our investment teams has a trader who serves as its primary point of contact on the non-U.S. trading desk, our non-U.S. traders also operate as a team to ensure that trading professionals are available to all the investment teams throughout the global trading day.

Trading in U.S. securities for our Growth and U.S. Value investment teams is conducted by our domestic trading desk located in our Milwaukee office. The traders on the domestic trading desk have primary responsibility for trading U.S. equity securities for particular teams. Three traders are primarily responsible for trading for the strategies managed by the Growth team and two traders are primarily responsible for trading for the strategies managed by the U.S. Value team.

We maintain written trade processing and allocation procedures that govern the allocation of investment opportunities among clients. We believe that potential conflicts of interest in the allocation of investment opportunities are managed by the consistent application of that policy and are minimized by the fact that each investment strategy is managed to a single model portfolio.

Operations, Systems and Technology

As of December 31, 2010, we had 49 professionals who support our middle- and back-office activities, such as trade confirmation, trade settlement, custodian reconciliations, corporate action processing, performance calculation and client reporting. We generally use third-party software and technology for these functions, customized as necessary to support our investment processes and operations. Artisan Funds outsources the functions of custodian, transfer agent and portfolio accounting agent to a third party whose services to Artisan Funds we supervise. We also have back-up and disaster recovery systems in place.

Competition

In order to grow our business, we must be able to compete effectively for assets under management. Historically, we have competed to attract assets to our management principally on the basis of:

•	the performance of our investment strategies;

•	continuity of our investment professionals;

•	the quality of the service we provide to our clients; and

•	our brand recognition and reputation within the institutional investing community.

Our ability to continue to compete effectively will also depend upon our ability to retain our current investment professionals and employees and to attract highly qualified new investment professionals and employees. We compete in all aspects of our business with a large number of investment management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. For additional information concerning the competitive risks that we face, see “Risks Factors—Risks Related to Our Industry—The investment management industry is intensely competitive”.

Employees

As of December 31, 2010, we employed 237 full-time and part-time employees, including 10 members of our senior management team, 72 members of our investment teams, including portfolio managers and analysts, research associates, traders and support staff, 31 members of our sales and client service team, 24 members of our legal and compliance team, 32 members of our information technology team and 68 administrative, operations and support staff. None of our employees is subject to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Properties

We operate our businesses from offices in Milwaukee, Wisconsin; San Francisco, California; Atlanta, Georgia; New York, New York; Wilmington, Delaware; London and Singapore. Our Growth team, marketing and client service professionals and most of our business operations, including our Executive Chairman, are based in Milwaukee. Our offices in Milwaukee are subject to two leases that will expire in 2013 and 2014. Our Chief Executive Officer and Chief Financial Officer, our Global Equity team, our Global Value team and marketing and client service professionals are based in San Francisco, where we maintain two offices pursuant to leases expiring in 2011 and 2012. Our U.S. Value team and marketing and client service professionals are based in Atlanta, where we maintain an office pursuant to a lease expiring in 2016. We also have investment professionals and support staff based in Wilmington (for our Emerging Markets team), New York (for our Emerging Markets and Global Equity teams), Singapore (for our Global Equity team) and London (for our Global Equity team). We maintain an office in each location pursuant to leases expiring in 2011, 2012, 2012 and 2015, respectively. We expect to exercise our right to extend our Wilmington lease for an additional five-year term. We are currently seeking to lease larger office space in New York to accommodate additional personnel. However, we generally believe our existing facilities are adequate to meet our requirements.

Legal Proceedings

In the normal course of business, we may be subject to various legal and administrative proceedings. Currently, there are no legal proceedings pending or to our knowledge threatened against us.

REGULATORY ENVIRONMENT AND COMPLIANCE

Our business is subject to extensive regulation in the United States at the federal level and, to a lesser extent, the state level, as well as by self-regulatory organizations and outside the United States. Under these laws and regulations, agencies that regulate investment advisers have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business in the event that it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines.

SEC Regulation

Artisan Partners Limited Partnership and Artisan Partners UK LLP are registered with the SEC as investment advisers under the Advisers Act, and Artisan Funds and several of the investment companies we sub-advise are registered under the 1940 Act. The Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, impose substantive and material restrictions and requirements on the operations of advisers and mutual funds. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an adviser’s registration.

As an investment adviser, we have a fiduciary duty to our clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things: trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of soft dollars; execution of transactions; and recommendations to clients. We manage accounts for all of our clients on a discretionary basis, with authority to buy and sell securities for each portfolio, select broker-dealers to execute trades and negotiate brokerage commission rates. In connection with these transactions, we receive soft dollar credits from broker-dealers that have the effect of reducing certain of our expenses. All of our soft dollar arrangements are intended to be within the safe harbor provided by Section 28(e) of the Exchange Act. If our ability to use soft dollars were reduced or eliminated as a result of the implementation of statutory amendments or new regulations, our operating expenses would increase.

As a registered adviser, we are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities (i) in accordance with applicable laws, (ii) consistent with disclosures made to clients and (iii) with adequate systems and procedures to ensure compliance.

For the year ended December 31, 2010, 73% of our revenues were derived from our advisory services to investment companies registered under the 1940 Act—i.e., mutual funds, including 68% from our advisory services to Artisan Funds. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of the business and affairs of Artisan Funds and the investment portfolios of Artisan Funds and the funds we sub-advise, our own operations are subject to oversight and management by each fund’s board of directors. Under the 1940 Act, a majority of the directors must not be “interested persons” with respect to us (sometimes referred to as the “independent director” requirement). The responsibilities of the board include, among other things, approving our investment management agreement with the fund; approving other service providers; determining the method of valuing assets; and monitoring transactions involving affiliates. Our investment management agreements with these funds may be terminated by the funds on not more than 60 days’ notice, and are subject to annual renewal by the fund’s board after the initial term of one to two years. The 1940

Act also imposes on the investment adviser to a mutual fund a fiduciary duty with respect to the receipt of the adviser’s investment management fees. That fiduciary duty may be enforced by the SEC, by administrative action or by litigation by investors in the fund pursuant to a private right of action.

Under the Advisers Act, our investment management agreements may not be assigned without the client’s consent. Under the 1940 Act, investment management agreements with registered funds (such as the mutual funds we manage) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Artisan Distributors LLC, our SEC-registered broker-dealer subsidiary, is subject to the SEC’s Uniform Net Capital Rule, which requires that at least a minimum part of a registered broker-dealer’s assets be kept in relatively liquid form. At December 31, 2010, Artisan Distributors LLC had net capital of $154,024, which was $129,024 in excess of its required net capital of $25,000.

ERISA-Related Regulation

We are a fiduciary under ERISA with respect to assets that we manage for benefit plan clients subject to ERISA. ERISA, regulations promulgated thereunder and applicable provisions of the Internal Revenue Code impose certain duties on persons who are fiduciaries under ERISA, prohibit certain transactions involving ERISA plan clients and provide monetary penalties for violations of these prohibitions.

Non-U.S. Regulation

In addition to the extensive regulation our investment management industry is subject to in the United States, we are also subject to regulation internationally by the Financial Services Authority in the United Kingdom, the Irish Financial Institutions Regulatory Authority, as well as by various Canadian regulatory authorities in the Canadian provinces where we operate pursuant to exemptions from registration. Our business is also subject to the rules and regulations of the more than 38 countries in which we currently conduct investment activities.

Compliance

Our legal and compliance functions are integrated into one team of 24 professionals as of December 31, 2010. This group is responsible for all legal and regulatory compliance matters, as well as monitoring adherence to client investment guidelines. Senior management is involved at various levels in all of these functions.

For information about our regulatory environment, see “Risk Factors—Risks Related to Our Industry—The regulatory environment in which we operate is subject to continual change and regulatory developments designed to increase oversight may adversely affect our business”.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our directors, nominees to our board of directors and executive officers.

Name	Age	Position
Andrew A. Ziegler	53	Executive Chairman and Director
Eric R. Colson	41	President and Chief Executive Officer and Director
Charles J. Daley, Jr.	48	Executive Vice President, Chief Financial Officer and Treasurer
Karen L. Guy	41	Executive Vice President and Chief Operating Officer
Janet D. Olsen	54	Executive Vice President, General Counsel and Secretary
Matthew R. Barger	53	Director Nominee
Tench Coxe	53	Director Nominee
Allen R. Thorpe	40	Director Nominee

Andrew A. Ziegler has been our Executive Chairman since our organization and has been Executive Chairman of Artisan Partners Holdings since January 2010. Mr. Ziegler has been President (chief executive officer) of AIC, our former general partner, since its organization in 1994 and served as a Managing Director and chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners Holdings, Mr. Ziegler was President and Chief Operating Officer of Strong Capital Management, Inc. and President of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a B.S. from the University of Wisconsin—Madison and a J.D. from the University of Wisconsin Law School.

Mr. Ziegler’s qualifications to serve on our board of directors include his operating and leadership experience as our Executive Chairman. Mr. Ziegler has developed extensive knowledge of our company’s business over his career at Artisan which began at the company’s founding in 1994. He gained further experience in the investment management industry from his previous position at Strong Capital Management and has dealt with a wide range of issues that face the industry and this company in particular.

Eric R. Colson has been our President and Chief Executive Officer since our organization and currently serves as a member of our board of directors. Mr. Colson has served as chief executive officer of Artisan Partners Holdings since January 2010 when he became Vice President—Artisan Chief Executive Officer of AIC. Before serving as Artisan Partners Holdings’ chief executive officer, Mr. Colson served as chief operating officer for investment operations and was Vice President—Artisan Investment Operations of AIC from March 2007 through January 2010. Mr. Colson has been a Managing Director of Artisan Partners Holdings since he joined it in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an Executive Vice President of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California—Irvine.

Mr. Colson’s qualifications to serve on our board of directors include his operating, management and leadership experience as our President and Chief Executive Officer. Mr. Colson has extensive knowledge of and has made significant contributions to our company. Mr. Colson will bring to our board of directors his expertise in finance, business development and the asset management industry.

Charles J. Daley, Jr. has been our Executive Vice President, Chief Financial Officer and Treasurer since our organization. He has served as chief financial officer of Artisan Partners Holdings since August 2010, when he became Chief Financial Officer and Treasurer of AIC. He has been a Managing Director of Artisan Partners Holdings since July 2010. Prior to that, Mr. Daley was Chief Financial Officer, Executive Vice President and Treasurer of Legg Mason, Inc. Mr. Daley holds a B.S. in Accounting from the University of Maryland and holds a Series 27 license.

Karen L. Guy has been our Executive Vice President and Chief Operating Officer since our organization and has served as chief operating officer of Artisan Partners Holdings since January 2010 when she became Vice President—Artisan Chief Operating Officer of AIC. Before serving as Artisan Partners Holdings’ chief operating officer, Ms. Guy served as chief operating officer for business operations and was Vice President—Artisan Business Operations of AIC from March 2007 through January 2010. Before serving as Artisan Partners Holdings’ chief operating officer for business operations, Ms. Guy served in a number of management roles. She has been a Managing Director of Artisan Partners Holdings since joining Artisan Partners Holdings in January 1998. Prior to that, Ms. Guy was an audit manager with the accounting firm of Price Waterhouse and a visiting professor of accounting at the University of Michigan. Ms. Guy holds a B.S. degree in accounting from the University of Illinois and an M.B.A. from the Kellogg School of Management.

Janet D. Olsen has been our Executive Vice President, General Counsel and Secretary since our organization and has been Vice President and Secretary of AIC since January 2002. She has been a Managing Director of Artisan Partners Holdings and has served as its general counsel since joining Artisan Partners Holdings in November 2000. Prior to that, Ms. Olsen was a member of the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Olsen holds a B.A. from Blackburn College and a J.D. from The University of Chicago Law School. Ms. Olsen has notified us of her intention to retire from our employment. Her retirement date has not yet been determined but is expected to be in 2012 or later.

Matthew R. Barger will become a director in connection with this offering. He is currently Managing Member of MRB Capital, LLC, and he has been a Senior Advisor at Hellman & Friedman LLC since 2007. Prior to 2007, he served in a number of roles at Hellman & Friedman, including Managing General Partner and Chairman of the Investment Committee. Mr. Barger was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of the reorganization transactions. Prior to joining Hellman & Friedman LLC, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an M.B.A. from the Stanford Graduate School of Business in 1983. He was a member of the board of directors of Thomas Weisel Partners from 2007 to 2010.

Mr. Barger’s career at Hellman & Friedman LLC has provided him with expertise in the investment management industry. He will bring to our board of directors experience in public and private directorships, finance, corporate strategy and business development.

Allen R. Thorpe will become a director in connection with this offering. He has been a Managing Director of Hellman & Friedman LLC since 2004. Prior to joining that firm in 1999, he was a Vice President with Pacific Equity Partners and a Manager at Bain & Company. Mr. Thorpe was a member of Artisan Partners Holdings’ advisory committee from July 2006 to the completion of the reorganization transactions. Mr. Thorpe holds a BA in Public Policy from Stanford University and an M.B.A. from Harvard University’s Graduate School of Business. Mr. Thorpe currently serves on the board of directors of Emdeon, Inc. and LPL Investment Holdings, Inc.

Mr. Thorpe’s qualifications to serve on our board of directors include his operating and leadership experience as a managing director in a private equity firm. Through his involvement with Hellman & Friedman LLC, he has provided leadership to both public and private companies. Mr. Thorpe will bring to our board of directors extensive experience in the financial services industry, finance and business development.

Tench Coxe will become a director in connection with this offering. He has been a managing director of Sutter Hill Ventures since 1989. He joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, he worked with Lehman Brothers in New York City, where he was a corporate financial analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of the reorganization transactions. Mr. Coxe holds a B.A. in economics from Dartmouth College and an M.B.A. from Harvard University’s Graduate School of Business. He currently serves on the board of directors of eLoyalty Corporation and Nvidia Corporation.

Mr. Coxe’s career at Sutter Hill Ventures provides him with wide-ranging leadership experience that will benefit our board of directors and our company. He also brings to our board of directors his experiences in various directorships and a technological background and will provide a unique perspective to the company’s business and opportunities.

Board Composition

Prior to the consummation of this offering, we intend to appoint Matthew R. Barger, Tench Coxe, Allen R. Thorpe,              and              to our board of directors. Following these appointments, we expect that our board of directors will consist of seven directors.

Our board of directors will consist of a majority of independent directors within the meaning of the applicable rules of the SEC and the national securities exchange on which we list and at least one member who is an audit committee financial expert within the meaning of the applicable rules of the SEC.

Our amended and restated bylaws will provide that our board of directors will consist of no fewer than              or more than              persons, or such number of directors as fixed by our board of directors from time to time, provided that a vote of at least two-thirds of our board of directors will be required to increase the number of directors. The directors will be elected for one-year terms to serve until the next annual meeting of our shareholders, or until their successors are duly appointed.

As described under “Our Structure and Reorganization—Shareholders Agreement”, the holders of our Class B common stock and our employees who are granted restricted shares of our Class A common stock, who collectively will hold      % of the combined voting power of our capital stock immediately after this offering (or approximately      % if the underwriters exercise in full their option to purchase additional shares), will enter into a shareholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future in accordance with the decision of a shareholders committee consisting initially of a designee of AIC, who initially will be Mr. Ziegler, Mr. Colson and James C. Kieffer, a portfolio manager of our U.S. Value strategies. The AIC designee will have the sole right, in consultation with the other members of the committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. If and when AIC and our employees collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to one vote per share. The shareholders agreement will also provide that the shareholders committee will vote the shareholders agreement shares in support of:

•

a director nominee designated by the holders, other than us, of a majority in interest of the preferred units and convertible preferred stock received in the H&F Corp Merger as long as the holders of the preferred units and the holders of convertible preferred stock received in the H&F Corp Merger directly or indirectly own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock;

•

a director nominee who is a holder of Class A common units so long as the holders of the Class A common units own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock;

•

a director nominee designated by AIC so long as AIC owns shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock; and

•	a director nominee who is a holder of Class B common units.

So long as the holders of the Class A common units own shares of our capital stock constituting at least 5% of the number of outstanding shares of our common stock and our convertible preferred stock, the director who is a holder of Class A common units shall be entitled to designate his or her successor unless he or she is removed for cause.

Initially, the holders of the preferred units have designated Mr. Thorpe and AIC has designated Mr. Ziegler for election to our board of directors. The initial director who is a holder of Class A common units is Mr. Barger and the initial director who is a holder of Class B common units is Mr. Colson.

Board Leadership Structure

The initial Artisan Partners Asset Management Inc. board of directors includes our Chief Executive Officer and our Executive Chairman, who also serves as Chairman of the Board. Our board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our board has no policy mandating the combination or separation of the roles of Chairman of the Board and Executive Chairman or Chief Executive Officer and believes the matter should be discussed and considered from time to time as circumstances change. Upon the completion of this offering, we will have a combined Executive Chairman and Chairman of the Board, which we believe provides strong leadership for us and promotes a close relationship between management and the board and assists in the development and implementation of corporate strategy. This leadership structure is also appropriate for us at this time as it permits our Chief Executive Officer to focus on management of our day-to-day operations, while allowing our Executive Chairman to lead our board in its fundamental role of providing advice to and independent oversight of management.

Board Oversight of Risk Management

Our board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in our board’s consideration of our long-term strategies and other matters presented to our board. Our board exercises its responsibilities periodically as part of its meetings and also through our board’s three committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The Audit Committee has primary responsibility for reviewing and discussing our practices regarding risk assessment and management, including any guidelines or policies that govern the process by which we identify, monitor and handle major risks. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our board and potential conflicts of interest. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking. Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.

Our board’s role in risk oversight of the company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout the company.

Board Committees

Prior to the consummation of this offering, we will establish an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, each consisting only of independent directors.

Audit Committee

Our Audit Committee will assist our board of directors in its oversight of our internal audit function, the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm.

Our Audit Committee’s responsibilities will include, among others:

•

reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•

appointing annually our independent registered public accounting firm, evaluating its independence and performance, determining its compensation and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

We anticipate that             ,              and              will serve on the Audit Committee and that              will serve as its chair.              ,              and              are independent under Rule 10A-3 under the Exchange Act.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities will include, among others:

•	making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advising the board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the board and management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee;

•	reviewing periodically the form and amounts of director compensation and making recommendations to the board with respect thereto; and

•	establishing guidelines or rules to cover specific categories of transactions.

We anticipate that              ,              and              will serve on the Nominating and Corporate Governance Committee and that              will serve as its chair.

Compensation Committee

Our Compensation Committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers.

Our Compensation Committee’s responsibilities will include, among others:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our board of directors with respect to, our cash and equity incentive plans; and

•	reviewing and making recommendations to the board of directors with respect to director compensation.

We anticipate that              ,              and              will serve on the Compensation Committee and that              will serve as its chair.

Compensation Committee Interlocks and Insider Participation

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will form a compensation committee as described above. Prior to this offering, the compensation of our executive officers was determined by Artisan Partners Holdings’ general partner, with the approval of Artisan Partners Holdings’ advisory committee for the compensation of Mr. Ziegler. Following this offering, the Compensation Committee of our board of directors will have responsibility for establishing and administering compensation programs and practices with respect to our executive officers, including the named executive officers. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors or our Compensation Committee.

Compensation Discussion and Analysis

In this section, we describe the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2010 and explain how they were applied to our named executive officers. This discussion should be read in conjunction with the tables and text under “—Executive Compensation” that describe the compensation awarded to, earned by, and paid to the named executive officers. Our named executive officers for fiscal 2010 were our Executive Chairman (Andrew Ziegler, who served as our Chief Executive Officer until January 5, 2010); our President and Chief Executive Officer (Eric Colson, who served as our Chief Operating Officer for Investment Operations until January 5, 2010); our principal financial officer (Charles Daley, Jr., who was appointed as our Chief Financial Officer commencing August 16, 2010); our Executive Vice President and Chief Operating Officer (Karen Guy, who served as our Chief Operating Officer for Business Operations until January 5, 2010); and our General Counsel (Janet Olsen). In addition, under SEC regulations, our former Chief Financial Officer (Lawrence Totsky, who served as our Chief Financial Officer until August 16, 2010) is treated as a named executive officer for fiscal 2010. During 2010, we were a private company. We expect that some of our policies and practices will change when we are a public company. This section also highlights those expected changes.

Accounting for our Class B limited partnership interests will change as we transition from a private company to a public company. Historical financial statements presented for periods prior to the filing of this registration statement reflect the Class B limited partnership interests as liability awards with measurement at intrinsic value under ASC 718. As of the date of the initial filing of this registration statement, we are a public registrant. As a result, the Class B limited partnership interests will be reflected as liabilities measured at fair value. Upon effectiveness of the offering, the Class B limited partnership interests will be unitized into Class B common units exchangeable for public company common stock and modified to remove the cash redemption feature. As a result, the Class B common units are expected to be treated as equity awards and compensation cost will be measured based upon the fair value of the awards at the time of the offering.

Compensation and Equity Participation Programs Objectives

We believe that to create long-term value for our shareholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of assets and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to recruit and manage our investment teams, determine which investment strategies we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients. Our executive compensation program has been, and will continue to be, designed to (i) support our business strategy, (ii) provide opportunities for compensation and ownership participation that are superior over time to the opportunities afforded by our competitors, (iii) attract, motivate and retain highly talented, dedicated, results-oriented individuals with the skills necessary for us to achieve our business strategy, (iv) reward the achievement of superior and sustained performance by being linked directly to the company’s performance on both a short-term and long-term basis and the individual’s performance and (v) be flexible enough so we can respond to changing economic conditions.

Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, that we believe have determined our ability to attract and retain highly qualified professionals. We use, and expect to continue to use, cash compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us as a public company. In addition to competitive cash compensation, we have historically recognized those employees whose performance created wealth, or enabled the creation of wealth, for the owners of our business by the grant of Class B limited partnership interests in Artisan Partners Holdings by which the employee shared in the future profits and growth of the business.

We believe that our cash compensation and equity participation programs align the interests of our named executive officers and other professionals with our shareholders and promote long-term shareholder value creation. In connection with our transition to a public company, we intend for overall compensation levels to remain commensurate with amounts paid to our key employees in the past. As a public company, we expect to include equity-based incentives (“compensation awards”) as a part of our regular compensation programs (which we have not done in the past), but also to continue our practice of making equity awards (“performance awards”) that are in addition to our regular compensation programs in circumstances we believe to be appropriate. We believe that the grant of a performance award that is in addition to, rather than in lieu of, regular compensation to an employee in recognition of value produced provides incentives and alignment of interests that result in even greater value, benefiting not only the recipient of the award but all other business owners. Our use of performance awards will reflect that belief. As a public company, we intend to focus our programs on rewarding the type of performance that increases long-term shareholder value, including growing revenues, retaining clients, developing new client relationships, improving operational efficiency and managing risks. As we develop as a public company, we intend to periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Determination of Compensation

Our executive compensation and equity participation programs were developed and implemented while we were a private company. We have historically used compensation programs that were designed to provide cash compensation that was equal or superior to the cash compensation paid by our competitors. We have not historically managed our firm to cause our aggregate compensation to be a particular percentage of revenues or another fixed measure, although we have sometimes used such measures as the basis for accruals of amounts pending subjective decision-making. Similarly, we have not historically identified a specific peer group of companies for comparative purposes and have not engaged in formal competitive benchmarking of compensation against specific peer companies. As a public company, we expect that our management team and our Compensation Committee (described below) will take into account appropriate metrics, which may include measures of our compensation expense as a percentage of revenues or other metrics, as well as comparisons with peer benchmarks. Historically, our general partner, which prior to the reorganization transactions was AIC, had primary responsibility for all compensation decisions relating to our named executive officers and other professionals, subject to the approval of our advisory committee with respect to the compensation of Mr. Ziegler. The aggregate level of our executive compensation, as well as each named executive officer’s equity participation, was reviewed on an annual basis.

In connection with this offering, we will form a Compensation Committee comprised solely of independent directors to assist our board of directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “—Board Committees—Compensation Committee” above. We also expect that, in the future, our Executive Chairman will continue to play a role in making recommendations regarding compensation matters involving our President and Chief Executive Officer, and our President and Chief Executive Officer will continue to play a role in making recommendations regarding compensation matters involving the other named executive officers, to the Compensation Committee, which will make the ultimate decision to approve, reject or modify those recommendations. The Compensation Committee will independently determine the performance of our Executive Chairman and approve his compensation.

We have not historically engaged a compensation consultant to assist in the annual review of our compensation practices or the development of compensation or equity participation programs for our named executive officers.

Elements of Named Executive Officers Compensation and Benefits

We believe that the use of relatively few, straightforward compensation components, without rigid annual incentive formulas or entitlements, promotes the effectiveness and transparency of our executive compensation program. In 2010, the elements of our executive compensation program were:

•	base salary;

•	annual discretionary cash incentive compensation;

•	retirement benefits; and

•	other benefits and perquisites.

In addition to those elements of compensation, each of our named executive officers other than Mr. Ziegler is the owner of Class B limited partnership interests in Artisan Partners Holdings (which provide partners with distributions (or allocations) of profits on his or her limited partnership interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those interests from and after the date of grant). Mr. Ziegler, who is one of Artisan’s founders, is the beneficial owner of a significant ownership interest in Artisan Partners Holdings through his ownership interest in AIC.

Following this offering, we will operate as a corporation, and going forward, we intend to compensate all of our named executive officers, other than our Executive Chairman, with a combination of cash incentive and equity-based incentive compensation awards in order to continue to align our named executive officers’ interests with the interests of our shareholders. Mr. Ziegler, in light of his substantial existing ownership interest, is not expected to receive equity-based compensation. In connection with the reorganization, the limited partnership interests held by AIC and our employees will be reclassified as limited partnership units of Artisan Partners Holdings, which they will continue to hold immediately following the completion of this offering.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on our performance and is not used to differentiate among the responsibilities, contributions or performance of our executives. Instead, we consider it a baseline compensation level that delivers some current cash income to our executives.

As is typical in the investment management industry, the base salaries for our named executive officers account for a relatively small portion of their overall annual compensation. We believe that the potential for substantial incentive compensation is seen by our named executive officers as the more important component. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives.

Each of our named executive officers received an annual base salary of $250,000 in 2010.

Annual Discretionary Cash Incentive Compensation

Cash incentive compensation has been the most significant part of the overall annual compensation of our named executive officers, and its variability has been a crucial component of our philosophy of maximizing the variability of our most significant expenses. Annual cash incentive compensation is determined towards the end of each fiscal year and is based on a number of variables that are linked to individual and company-wide performance for that year and over the longer term. We have not historically used predetermined incentive formulas to evaluate performance. Instead, annual incentive compensation for our named executive officers has been entirely discretionary. We believe this has provided us the flexibility we need to support our success and to respond to changing market conditions. For example, we reduced annual cash incentive compensation for our named executive officers in 2008 to approximately 50% of the amount paid in 2007 (other than for Mr. Ziegler, who received no cash incentive compensation in 2008), as a reflection of the sharp deterioration of equity markets during 2008, which caused our assets under management and revenues to decline. That reduction was restored in part in 2009 because of the disproportionate burden the named executive officers bore in 2008 as compared with other executives and portfolio managers. We increased the annual cash incentive compensation of our continuing named executive officers in 2010 compared to 2009, reflecting the continuing improvement in our financial results as the economy and stock markets continued to recover, but those compensation levels remain below the levels of 2007 for all of our named executive officers except for Mr. Colson, whose compensation for 2007 reflected the responsibilities of the position he then held. The annual cash incentive compensation awarded to our named executive officers for fiscal 2010 is set forth below under “—Executive Compensation—Summary Compensation Table”.

We expect to establish a compensation plan prior to the completion of this offering that provides for the payment of cash incentive compensation to our employees, including our named executive officers. These cash bonuses may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code as deductible compensation expenses for a public company. However, to the extent Section 162(m) is applicable to us, we intend to rely on an exemption from Section 162(m) of the Internal Revenue Code for a plan adopted prior to the time such company becomes a public company for a transition period as discussed below.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the company’s employees is an important recruitment and retention tool. Accordingly, the company maintains a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to a current limit of $16,500 and also maintains retirement plans or makes retirement plan contributions for our employees based outside the U.S.

Other Benefits and Perquisites

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and one daily meal in each of our offices; our named executive officers enjoy those benefits on the same terms as all of our employees. The perquisites provided to our named executive officers in fiscal 2010 are described below under “—Executive Compensation—Summary Compensation Table”.

Equity Compensation Awards and Performance Awards in Artisan Partners Holdings

As discussed above, we strongly believe in the power of equity ownership to cause employees to think and act like owners of the business. We also strongly believe that broad equity ownership creates incentives that promote activity that will cause our business to grow and increase the value of those equity interests, creating value for all owners that will over time outweigh the dilutive effect of the equity grants. As a private company, we thought of equity awards not as elements of current compensation, but as an ownership tool reflecting our decision that the recipient had created value commensurate with becoming an owner of the business or had created incremental value commensurate with a greater ownership percentage. Many of our equity award recipients could expect to receive only one or a few such awards over the course of their careers, although some recipients have received several equity awards. Following our transition to a public company, we intend to continue to promote broad and substantial equity ownership by our employees by using both equity-based compensation awards which may be granted on an annual basis, and performance awards that will be granted in appropriate circumstances.

In connection with the reorganization that will be completed immediately prior to this offering, the terms of the limited partnership interests held by our named executive officers will change in several significant respects, described in greater detail under “Our Structure and Reorganization”. Following this offering, a substantial portion of the economic return of our employees who are partners will continue to be obtained through their equity ownership. We believe that the continued link between the amount of the economic return they realize and our performance will encourage their continued exceptional performance. In addition, we believe that the restrictions on transfer and the ownership requirements to which they will be subject will help to align their interests with the interests of our shareholders. The following subsection includes a description of those interests, and the economic consequences to the holders of those interests, prior to the reorganization.

Each of our named executive officers, other than Mr. Ziegler, holds a Class B limited partnership interest. Each limited partnership interest gives its holder the right to a percentage of Artisan Partners Holdings’ current profits (as defined in the limited partnership agreement). Each holder’s profits percentage is fixed at the date of grant, subject to dilution if additional partnership interests are issued or accretion if existing partnership interests are forfeited or redeemed. Under the terms of its limited partnership agreement, Artisan Partners Holdings may retain profits for future needs of the partnership. Beginning in the third quarter of 2008, as a result of the deteriorating economic environment, Artisan Partners Holdings retained all profits (other than tax distributions) in order to improve our financial security. In addition, Artisan Partners Holdings was restricted from making distributions to its partners (including us) other than tax distributions from the third quarter of 2009 through the first quarter of 2010 because the deteriorating economic environment during that time caused its leverage ratio to exceed a limit specified in the term loan agreement, as in effect at that time. In March 2011, Artisan Partners Holdings distributed a portion of those retained profits to its partners, including to each of our named executive officers (other than Mr. Ziegler) in respect of their limited partnership interests, and in connection with this offering intends to distribute to its pre-offering partners substantially all of its remaining retained profits.

A Class B limited partnership interest also allows the holder to participate in the appreciation or depreciation in the value of Artisan Partners Holdings from and after the date of the grant of the interest, by participating in certain capital or liquidity events (as defined in the limited partnership agreement) or by redemption following termination of employment. The redemption of Class B limited partnership interests is described in detail below under “—Executive Compensation—Potential Payments upon Termination or Change in Control”.

In January 2010, Mr. Colson was granted an additional Class B limited partnership interest in connection with his appointment as President and Chief Executive Officer and in August 2010, Mr. Daley was granted Class B limited partnership interests in connection with his employment. None of our other named executive officers received grants of Class B limited partnership interests in 2010. As of December 31, 2010, our continuing named executive officers held partnership interests with profits percentages in Artisan Partners Holdings, as follows:

Name & Principal Position	Fully Diluted Profits Percentage(1)	2010 Earned Profits(2)	Equity Balance as of December 31, 2010(3)
Andrew A. Ziegler, Executive Chairman(4)	—	$—	$—
Eric R. Colson, President and Chief Executive Officer(5)	1.4546%	2,000,277	12,707,860
Charles J. Daley, Jr., Chief Financial Officer(6)	0.2535%	145,088	984,056
Karen L. Guy, Executive Vice President and Chief Operating Officer(7)	0.8689%	1,194,866	9,473,970
Janet D. Olsen, Executive Vice President, General Counsel and Secretary	0.4336%	596,297	4,727,979

(1)

The amounts in this column represent the fully diluted profits percentages of our named executive officers, other than Mr. Ziegler, as of December 31, 2010. As a result of 2010 year-end issuances, which were made on January 1, 2011, the fully diluted percentages changed and our continuing named executive officers, other than Mr. Ziegler, have the following fully diluted profits interests: Mr. Colson, 1.6501%, Mr. Daley, 0.2440%, Ms. Guy, 0.8363% and Ms. Olsen, 0.4174%.

(2)

The amounts in this column represent allocations of 2010 profits to our continuing named executive officers, other than Mr. Ziegler, pursuant to their respective limited partnership interests. As discussed above, no distributions were made in 2010 (other than tax distributions). Profits allocations were determined based on net income of Artisan Partners Holdings before equity-based compensation charges. No amounts are included for 2010 earned profits for interests Mr. Ziegler owns in Artisan Partners Holdings through AIC, as these amounts do not constitute executive compensation. For a discussion of Mr. Ziegler’s ownership, see “Principal Shareholders”.

(3)	The amounts in this column represent the respective equity account balances of our continuing named executive officers, other than Mr. Ziegler, as of December 31, 2010.
(4)	Mr. Ziegler was appointed Executive Chairman on January 5, 2010. Prior to that time he served as our Chief Executive Officer.
(5)

Mr. Colson was appointed President and Chief Executive Officer on January 5, 2010. Prior to that time he served as our Chief Operating Officer—Investment Operations. In January 2011, Mr. Colson was granted additional Class B interests.

(6)	Mr. Daley was appointed as our Chief Financial Officer commencing on August 16, 2010.
(7)	Ms. Guy was appointed Chief Operating Officer on January 5, 2010. Prior to that time she served as our Chief Operating Officer—Business Operations.

We believe that long-term performance is achieved through an ownership culture that encourages performance by our named executive officers through the use of equity and equity-based awards to ensure that our named executive officers have a continuing stake in our long-term success. Following this offering, we intend to grant equity-based compensation awards primarily based on shares of our Class A common stock as an element of compensation and performance awards that may be based on shares of our Class A common stock or Class B units in Artisan Partners Holdings (accompanied by shares of our Class B common stock).

We intend to establish a long-term incentive compensation plan prior to the completion of this offering which will provide for a wide variety of equity awards, including stock options, shares of restricted stock, restricted stock units, stock appreciation rights, other stock-based awards based on our common stock, and limited partnership interests in our operating subsidiary, Artisan Partners Holdings, (including equity grants intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal

Revenue Code during any period when Section 162(m) is applicable to us) to our named executive officers, other than Mr. Ziegler, and our other key employees, our non-employee members of our board of directors and certain consultants and advisors to the company, as well as cash awards to our named executive officers that are considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code during any period when Section 162(m) is applicable to us.

Tax and Accounting Considerations

As discussed above, when it reviews compensation matters, our Compensation Committee will consider the anticipated tax and accounting treatment of various payments and benefits to Artisan and, when relevant, to its executives, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. As a private company, Section 162(m) does not currently apply to our compensation. Under the transition rules, in general, compensation paid under a plan that existed while we are private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the offering occurs (i.e., the first meeting of shareholders after December 31, 2014, assuming this offering is completed in 2011). To the extent Section 162(m) is applicable to us, we intend to rely on this exemption and will endeavor to structure other compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe contributes to low rates of employee attrition. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on their disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we deliberately keep our compensation programs simple and we tie the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In the future, when we are a public company, the Compensation Committee will monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Executive Compensation

The table below presents the annual compensation for services to us in all capacities for the periods shown for our (i) principal executive officer, (ii) principal financial officer, (iii) the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as our executive officers on December 31, 2010 and (iv) our former chief financial officer who served as our principal financial officer during part of 2010. These officers are referred to as the “named executive officers”. All dollar amounts are in U.S. dollars.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Andrew A. Ziegler, Executive Chairman	2010	$250,000	$1,350,000			—	—	$19,216	$1,619,216

Eric R. Colson, Chief Executive Officer	2010	250,000	3,150,000			$2,000,277	—	19,216	5,419,493

Charles J. Daley, Jr., Chief Financial Officer(4)	2010	108,013	1,250,000			145,088	—	149,968	1,653,069

Karen L. Guy, Chief Operating Officer	2010	250,000	1,400,000			1,194,866	—	19,216	2,864,082

Janet D. Olsen, General Counsel	2010	250,000	1,150,000			596,297	—	19,216	2,015,513

Lawrence A. Totsky, Former Chief Financial Officer(4)	2010	250,000	850,000			1,313,242	—	19,216	2,432,458

(1)	Amounts shown in this column represent the annual discretionary cash incentive compensation earned by our named executive officers for 2010. These amounts were paid in December 2010.
(2)

Prior to this offering, we operated as a limited partnership and our named executive officers held limited partnership interests in Artisan Partners Holdings which provided partners with distributions of profits on their limited partnership interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those interests from and after the date of grant. Amounts shown in this column represent the amount of profits allocated (but not necessarily distributed) to each of the named executive officers on account of his or her limited partnership interests for the relevant year. Profits allocations were determined based on net income of Artisan Partners Holdings before equity-based compensation charges. No amounts are included in the table for distributions on interests Mr. Ziegler owns in Artisan Partners Holdings through AIC, as these amounts do not constitute executive compensation. We incurred compensation charges for financial accounting purposes relating to tax distributions to our named executive officers pursuant to their partnership interests which totaled $1.5 million for 2010 in the aggregate. We also incurred compensation charges for financial accounting purposes for the changes in intrinsic value of the Class B liability awards held by each of our named executive officers other than Mr. Ziegler. This amount totaled $14.2 million in the aggregate.

(3)

Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. In 2010, we provided to our named executive officers perquisites consisting of employer-paid parking or transit assistance and daily meals, however, none of the named executive officers received perquisites with a total value of $10,000 or more. We contributed $2,500 to each of our named executive officers’ accounts under our flexible spending benefit plan ($833 on behalf of Mr. Daley) which allows all employees to pay certain health care insurance premiums on a pre-tax basis and to receive reimbursement on a pre-tax basis for certain non-covered health care expenses. We paid insurance premiums for life insurance benefiting our named executive officers in 2010 totaling $216 for each of our named executive officers ($90 for Mr. Daley based on his service in 2010). We made company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions in 2010 totaled $16,500 for each named executive officer other than Mr. Daley, for whom we made no contribution. We reimbursed Mr. Daley in 2010 for relocation expenses of $149,045, consisting of $98,945 in expenses and $50,100 to make Mr. Daley whole for the increased tax expense resulting from the expense reimbursement.

(4)

Mr. Totsky served as our Chief Financial Officer until August 16, 2010. Mr. Daley has served as our Chief Financial Officer since that date. The amount reported in the salary column for Mr. Daley represents the amount earned in 2010, but Mr. Daley’s annual base salary for 2010 was $250,000. $250,000 of the amount reported in the bonus column for Mr. Daley represents a cash sign-on bonus he received in connection with his hiring.

Grants of Plan-Based Awards During 2010

The following table summarizes limited partnership interest awards granted to each of our named executive officers in the year ended December 31, 2010.

All Other Share-Based Liability Awards
Name	Grant Date	Profits Interests Granted(%)	Grant Date Intrinsic Value of Share-Based Liability Awards ($/Unit)(1)
Andrew A. Ziegler	—	—	—
Eric R. Colson	January 1, 2010	0.50%	$0
Charles J. Daley, Jr.	August 1, 2010	0.25%	$0
Karen L. Guy	—	—	—
Janet D. Olsen	—	—	—
Lawrence A. Totsky	—	—	—

(1)

Class B limited partnership interests are classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. The grant date intrinsic value is based upon the formula used to determine the redemption value of vested limited partnership interests upon the termination of the holder. At the time of grant, Class B limited partnership interests have no intrinsic value and, accordingly, no grant date value has been recorded for grants of partnership interests in the table. For a more detailed description of the vesting and redemption of limited partnership interests held by our named executive officers, see “—Potential Payments upon Termination or Change in Control”.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards During 2010

Employment Agreements

Mr. Ziegler has entered into an employment agreement with us to serve as Executive Chairman, pursuant to which he has agreed he will not hold a 5% or greater participation interest in any other investment management business.

We do not have employment agreements with any of our other named executive officers. Upon commencement of employment, each named executive officer (other than Mr. Ziegler) received an offer letter outlining the initial terms of employment, including base salary and the potential for cash incentive compensation, none of these terms affected compensation paid to our named executive officers in 2010 and will not affect compensation paid in future years.

Ownership Interests in Artisan Partners Holdings

In 2010, we operated as a limited partnership and our named executive officers, other than Mr. Ziegler, held limited partnership interests in Artisan Partners Holdings. For a detailed description of the limited partnership interests held by our named executive officers, see “—Compensation Discussion and Analysis—Equity Compensation Awards and Performance Awards in Artisan Partners Holdings” and “—Potential Payments upon Termination or Change in Control”.

Outstanding Equity-Based Compensation Awards at December 31, 2010

The following table provides information about the partnership interests held by each of our named executive officers as of December 31, 2010.

Name	Unvested Profits Interests (%)(1)	Intrinsic Value of Unvested Interests ($)(2)
Andrew A. Ziegler(3)	—	—
Eric R. Colson(3)	0.8231%	5,822,958
Charles J. Daley, Jr.	0.2535%	984,056
Karen L. Guy(3)	0.2607%	2,843,233
Janet D. Olsen(3)	0%	—
Lawrence A. Totsky(3)	0%	—

(1)

Vesting of Class B limited partnership interests is applicable in determining the redemption value upon a holder’s termination of employment prior to consummation of this offering. For this purpose, all currently unvested limited partnership interests typically vest in equal annual installments over the five-year period commencing on the grant date, provided that the holder remains employed by us on the vesting dates. A holder’s limited partnership interests would also vest upon a termination on account of the holder’s death or disability, or, subject to the holder’s continued employment through such date, upon the occurrence of a change in control (as defined in the applicable grant agreement). For interests that were granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009, however, the original vesting schedules continue to apply in the case of the occurrence of certain capital or liquidity events, or the holder’s death, disability or retirement. The figures shown in the table are based on the original vesting schedules and assume that the holder’s employment was terminated by retirement.

(2)

Class B limited partnership interests are classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. The value of Class B limited partnership interests is based upon the formula used to determine the intrinsic value of vested limited partnership interests upon the termination of the holder’s employment and varies depending on the circumstances of the holder’s termination. The values in the table assume employment was terminated by retirement. For a more detailed description of the vesting and redemption of limited partnership interests held by our named executive officers, see “—Compensation Discussion and Analysis—Equity Compensation Awards and Performance Awards in Artisan Partners Holdings”. Also, for a discussion of the assumptions made in the valuation of partnership interests, see Note 7 to our audited financial statements included elsewhere in this prospectus.

(3)

No amounts are included for interests Mr. Ziegler owns in Artisan Partners Holdings through AIC, as these amounts do not constitute executive compensation. Mr. Totsky’s limited partnership interests are entirely vested. For interests granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009. The original vesting schedule continues to apply in the case of the occurrence of certain capital or liquidity events, including the completion of this offering, or the holder’s death, disability or retirement. The amounts shown for Mr. Colson and Ms. Guy represent, as of December 31, 2010, their unvested limited partnership interests using the original vesting schedules and assuming termination of employment by reason of retirement. Mr. Colson and Ms. Guy vested in an additional 0.1397% and 0.0385%, respectively, of their limited partnership interests on January 1, 2011. In addition, in January 2011, Mr. Colson was granted additional Class B interests.

Equity-Based Compensation Awards Exercised and Vested During the Year Ended December 31, 2010

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2010 upon the vesting of partnership interests.

Name	Profits Interests Acquired Upon Vesting (%)	Intrinsic Value Realized on Vesting ($)(1)
Andrew A. Ziegler	—	—
Eric R. Colson	0.1258%	1,372,080
Charles J. Daley, Jr.	0%	—
Karen L. Guy	0.1070%	1,166,963
Janet D. Olsen	0%	—
Lawrence A. Totsky	0%	—

(1)

There was no public market for the partnership interests as of the vesting dates of March and September 2010 in the case of Ms. Guy and December 2010 in the case of Mr. Colson. Amounts are based on profits interests and intrinsic values as of December 31, 2010. Class B limited partnership interests are classified as share-based liability awards for purposes of FASB ASC Topic 718—Stock Compensation. The value of Class B limited partnership interests is based upon the formula used to determine the intrinsic value of vested limited partnership interests upon the termination of the holder’s employment and varies depending on the circumstances of the holder’s termination. The figures shown in the table are based on the original vesting schedules and assume that the holder’s employment was terminated by retirement.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Potential Payments upon Termination or Change in Control

The following summaries describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and change in control occurred on December 31, 2010.

Severance Benefits

Our named executive officers do not have employment, severance, change in control or other agreements with us and are all employed on an “at will” basis, which enables us to terminate their employment at any time. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

Vesting and Redemption of Artisan Limited Partnership Interests

Under the terms of the limited partnership interest grant agreements of each of our named executive officers other than Mr. Ziegler, their Class B limited partnership interests, if vested, are subject to mandatory redemption

(or forfeiture, if unvested) upon the termination of their employment. For this purpose, the limited partnership interests typically vest in equal annual installments over the five-year period commencing on the grant date, provided that the holder remains employed by us on the vesting dates. A holder’s limited partnership interests would also vest upon a termination on account of the holder’s death or disability or, subject to the holder’s continued employment through such date, upon the occurrence of a change in control (as defined in the applicable grant agreement). For interests that were granted to Mr. Colson, Ms. Guy and Ms. Olsen prior to May 1, 2009, vesting was reset in connection with the equity restructuring on May 1, 2009. Even for those reset interests, the original vesting schedules continue to apply in the case of the occurrence of certain capital or liquidity events, including the completion of this offering, or the holder’s death, disability or retirement. Any portion of a holder’s limited partnership interests that are not vested as of the holder’s termination of employment will be forfeited without any payment in connection with that forfeiture. In order for a holder of limited partnership interests to receive a distribution of profits, they must be employed at the time of distribution, and former employees have no right to previously allocated, but undistributed, profits.

In connection with the equity restructuring on May 1, 2009, each Class B grant agreement was amended to, among other changes, modify the redemption price for a holder’s limited partnership interests to be based on the holder’s equity balance, which is a measure under the limited partnership agreement of each holder’s share of Artisan Partners Holdings’ equity value. If the holder’s employment is terminated on account of death, disability or retirement, the redemption value is equal to the terminated holder’s full equity balance. If the holder’s employment is terminated for other reasons, the redemption value is equal to one-half of the terminated holder’s equity balance.

In the event of the termination of employment of a named executive officer, other than Mr. Ziegler, due to death or disability, and assuming such event occurred on December 31, 2010, the named executive officer’s payment upon redemption of his or her limited partnership interests would be approximately as follows: $984,056 for Mr. Daley, $14,270,456 for Mr. Totsky, $12,707,860 for Mr. Colson, $9,473,970 for Ms. Guy and $4,727,979 for Ms. Olsen. In the event of the termination of employment of a named executive officer, other than Mr. Ziegler, due to retirement, and assuming such event occurred on December 31, 2010, the named executive officer’s payment upon redemption of his or her limited partnership interests would be approximately as follows: $0 for Mr. Daley, $14,270,456 for Mr. Totsky, $6,884,902 for Mr. Colson, $6,630,737 for Ms. Guy and $4,727,979 for Ms. Olsen. In the event of the termination of a named executive officer’s (other than Mr. Ziegler) employment for any other reason, and assuming such event occurred on December 31, 2010, the named executive officer’s payments upon redemption of his or her limited partnership interests would be approximately as follows: $0 for Mr. Daley, $7,135,228 for Mr. Totsky, $2,067,013 for Mr. Colson, $1,891,213 for Ms. Guy and $882,135 for Ms. Olsen. Mr. Ziegler’s ownership interest in Artisan Partners Holdings through AIC is not subject to redemption.

Each of the named executive officers other than Mr. Ziegler has agreed, in connection with the issuance of Class B limited partnership interests to that executive, that he or she will not solicit customers and employees while employed and for a period of two years following termination of employment.

2011 Omnibus Incentive Compensation Plan

Our board of directors expects to adopt, and our shareholders expect to approve, the Artisan Partners Asset Management Inc. 2011 Omnibus Incentive Compensation Plan, or the 2011 Plan, in connection with this offering.

The purposes of the 2011 Plan are to align the long-term financial interests of employees, directors, consultants and advisors of the company with those of our shareholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the 2011 Plan will provide for the grant of stock options (both stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code and non-qualified stock options), stock appreciation rights, or SARs, restricted stock awards, restricted stock units, performance-based stock awards and other stock-based awards (collectively, stock awards) based on our common stock, as well as Class B units in Artisan Partners Holdings. In addition, the 2011 Plan will provide for the grant of performance-based cash awards. Incentive stock options may be granted only to employees; all other awards may be granted to employees, including officers, members, limited partners or partners who are engaged in the business of one or more of our subsidiaries, non-employee directors and consultants.

Shares Subject to the 2011 Plan. A total of              shares of our Class A common stock will be reserved and available for issuance under the 2011 Plan. The number of shares of our Class A common stock reserved for issuance will automatically increase on January 1 of each year during the term of the 2011 Plan, beginning in calendar year              , by              % of the total number of shares of our Class A common stock outstanding on the last day of the preceding fiscal year, unless our board of directors determines that the share increase will be a lesser number; provided, that in no event will any such annual increase exceed              shares of our Class A common stock. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2011 Plan will be             .

If a stock award granted under the 2011 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our Class A common stock not acquired pursuant to the stock award will again become available for subsequent issuance under the 2011 Plan. In addition, the following types of shares under the 2011 Plan may become available for the grant of new stock awards under the 2011 Plan: (i) shares that are forfeited to or repurchased by us prior to becoming fully vested, (ii) shares withheld to satisfy income or employment withholding taxes, (iii) shares used to pay the exercise price of an option in a net exercise arrangement and (iv) shares tendered to us to pay the exercise price of an option.

The aggregate number of shares of our Class A common stock that may be granted to any single individual during a calendar year in the form of stock options, SARs, restricted stock, restricted stock units, performance-based stock awards and/or other stock-based awards may not exceed             . The 2011 Plan will also limit grants measured in cash to $              in any calendar year.

Administration of the 2011 Plan. The 2011 Plan will be administered by our Compensation Committee. Subject to the terms of the 2011 Plan, the Compensation Committee will determine which employees, directors, consultants and advisors will receive grants under the 2011 Plan, the dates of grant, the numbers and types of stock awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the fair market value applicable to a stock award. In addition, the Compensation Committee will interpret the 2011 Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2011 Plan or any awards granted under the 2011 Plan as it deems to be appropriate.

The Compensation Committee may cancel, with the consent of the affected participants, any or all of the outstanding stock options or SARs in exchange for (i) new stock options or SARs covering the same or a different number of shares of our Class A common stock, but with an exercise price or base amount per share not less than the fair market value per share of our Class A common stock on the new grant date, or (ii) cash or shares of our Class A common stock, whether vested or unvested, equal in value to the value of the cancelled stock options or SARs. The Compensation Committee shall also have the authority, with the consent of the affected participants, to reduce the exercise price or base amount of one or more outstanding stock options or SARs to the then-current fair market value per share of our Class A common stock or issue new stock options or SARs with a lower exercise price or base amount.

Types of Equity-Based Awards. The types of awards that may be made under the 2011 Plan are described below. These awards may be made singly or in combination, as part of compensation awards or ownership awards, or both. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion subject to certain limitations provided in the 2011 Plan. Each award granted under the 2011 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our Class A common stock on the grant date. The term of a non-qualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid using (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) shares of our Class A common stock previously owned by the participant, (iv) a net exercise of the stock option and (v) other legal consideration approved by the Compensation Committee. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, an option may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries, or during an applicable period after termination of employment or service.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Internal Revenue Code. Incentive stock options may be granted only to our employees and must have an exercise price of no less than 100% of fair market value on the grant date, a term of no more than 10 years, and be granted from a plan that has been approved by our shareholders. The aggregate fair market value, determined at the time of grant, of our Class A common stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A SAR entitles the participant to receive an amount equal to the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our Class A common stock on the grant date), multiplied by the number of shares subject to the SAR. The term of a SAR may not exceed 10 years from the date of grant. Payment to a participant upon the exercise of a SAR may be either in cash or shares of our Class A common stock as determined by the Compensation Committee. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, a SAR may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries or during an applicable period after termination of employment or service.

Restricted Stock. A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the Compensation Committee, and which may be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, the transferability of stock awards is generally prohibited. Participants generally have all of the rights of a shareholder as to those shares, including the right to receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and the right to vote those shares. Dividends will be subject to the same restrictions as the underlying restricted stock unless otherwise provided by the Compensation Committee. All unvested restricted stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

Restricted Stock Units. A restricted stock unit is a phantom unit that represents shares of our Class A common stock. Restricted stock units become payable on terms and conditions determined by the Compensation Committee and will be settled either in cash or shares of our Class A common stock as determined by the

Compensation Committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

Performance Awards. The 2011 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Internal Revenue Code to the extent Section 162(m) is applicable to us. To assure that the compensation attributable to performance-based stock or cash awards will so qualify, our Compensation Committee can (but will not be required to) structure these awards so that stock or cash will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals during a designated performance period.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Internal Revenue Code, will be based on one or more of the following criteria: enterprise value or value creation targets; revenue; after-tax or pre-tax profits (including net operating profit after taxes) or net income (including that attributable to continuing and/or other operations); operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of or increase in, all or a portion of our indebtedness, or of our affiliates; earnings per share or earnings per share from continuing operations; return on capital employed (including return on invested capital or return on committed capital) or return on assets; after-tax or pre-tax return on shareholder equity; market share; the fair market value of the shares of our Class A common stock; the growth in the value of an investment in our Class A common stock assuming the reinvestment of dividends; reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs as a percentage of revenues); or economic value-added targets based on a cash flow return on investment formula.

Dividend Equivalents. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding and may be awarded in connection with grants other than stock options or SARs. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of restricted stock units. Dividend equivalents may be paid in cash, in shares of our Class A common stock or in a combination of the two. The Compensation Committee will determine whether dividend equivalents will be conditioned upon the exercise, vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Other Stock-Based Awards. Under the 2011 Plan, the Compensation Committee may grant other types of awards that are based on, or measured by reference to, shares of our Class A common stock. The Compensation Committee will determine the terms and conditions of such awards. Other stock-based awards may be settled in either cash or shares of our Class A common stock, as determined by the Compensation Committee.

Class B Units of Artisan Partners Holdings. Under the 2011 Plan, the Compensation Committee may also grant equity-based incentives related to Class B units of Artisan Partners Holdings to encourage ownership in our operating partnership. The Compensation Committee may grant the same types of awards available under the 2011 Plan related to our Class A common stock as awards related to the Class B units of Artisan Partners Holdings, including options to purchase Class B units and restricted Class B units. The Compensation Committee may also grant profits interests related to Class B units of Artisan Partners Holdings. Any award granted covering Class B units will reduce the overall limit with respect to the number of shares of Class A common stock that may be granted under the 2011 Plan on a one-for-one basis.

Adjustments. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our Class A common stock, the Compensation Committee will make adjustments as it deems appropriate in (i) the maximum number of shares of our Class A common stock reserved for issuance as grants,

(ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the maximum number of shares of our Class A common stock that any individual participating in the 2011 Plan may be granted in any calendar year, (iv) the number and kind of shares covered by outstanding grants, (v) the kind of shares that may be issued under the 2011 Plan and (vi) the exercise price of all outstanding stock awards, if applicable.

Change of Control. If we experience a change of control, unless our Compensation Committee determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse and all participants holding stock awards will receive a payment in settlement of their grants in an amount determined by the Compensation Committee. The Compensation Committee may also provide that (i) participants will be required to surrender their outstanding stock options and SARs in exchange for a payment, in cash or shares of our Class A common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of Class A common stock, (ii) after the participants have the opportunity to exercise their stock options and SARs, any unexercised stock options and SARs will be terminated on the date determined by our Compensation Committee or (iii) all outstanding stock options and SARs not exercised will be assumed or replaced with comparable options or SARs by the surviving corporation (or a parent or subsidiary of the surviving corporation) and other outstanding stock awards will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation) as determined by the Compensation Committee.

In general terms, a change of control under the 2011 Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than •% of our then outstanding voting securities;

•

if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•

if a majority of the members of our board of directors is replaced during any 12-month or shorter period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Section 162(m) Shareholder Approval Requirements. In compliance with the transition rules under Section 162(m) of the Internal Revenue Code, and after our initial public offering, to the extent Section 162(m) is applicable to us, our shareholders will approve the 2011 Plan no later than the first occurrence of: (i) the expiration of the 2011 Plan, (ii) a material modification of the 2011 Plan (in accordance with Section 162(m) of the Internal Revenue Code), (iii) the issuance of all of our Class A common stock authorized for issuance under the 2011 Plan or (iv) our first shareholders’ meeting (during which our directors are elected) that occurs after the end of the third calendar year following the year in which our initial public offering occurred. Following the shareholder approval in accordance with the transition rules, to the extent Section 162(m) is applicable to us, if performance-based stock or cash awards are granted after our initial public offering, the 2011 Plan must be reapproved by our shareholders no later than the first shareholders’ meeting that occurs in the fifth year after which our shareholders previously approved the terms of the 2011 Plan applicable to performance-based stock awards and cash awards.

Amendment; Termination. Our board of directors or our Compensation Committee may amend or terminate the 2011 Plan at any time. Our shareholders must approve any amendment if their approval is required in order to comply with the Internal Revenue Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with shareholder approval, the 2011 Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the board of directors approved the 2011 Plan, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

Director Compensation

Upon completion of this offering, we do not expect to pay our directors who are also our employees any compensation for their services as directors. We anticipate that our non-employee directors will initially be compensated with an annual retainer of $             and an equity grant on terms to be determined. We also anticipate that each non-employee chairman of a committee of our board of directors will be compensated with an additional annual retainer of $            . In addition, all directors will be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in connection with the Reorganization

In connection with the reorganization, we will engage in certain transactions with certain of our directors, director nominees, executive officers and other persons and entities which will become holders of 5% or more of our voting securities, through their ownership of shares of our Class B or Class C common stock, upon the consummation of the reorganization. These transactions are described in “Our Structure and Reorganization”.

In addition, we expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Transactions with AIC

Artisan Partners Holdings has cost sharing arrangements with its current general partner, AIC, as well as AIC’s owners, including our Executive Chairman, Andrew A. Ziegler, and his wife, Carlene Ziegler, pursuant to which Artisan Partners Holdings and certain of its employees provide certain administrative services to AIC and its owners, and AIC and its owners reimburse Artisan Partners Holdings for the costs related to such services. Pursuant to these arrangements, AIC and its owners paid Artisan Partners Holdings approximately $448,920, $411,567 and $308,371 for the years ended December 31, 2010, 2009 and 2008, respectively. These arrangements will terminate prior to the completion of this offering. In addition, Artisan Partners Holdings has obtained and paid for insurance policies covering potential liability AIC may incur as general partner of Artisan Partners Holdings.

Transactions with Artisan Funds

We have agreements to serve as the investment manager of Artisan Funds, an SEC-registered family of mutual funds, with which certain of our employees are affiliated. Under the terms of the agreements with the funds, continuation of which is subject to annual review and approval by Artisan Funds’ Board of Directors, we earn investment management fees based on an annual percentage of the average daily net assets of each Artisan Fund, with the fee rates ranging from 0.76% to 1.25% of assets under management. Amounts earned from advising Artisan Funds, which are reported in investment management fees, are as follows:

Year ended December 31, 2010	$261.6 million
Year ended December 31, 2009	$197.2 million
Year ended December 31, 2008	$249.8 million

We have agreed to waive or reimburse expenses for certain of the Artisan Funds to the extent their expenses exceed certain levels. We have contractually agreed to waive our management fees or reimburse for expenses incurred to the extent necessary to cause the annual, ordinary operating expenses incurred by Artisan Emerging Markets Fund, Artisan Global Value Fund, Artisan Growth Opportunities Fund and Artisan Global Equity Fund not to exceed 1.50% of that fund’s average assets through February 1, 2012. For periods prior to October 1, 2009, this agreement was voluntary. In addition, we may decide to voluntarily reduce additional fees or reimburse any Artisan Fund for other expenses. Amounts we waived or reimbursed for fees and expenses (including management fees) for Artisan Funds are as follows:

Year ended December 31, 2010	$0.4 million
Year ended December 31, 2009	$0.7 million
Year ended December 31, 2008	$0.3 million

The officers and a director of Artisan Funds who are affiliated with us receive no compensation from the Funds.

We had an agreement to serve as the investment manager of Artisan Special Equity Fund, or Special Equity Fund, a private investment partnership the investors in which were certain of our employees. Under the terms of the agreement with Special Equity Fund, we earned a quarterly fee based on the ending quarterly net assets of Special Equity Fund ranging from 1.00% to 2.00% (annualized). At our discretion, the fee was waived and certain expenses were reimbursed to the extent they exceeded a certain level. For the year ended December 31, 2008, fees for managing Special Equity Fund totaled approximately $0.2 million, of which the entire amount was waived by us. We waived or reimbursed Special Equity Fund for fees and expenses (including management fees) totaling approximately $0.3 million for the year ended December 31, 2008. Artisan Special Equity Fund and Artisan Special Equity GP LLC, our wholly-owned subsidiary that was the general partner of Artisan Special Equity Fund, liquidated on December 12, 2008.

Statement Regarding Transactions with Affiliates

In connection with this offering, we will adopt a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The general counsel will then assess and promptly communicate that information to the Nominating and Corporate Governance Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this board committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this board committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers, directors and director nominees as a group.

The number of shares of our capital stock outstanding and percentage of beneficial ownership before and after the offering set forth below is presented after giving effect to the reorganization transactions described in “Our Structure and Reorganization”. Each share of our Class C common stock corresponds to either a Class A common unit or preferred unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit or Class D common unit of Artisan Partners Holdings. Subject to certain restrictions, following the one-year anniversary of the consummation of this offering, (i) each common unit will be exchangeable for one share of our Class A common stock, and upon any such exchange, the corresponding share of Class C or Class B common stock will be cancelled, and (ii) each preferred unit will be exchangeable for one share of our convertible preferred stock, and upon any such exchange, the corresponding share of Class C common stock will be cancelled. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”. At the option of the holder beginning one year following the consummation of this offering, each share of our convertible preferred stock will be convertible into a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. As of the date of this prospectus, the individuals and the entities listed below collectively own              limited partnership units, which corresponds to the aggregate number of shares of Class C and Class B common stock reflected below. The shares of Class A common stock underlying these limited partnership units are not reflected in the table below.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each shareholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Class A/Class C/Convertible Preferred(1)(2)				Class B(2)
	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	Aggregate % of Combined Voting Power After Offering
5+% Shareholders:
Artisan Investment Corporation
H&F Brewer AIV II, L.P.(3)(4)
Mark L. Yockey

Directors and Named Executive Officers:
Eric R. Colson
Charles J. Daley, Jr.
Karen L. Guy
Janet D. Olsen
Andrew A. Ziegler
Lawrence Totsky
Matthew R. Barger
Tench Coxe
Allen R. Thorpe
Directors, director nominees and executive officers as a group (9 persons)

(1)	Each share of our Class A common stock, Class C common stock and convertible preferred stock is entitled to one vote per share.
(2)	Each share of Class B common stock initially entitles its holder to five votes per share. The holders of our Class B common stock and our employees who are granted restricted shares of our Class A common stock will enter into a shareholders agreement pursuant to which they will agree to vote their shares of Class A common stock and Class B common stock they hold at such time or may acquire in the future in accordance with the decision of a shareholders committee consisting initially of a designee of AIC, who will initially be Andrew A. Ziegler, Eric R. Colson and James C. Kieffer, a portfolio manager of our U.S. Value strategies. The AIC designee will have the sole right, in consultation with the other members of the committee, to determine how to vote all shares held by the parties to the shareholders agreement until the fifth anniversary of the consummation of this offering or, if earlier, (i) the date on which Mr. Ziegler ceases to be a member of the shareholders committee pursuant to the terms of the shareholders agreement, (ii) the second anniversary of the date on which Mr. Ziegler’s employment with us ends through either involuntary termination or constructive discharge or (iii) 180 days after the date on which AIC owns less than 10% of the number of outstanding shares of our common stock and our convertible preferred stock. See “Our Structure and Reorganization—Shareholders Agreement” for additional information about the shareholders agreement. If and when AIC and our employees collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to one vote per share.
(3)

H&F is the general partner of H&F Capital Associates and of H&F Investors. H&F Investors is the sole general partner of H&F Brewer AIV II, L.P. A five-person investment committee of H&F has the sole power to vote or to direct the vote of, and to dispose or to direct the disposition of the securities that are held by H&F Brewer AIV II, L.P. and H&F Capital Associates. Each member of the investment committee of H&F disclaims beneficial ownership of such securities. The address of H&F, H&F Investors, H&F Brewer AIV II, L.P. and H&F Capital Associates is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

(4)	Includes shares of Class C common stock held by Hellman & Friedman Capital Associates V, L.P. and shares of convertible preferred stock that will be issued in the H&F Corp Merger immediately prior to the consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the Wisconsin Business Corporation Law, or WBCL. This description assumes the effectiveness of our amended and restated articles of incorporation and amended and restated bylaws, which will take effect immediately prior to the consummation of this offering.

Our authorized capital stock consists of              shares of Class A common stock, par value $0.01 per share,             shares of Class B common stock, par value $0.01 per share,              shares of Class C common stock, par value $0.01 per share, and              shares of preferred stock (including              shares designated as convertible preferred stock, par value $0.01 per share). Upon the consummation of this offering,              shares of Class A common stock,             shares of Class B common stock,             shares of Class C common stock and              shares of convertible preferred stock will be outstanding. All of our issued and outstanding shares of capital stock are, and the shares of capital stock to be issued in this offering will be, validly issued, fully paid and nonassessable.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Holders of our Class A common stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. The rights of the holders of Class A common stock to distributions in the case of a partial capital event or dissolution of Artisan Partners Holdings are subject to the H&F preference, as described under “—Preferred Stock—Convertible Preferred Stock” and “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”. If the H&F preference is terminated, upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, on a pro rata basis, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the restrictions set forth in the exchange agreement, following the one-year anniversary of the consummation of this offering, the holders of common units of Artisan Partners Holdings may exchange their units with us for shares of Class A common stock, and the holders of the preferred units may exchange their units with us for shares of convertible preferred stock, in each case on a one-for-one basis, subject to certain limitations and customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions. Following the automatic conversion of the convertible preferred stock, each preferred unit will be exchangeable for a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. Upon any such exchange, a corresponding number of shares of our Class B common stock or Class C common stock, as the case may be, will be automatically cancelled. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”.

Class B Common Stock

Initially, holders of our Class B common stock are entitled to five votes for each share held of record on all matters submitted to a vote of shareholders. If and when our employees who are granted restricted shares of our Class A common stock and the holders of our Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of our common stock and our convertible preferred stock, each share of Class B common stock will entitle its holder to only one vote per share held of record on all matters submitted to a vote of shareholders. See “Our Structure and Reorganization—Shareholders Agreement” for a description of the terms of the shareholders agreement that holders of shares of Class B common stock will enter into concurrently with the consummation of this offering.

Initially, holders of the Class B and Class D common units of Artisan Partners Holdings will be the holders of all of the issued and outstanding shares of Class B common stock.

Holders of our Class B common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Holders of our Class B common stock do not have preemptive, subscription, redemption or conversion rights.

Class C Common Stock

Holders of our Class C common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Initially, holders of the Class A common units and preferred units of Artisan Partners Holdings will be the holders of all of the issued and outstanding shares of Class C common stock.

Holders of our Class C common stock will not have any right to receive dividends (other than dividends consisting of shares of our Class C common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of our Class C common stock paid proportionally with respect to each outstanding share of our Class C common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all of our assets.

Holders of our Class C common stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the shareholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designation, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the total number of shares of preferred stock authorized under our amended and restated articles of incorporation) or decreased (but not below the number of shares thereof then outstanding) by resolution of our board of directors. We could, without shareholder approval, issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Convertible Preferred Stock

Holders of our convertible preferred stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Initially, holders of our convertible preferred stock will be the H&F holders to whom such shares are issued in connection with the H&F Corp Merger. Shares of convertible preferred stock will also be issued upon exchange of preferred units of Artisan Partners Holdings.

Holders of our convertible preferred stock are entitled to receive dividends, if declared by our board of directors, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any other classes of outstanding preferred stock. In the case of a partial capital event or dissolution of Artisan Partners Holdings, we will be entitled to the preferential distributions paid on the preferred units of Artisan Partners Holdings held by us (the number of which will correspond with the number of shares of our convertible preferred stock outstanding). Until we have declared and paid a dividend, or, in the case of a liquidation, distributed an amount equal to such proceeds, net of any taxes payable by us on such proceeds (using an assumed tax rate based on the maximum combined corporate federal, state and local tax rate applicable to us), to the holders of our convertible preferred stock, we may not declare or pay a dividend on any other class of our capital stock, including our Class A common stock. See “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”.

At the election of the holder beginning on the first anniversary of the consummation of this offering, each share of our convertible preferred stock is convertible into a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. When the holders of convertible preferred stock are no longer entitled to preferential distributions, as described under “Our Structure and Reorganization— Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”, each share of convertible preferred stock will automatically convert into a number of shares of our Class A common stock equal to the conversion rate. If holders of convertible preferred stock have not received preferential distributions prior to the conversion of such stock, each share of convertible preferred stock will be convertible into one share of our Class A common stock.

Holders of our convertible preferred stock do not have preemptive, subscription or redemption rights.

Voting

Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock, Class B common stock, Class C common stock and convertible preferred stock present in person or represented by proxy, voting together as a single class. However, as set forth below under “—Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws—Amendments to Our Governing Documents”, certain material amendments to our amended and restated articles of incorporation must be approved by at least 66 2/3% of the combined voting power of all of our outstanding capital stock entitled to vote in the election of our board, voting together as a single class. In addition, amendments to our amended and restated articles of incorporation, including in connection with a merger, that would alter or change the powers, preferences or special rights of the Class A common stock, Class B common stock, Class C common stock or convertible preferred stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. With certain exceptions, any amendment to our amended and restated articles of incorporation to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Authorized but Unissued Capital Stock

The WBCL does not generally require shareholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the WBCL, as well as the listing requirements of the          which would apply so long as the Class A common stock remains listed on the         , require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities they may believe are in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Anti-Takeover Effects of Provisions of Wisconsin Law

Business combination statute

Sections 180.1140 to 180.1144 of the WBCL regulate a broad range of business combinations between a “resident domestic corporation” and an “interested stockholder”. A “business combination” is defined to include any of the following transactions:

•	a merger or share exchange;

•

a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the aggregate market value of the stock or assets of the resident domestic corporation or 10% of its earning power or income;

•	the issuance or transfer of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

•	the adoption of a plan of liquidation or dissolution; and

•	certain other transactions involving an interested stockholder.

A “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin, (ii) it has significant business operations located in Wisconsin, (iii) more than 10% of the holders of record of its shares are residents of Wisconsin or (iv) more than 10% of its shares are held of record by residents of Wisconsin. Following this offering we will be a resident domestic corporation for purposes of these statutory provisions.

An “interested stockholder” is defined to mean a person who beneficially owns, directly or indirectly, at least 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then outstanding voting stock within the last three years.

Under this law, with certain limited exceptions, we cannot engage in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in such person becoming an interested stockholder before the acquisition. We may engage in a business combination with an interested stockholder after the expiration of the three-year period with respect to such stockholder only if one or more of the following conditions is satisfied:

•	our board of directors approved the acquisition of the stock before such stockholder’s acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such stockholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Fair price statute

The WBCL also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a “significant shareholder” and a resident domestic corporation, which we will be after the completion of this offering, require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following standards have been met:

•	the aggregate value of the per share consideration is equal to the highest of:

•

the highest per share price paid for any shares of the same class of common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

•

the market value per share of the same class of the corporation’s common stock on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

•	the highest preferential amount per share of the same class of common stock in a liquidation or dissolution to which holders of the shares would be entitled; and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Control share voting restrictions

Under Section 180.1150 of the WBCL, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. Pursuant to our amended and restated articles of incorporation, we have elected not to be governed by the provisions of this section.

Defensive action restrictions

Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before such corporation can take certain actions while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following: (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or (ii) sell or option assets of the corporation which amount to 10% or more of the market value of the resident domestic corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the resident domestic corporation.

Prior to the completion of this offering, we will have more than three independent directors.

Constituency or stakeholder provision

Under Section 180.0827 of the WBCL, in discharging his or her duties to us and in determining what he or she believes to be in our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Removal of directors for cause

Generally, members of our board of directors may be removed only for cause at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director and must state the alleged cause upon which the director’s removal would be based. However, so long as the Class B common stock is entitled to five votes per share, members of our board of directors may be removed for cause by written consent without a meeting of the shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors. These procedures provide that notice of such shareholder approval must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by the amended and restated bylaws.

Limits on Written Consents

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of our Class B and Class C common stock or our preferred stock to act by written consent in connection with actions that require their vote as a separate class.

Limits on Special Meetings

Subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders may be called only by (i) our board of directors, (ii) our Executive Chairman, (iii) our Chief Executive Officer or (iv) by written demand of the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Amendments to Our Governing Documents

Generally, the amendment of our amended and restated articles of incorporation requires approval by our board of directors and a majority vote of shareholders; however, certain material amendments (including amendments with respect to provisions governing board composition, actions by written consent and special meetings) require the approval of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the elections of our board. Any amendment to our amended and restated bylaws requires the approval of either a majority of our board of directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board. In addition, amendments to our amended and restated articles of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock, Class B common stock, Class C common stock or convertible preferred stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. With certain exceptions, any amendment to our amended and restated articles of incorporation to increase or decrease the authorized shares of any class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Additionally, under the WBCL, if a plan of merger contains a provision that, if contained in a proposed amendment to our amended and restated articles of incorporation, would require separate action by one or more classes of our capital stock on the proposed amendment under the WBCL, then separate class voting is also required on the plan of merger, whether or not we are the surviving entity in the merger.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings LP

We will depend upon distributions from Artisan Partners Holdings to fund all distributions. For a description of the material terms of the amended and restated limited partnership agreement of Artisan Partners Holdings, see “Our Structure and Reorganization—Offering Transactions—Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings”.

Listing

We will apply to list our Class A common stock on the              under the symbol “        ”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock.

Upon the consummation of this offering, we will have              shares of our Class A common stock and shares of our convertible preferred stock outstanding. At the election of the holder beginning on the first anniversary of the consummation of this offering, each share of our convertible preferred stock is convertible into a number of shares of our Class A common stock equal to the conversion rate as described in “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock—Convertible Preferred Stock Conversion Rate”. When the holders of convertible preferred stock are no longer entitled to preferential distributions, as described under “Our Structure and Reorganization—Reorganization Transactions and Post-IPO Structure—Preferential Distributions to Holders of Preferred Units and Convertible Preferred Stock”, each share of convertible preferred stock will automatically convert into a number of shares of our Class A common stock equal to the conversion rate. In addition, common units and             preferred units of Artisan Partners Holdings will be outstanding upon the consummation of this offering. Subject to certain restrictions, following the first anniversary of the consummation of this offering each holder (other than us) and certain permitted transferees will have the right to exchange their limited partnership units of Artisan Partners Holdings for shares of our Class A common stock (in the case of the common units) on a one-for-one basis or convertible preferred stock (in the case of the preferred units) at the Conversion Rate from time to time pursuant to the terms of the exchange agreement. See “Our Structure and Reorganization—Offering Transactions—Exchange Agreement”. These shares of our Class A common stock issuable upon exchange of common units or upon conversion of shares of our convertible preferred stock would be “restricted securities”, as defined in Rule 144. However, we will enter into a resale and registration rights agreement with the holders of the limited partnership units of Artisan Partners Holdings and our convertible preferred stock that will require us to register under the Securities Act these shares of Class A common stock. See “Our Structure and Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale”.

Of the shares of common stock outstanding following this offering,              shares of Class A common stock (or              shares of Class A common stock if the underwriters exercise their option to purchase additional shares) sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of Class A common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below under “—Rule 144”.

The              shares of our Class A common stock issuable upon exchange of common units of Artisan Partners Holdings may be sold only as part of an annual underwritten offering pursuant to the resale and registration rights agreement until the sixth anniversary of the consummation of this offering, subject to the following exceptions:

•	holders at any time may sell a number of shares sufficient to cover taxes due upon exchange of limited partnership units in any manner of sale permitted under the securities laws;

•	the estate of any deceased holder or the beneficiaries thereof at any time may sell a number of shares sufficient to cover applicable estate and inheritance taxes;

•

holders of Class B common units who are former employees may sell shares (in amounts subject to any other restrictions on transfer that may apply) in an annual underwritten offering only if permitted by our board of directors, but also may sell such shares in any manner of sale permitted under the securities laws;

•	upon the earliest of (i) the involuntary termination or constructive discharge of Mr. Ziegler, (ii) the completion of our fifth annual underwritten offering, and (iii) the sixth anniversary of the consummation of this offering, AIC will be permitted to sell shares in any manner of sale permitted to it under the securities laws, including pursuant to the resale and registration rights agreement; and

•

if we fail to provide for an annual underwritten offering within the time periods required by the resale and registration rights agreement, each holder of our Class A common stock with the right to sell in such annual underwritten offering may sell shares in any manner of sale permitted under the securities laws until the next annual underwritten offering.

Shares of Class A common stock issuable upon exchange of common units held by an employee-partner or AIC are subject to additional restrictions on transfer as described under “Our Structure and Reorganization—Resale and Registration Rights Agreement—Restrictions on Sale” and “Management—2011 Omnibus Incentive Compensation Plan”.

Until the second anniversary of the consummation of this offering, the              shares of our Class A common stock issuable upon exchange of preferred units of Artisan Partners Holdings or conversion of our convertible preferred stock may be sold only as part of our annual underwritten offering pursuant to the resale and registration rights agreement. H&F holders will be permitted following the completion of our first annual underwritten offering to distribute shares of convertible preferred stock and preferred units (and shares of our Class A common stock into which convertible preferred stock has converted or for which preferred units were exchanged) in an aggregate amount of (i) no more than 25% of the number of the shares of convertible preferred stock and the number of preferred units outstanding immediately prior to the consummation of this offering in any financial quarter, and (ii) no more than 50% of the number of the shares of convertible preferred stock and the number of preferred units outstanding immediately prior to the consummation of this offering in any period of four consecutive financial quarters. Shares of our Class A common stock distributed out by an H&F holder (or issued upon exchange or conversion of a preferred unit or share of convertible preferred stock that was so distributed out) will be freely tradable without contractual restriction or further registration under the Securities Act. If we fail to provide for an annual underwritten offering within the time periods required by the resale and registration rights agreement, each holder of our Class A common stock with the right to sell shares in such annual underwritten offering may sell such shares in any manner of sale permitted under the securities laws until the next annual underwritten offering.

In addition, our board of directors may at any time waive any restrictions on sale of our Class A common stock.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the completion of this offering, our affiliates who own shares for at least six months or own shares purchased in the open market are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of Class A common stock, which will equal approximately              shares immediately after this offering, or the average weekly trading volume of our Class A common stock on the              during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares of Class A common stock within the definition of “restricted securities” under Rule 144 that were acquired from us, or any affiliate, at least six months previously, would, beginning 90 days after the completion of this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

Lock-up Agreements

We and our officers, directors and shareholders will agree with the underwriters not to dispose of or hedge any shares of our Class A common stock, or securities convertible into or exchangeable for our Class A common stock, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. See “Underwriting”.

Equity Awards

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of our Class A common stock issued and issuable pursuant to the 2011 Omnibus Incentive Compensation Plan, as well as all shares of our Class A common stock issuable upon exchange of common units reserved for issuance under the 2011 Omnibus Incentive Compensation Plan. Shares of our Class A common stock registered under this registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described under “Management—2011 Omnibus Incentive Compensation Plan”.

Registration Rights Agreement

In connection with this offering, we will enter into a resale and registration rights agreement with the holders of the limited partnership units of Artisan Partners Holdings and holders of our convertible preferred stock pursuant to which the shares of our Class A common stock issued upon exchange or conversion of their limited partnership units or convertible preferred stock, as applicable, will be eligible for resale, subject to the resale timing and manner limitations described under “Our Structure and Reorganization—Offering Transactions—Resale and Registration Rights Agreement—Restrictions on Sale”.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

OF OUR CLASS A COMMON STOCK

This section summarizes the material United States federal income and estate tax consequences of the ownership and disposition of Class A common stock by a non-U.S. holder. It applies to you only if you acquire your Class A common stock in this offering and you hold the Class A common stock as a capital asset for U.S. federal income tax purposes. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation”, “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). This section is based on the tax laws of the United States, including the Internal Revenue Code, as amended, or the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Class A common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Class A common stock should consult its tax adviser with regard to the United States federal income tax treatment of an investment in the common stock.

You should consult a tax adviser regarding the United States federal tax consequences of acquiring, holding and disposing of Class A common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of Class A common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of Class A common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•

you are an individual, you hold the Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Class A common stock and you are not eligible for any treaty exemption.

If you are a non-U.S. holder and the gain from the disposition of the Class A common stock is effectively connected with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a flat 30% tax or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Class A common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general (except as described below), backup withholding and information reporting will not apply to a distribution of dividends on the Class A common stock paid to you or to proceeds from the disposition of the Class A common stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person, and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary. In general, if the Class A common stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability or refunded, provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends.

UNDERWRITING; CONFLICTS OF INTEREST

Artisan Partners Asset Management Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of this offering and are acting as the representatives of the underwriters.

Underwriters	Number of Shares of Class A Common Stock
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Artisan Partners Asset Management Inc. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Artisan Partners Asset Management Inc., its officers and directors and its other shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans and is subject to certain exceptions. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Artisan Partners Asset Management Inc. issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Artisan Partners Asset Management Inc. announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Artisan Partners Asset Management Inc. and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Artisan Partners Asset Management Inc.’s historical performance, estimates of the business potential and earnings prospects of Artisan Partners Asset Management Inc., an assessment of Artisan Partners Asset Management Inc.’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Artisan Partners Asset Management Inc. will apply to list the common stock on the                      under the symbol “            ”. In order to meet one of the requirements for listing the Class A common stock on the             , the underwriters have undertaken to sell lots of              or more shares to a minimum of              U.S. beneficial holders.

In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from Artisan Partners Asset Management Inc. in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the             , in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts that they or their affiliates manage to exceed five percent of the total number of shares offered.

Artisan Partners Asset Management Inc. estimates that the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $            .

Artisan Partners Asset Management Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Artisan Partners Asset Management Inc. and its affiliates, for which they received or will receive customary fees and expenses. Under our term loan, Citigroup Global Markets Inc. is lead arranger and bookrunner, and Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is administrative agent.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates also may make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments of Artisan Partners Asset Management Inc.

Conflicts of Interest

An affiliate of Citigroup Global Markets Inc., an underwriter in this offering, is the administrative agent and a lender under our term loan agreement and may receive more than 5% of the net proceeds of this offering in connection with the partial repayment of our term loan. See “Use of Proceeds”. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with this rule,                  has assumed the responsibilities of acting as a qualified independent underwriter. In its role as qualified independent underwriter,                  has participated in due diligence and the preparation of this prospectus and the registration statement of which this prospectus is a part.                  will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Citigroup Global Markets Inc. will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

Member States of the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

VALIDITY OF CLASS A COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for Artisan Partners Asset Management Inc. by Sullivan & Cromwell LLP, New York, New York and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP will rely with respect to all matters of Wisconsin law on Godfrey  & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The (i) consolidated financial statements of Artisan Partners Holdings and Subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, and (ii) the Statement of Financial Condition of Artisan Partners Asset Management Inc., included in this prospectus and registration statement, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits to the registration statement. For further information with respect to us and our Class A common stock, we refer you to the registration statement and the exhibits thereto. With respect to documents described in this prospectus, we refer you to the copy of the document if it is filed as an exhibit to the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement, of which this prospectus is a part, at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Artisan Partners Asset Management Inc.
Report of Independent Registered Public Accounting Firm	F-2
Statement of Financial Condition as of March 29, 2011	F-3
Notes to the Statement of Financial Condition as of March 29, 2011	F-4

Artisan Partners Holdings LP and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-6
Consolidated Statements of Financial Condition as of December 31, 2010 and 2009	F-7
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-8
Consolidated Statements of Changes in Partners’ Equity (Deficit) and Accumulated Other Comprehensive Income (Loss) for the years ended December 31, 2010, 2009 and 2008	F-9
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F-10
Notes to Consolidated Financial Statements as of and for the years ended December 31, 2010, 2009 and 2008	F-11

Report of Independent Registered Public Accounting Firm

To Board of Directors and shareholder of

Artisan Partners Asset Management Inc.:

In our opinion, the accompanying statement of financial condition presents fairly, in all material respects, the financial position of Artisan Partners Asset Management Inc. (the “Company”) at March 29, 2011, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

April 4, 2011

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Statement of Financial Condition as of March 29, 2011

(U.S. dollars)

At March 29, 2011

ASSETS
Cash	$100

Total assets	$100

SHAREHOLDER’S EQUITY

Common Stock, $0.01 par value — 1,000 shares authorized, 100 shares issued and outstanding	$1

Additional paid-in capital	99

Total shareholder’s equity	$100

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Notes to the Statement of Financial Condition as of March 29, 2011

1.	Organization and Nature of Business

Artisan Partners Asset Management Inc. (“APAM”) was formed in March 2011 in anticipation of completing an initial public offering. Upon completion of a restructuring anticipated to occur immediately prior to consummation of that offering, APAM will serve as general partner of Artisan Partners Holdings LP (“Artisan Holdings”), a holding company for the investment management businesses conducted by its subsidiaries under the name “Artisan Partners”. Artisan Partners offers twelve equity investment strategies spanning different market capitalization segments and investing styles in both U.S. and non-U.S. markets. Artisan Partners offers investment management services primarily to institutions and through intermediaries that operate with institutional-like decision making processes and have longer-term investment horizons, by means of separate account and mutual funds. As general partner, APAM will operate and control all of the business and affairs of Artisan Holdings and, as a result of this control, will consolidate the financial results of Artisan Holdings with its own financial results. Artisan Holdings conducts its business activities through its operating subsidiaries. Net profits and net losses of Artisan Partners Holdings will be allocated among, and distributions of profits will be made to, APAM and Artisan Partners Holdings’ limited partners.

Artisan Partners Holdings, together with its wholly-owned subsidiary, Artisan Investments GP LLC (“AIGP”), controls a 100% interest in Artisan Partners Limited Partnership (“APLP”), a multi-product investment management firm that is the principal operating subsidiary of Artisan Holdings. APLP is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. APLP provides investment advisory services to separate accounts and pooled investment vehicles, including Artisan Funds, Inc. (“Artisan Funds” or the “Funds”), a series of twelve open-end, diversified mutual funds registered under the Investment Company Act of 1940, as amended, that are distributed to both institutional and retail investors on a no-load basis and to which APLP provides certain administrative services.

Investment management operations are also conducted through Artisan Partners UK LLP (“UKLLP”), a limited liability partnership organized under the laws of England and Wales that is controlled by its founder member, Artisan Partners Limited (“UKCo”), a private limited company incorporated under the laws of England and Wales, which is wholly owned by Artisan Partners Holdings. UK LLP is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940 and is authorized by the United Kingdom Financial Services Authority. UK LLP provides investment sub-advisory services to APLP, including to Artisan Global Equity Fund, a series of Artisan Funds Inc., and offers its investment management services primarily to institutional investors.

Artisan Distributors LLC (“ADLLC”) and Artisan Asia-Pacific Pte Ltd (“AAP”) are also wholly-owned subsidiaries of Artisan Partners Holdings. ADLLC is a limited purpose broker/dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and serves solely as principal distributor of the shares of Artisan Funds and does not execute trades on behalf of clients. AAP, a Singapore limited private company, provides office space and related facilities for employees located in Singapore.

2.	Summary of Significant Accounting Policies

Basis of presentation

The accompanying statement of financial condition is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the financial statements. Actual future results could differ from these estimates and assumptions.

Cash

Cash consists of cash on deposit with a financial institution. At March 29, 2011 no funds were restricted.

3.	Subsequent events

As required by the Subsequent Events Topic of the FASB ASC, APAM evaluated subsequent events through April 4, 2011, the issuance date of its financial statements, and determined that no subsequent events had occurred that would require additional disclosures.

Report of Independent Registered Public Accounting Firm

To the Partners of Artisan Partners Holdings LP and Subsidiaries:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of changes in partners’ equity (deficit) and accumulated other comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial condition of Artisan Partners Holdings LP and Subsidiaries (the “Company”) at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

March 31, 2011

ARTISAN PARTNERS HOLDINGS LP AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(U.S. dollars)

	At December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$158,987,456	$101,843,822
Accounts receivable	36,731,890	31,650,873
Investment securities	1,177,299	2,153,090
Prepaid expenses	2,870,059	3,031,050
Debt issuance costs	1,816,246	770,914
Property and equipment, net	5,223,097	6,054,989
Other	3,072,324	223,060

Total assets	$209,878,371	$145,727,798

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$9,550,283	$8,382,617
Accrued interest payable	5,628,217	5,519,860
Deferred lease obligations	1,712,621	2,094,796
Interest rate swap	6,130,234	21,747,500
Notes payable	380,000,000	400,000,000
Class B liability awards	168,800,749	106,525,359
Partner redemptions payable	17,220,799	1,277,628
Other liabilities	219,527	142,278

Total liabilities	589,262,430	545,690,038

Commitments and contingencies
Redeemable Class C interests	357,194,316	357,194,316
Total partners’ equity (deficit)	(736,578,375)	(757,156,556)

Total liabilities and partners’ equity (deficit)	$209,878,371	$145,727,798

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS HOLDINGS LP AND SUBSIDIARIES

Consolidated Statements of Operations

(U.S. dollars)

	For the Years Ended December 31,
	2010	2009	2008
Revenues
Management fees	$379,349,789	$292,652,819	$353,336,666
Performance fees	2,935,890	3,526,355	3,704,965

Total revenues	382,285,679	296,179,174	357,041,631

Operating Expenses
Compensation and benefits
Salaries, incentive compensation and benefits	166,629,260	132,887,788	146,955,966
Distributions on Class B liability awards	17,577,450	2,503,456	57,936,170
Change in value of Class B liability awards	79,071,389	41,782,813	(108,929,778)

Total compensation and benefits	263,278,099	177,174,057	95,962,358
Distribution and marketing	23,022,071	17,783,041	20,158,618
Occupancy	8,105,378	8,025,976	7,099,802
Communication and technology	9,876,046	10,110,899	14,264,677
General and administrative	12,806,388	9,985,908	10,627,290

Total operating expenses	317,087,982	223,079,881	148,112,745

Total operating income	65,197,697	73,099,293	208,928,886

Non-operating income (loss)
Interest expense	(22,961,324)	(24,940,786)	(26,534,209)
Interest and dividend income	32,334	69,647	948,053
Net capital gains (losses) on investments	673,048	—	(23,667)
Gain on swap fair value	866,354	—	—

Total non-operating income (loss)	(21,389,588)	(24,871,139)	(25,609,823)

Income before income taxes	43,808,109	48,228,154	183,319,063
Provision for income taxes	1,281,244	—	—

Net income	$42,526,865	$48,228,154	$183,319,063

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS HOLDINGS LP AND SUBSIDIARIES

Consolidated Statements of Changes in Partners’ Equity (Deficit)

and Accumulated Other Comprehensive Income (Loss)

(U.S. dollars)

	Partners’ Equity	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Equity (Deficit)	Redeemable Class C Interests
Balance at December 31, 2007	$(832,584,884)	$(17,477,244)	$(850,062,128)	$357,194,316

Comprehensive income (loss):
Net income	183,319,063		183,319,063
Unrealized gain (loss) on:
Investments		(1,347,840)	(1,347,840)
Interest rate swaps		(10,880,366)	(10,880,366)

Total comprehensive income (loss)	183,319,063	(12,228,206)	171,090,857
Partnership distributions	(115,613,832)		(115,613,832)

Balance at December 31, 2008	$(764,879,653)	$(29,705,450)	$(794,585,103)	$357,194,316

Comprehensive income (loss):
Net income	48,228,154		48,228,154
Unrealized gain (loss) on:
Investments		875,711	875,711
Interest rate swaps		7,673,448	7,673,448

Total comprehensive income (loss)	48,228,154	8,549,159	56,777,313
Partnership distributions	(19,348,766)		(19,348,766)

Balance at December 31, 2009	$(736,000,265)	$(21,156,291)	$(757,156,556)	$357,194,316

Comprehensive income (loss):
Net income	42,526,865		42,526,865
Unrealized gain (loss) on:
Investments		(461,248)	(461,248)
Interest rate swaps		15,313,469	15,313,469
Foreign currency translation		(57,500)	(57,500)

Total comprehensive income (loss)	42,526,865	14,794,721	57,321,586
Partnership distributions	(36,759,192)		(36,759,192)
Capital contribution	15,787		15,787

Balance at December 31, 2010	$(730,216,805)	$(6,361,570)	$(736,578,375)	$357,194,316

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS HOLDINGS LP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(expressed in U.S. dollars)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income	$42,526,865	$48,228,154	$183,319,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,287,131	2,388,362	2,085,157
Capital (gains) losses on sale of investments	(664,862)	—	34,648
Purchase of trading securities	—	—	(111,357)
Sale of trading securities	—	—	186,321
Loss on disposal of property and equipment	11,035	13,974	46,707
Gain on interest rate swaps	(866,354)	—	—
Amortization of debt issuance costs	547,863	512,135	512,135
Amortization of equity-based compensation	96,648,839	44,286,269	(50,993,608)
Change in assets and liabilities resulting in an increase (decrease) in cash:
Accounts receivable	(5,081,016)	(9,502,884)	15,009,867
Prepaid expenses	160,992	372,394	(607,114)
Restricted cash	—	—	1,949,852
Other assets	(2,349,930)	59,533	(21,503)
Accounts payable and accrued expenses	1,571,636	3,548,547	(2,578,291)
Deferred lease obligations	(382,175)	47,026	548,591

Net cash provided by operating activities	134,410,024	89,953,510	149,380,468

Cash flows from investing activities
Acquisition of property and equipment	(1,147,458)	(650,522)	(1,088,045)
Leasehold improvements	(313,093)	(533,632)	(3,192,534)
Proceeds from sale of property and equipment	—	2,105	29,717
Purchase of investment securities	2,204,195	—	—
Proceeds from sale of investment securities	(1,024,791)	(13,961)	(35,690)

Net cash used in investing activities	(281,147)	(1,196,010)	(4,286,552)

Cash flows from financing activities
Partnership distributions	(54,336,642)	(21,852,221)	(173,550,003)
Redemption of partners’ interests	(852,828)	(1,101,348)	(1,275,919)
Payments on other liabilities	(218,365)	(288,489)	(606,646)
Debt issuance costs	(1,593,195)	—	—
Principal payments on note payable	(20,000,000)	—	—
Capital contribution	15,787	—	—
Proceeds from other liabilities	—	401,912	—

Net cash used in financing activities	(76,985,243)	(22,840,146)	(175,432,568)

Net increase (decrease) in cash and cash equivalents	57,143,634	65,917,354	(30,338,652)

Cash and cash equivalents
Beginning of year	101,843,822	35,926,468	66,265,120

End of year	$158,987,456	$101,843,822	$35,926,468

Supplementary information
Cash paid for:
Interest on note payable	$7,324,030	$12,673,606	$19,134,653
Interest on interest rate swap	14,925,791	12,313,448	6,711,567
Interest on other obligations	176	35,822	35,197

The accompanying notes are an integral part of the consolidated financial statements.

ARTISAN PARTNERS HOLDINGS LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	Organization and Description of Business

Artisan Partners Holdings LP (“Artisan Partners Holdings” or the “Partnership”), known as Artisan Partners Limited Partnership until June 2009, is a holding company for the investment management business conducted under the name “Artisan Partners”. The partnership interests in Artisan Partners Holdings consist of a general partnership interest and Class A, Class B and Class C limited partnership interests. Initial outside investors hold the Class A limited partnership interests. Artisan employees hold the Class B limited partnership interests. Non-employee investors hold the Class C limited partnership interests. The general partner interest is held by Artisan Investment Corporation (“AIC”), all of the outstanding voting stock of which is owned by ZFIC, Inc.

Artisan Partners Holdings was formed as a limited partnership in the State of Delaware on December 9, 1994 and commenced operations on January 1, 1995. Artisan Partners Holdings, together with its wholly-owned subsidiary, Artisan Investments GP LLC (“AIGP”), controls a 100% interest in Artisan Partners Limited Partnership (“APLP”), a multi-product investment management firm that is the principal operating subsidiary of Artisan Partners Holdings. APLP is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. APLP provides investment advisory services to separate accounts and pooled investment vehicles, including Artisan Funds, Inc. (“Artisan Funds” or the “Funds”), a series of twelve open-end, diversified mutual funds registered under the Investment Company Act of 1940, as amended, that are distributed to both institutional and retail investors on a no-load basis and to which APLP provides certain administrative services.

Investment management operations are also conducted through Artisan Partners UK LLP (“UKLLP”), a limited liability partnership organized under the laws of England and Wales that is controlled by its founder member, Artisan Partners Limited (“UKCo”), a private limited company incorporated under the laws of England and Wales, which is wholly owned by Artisan Partners Holdings. UKLLP is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940 and is authorized by the United Kingdom Financial Services Authority. UKLLP provides investment sub-advisory services to APLP, including to Artisan Global Equity Fund, a series of Artisan Funds Inc., and offers its investment management services primarily to institutional investors.

Artisan Distributors LLC (“ADLLC”) and Artisan Asia-Pacific Pte Ltd (“AAP”) are also wholly-owned subsidiaries of Artisan Partners Holdings. ADLLC is a limited purpose broker/dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and serves solely as principal distributor of the shares of Artisan Funds and does not execute trades on behalf of clients. AAP, a Singapore corporation, provides office space and related facilities for employees located in Singapore.

Artisan Partners Holdings and its subsidiaries AIGP, APLP, ADLLC, AAP, UKCo, and UKLLP are hereafter referred to collectively as “Artisan”.

2009 Reorganization

In June 2009, Artisan Partners Holdings (then named Artisan Partners Limited Partnership) reorganized into a holding company/operating company structure. Artisan Partners Holdings established (i) APLP as a new limited partnership subsidiary to serve as the operating company in Artisan’s organizational structure, and (ii) AIGP, a new limited liability company to serve as the general partner of APLP. Artisan Partners Holdings owns all of the limited partner interests of APLP and all of the membership interests of AIGP. In June 2009, certain of Holdings’ assets and liabilities were contributed to APLP via a Contribution Agreement by and among Artisan Partners Holdings, APLP, and AIGP. Concurrent with the execution of the Contribution Agreement, Artisan Partners Holdings’ name was changed from Artisan Partners Limited Partnership to Artisan Partners Holdings LP, and the new operating company and its general partner were given their legal names, Artisan Partners Limited Partnership and Artisan Investments GP LLC, respectively. During a transition period that extended through mid-2010, both Artisan Partners Holdings and APLP were registered with the U.S. Securities and Exchange Commission as investment advisers and provided investment management services to clients. The transition of Artisan Partners Holdings’ investment management business to APLP was completed and the registration of Artisan Partners Holdings as an investment adviser was terminated in August 2010.

2006 Recapitalization

On July 3, 2006, Artisan Partners Holdings (then operating as Artisan Partners Limited Partnership) and its partners entered into the following series of transactions (the “Recapitalization Transactions”): (i) a $400 million borrowing by Artisan Partners Holdings, (ii) redemption by Artisan Partners Holdings of Class A, Class B, and general partner interests from certain partners with the proceeds from the borrowing, and (iii) the purchase of Class A, Class B, and general partner interests by an outside investor and the conversion of those purchased interests to Class C limited partnership interests, which have a preference on liquidation of the Partnership. Subject to certain conditions, the Class C limited partners have the right to cause Artisan Partners Holdings to redeem the Class C interests in 2016 for an aggregate amount of $357,194,316.

Partnership Profits Interests

Certain employees of APLP (and members of UKLLP) have been granted Class B interests of Artisan Partners Holdings (the “Class B interests”). Class B interests are granted under the terms of the Agreement of Limited Partnership of Artisan Partners Holdings (the “Partnership Agreement”) and pursuant to written grant agreements. During 2010 and 2009, Class B interests representing 3.00% and 4.35%, respectively, of Artisan Partners Holdings’ were granted at no cost to Class B limited partners. Additional Class B interests representing 3.75% of Artisan Partners Holdings were granted at no cost to Class B limited partners on January 1, 2011.

Net income and related distributions of such income to the partners are allocated in accordance with their interests, which were approximately as follows:

	At December 31,
	2010	2009	2008
General Partner interests	18.72%	19.03%	19.83%
Class A interests	25.76%	26.19%	27.28%
Class B interests	37.80%	36.76%	34.12%
Class C interests	17.72%	18.02%	18.77%

	100.00%	100.00%	100.00%

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related rules and regulations of the U.S. Securities and Exchange Commission. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates or assumptions that affect the reported amounts and disclosures in the Consolidated Financial Statements. Actual results could differ from these estimates or assumptions.

Principles of Consolidation

Artisan’s policy is to consolidate all subsidiaries in which it has a controlling financial interest and variable interest entities (“VIEs”) where Artisan is deemed to be the primary beneficiary. The Consolidated

Financial Statements include the accounts of Artisan Partners Holdings and its subsidiaries AIGP, APLP, ADLLC, AAP, UKCo, and UKLLP. All material intercompany balances have been eliminated in consolidation. At December 31, 2010, 2009 and 2008, Artisan did not have any VIEs.

Operating Segments

Artisan operates in one segment, the investment management industry. Artisan provides investment management services to separate accounts and sponsored mutual funds and other pooled investment vehicles. Management assesses the financial performance of these vehicles on a combined basis.

Cash and cash equivalents

Artisan defines cash and cash equivalents as money market funds and other highly liquid investments with original maturities of 90 days or less. Cash and cash equivalents are stated at cost, which approximates fair value. Cash and cash equivalents are subject to credit risk and were primarily maintained in a U.S. Treasury money market fund. At December 31, 2010 and 2009, no funds were restricted and were above the FDIC insured amount.

Foreign currency translation

Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at prevailing year end exchange rates. Revenue and expenses of such foreign operations are translated at average exchange rates during the year. The net effect of the translation adjustment for foreign operations is included in Accumulated other comprehensive income (loss).

Accounts receivable

Accounts receivable primarily reflects investment management fees receivable from clients other than Artisan Funds. Artisan’s accounts receivable balances do not include any allowance for doubtful accounts nor has any bad debt expense attributable to accounts receivable been recorded for the years ended December 31, 2010, 2009 or 2008. Artisan believes all accounts receivable balances are fully collectible.

Investment securities

Investment securities consist of investments in equity mutual funds for which Artisan is the investment adviser and are classified as available-for-sale. Investments provide exposure to various risks, including price risk (the risk of a potential future decline in value of the investment), credit risk, foreign currency risk, and changes in interest rates. Investments are carried at a fair value based on quoted market prices in active markets for identical instruments. Fair value is defined as the price that Artisan Partners Holdings would have received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Unrealized gains (losses) on available-for-sale securities are recorded as a component of Total comprehensive income (loss). Dividend income from these investments is recognized when earned and is included in Interest and dividend income in the Consolidated Statements of Operations. Realized gains (losses) are computed on a specific identification basis and are recorded in Net capital gains (losses) on investments in the Consolidated Statements of Operations.

Derivative Instruments

Artisan attempts to manage its exposure to changes in market rates of interest on its term loan through use of derivative instruments. Artisan’s use of derivative instruments is limited to interest rate swaps used to manage the interest rate exposure related to its variable rate term loan. As of and for the years ended

December 31, 2010, 2009 and 2008, Artisan designated its interest rate swaps as a hedge of the benchmark interest rate on future interest payments to remove the exposure to variations in cash flows related to interest expense. Artisan monitors its position and the credit rating of the counterparties and does not anticipate non-performance by any party to the interest rate swaps.

The interest rate swaps are carried at fair value with changes in fair value that relate to the effective portion of the cash flow hedge recorded as a component of Total comprehensive income (loss). The changes in fair value that relate to the ineffective portion of the cash flow hedge are recorded as Gain on swap fair value.

Property and equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation for office furniture is computed using an accelerated method over the applicable life of the asset class, typically seven years. Depreciation for computer hardware and equipment is computed using an accelerated method over the applicable life of the asset class, typically five years. Depreciation for leasehold improvements is computed on a straight-line basis over the lesser of the economic useful life of the improvement or the remaining term of the lease. Depreciation for computer software is computed on a straight-line basis over three years.

Revenue recognition

Investment management fees are generally computed as a percentage of assets under management and recognized as earned. Fees for providing investment advisory services are computed and billed in accordance with the provisions of the applicable investment management agreements. The investment management agreements for a small number of accounts provide for performance-based fees. Performance-based fees, if earned, are recognized on the contractually determined measurement date.

Equity-based compensation

In accordance with the provisions of the Partnership Agreement and the terms of the corresponding grant agreements, Class B interests granted to the Class B limited partners provide for an interest in future profits (generally determined based upon Artisan Partners Holdings’ net income before equity-based compensation charges) as well as an interest in the overall appreciation or depreciation of Artisan Partners Holdings, in each case from and after the date of grant. Class B interests vest ratably over a five-year vesting period, beginning on the date of grant. Vesting is accelerated upon the occurrence of certain events, including a change in control.

Class B interests are classified as share-based liability awards. Vested Class B interests of a terminated employee are redeemed in cash, generally in annual installments over the five years following termination of employment. The Partnership redeems the Class B limited partner interests of partners whose employment by the Partnership terminates at a value determined in accordance with the terms of the grant agreement pursuant to which the interest was granted, which includes a premium in the case of employment terminated by reason of death, disability or retirement. The redemption value of Class B interests has been calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan and has been recorded as Class B liability award on the Consolidated Statements of Financial Condition. For individuals who have given notice of retirement in accordance with their grant agreements and such notification has been accepted by Artisan, the redemption value of the Class B interests has been calculated using the retirement valuation as of the notice date. Compensation cost is measured at the grant date based on the intrinsic value of the interests granted, and is recognized as expense over the requisite service period for vesting, typically five years. Compensation cost is re-measured each period with any incremental changes in value subsequent to the grant date expensed over the remaining vesting period. Changes in the intrinsic value that occur after the end of the vesting period are recorded as compensation cost of the period in which the changes occur through settlement of the interests.

The distribution of profits associated with Class B interests is recorded to Compensation and benefits expense.

Distribution fees

Artisan Funds has authorized certain financial services companies, broker-dealers, banks or other authorized agents, and in some cases, other organizations designated by an authorized agent (with their designees, collectively “authorized agents”) to accept purchase, exchange, and redemption orders for shares of Artisan Funds on the Funds’ behalf. Many authorized agents charge a fee for accounting and shareholder services provided to Fund shareholders on the Fund’s behalf. Those services typically include recordkeeping, transaction processing for shareholders’ accounts, and other services. The fee is either based on the number of accounts to which the intermediary provides such services or a percentage of the average daily value of Fund shares held in such accounts. The Funds pay a portion of such fees, which are intended to compensate the authorized agent for its provision of services of the type that would be provided by the Fund’s transfer agent or other service providers if the shares were registered directly on the books of the Fund’s transfer agent.

Distribution fees paid to authorized agents were as follows:

	For the years ended December 31,
	2010	2009	2008
Total fees paid to authorized agents	$74,929,414	$55,854,017	$65,905,317
Less: Fees paid by Artisan Funds	52,843,361	39,035,740	46,956,055

Fees paid by Artisan	22,086,053	16,818,277	18,949,262
Other marketing expenses	936,018	964,764	1,209,356

Total distribution and marketing	$23,022,071	$17,783,041	$20,158,618

Leases

Rent under non-cancelable operating leases with scheduled rent increases is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. Allowances and other lease incentives provided by Artisan’s landlords are amortized on a straight-line basis as a reduction of rent expense. The difference between straight-line rent expense and rent paid and the unamortized deferred lease costs and build-out allowances are recorded as Deferred lease obligations in the Consolidated Statements of Financial Condition. As of December 31, 2010 and 2009, Artisan did not have any capital leases.

Loss contingencies

Artisan accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Potential loss contingencies and related accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Artisan’s results of operations, financial position, or cash flows. Recoveries of losses are recognized in the Consolidated Statements of Operations when receipt is deemed probable. No loss accruals were recorded at December 31, 2010, 2009 and 2008.

Income taxes

Artisan Partners Holdings is organized as a limited partnership and is taxed as a partnership for United States income tax purposes and therefore, files federal and state flow through income tax returns. As a result, no U.S. current or deferred income tax assets or liabilities are reflected in these financial statements. Each of Artisan Partners Holdings’ partners reports that partner’s proportionate share of Artisan Partners

Holdings’ taxable income or loss. The income tax provision consists of foreign income taxes of UKCo. UKCo is the holding company of UKLLP. UKCo is a private limited corporation and pays corporate tax in the United Kingdom. UKCo records a tax liability for corporation tax at the current rates on the excess of taxable income over allowable expenses. During the years ended December 31, 2010, 2009 and 2008, UKCo incurred $1,281,244, $0 and $0 in UK corporate tax, respectively.

Artisan accounts for uncertain income tax positions by recognizing the impact of a tax position in its Consolidated Financial Statements when Artisan believes it is more likely than not that the tax position would not be sustained upon examination by the appropriate tax authorities based on the technical merits of the position. Interest and penalties relating to tax liabilities are recognized on actual tax liabilities and exposure items. Interest is accrued according to the provisions of the relevant tax law and is reported as Interest expense in the Consolidated Statements of Operations. Penalties are accrued when Artisan expects to take the related position in its tax return and are reported as Other income (loss) within the Non-operating income (loss) section of the Consolidated Statements of Operations.

Comprehensive income (loss)

Total comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners and is reported in the Consolidated Statements of Partners’ Equity (Deficit) and Accumulated Other Comprehensive Income (Loss). Total comprehensive income (loss) includes net income and other comprehensive income. Other comprehensive income consists of the change in unrealized gains (losses) on available-for-sale investments, the change in unrealized net gain (loss) on the interest rate swaps and foreign currency translation.

Partnership distributions

Artisan makes distributions to its partners for income taxes as required under the terms of the Partnership Agreement. Tax distributions are calculated utilizing the highest combined individual federal, state and local income tax rate among the various location in which the partners, as a result of owning their interests in the Partnership, are subject to tax, multiplied by each partner’s share of taxable income. Artisan also makes distributions of its profits under the terms of the Partnership Agreement. Distributions are recorded in the financial statements on the payment date. Partnership distributions totaled $54,336,642 and $21,852,221 for the years ended December 31, 2010 and 2009, respectively, and are reported as Partnership distributions within the Consolidated Statements of Changes in Partners’ Equity (Deficit).

Recent accounting pronouncements

As of January 1, 2010, Artisan adopted updated accounting guidance to the Fair Value Measurements and Disclosures Topic, or Topic 820, of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), which provides guidance for the fair value measurement of liabilities in the absence of quoted prices in an active market for an identical liability at the measurement date. Companies may apply approaches that use the quoted price of an investment in the identical liability or similar liabilities traded as assets or other valuation techniques consistent with the fair-value measurement principles in ASC 820. Updated accounting guidance is also provided for the fair value measurement of investments in certain entities that calculate the net asset value per share (or its equivalent) determined as of reporting entity’s measurement date. The adoption of this updated accounting guidance did not have a material impact to Artisan’s financial statements and related disclosures.

As of January 1, 2010, Artisan adopted updated accounting guidance to the Transfers and Servicing Topic, or ASC Topic 860, which eliminates the concept of the special-purpose entity and associated guidance, and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. The adoption of this updated accounting guidance did not have an impact to Artisan’s financial statements and related disclosures.

As of January 1, 2010, Artisan adopted updated accounting guidance to the Consolidations Topic, ASC Topic 810. ASC Topic 810 replaces the quantitative approach previously required for determining which enterprise should consolidate a variable interest entity with a consolidation approach focused on which enterprise has both the power to direct the activities of the entity that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity. ASC Topic 810 also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The adoption of this updated accounting guidance did not have an impact to Artisan’s financial statements and related disclosures.

In January 2010, the FASB issued ASU 2010-06 which updates the disclosure guidance in the Fair Value Measurements and Disclosures Topic, or ASC Topic 820. This update clarifies certain existing disclosure requirements and requires separate disclosures of significant transfers in and out of Level 1 and Level 2 of the fair value hierarchy along with descriptions of the reasons for the transfers. In addition, information about purchases, sales, issuances, and settlements should be presented separately for Level 3 disclosures. The updated guidance was effective beginning on January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective beginning on January 1, 2011. The updated disclosure guidance did not have an impact to Artisan’s financial statements and related disclosures.

3.	Investment securities

Investment securities consist of the following:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
At December 31, 2010:
Equity mutual funds	$1,047,315	$130,533	$(549)	$1,177,299

At December 31, 2009:
Equity mutual funds	$1,561,881	$594,419	$(3,210)	$2,153,090

Artisan’s investments in equity mutual funds consist of Artisan Funds and are considered to be available-for-sale securities. As a result, unrealized gains (losses) are recorded to Total comprehensive income (loss), a component of Partners’ Equity (Deficit).

Available-for-sale securities in an unrealized loss position are considered temporary and are attributable to deteriorating market conditions experienced in 2008 and 2009 as a result of the global recession, the ongoing credit crisis, and a loss of global investor confidence. Since Artisan has the ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, these investments are not considered to be other-than-temporarily impaired at December 31, 2010 and 2009. No impairment losses were recorded on these available-for-sale securities.

For securities in unrealized loss positions for which other-than-temporary impairments have not been recognized, the aggregate amount of unrealized losses, the aggregate related fair value, and the length of time that these securities have remained in unrealized loss positions are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2010:
Equity mutual funds	$—	$—	$11,836	$(549)	$11,836	$(549)

At December 31, 2009:
Equity mutual funds	$—	$—	$29,338	$(3,210)	$29,338	$(3,210)

Trading securities consists of investment portfolios managed by Artisan and Artisan’s share of net assets of certain private investment partnerships. As of December 31, 2010 and 2009, Artisan did not hold any investments classified as trading securities.

At December 31, 2007, Artisan had an ownership interest of approximately 1.14% in a private investment partnership, Artisan Special Equity Fund LP (“Special Equity Fund”), through Artisan Partners Holdings’ wholly-owned subsidiary, Artisan Special Equity Fund GP LLC, Special Equity Fund’s general partner. This investment was recorded at fair value with income and unrealized gains (losses) included as income in the Consolidated Statement of Operations. Special Equity Fund and Artisan Special Equity GP LLC ceased operations and were liquidated in December 2008.

At December 31, 2007, Artisan held investments in a private portfolio consisting of equity securities in Artisan’s Global Value investment strategy, and were considered to be trading securities. As a result, realized and unrealized gains (losses) were recorded as income in the Consolidated Statement of Operations. During 2008, Artisan sold all investments held in this portfolio of securities.

4.	Fair value measurements

In accordance with ASC 820, fair value is defined as the price that Artisan would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market of the investment. The following three-tier fair value hierarchy prioritizes the inputs used in measuring fair value: Level 1—observable inputs such as quoted prices in active markets for identical securities; Level 2—other significant observable inputs (including but not limited to quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.); Level 3—significant unobservable inputs (including Artisan’s own assumptions in determining the fair value of investments). For investments recorded at fair value, Artisan measures fair value using quoted market prices for identical assets. For interest rate swaps and notes payable, Artisan measures fair value using a calculation of the expected cash flows under the terms of each specific contract discounted to a present value. The calculation may include numerical procedures such as interpolation of LIBOR yield curves when input values do not directly correspond to the observable market data.

The following provides the hierarchy of inputs used to derive fair value of Artisan’s assets and liabilities as of December 31, 2010 and 2009:

Assets and Liabilities at Fair Value as of:
	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2010
Assets
Cash and cash equivalents	$158,987,456	$158,987,456	$—	$—
Equity mutual funds	1,177,299	1,177,299	—	—
Interest rate swaps	562,557	—	562,557	—

Liabilities
Note payable	$378,250,873	$—	$378,250,873	$—
Interest rate swaps	6,130,234	—	6,130,234	—

December 31, 2009
Assets
Cash and cash equivalents	$101,843,822	$101,843,822	$—	$—
Equity mutual funds	2,153,090	2,153,090	—	—

Liabilities
Note payable	$393,975,069	$—	$393,975,069	$—
Interest rate swaps	21,747,500	—	21,747,500	—

5.	Notes payable

On July 3, 2006, as part of the Recapitalization Transactions, Artisan Partners Holdings entered into an unsecured $400 million five-year term loan agreement with a syndicate of lenders (the “Term Loan agreement” or “Term Loan”).

In November 2010, Artisan amended the Term Loan agreement. The aggregate outstanding principal amount of the loan was reduced to $380,000,000. The maturity date of the loan was extended to July 1, 2013 for $363,000,000 of the loan outstanding. The remaining $17,000,000 of the loan will mature on July 1, 2011. Under the amended agreement, the Term Loan generally bears interest at a rate equal to, at Artisan’s election, (i) LIBOR plus an applicable margin depending on Artisan Partners Holdings’ leverage ratio or (ii) an alternate base rate plus an applicable margin depending on Artisan Partners Holdings’ leverage ratio. As of December 31, 2010 and 2009, the interest rate on the note payable was 3.21% and 2.21%, respectively.

Beginning with the fiscal quarter ending March 31, 2011, the amended Term Loan agreement requires principal payments of $10,000,000 on the last business day of each fiscal quarter in which the aggregate principal amount of the loan is greater than $250,000,000. Following the repayment in full of the $17,000,000 of the loan that matures on July 1, 2011, the amount of each quarterly payment will be reduced by the portion that would have been allocated to that portion of the loan. Beginning with the fiscal quarter ending September 30, 2011, Artisan will make additional principal payments in an amount equal to 50% of excess cash flow (as defined in the Term Loan agreement) for such fiscal quarter until the outstanding principal amount is equal to or less than $250,000,000.

The fair value of the note payable was $378,250,873 and $393,975,069 as of December 31, 2010 and 2009, respectively. Interest expense incurred on the note payable was $8,086,028, $9,289,479 and $18,410,792 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Term Loan agreement includes various restrictive covenants regarding the Partnership’s leverage ratio and interest coverage ratio, and imposes restrictions on additional indebtedness. Artisan Partners Holdings has been in compliance with all loan covenants since inception of the Term Loan. Pursuant to the Term Loan agreement, Artisan Partners Holdings is generally restricted from making cash distributions to its partners in respect of their partnership interests therein (other than to fund the payment of taxes owed by the partners as a result of their partnership interests) when Artisan Partners Holdings’ leverage ratio exceeds 2.75 to 1.00. There were no restrictions on cash distributions as of December 31, 2010.

The aggregate scheduled maturities of long-term debt obligations (excluding any required cash flow sweep) of the Partnership’s long-term debt obligations are as follows at December 31, 2010:

2011	$55,210,526
2012	38,210,526
2013	286,578,948

$380,000,000

6.	Derivative instruments

Effective July 7, 2006, in connection with the Recapitalization Transactions, Artisan Partners Holdings executed 5-year amortizing interest rate swap contracts with two counterparties that had a combined total notional value of $400 million upon issuance and have a final maturity date of July 1, 2011. The total notional value of these swap contracts amortized to $350 million on April 7, 2008, to $300 million on April 7, 2009, to $250 million on April 7, 2010, and is scheduled to amortize to $200 million on April 7, 2011. The counterparties under these interest rate swap contracts pay Artisan Partners Holdings variable interest at the three-month LIBO rate (0.29% and 0.28% as of December 31, 2010 and 2009, respectively), and Artisan Partners Holdings pays the counterparties a fixed interest rate of 5.689%. These interest rate swaps were entered into to convert the Term Loan into fixed rate debt to the extent of the notional value of the swap contracts to manage interest rate risk on the Term Loan. Based on the terms of the interest rate swap contracts and the Term Loan, these interest rate swap contracts were determined to qualify as a cash flow hedge. Any changes in the fair value of these interest rate swaps that relate to the effective portion of the cash flow hedge are recorded in Total comprehensive income (loss) in the accompanying Consolidated Statements of Changes in Partners’ Equity (Deficit) and Accumulated Other Comprehensive Income (Loss) until earnings are affected by the variability of cash flows.

Effective November 22, 2010, Artisan Partners Holdings executed a forward starting interest rate swap with a counterparty that had a total notional value of $200 million upon issuance, a start date of July 1, 2011, and has a final maturity date of July 1, 2013. The counterparty under this forward starting interest rate swap contract will pay Artisan Partners Holdings variable interest at the three-month LIBO rate (0.29% and 0.28% as of December 31, 2010 and 2009, respectively), and Artisan Partners Holdings will pay the counterparty a fixed interest rate of 1.04%. This forward starting interest rate swap was entered into to convert the amended Term Loan into fixed rate debt to the extent of the notional value of the swap contract to manage interest rate risk on the amended Term Loan. Based on the terms of the forward starting interest rate swap contract and the amended Term Loan, the forward starting interest rate swap contract was determined to qualify as a cash flow hedge. Any changes in fair value of this swap contract that relate to the effective portion of the cash flow hedge are recorded in Total comprehensive income (loss) in the accompanying Consolidated Statements of Changes in Partners’ Equity (Deficit) and Accumulated Other Comprehensive Income (Loss) until earnings are affected by the variability of cash flows. Gains and losses on the swap contract representing hedge ineffectiveness are recognized in current earnings.

Net interest expense incurred on the interest rate swaps were $14,276,654, $15,053,848 and $7,429,140 for the years ended 2010, 2009 and 2008, respectively.

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
Derivatives designated as hedging instruments under FASB ASC 815-20	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
As of December 31, 2010
Interest rate swap		$—	Interest rate swap	$6,130,234
Forward starting interest rate swap	Other Assets	562,557		—

Total derivatives designated as hedging instruments under FASB ASC 815-20		$562,557		$6,130,234

As of December 31, 2009
Interest rate swap		$—	Interest rate swap	$21,747,500
Forward starting interest rate swap		—		—

Total derivatives designated as hedging instruments under FASB ASC 815-20		$—		$21,747,500

The Effect of Derivative Instruments on the Statements of Operations

Derivatives in Subtopic 815-20 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in Other Comprehensive Income on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion)	Amount of Gain or (Loss) recognized in Income on Derivative (Ineffective Portion)
For the Year Ended December 31, 2010
Interest rate swap	$15,617,266		$—		$—
Forward starting interest rate swap	(303,797)		—	Gain (loss) on swap fair value	866,354

Total	$15,313,469		$—		$866,354

For the Year Ended December 31, 2009
Interest rate swap	$7,673,448		$—		$—
Forward starting interest rate swap	—		—		—

Total	$7,673,448		$—		$—

7.	Compensation and benefits

Compensation and benefits expense is comprised of the following:

	For the Year Ended December 31,
	2010	2009	2008
Salaries, incentive compensation, and benefits	$166,629,260	$132,887,788	$146,955,966
Distributions on Class B liability awards	17,577,450	2,503,456	57,936,170
Change in value of Class B liability awards	79,071,389	41,782,813	(108,929,778)

Total Compensation and benefits expense	$263,278,099	$177,174,057	$95,962,358

As described in Note 2, Class B liability awards are granted to certain employees at the discretion of Artisan Partners Holdings’ general partner. All vested Class B liability awards are subject to mandatory redemption on termination of employment for any reason; unvested Class B liability awards are forfeited on termination of employment. Vested Class B liability awards of a terminated employee are redeemed in cash in annual installments generally over the five years following termination of employment. Class B liability awards are classified as share-based liability awards with measurement at intrinsic value under ASC 718. Intrinsic value is determined using redemption value of the Class B awards. Under the terms of the grant agreements, the redemption value of Class B interests is determined upon the termination of the holder’s employment and varies depending on the circumstances of the holder’s termination. As described later in this note, the redemption value of Class B interests has been calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan. For individuals who have given notice of retirement in accordance with the terms of their grant agreements, the redemption value of the Class B liability awards has been calculated using the retirement valuation. The aggregate redemption values and liabilities of this obligation are as follows:

	As of December 31,
	2010	2009
Redemption value:
Vested Class B liability awards	$168,800,749	$106,525,359
Unvested Class B liability awards	61,468,484	41,749,448
Purchased Class B liability awards	2,762,259	1,764,103

Aggregate redemption value	$233,031,492	$150,038,910

Liabilities:
Class B liability awards	$168,800,749	$106,525,359
Redeemed Class B liability awards	17,220,799	1,277,628

Assuming all Class B holders’ redemption values were determined by retirement, death or disability, the redemption value of Class B interests would have been $317,373,231 and $196,305,888 at December 31, 2010 and 2009, respectively.

In May 2009, the Partnership Agreement and each Class B Partner’s grant agreement were amended to (i) modify the formula by which the redemption value of each Class B interest is calculated, (ii) reset to zero the equity balance attributable to each Class B grant the equity balance of which was less than zero as of April 30, 2009, (iii) implement a new five-year vesting schedule (vesting 20% annually) for the Class B interests of those Class B limited partners whose equity balances were reset, and (iv) make other non-substantive changes. These modifications reset the interests of 34 Class B Partners and resulted in an overall decrease in the total redemption value of Class B interests (including unvested awards); therefore, no incremental compensation cost was recognized.

At December 31, 2010 and 2009, the aggregate intrinsic value of unrecognized compensation cost for the unvested Class B interests is $61,468,484 and $41,749,448, respectively, with weighted average recognition periods of 3.40 years and 4.33 years remaining, respectively.

The Partnership redeems the Class B limited partner interests of partners whose employment by the Partnership terminates at a value determined in accordance with the terms of the grant agreement pursuant to which the interest was granted, which includes a premium in the case of employment terminated by reason of death, disability or retirement. In order for a termination of employment to qualify as a retirement, the retiring employee must have 10 years or more of service as of the date of retirement and must have given Artisan written notice of the intention to retire at least three years prior to the date of retirement, subject to Artisan’s right, at its discretion, to accept a period of notice that is shorter, but not less than one year. However, in the event the employee is terminated for any reason during the additional period of employment, the retirement premium is no longer applicable. As a result of the terms described above, the redemption value of the Class B limited partner interests classified as liabilities does not reflect the premium until Artisan has accepted the individual’s retirement notification and effectively becomes obligated to pay the premium. Prior to that event, the redemption value of Class B interests has been calculated assuming a holder’s termination of employment was the result of resignation or involuntary termination by Artisan and has been recorded as Class B liability award on the Consolidated Statements of Financial Condition. For individuals who have given notice of retirement in accordance with their grant agreements and such notification has been accepted by Artisan, the redemption value of the Class B interests has been calculated using the retirement valuation as of the notice date.

As of December 31, 2010, four partners had given notice of their intention to retire pursuant to the terms of their grant agreements and the retirement of one of those partners was effective on December 31, 2010. The Class B limited partner interests of partners whose services to the Partnership terminated on or before December 31, 2010, including that retiring partner, will be redeemed for payments totaling $17,220,799, paid over the next five years.

In connection with the three other announced retirements as described above and in accordance with the Partnership Agreement and each Class B Partner’s grant agreement, the redemption value of the Class B interests was increased to reflect the premium associated with the anticipated redemptions by reason of retirement. Since this premium applies only upon retirement in accordance with the terms of the grant agreement and notice, the increase in redemption value is treated as a modification of a liability award as of the date Artisan receives the notice of intended retirement and effectively becomes obligated to pay the premium on redemption. This modification resulted in an initial increase in compensation expense of $12,464,405 affecting the four Class B Partners. This expense will be recognized over the remaining period of employment of the partner giving notice of retirement (generally, three years from the date of Artisan’s receipt of written notice of retirement, subject to Artisan’s right, at its discretion, to accept a period of notice that is shorter, but not less than one year). The Class B interests continued to be carried at intrinsic value, reflecting the retirement premium, from the date of Artisan’s acceptance of the retirement notification through the date of the individual’s retirement and the payment obligation is fixed.

8.	Benefit plans

Artisan has a 401(k) plan for its employees, under which it provides a matching contribution on employees’ pre-tax contributions. Expenses related to Artisan’s match for 2010, 2009 and 2008 were $3,001,261, $2,924,577 and $2,844,701, respectively, and are included in Compensation and benefits in the Consolidated Statements of Operations.

Artisan has an Equity Incentive Plan, which enables eligible employees to participate in Artisan’s financial growth and success. Designated employees receive an annual award of units. The appreciation of the units, if any, is based upon a stated formula and paid to vested participants three years after the award date. Expenses related to this plan for 2010, 2009 and 2008 were $219,527, $0 and $(154,034), respectively, and are included in Compensation and benefits in the Consolidated Statements of Operations. The accrual at December 31, 2010 and 2009 for this plan was $219,527 and $0, respectively.

9.	Indemnifications

In the normal course of business, Artisan enters into agreements that include indemnities in favor of third parties. Artisan Partners Holdings has also agreed to indemnify its general partner, the directors and officers of its general partner, its partners, employees and agents, and the members of Artisan Partners Holdings’ Advisory Committee in certain cases. Artisan Partners Holdings’ subsidiaries may also have similar agreements to indemnify their respective general partner(s), directors and officers of their general partner(s), partners, members, employees, and agents. Artisan’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Artisan that have not yet occurred. Artisan maintains insurance policies that may provide coverage against certain claims under these indemnities.

In the normal course of business, Artisan may be subject to various legal proceedings from time to time. As of December 31, 2010, there are no legal proceedings pending against Artisan. Artisan Partners Holdings and Artisan Funds were defendants in a lawsuit in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois that sought certification of a plaintiff class consisting of all persons in the United States who held shares in Artisan International Fund for a period of more than 14 days during the five years prior to the filing of the lawsuit in September 2003. The basic allegations in the case were that Artisan Partners Holdings and Artisan Funds did not make appropriate price adjustments to the foreign securities owned by Artisan International Fund prior to calculating that Fund’s net asset value, thereby allegedly enabling market timing traders to trade Artisan International Fund’s shares in such a way as to disadvantage long-term investors. Following years of procedural litigation in state and federal courts, the case was resolved and dismissed with prejudice in May 2008. The resolution of the lawsuit did not have a material impact on Artisan’s financial condition or results of operations.

10.	Property and equipment

The composition of property and equipment at December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009
Computers and Equipment	$4,205,294	$3,547,651
Computer Software	3,922,332	3,811,443
Furniture and Fixtures	2,052,086	1,739,239
Leasehold improvements	6,827,178	6,514,086

Total cost	17,006,890	15,612,419
Less: Accumulated depreciation	(11,783,793)	(9,557,430)

Property, and equipment, net of accumulated depreciation	$5,223,097	$6,054,989

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 amounted to $2,281,409, $2,380,731 and $2,077,525, respectively.

11.	Lease Commitments

Artisan has lease commitments for office space, furniture, and equipment, which are accounted for as operating leases. Certain lease agreements provide for scheduled rent increases over the lease term. Artisan records rent expense for operating leases with scheduled rent increases on a straight-line basis over the term of the respective agreement. In addition, Artisan has received certain lease incentives, which are amortized on a straight-line basis over the term of the lease agreement. Rental expense for the years ended December 31, 2010, 2009 and 2008 was $7,089,523, $7,192,421 and $6,784,457, respectively.

At December 31, 2010, the aggregate future minimum payments for non-cancelable operating leases for each of the following five years and thereafter are as follows:

2011	$7,350,808
2012	5,493,300
2013	4,624,752
2014	1,881,666
2015 and thereafter	648,350

Total	$19,998,876

12.	Related party transactions

Artisan engages in transactions with its affiliates in the ordinary course of business.

Affiliate transactions—mutual funds

Artisan has agreements to serve as the investment manager of Artisan Funds, with which certain Artisan employees are affiliated. Under the terms of the agreements with the Funds, which are reviewed and continued by the Funds’ Board of Directors at least annually, a fee is paid to Artisan based on an annual percentage of the average daily net assets of each Fund ranging from 0.76% to 1.25%. Revenues related to these services are generally collected by Artisan on the last business day of each month and are recorded in Management fees in the Consolidated Statement of Operations. Artisan has agreed to waive or reimburse expenses for certain series of Artisan Funds to the extent the expenses of those Funds exceed certain levels. Beginning October 1, 2009, Artisan has contractually agreed to waive its management fees or reimburse for expenses incurred to the extent necessary to limit annualized ordinary operating expenses incurred by Artisan Emerging Markets Fund, Artisan Global Value Fund, Artisan Growth Opportunities Fund and Artisan Global Equity Fund to not more than 1.50% through February 1, 2012. In addition, Artisan may decide to voluntarily reduce additional fees or reimburse any Artisan Fund for other expenses. For periods prior to October 1, 2009, this agreement was voluntary. The officers and a director of Artisan Funds who are affiliated with Artisan receive no compensation from the Funds. At December 31, 2010 and 2009, Accounts receivable included $791,791 and $952,145 due from the Funds, respectively.

Affiliate transactions—Artisan Global Funds

Artisan has agreements to serve as the investment manager and promoter of Artisan Global Funds Public Limited Company (“Artisan Global Funds”), with which certain Artisan employees are affiliated. Artisan Global Funds is an open-ended investment company with variable capital and segregated liability between its sub-funds, organized under the laws of Ireland. Artisan Global Funds is authorized as a UCITS and offer shares to non-U.S. investors. Under the terms of the agreements with Artisan Global Funds, a fee is paid to Artisan based on an annual percentage of the average daily net assets of each fund ranging from 0.90% to 1.45%. No revenue was earned by Artisan Global Funds in 2010, 2009 or 2008. Artisan has agreed to waive or reimburse expenses for Artisan Global Funds to the extent their expenses exceed certain levels. The officers and a director of Artisan Global Funds who are affiliated with Artisan receive no compensation from the Funds. At December 31, 2010 and 2009 accounts receivable included $379,487 and $0 due from the Funds, respectively.

Affiliate transactions— private investment partnerships

Artisan had an agreement to serve as the investment manager of Special Equity Fund, with which certain Artisan employees were affiliated. Under the terms of the agreement with Special Equity Fund, a quarterly fee was earned by the Partnership based on ending quarterly net assets of Special Equity Fund ranging from 1.00% to 2.00% (annualized). At Artisan’s discretion, the fee was waived and certain expenses were reimbursed to the extent they exceeded a certain level. For the year ended December 31, 2008, fees for managing Special Equity Fund totaled approximately $161,808, the entire amount of which was waived by Artisan. Artisan waived or reimbursed Special Equity Fund for fees and expenses (including management fees) totaling approximately $346,470 during the period ended December 31, 2008. Special Equity Fund and Artisan Special Equity GP LLC liquidated on December 12, 2008.

Fees for managing the Funds, private investment partnerships and amounts waived or reimbursed by Artisan for fees and expenses (including management fees) are as follows:

	For the years ended December 31,
	2010	2009	2008
Investment management fees:
Artisan Funds	$261,535,141	$197,195,777	$249,788,965
Special Equity Fund	—	—	161,808
Fee waiver / expense reimbursement:
Artisan Funds	$441,375	$688,803	$259,044
Special Equity Fund	—	—	346,470

13.	Income taxes

UKCo was formed in 2009 as the founder member of UKLLP. UKCo is a private limited company and pays corporate tax in the United Kingdom. UKCo records a tax liability for corporation tax at the current rates on the excess of taxable income over allowable expenses. At December 31, 2010, 2009 and 2008 Artisan Partners Holdings had a provision for income taxes related to the United Kingdom entities that amounted to $1,281,244 , $0 and $0, respectively.

As a limited partnership, Artisan Partners Holdings has not made a provision for income taxes because it is not subject to Federal or state income tax. It is the personal responsibility of Artisan Partners Holdings’ partners to separately report their proportionate share of Artisan Partners Holdings’ taxable income or loss.

Accounting standards establish a minimum threshold for recognizing, and a system for measuring, the benefits of income tax return positions in financial statements. The impact of recognizing expense related to uncertain tax positions was immaterial to the consolidated financial statements.

Artisan files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Artisan has open tax years for which the company could be subject to income tax examination by U.S. federal and state tax authorities for years 2006 through 2010, depending on the jurisdiction. In addition, Artisan has open tax years in its primary foreign jurisdictions for the 2010 year. The Company is currently under audit by various federal and state jurisdictions.

14.	Quarterly Information (unaudited)

The following table presents unaudited quarterly results of operations for 2010 and 2009. These quarterly results reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results. Revenues and net income can vary significantly from quarter to quarter due to the nature of Artisan’s business activities.

	For the Quarter Ended
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009
Total Revenues	$55,437,200	$67,229,558	$81,321,742	$92,190,674
Operating Income (Loss)	$58,188,095	$(6,907,199)	$(4,285,599)	$26,103,996
Net Income (Loss)	$51,891,492	$(12,919,231)	$(10,462,985)	$19,718,878

	For the Quarter Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Total Revenues	$91,052,761	$91,883,397	$92,482,590	$106,866,931
Operating Income (Loss)	$23,827,733	$12,624,605	$30,551,169	$(1,805,810)
Net Income (Loss)	$18,263,028	$7,318,858	$25,306,837	$(8,361,858)

15.	Subsequent Events

As required by the Subsequent Events Topic of the FASB ASC, Artisan evaluated subsequent events through March 31, 2011, the issuance date of its financial statements, and determined that no subsequent events had occurred that would require additional disclosures, other than as described below.

Partnership distributions totaling $23,527,527 and $50,000,000 were made in January and March, 2011, respectively.

Shares

Artisan Partners Asset Management Inc.

Class A Common Stock

Citi	Goldman, Sachs & Co.

BofA Merrill Lynch		Morgan Stanley

Scotia Capital

Through and including              , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by the Registrant, to be incurred in connection with the distribution of the securities registered under this Registration Statement:

Amount to be Paid
SEC registration fee		$29,025
Financial Industry Regulatory Authority, Inc. filing fee		$25,500
Exchange listing fee		*
Blue sky fees and expenses		*
Printing fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent’s fees		*
Miscellaneous		*

Total	$	*

*	To be included by amendment

Item 14.	Indemnification of Directors and Officers.

The Registrant is incorporated under the Wisconsin Business Corporation Law, or the WBCL. Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders. The Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent permitted by Wisconsin law.

Under Section 180.0853 of the WBCL, the Registrant may pay a director’s or officer’s expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation of such director or officer’s good faith belief that he or she has not breached or failed to perform his or her duties to the Registrant and an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that the person is entitled to indemnification. The Registrant’s amended and restated certificate of incorporation provides that it must pay or reimburse any and all such expenses that are properly documented and reasonable.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

In addition, Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

On March 28, 2011, the Registrant issued 100 shares of its common stock, par value $0.01 per share, to Artisan Partners Holdings in exchange for $100.

Prior to the completion of this offering,              shares of Class B common stock and              shares of Class C common stock will be issued to Artisan Partners Holdings LP. Also prior to the completion of this offering, H&F Corp, a wholly owned subsidiary of H&F Brewer AIV II, L.P., will merge with and into the Registrant and H&F Brewer AIV II, L.P. will receive              shares of convertible preferred stock in exchange for its shares of H&F Corp.

The securities issued in each of the foregoing transactions were issued in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement*

3.1	Form of Amended and Restated Articles of Incorporation of Artisan Partners Asset Management Inc.*

3.2	Form of Amended and Restated Bylaws of Artisan Partners Asset Management Inc.*

5.1	Opinion of Godfrey & Kahn, S.C.*

10.1	Form of Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings LP*

10.2	Form of Resale and Registration Rights Agreement*

10.3	Form of Exchange Agreement*

10.4	Form of Tax Receivable Agreement with Certain Holders of Convertible Preferred Stock*

10.5	Form of Tax Receivable Agreement with Holders of Limited Partnership Units*

10.6	Form of Shareholders Agreement*

10.7	Form of Contingent Value Rights Agreement*

10.8	Five-Year Term Loan Agreement, dated as of July 3, 2006, amended and restated as of November 5, 2010, among Artisan Partners Holdings LP, the lenders named therein and Citibank, N.A., as Administrative Agent*

10.9	2011 Omnibus Incentive Compensation Plan*

10.10	Form of Amended and Restated Artisan Partners Holdings LP Class B Limited Partnership Interest Grant Agreement*

21.1	Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)*

23.3	Consent of Matthew R. Barger

23.4	Consent of Tench Coxe

23.5	Consent of Allen R. Thorpe

24.1	Power of Attorney (included on signature page)

*To	be filed by amendment.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.	Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 5, 2011.

Artisan Partners Asset Management Inc.

By:	/s/ Eric R. Colson
	Name:	Eric R. Colson
	Title:	President and Chief Executive Officer

The undersigned directors and officers do hereby constitute and appoint Janet D. Olsen and Charles J. Daley, Jr. and either of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 (the “Act”) and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Act); and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of April, 2011.

Signature	Title

/s/ Eric R. Colson	President and Chief Executive Officer and Director (principal executive officer)
Eric R. Colson

/s/ Charles J. Daley, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)
Charles J. Daley, Jr.

/s/ Andrew A. Ziegler
Andrew A. Ziegler	Executive Chairman and Director